EXHIBIT F

MID-YEAR ECONOMIC AND FISCAL OUTLOOK 2009-10 STATEMENT

Dated 2 November 2009

MID-YEAR ECONOMIC AND FISCAL OUTLOOK

2009-10

STATEMENT BY

THE HONOURABLE WAYNE SWAN MP
TREASURER OF THE COMMONWEALTH OF AUSTRALIA

AND

THE HONOURABLE LINDSAY TANNER MP
MINISTER FOR FINANCE AND DEREGULATION
OF THE COMMONWEALTH OF AUSTRALIA

© Commonwealth of Australia 2009

ISBN 978-0-642-74557-6

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Foreword

The Mid-Year Economic and Fiscal Outlook 2009-10 (MYEFO) has been prepared in accordance with the Charter of Budget Honesty Act 1998. The Charter requires that the Government provide a mid-year budget report which provides updated information to allow the assessment of the Government’s fiscal performance against its fiscal strategy.

Consistent with these requirements:

•	Part 1: Overview — contains summary information on the key fiscal and economic indicators and outlook, together with an overview of the fiscal strategy.
•	Part 2: Economic outlook — discusses the domestic and international economic forecasts that underpin the budget estimates.
•
Part 3: Fiscal strategy and outlook — provides a discussion of the fiscal strategy and outlook, in addition to a summary of the factors explaining variations in the cash flow statement, the operating statement and the balance sheet since the 2009-10 Budget. This part also discusses the sensitivity of the forward budget estimates to changes in major economic parameters, expenses by function and tax expenditures.

•	Appendix A: Policy decisions taken since the 2009-10 Budget — provides details of decisions taken since the 2009-10 Budget that affect revenue, expenses and capital estimates.
•	Appendix B: Australian Government Budget Financial Statements — provides financial statements for the general government, public non-financial corporations and total non-financial public sectors.
•
Appendix C: Statement of risks — provides details of general developments or specific events that may have an impact on the fiscal position, and contingent liabilities which are costs the government may possibly face, some of which are quantified.

•	Appendix D: Historical Australian Government data — provides historical data for the Australian Government’s key fiscal aggregates.

Contents

Foreword	iii
Part 1: Overview	1
Introduction	1
Domestic and international economic outlook	2
Fiscal outlook	5
Part 2: Economic outlook	9
International economic outlook	14
Detailed domestic forecasts	18
Medium-term economic projections	24
Part 3: Fiscal strategy and outlook	27
Overview	27
The Government’s medium-term fiscal strategy	28
Fiscal outlook	38
Attachment A: Sensitivity of fiscal estimates to economic developments	59
Attachment B: Tax expenditures	64
Attachment C: Supplementary expense table and the Contingency Reserve	65
Attachment D: Australia’s Federal Relations	70
Appendix A: policy decisions taken since the 2009-10 Budget	129
Revenue Measures	129
Expense Measures	147
Capital Measures	221
Appendix B: Australian Government budget financial statements	225
Australian Government financial statements	226
Notes to the general government sector financial statements	237
Financial reporting standards and budget concepts	252
Australian Loan Council Allocation	265

v

Appendix C: Statement of risks	267
Overview	267
Details of fiscal risks and contingent liabilities	267
Contingent liabilities — quantifiable	269
Contingent liabilities — unquantifiable	271
Contingent assets — unquantifiable	276
Appendix D: Historical Australian Government data	277

NOTES

(a)	The following definitions are used in the MYEFO:

–	‘real’ means adjusted for the effect of inflation;

–	real growth in expenses is measured by the Consumer Price Index (CPI);

–	one billion is equal to one thousand million; and

–	the budget year refers to 2009-10, while the forward years refer to 2010-11, 2011-12 and 2012-13.

(b)	Figures in tables and generally in the text have been rounded. Discrepancies in tables between totals and sums of components are due to rounding:

–	estimates under $100,000 are rounded to the nearest thousand;

–	estimates $100,000 and over are generally rounded to the nearest tenth of a million;

–	estimates midway between rounding points are rounded up; and

–	the percentage changes in statistical tables are calculated using unrounded data.

(c)	For the budget balance, a negative sign indicates a deficit while no sign indicates a surplus.

(d)	The following notations are used:

*	The nature of this measure is such that a reliable estimate cannot be provided.
NEC/nec	not elsewhere classified
-	nil
0	nil
..	not zero, but rounded to zero
~	allocation not yet determined
na	not applicable (unless otherwise specified)
nfp	not for publication
$m	$ million
$b	$ billion

(e)
The Australian Capital Territory and the Northern Territory are referred to as ‘the Territories’. References to the ‘States’ or ‘each State’ include the Territories. The following abbreviations are used for the names of the States, where appropriate:

NSW	New South Wales
VIC	Victoria
QLD	Queensland
WA	Western Australia
SA	South Australia
TAS	Tasmania
ACT	Australian Capital Territory
NT	Northern Territory

Part 1: Overview

Introduction

The Australian economy has performed better than expected since the 2009-10 Budget, with growth now expected to be stronger and unemployment lower. The improved outlook reflects the effectiveness of the significant monetary and fiscal stimulus that has been put in place in response to the downturn, and an expected stronger recovery in the world economy, underpinned by stimulus efforts globally.

Australia has the strongest growing economy in the developed world and this is expected to continue. Forecast GDP growth has been revised up to 1½ per cent in 2009-10 and 2¾ per cent in 2010-11 and the unemployment rate is now expected to peak at 6¾ per cent, well down on the 8½ per cent forecast at Budget.

Nevertheless, with the economy expected to remain below capacity for some time and expected further rises in unemployment, fiscal stimulus is still needed to support domestic activity. It remains appropriate for stimulus to be withdrawn progressively as private demand recovers, as it is designed to do.

The stronger economic outlook has improved the outlook for tax receipts which, under the Government’s fiscal strategy, will deliver lower deficits and debt across the forward estimates. Net debt is now expected to peak at 10.0 per cent of GDP, which is around $50 billion lower than expected at Budget.

However, it will take time for stronger activity to be fully reflected in tax receipts. The forecast underlying cash deficit for 2009-10 is $57.7 billion (4.7 per cent of GDP). In accrual terms, the deficit is expected to be $54.4 billion in 2009-10 (4.5 per cent of GDP). Table 1.1 presents the fiscal and underlying cash balances for 2009-10 to 2012-13.

Table 1.1: Summary of budget aggregates
	Estimates
	2009-10		2010-11
	Budget	MYEFO	Budget	MYEFO
Underlying cash balance ($b)(a)	-57.6	-57.7	-57.1	-46.6
Per cent of GDP	-4.9	-4.7	-4.7	-3.6
Fiscal balance ($b)	-53.1	-54.4	-56.0	-46.5
Per cent of GDP	-4.5	-4.5	-4.6	-3.6
	Projections
	2011-12		2012-13
	Budget	MYEFO	Budget	MYEFO
Underlying cash balance ($b)(a)	-44.5	-31.2	-28.2	-15.9
Percent of GDP	-3.4	-2.3	-2.0	-1.1
Fiscal balance ($b)	-41.8	-28.2	-30.3	-18.0
Percent of GDP	-3.2	-2.1	-2.2	-1.2
(a)	Excludes expected Future Fund earnings.

Part 1: Overview

Domestic and international economic outlook

The Australian economy has performed better than expected since Budget and the economic outlook has improved. These good outcomes — supported by the fiscal stimulus and low interest rates — have bolstered confidence by more than expected and set a solid platform for recovery.

Australia has continued to grow despite the global recession and is the only advanced economy to have recorded positive growth — of 0.6 per cent — through the year to June 2009.

After the severe contraction recorded during the December and March quarters, the world economy appears to have stabilised. World output is now expected to decline by 1 per cent in 2009 (previously 1½ per cent), reflecting the contraction that has already taken place during the first half of the year. Global growth in 2010 has been revised up from 2¼ to 3¼ per cent, with slightly stronger growth expected amongst Australia’s major trading partners.

A recovery is underway in Australia’s Asian trading partners, with key regional economies rebounding strongly over the past six months. China, in particular, has continued to perform better than expected, with domestic demand supported by aggressive monetary and fiscal policy stimulus. After severe contractions in output, there also appear to be signs of a bottoming in GDP in advanced economies including the United States.

Against a more favourable global and domestic backdrop, the current forecasts for the Australian economy have been revised up since the Budget, with growth expected to be stronger, albeit still below trend. Table 1.2 presents the major economic parameters used in preparing the Mid-Year Economic and Fiscal Outlook 2009-10.

Table 1.2: Major economic parameters(a)(b)
	Forecasts		Projections
	2009-10	2010-11	2011-12	2012-13
Real GDP growth	1 1/2	2 3/4	4	4
Employment growth	1/4	1 1/2	2 1/4	2
Unemployment rate	6 3/4	6 1/2	6	5 3/4
Headline inflation	2 1/4	2 1/4	2 1/4	2 1/4
Nominal GDP growth	1 1/4	5 1/2	6 1/4	6 1/4
(a)
Real and nominal GDP parameters are year average percentage changes. In the forecast period, inflation and employment growth are expressed in through-the-year terms to the June quarter and the unemployment rate is the rate in the June quarter. All projections are in year average terms.

(b)
The parameters for 2009-10 and 2010-11 are forecasts, while those for 2011-12 and 2012-13 are projections. The projections of economic growth are based on analysis of underlying trends in employment and productivity. Similar to Budget, the projection years include the assumption that the prices of key non-rural commodities will fall gradually from their 2010-11 forecast levels. The projections of inflation are consistent with the medium-term target band.

Part 1: Overview

Australia is forecast to record the strongest growth of any advanced economy in 2009, with real GDP now expected to grow by 1½ per cent in 2009-10, compared to a ½ per cent contraction forecast at Budget (Chart 1.1). The growth forecast for 2010-11 is also stronger at 2¾ per cent.

The unemployment rate is now forecast to peak at 6¾ per cent in the June quarter 2010. This amounts to an additional 105,000 unemployed persons, on top of the 210,000 rise since the March quarter 2008. Fiscal stimulus is estimated to reduce the peak unemployment rate by 1½ percentage points.

Inflation pressures are expected to remain subdued as the economy continues to operate below capacity and with wages growth expected to be moderate. Headline and underlying inflation are expected to be 2¼ per cent through the year to June in both 2009-10 and 2010-11.

Chart 1.1: Forecast GDP growth in 2009(a)

(a)	Australian data refer to forecasts for 2009-10. Major advanced refers to the G7 economies.
Source: Treasury.

In the near term, fiscal stimulus is expected to add around 2½ percentage points to the level of GDP in 2009-10 and 1¾ percentage points in 2010-11, a slight rebalancing compared with Budget. The impact of fiscal stimulus on GDP growth peaked in the June quarter 2009, and is already diminishing. The planned withdrawal of fiscal stimulus is expected to detract from growth from the March quarter 2010 (Chart 1.2).

Part 1: Overview

Chart 1.2: Contribution of fiscal stimulus to GDP growth

Fiscal stimulus is estimated to have added around 1 percentage point to GDP growth in 2008-09 and is expected to add 1½ percentage points in 2009-10. These estimates imply that all of the growth in 2008-09, and expected growth in 2009-10 is due to the direct consequences of the fiscal stimulus.

By design, the fiscal stimulus will be withdrawn in line with the gathering pace of the private sector recovery. Some aspects of the stimulus have been recalibrated to allow flexibility in managing the demand for individual programs and to ensure an appropriate level of support is provided to the economy. This gradual withdrawal remains appropriate, with the economy expected to operate below capacity for some time. A gradual withdrawal avoids sudden changes in the profile of government spending that could threaten growth and confidence.

In 2010-11 the gradual withdrawal of stimulus is expected to detract around ¾ of a percentage point from growth. In contrast, withdrawing stimulus completely in 2010-11 would result in employment being lower by around 100,000 persons in that year and a much sharper detraction from growth.

Overall, withdrawing the stimulus at once would detract 2½ percentage points from growth in 2010-11. A sudden withdrawal of public sector activity of this magnitude while the recovery in private sector demand is not yet firmly established would have significant costs in terms of lost output and higher unemployment.

In Australia, incomes remain under pressure. Although the unemployment rate has not deteriorated as much as previously forecast, there has been a substantial reduction in hours worked — equivalent to the loss of over 200,000 full-time jobs — that is weighing down on household incomes. The terms of trade have fallen by 16.9 per cent since September 2008, dragging down business profits.

Part 1: Overview

These factors are reflected in the forecast for nominal GDP growth of 1¼ per cent in 2009-10, which would be the lowest annual rate of growth since 1961-62.

With credit conditions still difficult for many businesses and profits weak, business investment is expected to fall, albeit significantly less sharply than forecast at Budget. Public infrastructure spending will be critical to supporting activity while private investment is weak and to maintaining investment that boosts the economy’s capacity. This stimulus will be progressively withdrawn as a more sustained recovery in private sector activity takes hold.

With the downturn now forecast to be shallower, the rate of growth needed to bring the economy back to capacity will be lower than previously projected. GDP growth is now projected to be 4 per cent in both 2011-12 and 2012-13 (compared with 4½ per cent at Budget). In the medium term, the economy will return to its potential growth path in 2014-15, two years earlier than projected at Budget.

Deep downturns can permanently reduce an economy’s growth prospects through the erosion of skills and capital. The milder-than-expected downturn in Australia means the long-term output loss is also expected to be smaller. As a consequence, the revised medium-term projections imply a smaller permanent output loss, and higher level of real GDP over the medium term, than projected at Budget. In supporting activity and employment, and moderating the downturn in Australia, stimulus — both monetary and fiscal — is expected to have long lasting benefits.

Fiscal outlook

The stronger economic outlook is expected to result in higher tax receipts relative to the estimates presented in the Budget. Under the Government’s fiscal strategy, higher tax receipts will be allowed to flow directly to the budget bottom line to deliver lower deficits and debt. Net debt is now expected to peak around $50 billion lower than projected at Budget.

However, expected lags between economic activity and tax collections mean that it will take some time for the benefits of stronger economic growth to be fully reflected in the budget position. Tax receipts are largely unchanged in 2009-10 and the fiscal situation will remain challenging in the near term.

The underlying cash deficit is expected to be broadly unchanged in 2009-10 from the estimate presented in the Budget, but substantially lower across the remainder of the forward estimates. The Australian Government budget deficit of 4.7 per cent of GDP in 2009-10, is significantly lower than the 10.1 per cent of GDP deficit expected for the major advanced economies (Chart 1.3).

Part 1: Overview

Chart 1.3: Budget balance positions for selected countries
Source: IMF and Treasury calculations.
Note: Data are as at end of calendar year, except for the Australian Government where data refer to financial years beginning 2009-10.

Variations to tax receipts are the major contributor to the changes to the forecast underlying cash deficit across the forward estimates. However, even with these improvements, estimated taxation receipts for 2008-09 to 2012-13 remain around $170 billion lower than those presented in the 2008-09 Budget, prior to the onset of the global recession.

Key elements of a sustainable medium-term fiscal strategy

The Government’s medium-term fiscal strategy is to achieve budget surpluses on average, over the economic cycle; to keep taxation as a share of GDP, on average, below the level for 2007-08; and to improve the Government’s net financial worth over the medium term.

To ensure that growth was supported in a manner consistent with the medium-term fiscal strategy, the Government committed in the February 2009 Updated Economic and Fiscal Outlook to a strategy that would support the economy during the global recession and return the budget to surplus as the economy recovered.

The Government has demonstrated its commitment to the fiscal strategy by:

•	fully offsetting all new spending since the 2009-10 Budget with savings;
•	budgeting for real spending growth of less than 2 per cent in the years in which the economy is projected to grow at above-trend rates; and

Part 1: Overview

•	allowing higher tax receipts over the forward estimates to flow through to the budget bottom line.

Continued adherence to the fiscal strategy will ensure that the budget is returned to surplus in a timely fashion as the economy recovers.

Combined with the planned withdrawal of stimulus over the forward estimates, the fiscal strategy will deliver a progressive tightening of the fiscal policy stance over the forward estimates, equivalent to an average of around 1 per cent of GDP a year from 2010-11. The budget deficit is projected to fall from 4.7 per cent of GDP in 2009-10 to 1.1 per cent of GDP in 2012-13. Reflecting the withdrawal of fiscal stimulus, real spending is forecast to contract by 1.3 per cent in 2010-11.

Medium-term fiscal outlook

Medium-term fiscal projections were presented in the 2009-10 Budget. At Budget, the economic slowdown was expected to lower the economy’s output potential over the medium term as a result of lower rates of investment and higher unemployment. This impact on the economy’s output potential is now expected to be smaller than at Budget, as a result of improvements to the near-term economic outlook.

Higher tax receipts are now expected across the medium term until the economy returns to its potential growth path. Under the Government’s fiscal strategy, these higher tax receipts will be banked, resulting in an improved medium-term fiscal position.

The budget is expected to return to surplus in 2015-16, with net debt now expected to peak at 10 per cent of GDP ($153.2 billion) in 2013-14. This is lower than the peak of 13.8 per cent ($203.1 billion) projected at the time of the Budget. The Australian Government’s net debt position remains low by international standards, and compares to a projected net debt of 93 per cent of GDP for the major advanced economies collectively (Chart 1.4).

Part 1: Overview

Chart 1.4: Government net debt positions for selected countries
Source: IMF World Economic Outlook October 2009, Chapter 2 supplemental tables (net Government debt), Treasury calculations.

Part 2: Economic outlook

The Australian economy has performed better than expected since the Budget but continues to face challenges. The economy grew by 1 per cent in 2008-09 (in year average terms), a remarkably good outcome at a time of profound global financial instability and macroeconomic weakness. The Australian economy has proven to be one of the most resilient economies in the developed world, continuing to grow at a time when most advanced economies were falling into recession.

The MYEFO GDP forecasts are for stronger growth of 1½ per cent in 2009-10 and 2¾ per cent in 2010-11. These are significant upgrades from the Budget forecasts of -½ per cent and 2¼ per cent. Risks around these forecasts appear balanced. Stronger outcomes could eventuate if the global recovery gains traction and domestic conditions continue to gather momentum. However, at this stage downside risks remain, particularly in the major advanced economies, and while the domestic outlook is looking much better, there is only tentative evidence that a more solid, self-sustaining recovery in private sector demand is underway.

The improved outlook reflects the success of stimulus measures undertaken by the Government and the Reserve Bank of Australia, a stronger than expected world recovery — particularly in China, and the resilience of the Australian economy — particularly the strength of the financial sector.

The fiscal and monetary stimulus appears to have been more effective than expected at Budget, not only directly supporting spending, but also boosting business and consumer confidence to a larger than expected degree (Box 1). The boost to confidence will encourage spending in the economy above and beyond the direct effects of Government stimulus payments.

Global financial conditions have stabilised and the world economy appears to be starting to recover, albeit slowly and from a low base. Financial conditions have stabilised and asset prices have started to rise again. The Australian financial system, supported by government guarantees, has continued to function well although international pressures continue to affect the price and availability of credit.

While outcomes have been more positive than expected, the economy is still facing significant adjustments. Private final demand is forecast to contract in 2009-10. The unemployment rate has deteriorated by less than expected but there has been a significant decline in hours worked in the economy — the equivalent of a loss of more than 200,000 full-time jobs. This translates into weaker average earnings, with flow-on effects to the rest of the economy.

Falls in export prices have seen the largest terms of trade fall since the mid-1970s, impacting on profits, which have declined significantly. Weaker profits and ongoing

Part 2: Economic Outlook

financing constraints in some sectors will weigh on business investment in the short term.

Despite the improved outlook, growth is still expected to be subdued in the near term, with the economy growing at rates not sufficient to avoid further rises in unemployment.

The unemployment rate is now expected to peak at 6¾ per cent in mid 2010, well down on the Budget forecast of 8½ per cent. The unemployment rate rose 1.5 percentage points in the year leading up to the Budget, but has proven remarkably resilient since that time, remaining broadly unchanged since Budget. This in part reflects a greater preparedness of employers to reduce hours rather than shed staff. A risk to these forecasts is that future labour market weakness is reflected more in higher numbers of unemployed than has been the case in recent months.

The fiscal stimulus has played, and will continue to play, a key role in supporting the economy. Without the fiscal stimulus, it is estimated that the economy would not have grown in 2008-09 and would not grow in 2009-10 — a period of weakness that would have been comparable with the early 1990s recession. The planned staged withdrawal of the fiscal stimulus will begin to detract from economic growth in 2010 as an expected broad-based recovery in private demand takes hold in 2010-11.

Over time the economy is expected to return to close to its former growth path. Where potential output in many other countries has been severely damaged by the global financial crisis, the shallower downturn in Australia means that there will be much less erosion of skills and capital. This will moderate any adverse impact of the slowdown on the economy’s level of potential output when we emerge from the downturn. In supporting activity and employment in Australia during the global recession, the stimulus — both fiscal and monetary — is expected to have long-lasting benefits.

The medium-term economic projections have been updated to reflect the better-than-expected outcomes. Since the downturn is now expected to be shallower than originally forecast, it will take a lower rate of above-trend growth than previously projected to return the economy to capacity and it is expected to return to that point about two years sooner than expected at Budget.

Part 2: Economic Outlook

Box 1: The impact of fiscal stimulus

The Government’s fiscal stimulus, combined with historically low interest rates, has provided timely support to the Australian economy during the global recession. Australia’s economy grew by 0.6 per cent through the year to June 2009 — the only advanced economy to have expanded over this period, and one of four advanced economies to have avoided consecutive quarterly contractions. Without the fiscal stimulus, it is estimated that the economy would have contracted in each of the last three quarters, and by 1.3 per cent over the year to June.

International comparison of GDP growth
(through the year to June quarter 2009)
Source: ABS cat. no. 5206.0 and national statistical publications.

The stimulus was timed to provide support when the economy would be at its weakest. Direct payments to households, and lower interest rates, have helped retail sales remain buoyant in Australia. In August 2009, retail turnover was 5.8 per cent higher than the pre-stimulus levels of November 2008, having remained largely flat throughout 2008.

Retail trade in Australia and major advanced economies
Source: ABS cat. no. 8501.0, EcoWin and Treasury.

Part 2: Economic Outlook

Box 1: The impact of fiscal stimulus (continued)

Combined with lower interest rates, the introduction of the First Home Owners Boost (FHOB) in October 2008 has seen loan approvals for first home buyers rise by 48.5 per cent. The take-up of the FHOB was more than 150,000 to the end of August 2009.

For owner occupiers, the number of finance commitments for new dwellings has increased by 60.9 per cent since October 2008, while total residential building approvals have risen 29.0 per cent since their recent lows in January 2009. As financing activity translates into building approvals and construction activity with a lag, this will sustain the economic impact of the FHOB into 2010.

The Government’s stimulus packages have also helped underpin Australia’s relatively strong economic performance by supporting business and consumer confidence.

Consumer confidence is now nearly 50 per cent higher than the pre-stimulus levels of October 2008. Business confidence is near six-year highs. Business conditions have rebounded strongly from their lows over recent months, in contrast to the sharp falls experienced in late 2008 and early 2009.

Consumer and business confidence
Consumer sentiment	Business confidence
Source: Westpac-Melbourne Institute, OECD and Treasury.	Source: National Australia Bank, OECD and Treasury.

Part 2: Economic Outlook

Box 1: The impact of fiscal stimulus (continued)

The stimulus measures have helped to soften the impact of the global recession on unemployment. The unemployment rate has remained low compared with other advanced economies and is now expected to peak at 6¾ per cent, around 1½ percentage points lower than in the absence of fiscal stimulus.

The effects of the first phase of the stimulus packages, involving direct payments to households, are now abating. The second and third phases of stimulus, involving significant investment in social infrastructure and nation building projects, are now underway. The scale of these projects is already evident in non-residential building approvals, and they will help to offset significant weakness in private building activity.

The stimulus measures are temporary and designed to be withdrawn as private demand begins to recover. With its impact on GDP growth having peaked in the June quarter 2009, gradual withdrawal of stimulus will begin to detract from economic growth over the forecast horizon.

Forecast impact of fiscal stimulus
GDP	Unemployment rate
Source: ABS cat. no. 5206.0 and Treasury.	Source: ABS cat. no. 6202.0 and Treasury.

Part 2: Economic Outlook

International economic outlook

The world economy has begun to emerge from a deep recession, backed by unprecedented macroeconomic stimulus and financial sector support. Equity markets have rebounded and credit spreads have narrowed, reflecting a perceived decline in system-wide risks and firming expectations of a global recovery. Confidence has improved, and production and trade are rising around the world. Nonetheless, risks remain for recovery, particularly for the major advanced economies.

Against this backdrop, growth forecasts have been upgraded across all major economies (Table 2.1). The economies of the United States, euro area and Japan are still expected to suffer deep contractions this year and face the prospect of a slow and uncertain recovery. However, supportive policy stances are expected to underpin the recovery into 2010. Trade-dependent economies of East Asia, which recorded the steepest falls in GDP at the onset of the global recession, are now bouncing back the most rapidly (Box 2). China remains crucial to regional growth prospects but, despite upward revisions to forecasts, it is still expected to grow at a slightly below-trend pace in 2009.

Table 2.1: International GDP growth forecasts(a)
	Actual		Forecasts
	2008	2009	2010	2011
United States	0.4	-2 1/2	1 1/2	1 3/4
Euro area	0.6	-4 1/4	1/2	1 1/4
Japan	-0.7	-5 3/4	1 1/2	1
China(b)	9.0	8 1/4	9 1/4	9 1/2
Other East Asia(c)	2.6	-1 3/4	4	4 1/4
India	7.3	5 1/2	6	6 1/4
Major trading partners	2.6	-1	3 1/2	3 3/4
Advanced economies(d)	0.6	-3 1/4	1 1/2	1 3/4
World	3.0	-1	3 1/4	3 1/2
(a)
World, euro area and advanced economies growth rates are calculated using GDP weights based on purchasing power parity (PPP), while growth rates for major trading partners and Other East Asia are calculated using export trade weights.

(b)	Production-based measures of GDP.
(c)	Other East Asia is Korea, Taiwan, Hong Kong, Singapore, Indonesia, Malaysia, Thailand, Vietnam and the Philippines.
(d)	Composed of the 33 industrialised economies classified as advanced by the IMF.
Source: National statistical publications, IMF and Treasury.

A number of the upside risks identified at Budget have been realised, underpinning the near-term rebound in the global economy. These include the improved stability in financial markets and rapid implementation of fiscal stimulus, especially in Asia. Much of the improvement in conditions during the first three quarters of 2009 can be attributed to the large amount of policy stimulus around the world.

Over the medium to longer term, a number of risks remain around achieving a sustained global recovery. Since much of the recent improvement has been stimulus-induced and may relate to temporary, cyclical factors such as the rebuilding

Part 2: Economic Outlook

of inventories, there are questions about how durable the current drivers of growth will prove to be. As yet there is limited evidence of a sustained recovery in private sector activity.

Significant risks to financial stability remain over both the short and medium term. Most immediately, increasing default rates among household and corporate borrowers and likely further write-downs in asset values will continue to impact on bank balance sheets and restrict credit growth, particularly in the US and Europe. This reinforcing effect between income and credit presents as a risk that could weaken the recovery. Looking further ahead, the withdrawal of government interventions in financial markets, while necessary, entails significant risks to financial stability over the medium term.

A recovery in private sector demand in the advanced economies is yet to take place. Financial deleveraging by firms and households will persist in the major advanced economies, which, together with rising unemployment, will act to dampen demand. As deleveraging in advanced economies will act to temper consumption and bolster savings, the strength and sustainability of the global recovery will rely to a significant extent on emerging economies successfully growing their domestic demand. This is a key long-term challenge facing the world economy and one in which the G-20 has an important ongoing role to play by helping coordinate policy actions across the world’s major economies through its Framework for Strong, Sustainable and Balanced Growth.

In view of these ongoing challenges, growth in the major advanced economies, while expected to be stronger, is still forecast to be subdued. The United States economy is expected to grow by 1½ per cent in 2010, a 1¼ percentage point upward revision since Budget, reflecting the impacts of fiscal stimulus, a stabilisation in financial and housing market conditions, and a moderating rate of decline in investment. The strength of the recovery in private demand, and the success of the extraordinary policy measures and their eventual withdrawal will be key determinants of the outlook in 2010 and beyond.

The improved outlook for the euro area reflects accommodative monetary and fiscal policy, a rebound in confidence, the progressive ending of the destocking process, and stabilisation in the manufacturing sector from increased global demand. However, the recovery will be constrained by the factors outlined above.

Similarly, Japan’s economy is showing signs of a moderate recovery, albeit from a very low base. Industrial production and exports have improved, and there has been progress in inventory adjustment. Production has also been supported by government programs to encourage the purchase of environmentally friendly cars and household appliances. However, sharp falls in corporate profits and high levels of excess capacity mean that business investment is likely to remain depressed. Support for consumption from fiscal stimulus will be partially offset by historically high rates of unemployment.

Part 2: Economic Outlook

Stronger growth is expected in the emerging economies. On the back of aggressive monetary and fiscal stimulus, China’s economy is expected to grow by 8¼ per cent in 2009, below its average annual growth rate of around 10 per cent over the past 10 years. China’s growth is expected to accelerate to 9¼ per cent in 2010 and 9½ per cent in 2011. Record high loan growth and strong fiscal stimulus have supported a surge in fixed asset investment, particularly by state-owned enterprises. Infrastructure-related investment is expected to be the main driver of growth, with private investment expected to make a modest recovery as fiscal stimulus winds down in late 2010. Consumption growth is expected to be robust, despite the investment focus of China’s fiscal stimulus. Exports are expected to gradually strengthen in line with the improved outlook for China’s major trading partners.

Key watch points for China include whether the private sector will recover sufficiently to sustain solid growth once stimulus winds down, and the extent to which the surge in bank lending in the first half of 2009 leads to increases in non-performing loans or unsustainable rises in asset prices.

India’s economy remains resilient, in part due to its services sector putting a floor under domestic demand. Falls in industrial production have ended as demand for India’s manufactured exports has stabilised. With much of the country now in drought, the agricultural sector, which accounts for around one-fifth of GDP, is a key downside risk.

The economic outlook for the rest of East Asia has improved markedly. The recovery in the Newly Industrialised Economies will be influenced heavily by China’s economic performance and the pace of recovery in advanced economies. In Southeast Asia, accommodative monetary policy and temporary fiscal measures are expected to support consumption in the near term, while a recovery in capital inflows and an easing of financial market constraints is expected to support investment. Potential obstacles to the recovery in the region include the risk of drought and exposure to rising oil prices.

Part 2: Economic Outlook

Box 2: Economic performance of major Asian economies

Major Asian economies account for two-thirds of Australia’s trade. The shockwaves from the global financial crisis impacted severely on these economies, despite them being far from the epicentre of the global financial crisis and having financial institutions with only limited exposure to US subprime securities. As external demand collapsed, production and trade suffered heavy setbacks.

The region has, however, rebounded quickly. Aggressive monetary and fiscal stimulus targeted at boosting domestic demand played a key role. In addition, the region’s trade dependence made it a key beneficiary of measures such as cash handouts, tax cuts, and ‘cash for clunkers’ programs implemented worldwide. Rebounding equity markets, resumed capital inflows, and a reduction in spreads for corporate debt are providing further support.

Sound corporate balance sheets, strong supply-side fundamentals, and public finances — which have generally been less damaged by the crisis than in the advanced world — will help provide further impetus to the recovery.

Nonetheless, the region remains vulnerable to external factors. The recession hit the export-dependent economies the hardest, and these economies are the ones experiencing the fastest rebound with the recovery in world trade (see chart).

Quarterly GDP growth
(Sept 2008 to June 2009)

Other East Asia: Korea, Singapore, Taiwan, Hong Kong, Indonesia, Thailand, Malaysia, Vietnam and the Philippines.
Source: CEIC, Chinese National Bureau of Statistics unofficial estimates and Treasury.

The region is particularly dependent on US consumers, who are responsible for around a quarter of its export value added in recent years. Deleveraging by US households could therefore have a sizeable impact on Asia, requiring significant adjustment in the region’s sources of growth. For example, private consumption in China will need to halt, and perhaps reverse, its decade-long decline relative to GDP.

Macroeconomic stimulus can support growth in the near term, but sustained growth in the medium term will require policies to rebalance growth away from external to domestic demand. Such policies include better social safety nets to boost private consumption. In addition, structural reforms to raise productivity could improve domestic incomes and spending and offset the lost growth impetus from exports.

Part 2: Economic Outlook

Detailed domestic forecasts

The forecasts for the domestic economy are underpinned by several technical assumptions. The exchange rate is assumed to remain around levels seen at the time the forecasts were prepared (a trade-weighted index of around 69 and a US$ exchange rate of around 90c). Interest rates are assumed to rise in line with market expectations over the forecast period. World oil prices (Tapis) are assumed to remain at around US$69 per barrel. The farm sector forecasts are based on an assumed return to average seasonal conditions over the remainder of the forecasting period. The detailed forecasts are presented in Table 2.2.

Part 2: Economic Outlook

Table 2.2: Domestic economy forecasts(a)
	2008-09	2009-10				2010-11
	Outcomes(b)	Forecasts
		Budget		MYEFO		Budget		MYEFO
Panel A - Demand and output(c)
Household consumption	1.4	-	1/4		3/4	1	3/4	2	3/4

Private investment
Dwellings	-1.9	0		1	1/2	11	1/2	12
Total business investment(d)	6.7	-18	1/2	-6	1/2	3	1/2	5	1/2
Non-dwelling construction(d)	7.5	-26		-9	1/2	3		5
Machinery and equipment(d)	5.2	-16	1/2	-6		4		7
Private final demand(d)	2.0	-4		-	3/4	2	3/4	4
Public final demand(d)	4.6	7	3/4	7	3/4	-	1/2		1/2
Total final demand	2.5	-1	1/4	1	1/4	2		3	1/4

Change in inventories(e)	-1.3		1/4		3/4		3/4		1/2

Gross national expenditure	1.3	-1	1/4	1	3/4	2	1/2	3	1/2

Exports of goods and services	1.8	-4		1	1/2	4	1/2	4	1/2
Imports of goods and services	-2.5	-6	1/2	2	1/2	6	1/2	8
Net exports(e)	1.0		3/4	-	1/4	-	1/2	-	3/4

Real gross domestic product	1.0	-	1/2	1	1/2	2	1/4	2	3/4
Non-farm product	0.7	-	1/2	1	1/2	2	1/4	2	3/4
Farm product	13.6	1		3		0		3

Nominal gross domestic product	6.1	-1	1/2	1	1/4	3	3/4	5	1/2

Panel B - Other selected
economic measures

External accounts
Terms of trade	7.6	-13	1/4	-9	3/4	0		3	1/2
Current account balance (per cent of GDP)	-3.2	-5	1/4	-5	1/2	-5	3/4	-5	1/4

Labour market
Employment (labour force survey basis)(f)	0.1	-1	1/2		1/4		1/2	1	1/2
Unemployment rate (per cent)(g)	5.7	8	1/4	6	3/4	8	1/2	6	1/2
Participation rate (per cent)(g)	65.4	64	3/4	65		64	1/4	65

Prices and wages
Consumer Price Index (headline)(f)	1.5	1	3/4	2	1/4	1	1/2	2	1/4
Gross non-farm product deflator	5.4	-1		-	1/4	1	1/2	2	3/4
Wage Price Index(f)	3.8	3	1/4	3	1/4	3	1/4	3	1/2
(a)	Percentage change on preceding year unless otherwise indicated.
(b)	Calculated using original data.
(c)	Chain volume measures, except for nominal gross domestic product which is in current prices.
(d)	Excluding second-hand asset sales from the public sector to the private sector.
(e)	Percentage point contribution to growth in GDP.
(f)	Through-the-year growth rate to the June quarter.
(g)	Estimate for the June quarter.
Source: ABS cat. no. 5206.0, 5302.0, 6202.0, 6345.0, 6401.0, unpublished ABS data and Treasury.

Part 2: Economic Outlook

Household consumption is expected to grow by ¾ of a per cent in 2009-10, surpassing Budget expectations of a ¼ per cent contraction. The improvement largely reflects a strong rebound in consumer confidence, which, bolstered by stimulus, is over 36 per cent higher than in May; and the recent rise in asset values. Offsetting these effects in the short term is an unwinding of the temporary impact of fiscal stimulus payments on household consumption.

A more benign outlook for the labour market and recovering asset prices are lending support to the stronger outlook for 2010-11. Household consumption is expected to grow by 2¾ per cent in 2010-11, revised up from 1¾ per cent at Budget.

Dwelling investment prospects have improved, with growth of 1½ per cent now expected in 2009-10 compared with zero growth forecast at Budget. Housing finance and building approvals data are indicating a likely resurgence in dwelling investment activity in late 2009 carrying into 2010, with the impetus provided by the First Home Owners Boost, improved confidence and low mortgage interest rates. However, tight credit conditions, particularly in relation to medium and high density developments, are restricting developer activity. Strong population growth and relatively high rental yields point to more robust investor-led outcomes in 2010-11, with forecast growth of 12 per cent. The prospect of higher interest rates and the withdrawal of the First Home Owners Boost could moderate the strength of this recovery somewhat.

New business investment is forecast to contract by 6½ per cent in 2009-10, followed by a modest rebound of 5½ per cent in 2010-11. These forecasts are stronger than at Budget but still reflect significant weakness in the near term. The forecast contraction in 2009-10, if realised, would be the weakest outcome in business investment since the early 1990s recession. While the outlook for the mining sector has improved, underlying private sector investment intentions for the current year remain weak in other sectors.

While the Small Business and General Business Tax Break has provided support to plant and equipment investment in recent times, investment in new machinery and equipment is forecast to decrease by 6 per cent in 2009-10, as firms defer discretionary spending in the face of lower capacity utilisation and weaker profits. Investment in new machinery and equipment is expected to recover lost ground in 2010-11, growing by 7 per cent, supported by a stronger outlook for corporate profits and global and domestic demand.

Total non-dwelling construction is forecast to fall by 9½ per cent in 2009-10 before growing by 5 per cent in 2010-11. The new forecasts reflect the recent approval of the Gorgon LNG project, and a higher probability than was the case at Budget of several other major engineering construction projects proceeding. The pace of construction could be faster than expected, resulting in upside risks. Any delay or deferral of individual projects also could impact on the profile of investment growth over the forecast horizon. The forecasts reflect an increasing role of engineering construction in the economy in the medium term.

Part 2: Economic Outlook

The relative strength in engineering construction investment is being offset by a depressed outlook for non-residential building investment, particularly in 2009-10. Non-residential building investment is still expected to fall sharply in 2009-10 and contract further in 2010-11. This pessimistic outlook stems from a combination of extremely weak private non-residential building approvals, ongoing credit constraints and rising vacancy rates exacerbated by new supply continuing to come on line.

Public final demand is expected to grow by 7¾ per cent in 2009-10, contributing 1¾ percentage points to growth, but will make virtually no contribution to growth in 2010-11. The strong growth in 2009-10 reflects the major components of the Nation Building and Jobs Plan reaching peak activity levels. The 2010-11 forecast reflects the staged withdrawal of stimulus.

The Nation Building and Jobs Plan and other stimulus packages contribute around $30 billion to Australian Government and state and local government investment over the forecast period. Total new public investment is expected to grow by 24¼ per cent in 2009-10, the largest increase on record.

Public investment will help to offset the anticipated weakness in private investment. Total investment as a share of GDP (business investment, dwelling investment and public investment) is expected to remain elevated over the forecast period underpinned by the substantial fiscal stimulus (Chart 2.1). A decline in the ratio of business investment to GDP of around 1.4 percentage points in 2009-10 is expected to be offset by a 1.1 percentage point increase in public investment. As the economy strengthens in 2010-11, public investment will fall as a per cent of GDP as the stimulus is withdrawn and stronger private investment supports the recovery.

Chart 2.1: Total investment
Source: ABS cat. no. 5206.0 and Treasury.

Part 2: Economic Outlook

The outlook for export volumes has improved, although there are significant divergences at a sectoral level and export values are weak. Commodity exports are expected to grow in both 2009-10 and 2010-11, reflecting a stronger outlook for world commodity demand and an expected increase in Australian production capacity. In contrast, exports of elaborately transformed manufactures (ETMs) are expected to fall in 2009-10, before staging a gradual recovery in 2010-11.

The terms of trade are forecast to fall by 9¾ per cent in 2009-10, a smaller fall than forecast at Budget, supported by stronger world spot commodity prices and lower import prices. Contract prices for major bulk commodities such as iron ore and coal have fallen in line with Budget expectations. With lower prices, the value of exports is expected to contract by over $55 billion or 19½ per cent in 2009-10. The terms of trade are forecast to improve in 2010-11 as world demand for raw materials recovers. Despite this improvement, contract prices are expected to remain below the peaks of 2008-09 over the forecast horizon.

The current account deficit (CAD) is expected to widen to 5½ per cent of GDP in 2009-10. The turnaround in the trade balance to a deficit in 2009-10 is a result of the substantial fall in the terms of trade. In line with the recovery in Australian exports, the CAD is expected to narrow marginally to 5¼ per cent in 2010-11.

Mirroring the positive developments in the broader economy, the labour market has also displayed much more resilience than expected at Budget.

Employment growth is expected to be ¼ of a per cent through the year to the June quarter 2010, considerably stronger than the 1½ per cent contraction forecast in the Budget. In through-the-year terms, employment growth is now expected to reach a trough in late 2009. This would be a considerably smaller fall in employment than in the recessions of the 1980s and 1990s.

In the current downturn, many employers appear to have reduced staff working hours in preference to job shedding. Indeed, the recent fall in total hours has been significant, equivalent to a loss of more than 200,000 full-time jobs. The fall in average hours is expected to be reversed over the forecast period.

More favourable employment outcomes translate into a lower peak unemployment rate. The unemployment rate is expected to rise to 6¾ per cent by the June quarter 2010. This is a more subdued rise and a much lower peak than the 8½ per cent in the December quarter 2010 forecast at Budget.

After reaching all-time highs in 2008, the participation rate is beginning to moderate, although somewhat less sharply than envisaged at Budget. Better than expected employment conditions should lead to a less pronounced fall in the participation rate. In line with the better outlook for the labour market, fewer discouraged workers are likely to leave the labour force and demand for overseas workers may not fall as

Part 2: Economic Outlook

sharply. The participation rate is forecast to remain at around 65 per cent over the forecast period, somewhat higher than anticipated at Budget.

Relatively subdued demand for labour and rising unemployment are expected to continue to exert downward pressure on wage growth. Through-the-year growth in the wage price index (WPI) is expected to moderate further for the remainder of 2009 before levelling off in 2010. The WPI is expected to grow by 3¼ per cent and 3½ per cent through the year to the June quarters 2010 and 2011, reflecting a minor revision from the Budget forecasts of 3¼ per cent for both years.

Inflationary pressures are expected to remain subdued as the economy continues to operate below capacity and with wages growth expected to be moderate. However, inflation is forecast to be stronger than at Budget in line with the stronger economic outlook, only partially offset by the effect of a higher exchange rate on import prices. Headline and underlying inflation are both expected to be 2¼ per cent through the year to June in 2009-10 and 2010-11, slightly stronger than at Budget.

Nominal GDP is expected to grow by 1¼ per cent in 2009-10, higher than the contraction of 1½ per cent expected at Budget but still the weakest growth in nominal GDP since 1961-62. The upward revision largely reflects a stronger outlook for real GDP growth and stronger domestic prices, while the decline in the terms of trade is expected to be more modest than expected at Budget. Nominal GDP growth is expected to recover to 5½ per cent in 2010-11.

Nominal GDP broadly comprises compensation of employees, corporate gross operating surplus and gross mixed income. The revised outlook for growth in nominal GDP is reflected across all of these categories, although only compensation of employees is expected to record positive growth.

Compensation of employees is forecast to grow by 2¼ per cent in 2009-10, up from the 1½ per cent growth expected at Budget. This largely reflects a milder contraction in employment than expected at Budget. Growth in compensation of employees is expected to strengthen to 5 per cent in 2010-11 as both employment (hours worked) and wages growth accelerate.

Gross operating surplus, a broad measure of profits, is still expected to contract in 2009-10, albeit not to the same extent as forecast in the Budget. Corporate profits are expected to decline by around 3¼ per cent, compared with a fall of 11¼ per cent expected at Budget, reflecting a stronger than expected economy. In 2010-11, corporate profits are expected to grow by 6¼ per cent, reflecting a strengthening economy and rising non-rural commodity prices.

Gross mixed income is expected to fall by ½ of a per cent in 2009-10, less than the fall of 2¼ per cent expected at Budget. In 2010-11, gross mixed income is expected to grow by 4½ per cent. Farm profitability is expected to be a drag on gross mixed income over the period, reflecting falling rural commodity prices.

Part 2: Economic Outlook

Medium-term economic projections

The fiscal aggregates in the MYEFO are underpinned by a set of forward estimates consisting of short-term economic forecasts and projections based on medium-term assumptions.

The medium-term projections included in the Budget were predicated on a more severe downturn than the MYEFO forecasts. The upward revisions to the short-term forecasts necessarily require a change in the assumptions underpinning the medium-term projections.

As illustrated in Chart 2.2, in the projection years, real GDP is now projected to grow at above-trend rates of 4 per cent, rather than 4½ per cent, as the shallower downturn means there is less spare capacity to absorb during the recovery. Despite the reduction in the above-trend rate of growth, the shallower downturn means that the level of GDP is higher than projected at Budget during this period. The economy is assumed to grow at 4 per cent until the output gap closes in 2014-15 (Table 2.3), about two years sooner than projected at Budget.

Chart 2.2: Real GDP growth over the forward estimates

Source: ABS cat. no. 5206.0 and Treasury.

As a result of the improved growth outlook, the labour market is not expected to deteriorate to the same extent as forecast at Budget. The unemployment rate is now expected to peak at 6¾ per cent in June 2010. The unemployment rate is projected to decline steadily over the period from 2011-12 to 2014-15, reaching the non-accelerating inflation rate of unemployment (NAIRU) of 5 per cent in 2014-15, two years earlier than anticipated at Budget. The participation rate is assumed to return to its long-run trend rate in 2014-15. From that point on, the participation rate is driven by demographic factors.

Part 2: Economic Outlook

Despite the more positive forecasts for growth, the economy is still expected to be operating at below capacity for some time. In a downturn, there can be a permanent loss of output through the deterioration in the economy’s capital stock (either through capital deteriorating more rapidly while it is unused or through a failure to invest in new capital) and a loss of skills among the unemployed.

The level of potential output is now estimated to be around 1¾ per cent lower than it would otherwise have been. This is an improvement of around ½ of a percentage point on the projected loss at Budget, reflecting the much shallower downturn, and implies a higher level of labour productivity. Stronger population growth and higher participation among older workers are also expected to lift potential output. These factors combined suggest that the level of real GDP when the economy returns to full capacity will be around 1 per cent higher than projected at Budget. Because the downturn is now likely to be shallower, economic activity, employment and incomes will be higher than previously estimated.

The level of nominal GDP is also expected to be higher than at Budget, reflecting stronger real GDP, higher domestic prices and the stronger outlook for the terms of trade. The terms of trade are projected to decline over time to the same level as projected at Budget. However, given the higher starting point, this adjustment is now assumed to take 15 years rather than 10 years as assumed at Budget.

Table 2.3: Medium-term parameters to 2019-20
	2008-09	2009-10		2010-11		2011-12		2012-13		2013-14		2014-15
Real GDP growth	1.0	1	1/2	2	3/4	4		4		4		4
Nominal GDP growth	6.1	1	1/4	5	1/2	6	1/4	6	1/4	6	1/4	6	1/4
Unemployment rate	4.9	6	1/4	6	1/2	6		5	3/4	5	1/2	5
Headline inflation	3.1	1	3/4	2	1/4	2	1/4	2	1/4	2	1/2	2	1/2

Table 2.3: Medium-term parameters to 2019-20 (continued)
	2015-16	2016-17	2017-18	2018-19	2019-20
Real GDP growth	3	3	3	2 3/4	2 3/4
Nominal GDP growth	5 1/4	5 1/4	5 1/4	5	5
Unemployment rate	5	5	5	5	5
Headline inflation	2 1/2	2 1/2	2 1/2	2 1/2	2 1/2
Note: All parameters are expressed in year average terms.
Source: Treasury, ABS cat. no. 5206.0 and 6202.0.

Part 3: Fiscal strategy and outlook

Overview

The fiscal outlook for 2009-10 remains broadly unchanged from Budget. The stronger economic outlook has increased estimated tax receipts which, under the Government’s fiscal strategy, will deliver lower deficits and debt across the forward estimates.

Net debt is now expected to peak around $50 billion lower than was projected at Budget.

Even with this improvement, taxation receipt estimates over the period 2008-09 to 2012-13 remain around $170 billion lower than in the 2008-09 Budget.

The usual lag between economic conditions and tax collections means that it will take some time for the benefits of stronger economic growth to be fully reflected in the budget position, and the fiscal situation will remain challenging in the near term.

The Government’s fiscal strategy was outlined in the February 2009 Updated Economic and Fiscal Outlook and in the 2009-10 Budget.

As part of this strategy, the Government provided support to cushion the economy from the effects of the global recession by delivering a comprehensive stimulus package to support jobs and growth and by allowing the natural variations in receipts and payments to impact on the budget balance.

As the economy recovers, the Government is committed to taking action to return the budget to surplus in a timely fashion. Consistent with its fiscal strategy, all new spending since the 2009-10 Budget has been fully offset across the forward estimates and improvements in expected tax receipts have been allowed to flow through to the budget bottom line.

The withdrawal of stimulus will see real spending fall in 2010-11 — the first fall in more than two decades. Consistent with the fiscal strategy, real growth in spending has been held to below 2 per cent from 2011-12, when the economy is expected to return to above trend growth.

The withdrawal of stimulus, restraint in spending growth and the natural recovery of tax receipts will see a progressive tightening of the fiscal policy stance over the forward estimates. The budget deficit is projected to fall from 4.7 per cent of GDP in 2009-10 to 1.1 per cent of GDP in 2012-13.

The Government’s fiscal strategy is projected to see the budget return to surplus by 2015-16. Net debt is expected to peak at 10 per cent of GDP ($153.2 billion) in 2013-14 and fall to 2.2 per cent of GDP ($45.4 billion) by 2019-20.

Part 3: Fiscal strategy and outlook

The Government’s medium-term fiscal strategy

The Government’s fiscal strategy aims to ensure fiscal sustainability over the medium term. This provides the necessary flexibility for the budget balance to vary in line with economic conditions.

The key elements of the Government’s medium-term fiscal strategy are:

•	achieving budget surpluses, on average, over the medium term;
•	keeping taxation as a share of GDP on average below the level for 2007-08; and
•	improving the Government’s net financial worth over the medium term.
The global recession presented an extraordinary threat to Australia’s economic growth prospects. It had the potential not only to reduce the incomes of Australian businesses and households in the near term, but also to damage Australia’s medium-term economic prospects through the erosion of skills and capital that arise from higher unemployment and lower investment.

It was necessary for the Government to take timely and substantial action to cushion the economy from the worst effects of the global recession.

To ensure that growth was supported in a manner consistent with the medium-term fiscal strategy, the Government committed in the February 2009 Updated Economic and Fiscal Outlook to a two-stage fiscal strategy:

1. Support the economy during the global recession

During the economic slowdown, the Government will continue to support the economy and jobs by:

•	allowing the variations in receipts and payments, which are naturally associated with slower economic growth, to drive a temporary underlying cash budget deficit; and
•
using additional spending to deliver timely, targeted and temporary stimulus, with the clear objective of meeting other budget priorities and new policy proposals through a reprioritisation of existing policies.

Part 3: Fiscal strategy and outlook

2. Deficit exit strategy as the economy recovers

As the economy recovers, and grows above trend, the Government will take action to return the budget to surplus by:

•
allowing the level of tax receipts to recover naturally as the economy improves, while maintaining the Government’s commitment to keep taxation as a share of GDP below the 2007-08 level on average; and

•	restraining real growth in spending to 2 per cent a year until the budget returns to surplus.

Delivering on the fiscal strategy

The Government is meeting its two-stage fiscal strategy of supporting growth during the downturn and returning the budget to surplus once the economy recovers.

Supporting the economy during the global recession

A key element in the Government’s medium-term strategy is that the budget balance should be allowed to vary in the short term with economic conditions. Allowing the ‘automatic stabilisers’ to operate has played an important role in stabilising the economy.

Attempting to hold the budget in surplus during this period of economic difficulty — by reducing expenditure or increasing taxation — would have led to a deeper and more protracted downturn. This would have further compounded the macroeconomic instability arising out of the global recession.

Complementing the operation of the ‘automatic stabilisers,’ discretionary policy measures were implemented quickly by the Government and the Reserve Bank as the severity of the global recession became clear.

Early and decisive fiscal stimulus was essential to support economic activity and jobs. The Government’s fiscal stimulus program started with income support, before moving into ‘shovel-ready’ infrastructure and longer-term nation building projects. This provided critical support to the economy when it was needed most.

The Government’s economic stimulus was timely, temporary and targeted.

•
The Government responded quickly and decisively to the deterioration in the global outlook, implementing stimulus measures from October 2008. Timely action allowed the stimulus to support the economy when it was needed most.

•	The stimulus measures were designed to ensure that they did not lock in higher baseline government spending; their temporary nature ensured that they did not

Part 3: Fiscal strategy and outlook

affect the sustainability of the budget and that they would be withdrawn as the economy recovered.
•
The stimulus measures were also carefully targeted to ensure their effectiveness in boosting demand, in turn supporting jobs and economic activity. The large capital component of the stimulus addressed long-term needs for economic and social infrastructure.

With a near-term global recovery not assured, and the economy still expected to be operating below capacity for some time, fiscal stimulus will continue to play a vital role in supporting domestic economic activity, especially through the remainder of 2009.

By design, the stimulus will be withdrawn in line with the gathering pace of the private sector recovery expected through 2010. The staged withdrawal of stimulus will avoid sudden changes in the profile of government spending that could threaten growth and confidence.

Adjustments to the fiscal stimulus

The economic stimulus was designed to be progressively withdrawn from the economy as private demand recovers. The peak impact of the stimulus on growth was in the June quarter 2009.

The Government has kept the stimulus under constant review to ensure that the right amount of support is being provided to the economy and that individual programs deliver the desired outcomes.

The Government has made some adjustments to aspects of the stimulus to allow flexibility in managing the demand for individual programs, to adapt to evolving labour market conditions, provide value for money and ensure that an appropriate level of support is provided to the economy. The rate of overall stimulus withdrawal remains appropriate to the current economic circumstances.

In August 2009, the Government announced that:

•
an additional $1.5 billion had been redirected to the Primary Schools for the 21st Century component of the Building the Education Revolution (BER) program, reflecting a stronger than expected take-up of funding under that program; and

•
the funding for this change comes from reduced funding for social housing under the Nation Building and Jobs Plan as a result of lower than expected costs, the closure of the Low Emission Assistance Plan for Renters component of the Energy Efficient Homes package following lower than expected demand, and redirection of funding from elsewhere within the BER where program objectives will be met at a lower cost.

Part 3: Fiscal strategy and outlook

In October 2009, the Government announced that it will allocate funding from the Get Communities Working and Local Jobs streams of the Jobs Fund to the Apprentice Kickstart Bonus and Increased Pre-Apprenticeship Training Places (up to $100 million over two years) and Job Expos for Priority Regions ($4.1 million in 2009-10) as part of the Keep Australia Working initiative. These programs will provide support for apprentices and job-seekers in preparation for the economic recovery.

In addition to these changes, the Government has decided to modify the Home Insulation Program (HIP) component of the Energy Efficient Homes package such that:

•	funding for the HIP is capped at $2.45 billion and the maximum rebate is reduced from $1,600 to $1,200, generating a saving of $250 million over the forward estimates; and
•	$986 million of HIP funding will be brought forward to 2009-10 from future years to meet increased demand for the HIP.
There will also be minor recalibrations of the funding for the BER program, Clean Energy Initiative and Education Investment Fund to provide flexibility around payment milestones and the achievement of value for money outcomes. These changes will not affect the total amount of funding provided for these programs.

Further information on these changes may be found at Appendix A.

The recalibration of stimulus measures will complement the withdrawal of stimulus already built into the design of the fiscal strategy. A more drastic or immediate withdrawal of the stimulus is not appropriate. Businesses’ hiring and investment decisions have been predicated on the announced stimulus and a sharp withdrawal would jeopardise the pace of economic recovery.

The Government will continue to monitor the economic recovery and make any further adjustments that are necessary to ensure the stimulus suit future economic conditions

Deficit exit strategy

As the economy recovers, the Government is committed to returning the budget to surplus. The deficit exit strategy requires that the natural recovery in tax receipts be allowed to improve the budget position and that real spending growth be restrained to 2 per cent a year once the economy is growing above trend until the budget is returned to surplus.

The Government has demonstrated its commitment to the discipline required by the fiscal strategy:

Part 3: Fiscal strategy and outlook

•	The Government has more than offset all new spending decisions taken since the 2009-10 Budget across the forward estimates by finding savings in other parts of the budget (see Table 3.1).
•	The Government has restrained real spending growth to below 2 per cent in those years where the economy is projected to grow at above-trend rates.
•
The Government will continue to demonstrate fiscal discipline by ‘banking’ upward revisions to tax receipts. This commitment has improved the forecasts and projections of the budget position over the forward estimates.

In addition, the gradual planned withdrawal of stimulus spending will also contribute to a tightening of the fiscal stance as the economy recovers over the forward estimates. Real spending is expected to fall in 2010-11 for the first time in more than two decades.

The table below shows the net effect of policy decisions taken since the 2009-10 Budget. In assessing performance against the fiscal strategy, the total effect of policy decisions is adjusted to account for amounts that have previously been provided for in the contingency reserve and to exclude savings that were notionally allocated to offset increased funding for the Primary Schools for the 21st Century (P21) component of the Building the Education Revolution (BER) program in August 2009.

Table 3.1: Delivering our fiscal strategy — underlying cash balance estimates
	Estimates		Projections
	2009-10	2010-11	2011-12	2012-13	Total
	$m	$m	$m	$m	$m
Effect of policy decisions since 2009-10 Budget
Spends	-1,338	260	-603	-150	-1,831
Saves(a)	822	1,327	970	406	3,525
Total effect of policy decisions since 2009-10 Budget(b)	-516	1,587	367	256	1,694
Add Contingency Reserve offsets to policy decisions	97	187	40	21	346
Less Building the Education Revolution offset measures	460	750	150	0	1,360
Net budget impact	-879	1,024	258	277	680
(a)
This includes $1.4 billion in savings measures from within the Nation Building and Jobs Plan — a reduced investment in social housing and the closure of the Low Emission Assistance Plan for Renters — which were notionally allocated as offsets for the additional cost of the Primary Schools for the 21st Century component of the Building the Education Revolution program.

(b)	Excludes secondary impacts on public debt interest of policy decisions.

In the 2009-10 Budget, provision was made for a number of programs that were reasonably expected to affect the forward estimates. For example, a provision of $130 million was put aside for transitional assistance for entities adversely affected by the transition from the New South Wales Greenhouse Gas Abatement Scheme to the Carbon Pollution Reduction Scheme. In assessing performance against the fiscal target,

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the total effect of policy decisions on the Budget should be adjusted for contingency reserve offsets.

The effect of policy decisions since Budget does not include the $1.5 billion additional funding allocated to the P21 component of the BER program. The $1.5 billion increase reflects a strong take-up of funding under that program, which is reflected as an estimates variation rather than a spending decision.

At the time the additional funding for the P21 component of the BER program was announced, the Government also announced that the increase would be offset by reductions in other elements of the Nation Building and Jobs Plan. Accordingly, in assessing performance against the fiscal target, the total effect of policy decisions on the Budget should be adjusted to exclude the savings that were notionally allocated to offset this estimates variation.

The offsetting savings for the additional P21 funding comprises $750 million from a reduction in the funding allocated for social housing and $610 million from the closure of the Low Emission Assistance Plan for Renters, which are included in the effect of policy decisions. In addition, there was a reallocation of $178 million from the Science and Language Centres component of the BER and $6 million from the Defence Housing allocation, which are both estimates variations.

Medium term

Improvements to the economic outlook are reflected in smaller projected budget deficits over the forward estimates from 2010-11. On current projections, the budget is expected to return to surplus in 2015-16, as was the expectation in the 2009-10 Budget (Chart 3.1).

In the medium term, the economy returns to a broadly similar growth path to that expected at Budget, and the projected underlying cash balances in each year also are broadly similar.

Part 3: Fiscal strategy and outlook

Chart 3.1: Underlying cash balances projected to 2019-20

The improvements to the budget position over the forward estimates are evident in a lower projected path for net debt (Chart 3.2). At Budget, net debt was projected to peak at 13.8 per cent of GDP ($203.1 billion) in 2013-14 and fall to 3.7 per cent of GDP ($75 billion) in 2019-20. Net debt is now projected to peak at 10.0 per cent of GDP ($153.2 billion) in 2013-14, around $50 billion lower than was projected at Budget, before falling to 2.2 per cent of GDP ($45.4 billion) in 2019-20. Based on current projections, net debt will reach zero in 2021-22.

Government securities on issue are now expected to peak as a share of GDP at 18 per cent ($245.8 billion) in 2011-12. In dollar terms, government securities on issue are projected to peak at $270.4 billion in 2014-15. In each case, this is around $50 billion lower than the expected peak at Budget.

The Australian Government’s net debt remains low by international standards, with average net debt levels in the major advanced economies, measured for all levels of government, projected to increase to over 93 per cent of GDP by the end of 2014.

Part 3: Fiscal strategy and outlook

Chart 3.2: Government net debt projected to 2019-20

Variations in Carbon Pollution Reduction Scheme estimates since the 2009-10 Budget

The 2009-10 Budget reported on estimated Government revenue from the Carbon Pollution Reduction Scheme (CPRS) following the changes to the CPRS White Paper announced by the Prime Minister on 4 May 2009. Detailed information on the net fiscal impact of the scheme was also published on the Department of Climate Change website in May 2009. The 2009-10 MYEFO is the first update to those estimates.

In the Budget, the CPRS was expected to be broadly revenue neutral, delivering a net saving of $208 million over the forward estimates (in fiscal balance terms). The scheme is now expected to impose a net fiscal cost of $1.2 billion over the forward estimates. Over the period to 2019-20, the cumulative fiscal cost is around $2.5 billion. The fiscal impacts remain consistent with the Government’s commitment to use every cent it raises from the sale of pollution permits to help households and businesses adjust.

The increased net fiscal cost of the scheme is primarily attributable to reduced CPRS revenues, which in turn is due to:

•
a lower assumed A$ carbon price, reflecting a higher Australian dollar assumption in the MYEFO economic parameters (following an appreciation of the Australian dollar since Budget), as well as a higher terms of trade assumption over the medium term; and

•
fewer permits available to be issued, reflecting changed emissions profiles in revised emissions data released in the Tracking to Kyoto and 2020 report, released by the Department of Climate Change in August 2009.

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While world carbon prices have remained stable, the appreciation of the Australian dollar has resulted in the A$ carbon price estimate for 2012-13 falling from A$29 per tonne in the 2009-10 Budget to A$26 per tonne. A lower A$ carbon price assumption directly lowers the amount of revenue that is expected to be collected from the sale of CPRS permits.

CPRS permit prices are assumed to be set by world carbon prices adjusted for the exchange rate. This is because the CPRS allows unlimited imports of foreign carbon permits that meet minimum quality standards. The potential import of permits to meet a portion of any national emission target is expected to result in a close relationship between the A$ price of Australian permits and world carbon prices.

Over the medium term, A$ carbon prices are expected to reflect three broad assumptions: the movement in world real carbon prices, Australia’s real exchange rate and Australian inflation. World real carbon prices are assumed to grow by 4 per cent per year which represents the rate of real increase in comparable financial assets. Australian inflation is assumed to be 2.5 per cent, reflecting the midpoint of the RBA's target inflation band. Movements in Australia's real exchange rate are assumed to reflect changes in Australia's terms of trade. The MYEFO forecasts a stronger near term outlook for the terms of trade. As a result, while the terms of trade is projected to decline over time to the same level projected at Budget, the higher starting point and the longer adjustment (now assumed to take 15 years rather than 10 years) results in a higher terms of trade and exchange rate assumption for the calculation of CPRS revenues to 2019-20.

The reduced carbon price directly flows through to the value of assistance provided through the provision of free permits (for example, assistance to emissions-intensive trade-exposed industries) but does not affect assistance paid directly as cash (for example, assistance through the Climate Change Action Fund). This means that discrete policy action must be taken if the scheme is to be fully calibrated to movements in the carbon price.

Revenue from the sale of permits has also been revised downwards for revised emissions data. The Tracking to Kyoto and 2020 report projects stronger growth in uncovered sector emissions than at Budget. This means fewer permits can be issued under the CPRS to covered sectors within any given national emission allocation. Issuing fewer permits in covered sectors reduces revenue from the sale of permits.

These movements serve to highlight the sensitivity of estimates of the net fiscal cost of the CPRS to changes in assumptions about economic growth, growth in emissions in uncovered sectors, future exchange rates, and movements in Australia’s terms of trade. The preparation of estimates for the period to 2019-20 introduces additional uncertainties, with components of the package significantly affected by the state of international climate change negotiations and scheme linkages, as well as changes in world carbon prices and the outcomes of scheme review processes. This underscores the need for caution in designing assistance measures, particularly those that lead to a permanent increase in scheme costs.

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Table 3.2: Projected Budget impact of the Carbon Pollution Reduction Scheme
												Total 5 years to	Total 12 years to
Fiscal Balance ($m)	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17	2017-18	2018-19	2019-20	2012-13	2019-20
Revenue from sale of permits	0	0	4,450	11,480	12,070	12,650	13,360	13,990	14,640	15,290	15,990	15,930	113,920
Assistance measures
Assistance for low- and middle-income households	0	0	-1,496	-5,063	-6,430	-6,560	-6,700	-6,880	-6,970	-7,100	-7,190	-6,559	-54,389
Fuel tax offsets	0	0	-1,010	-2,220	-2,550	-2,290	-2,350	-2,410	-2,460	-2,500	-2,530	-3,230	-20,320
Assistance to Emission Intensive Trade Exposed industries	0	0	-1,200	-3,220	-3,510	-3,830	-4,210	-4,330	-4,640	-5,070	-5,530	-4,420	-35,540
Electricity Sector Adjustment Scheme	0	0	-260	-680	-730	-790	-850	0	0	0	0	-940	-3,310
Climate Change Action Fund(a)	-200	-300	-700	-600	-450	-348	-150	0	0	0	0	-1,803	-2,750
Transitional assistance for Greenhouse Gas Reduction Scheme	0	-130	0	0	0	0	0	0	0	0	0	-130	-130
Total assistance measures	-200	-430	-4,666	-11,783	-13,670	-13,818	-14,260	-13,620	-14,070	-14,670	-15,250	-17,082	-116,439
Net impact	-200	-430	-216	-303	-1,600	-1,168	-900	370	570	620	740	-1,152	-2,519
Cumulative impact(a)	-203	-633	-848	-1,152	-2,752	-3,919	-4,819	-4,449	-3,879	-3,259	-2,519	-1,152	-2,519
(a)	Funding of $2.5 million was provided for the Climate Change Action Fund in 2008-09. This funding is included in the totals and the cumulative impact of the scheme.

Notes:
Estimates beyond the forward estimates (beyond 2012-13) are subject to a number of significant uncertainties.
The estimates are not adjusted for the possible inclusion of agriculture in 2015.
The estimates are based on the Government's unconditional trajectory of 5 per cent below 2000 levels by 2020. Changes to the trajectory would affect both revenue and expenses.
The estimates do not include any adjustments for annual reviews of the adequacy of household assistance.
The estimates do not include spending on other related climate change programs, such as the Energy Efficient Homes program and the Clean Energy Initiative.

Part 3: Fiscal strategy and outlook

Fiscal outlook

The improved economic outlook since Budget has flowed through to a stronger projected budget position across the forward estimates from 2010-11. The economic recovery will take time to be reflected in the budget position given the usual lags between economic activity and revenue after a downturn.

The Australian Government’s underlying cash deficit for 2009-10 is estimated to be $57.7 billion (4.7 per cent of GDP). In accrual terms, a fiscal deficit of $54.4 billion (4.5 per cent of GDP) is estimated for 2009-10.

Beyond 2009-10, there has been a significant reduction in the forecast deficits across the forward estimates. In total, the deficits are $36.0 billion lower over the three years from 2010-11 to 2012-13 than forecast at Budget. This has reflected the increase in tax receipts flowing from the stronger outlook for the Australian economy which flow directly to the budget bottom line under the Government’s fiscal strategy.

As a result, the forecast underlying cash deficit in 2012-13 has been reduced to 1.1 per cent of GDP, nearly halving since Budget.

Part 3: Fiscal strategy and outlook

Table 3.3: Australian Government general government sector budget aggregates(a)
	Estimates
	2009-10		2010-11
	Budget	MYEFO	Budget	MYEFO
Revenue ($b)	290.6	291.8	294.8	303.9
Per cent of GDP	24.7	24.0	24.1	23.7
Expenses ($b)	338.2	340.2	344.5	345.0
Per cent of GDP	28.7	28.0	28.2	26.9
Net operating balance ($b)	-47.6	-48.3	-49.7	-41.1
Net capital investment ($b)	5.5	6.0	6.3	5.4
Fiscal balance ($b)	-53.1	-54.4	-56.0	-46.5
Per cent of GDP	-4.5	-4.5	-4.6	-3.6
Underlying cash balance ($b)(b)	-57.6	-57.7	-57.1	-46.6
Per cent of GDP	-4.9	-4.7	-4.7	-3.6
Memorandum item:
Headline cash balance ($b)	-59.8	-63.1	-58.9	-51.5
	Projections
	2011-12		2012-13
	Budget	MYEFO	Budget	MYEFO
Revenue ($b)	320.8	335.9	349.7	364.9
Per cent of GDP	24.7	24.7	25.2	25.2
Expenses ($b)	356.4	358.5	375.0	378.1
Percent of GDP	27.4	26.3	27.0	26.1
Net operating balance ($b)	-35.6	-22.6	-25.3	-13.2
Net capital investment ($b)	6.1	5.6	5.0	4.7
Fiscal balance ($b)	-41.8	-28.2	-30.3	-18.0
Percent of GDP	-3.2	-2.1	-2.2	-1.2
Underlying cash balance ($b)(b)	-44.5	-31.2	-28.2	-15.9
Per cent of GDP	-3.4	-2.3	-2.0	-1.1
Memorandum item:
Headline cash balance ($b)	-48.5	-33.3	-25.1	-12.0
(a)	Budget estimates, including the per cent of GDP are as published in Budget Paper No. 1, Budget Strategy and Outlook 2009-10.
(b)	Excludes expected Future Fund earnings.

Cash flows

In 2009-10, an underlying cash deficit of $57.7 billion is expected (4.7 per cent of GDP), compared with the Budget estimate of $57.6 billion (4.9 per cent of GDP).

Table 3.4 provides a summary of Australian Government general government sector cash flows.

Part 3: Fiscal strategy and outlook

Table 3.4: Summary of Australian Government general government sector cash flows
	Estimates
	2009-10		2010-11
	Budget	MYEFO	Budget	MYEFO
Cash receipts ($b)
Operating cash receipts excluding Future Fund earnings	278.4	280.4	285.1	294.1
Future Fund earnings	2.9	2.9	2.9	2.8
Total operating receipts	281.4	283.3	288.0	296.8
Capital cash receipts(a)	0.6	0.3	0.3	0.3
Total cash receipts	282.0	283.6	288.3	297.1
Cash payments ($b)
Operating cash payments	325.6	327.4	330.9	330.2
Capital cash payments(b)	11.0	11.0	11.5	10.7
Total cash payments	336.6	338.4	342.4	341.0
Finance leases and similar arrangements ($b)(c)	0.0	0.0	0.0	0.0
GFS cash surplus(+)/deficit(-) ($b)	-54.7	-54.8	-54.2	-43.9
Per cent of GDP	-4.6	-4.5	-4.4	-3.4
less Future Fund earnings ($b)	2.9	2.9	2.9	2.8
Underlying cash balance ($b)(d)	-57.6	-57.7	-57.1	-46.6
Per cent of GDP	-4.9	-4.7	-4.7	-3.6
Memorandum items:
Net cash flows from investments in financial assets for policy purposes ($b)	-5.1	-8.3	-4.8	-7.6
plus Future Fund earnings ($b)	2.9	2.9	2.9	2.8
Headline cash balance ($b)	-59.8	-63.1	-58.9	-51.5
	Projections
	2011-12		2012-13
	Budget	MYEFO	Budget	MYEFO
Cash receipts ($b)
Operating cash receipts excluding Future Fund earnings	307.3	321.6	337.2	352.2
Future Fund earnings	2.8	2.8	2.8	2.8
Total operating receipts	310.1	324.4	339.9	355.0
Capital cash receipts(a)	0.2	0.3	0.2	0.2
Total cash receipts	310.2	324.7	340.1	355.2
Cash payments ($b)
Operating cash payments	340.8	342.4	355.6	358.7
Capital cash payments(b)	11.1	10.6	9.9	9.6
Total cash payments	352.0	353.0	365.5	368.3
Finance leases and similar arrangements ($b)(c)	0.0	0.0	0.0	0.0
GFS cash surplus(+)/deficit(-) ($b)	-41.8	-28.4	-25.4	-13.1
Per cent of GDP	-3.2	-2.1	-1.8	-0.9
less Future Fund earnings ($b)	2.8	2.8	2.8	2.8
Underlying cash balance ($b)(d)	-44.5	-31.2	-28.2	-15.9
Per cent of GDP	-3.4	-2.3	-2.0	-1.1
Memorandum items:
Net cash flows from investments in financial assets for policy purposes ($b)	-6.8	-4.9	0.3	1.1
plus Future Fund earnings ($b)	2.8	2.8	2.8	2.8
Headline cash balance ($b)	-48.5	-33.3	-25.1	-12.0
(a)	Equivalent to cash receipts from the sale of non-financial assets in the cash flow statement.
(b)	Equivalent to cash payments for purchases of non-financial assets in the cash flow statement.
(c)	The acquisition of assets under finance leases decreases the underlying cash balance. The disposal of assets previously held under finance leases increases the underlying cash balance.
(d)	Excludes expected Future Fund earnings.

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Variations to the underlying cash balance estimates

The 2009-10 underlying cash deficit is higher than estimated at the 2009-10 Budget by $93 million. This revision reflects an increase of $1.7 billion in cash receipts (excluding Future Fund earnings) offset by an increase in cash payments of $1.7 billion.

Table 3.5 provides a reconciliation of the variations in the underlying cash balance estimates.

Table 3.5: Reconciliation of general government underlying cash balance estimates
	Estimates		Projections
	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m
2009-10 Budget underlying cash balance(a)	-57,593	-57,051	-44,535	-28,150
Per cent of GDP	-4.9	-4.7	-3.4	-2.0
Changes from 2009-10 Budget to MYEFO
Effect of policy decisions(b)	-516	1,587	367	256
Effect of parameter and other variations	423	8,842	13,001	11,993
Total variations	-93	10,429	13,368	12,249
2009-10 MYEFO underlying cash balance(a)	-57,685	-46,622	-31,167	-15,901
Per cent of GDP	-4.7	-3.6	-2.3	-1.1
(a)	Excludes expected Future Fund earnings.
(b)	Excludes secondary impacts on public debt interest of policy decisions and offsets from the Contingency Reserve for decisions taken.

Total policy decisions since the 2009-10 Budget have increased the underlying cash deficit by $516 million in 2009-10 but decreased the cash deficit by $1.7 billion over the four years to 2012-13 (see Table 3.5).

Major policy decisions affecting the 2009-10 forecasts include additional spending on the Solar Homes and Communities Plan, savings from the closure of the Low Emission Assistance Plan for Renters and modification of the Home Insulation Program, savings from a reduction in the funding for additional public and community housing dwellings under the Nation Building and Jobs Plan and a bring-forward of the funding in relation to the Water for the Future — Restoring the Balance in the Murray Darling Basin program.

Additional spending in 2009-10 will contribute to aggregate demand at a time when the economy is operating well below capacity. Policy decisions in subsequent years have the effect of subtracting from aggregate demand.

Total parameter and other variations since the 2009-10 Budget have reduced the underlying cash deficit by $423 million in 2009-10 (see Table 3.5).

Further details of policy and other spending variations are provided in the following section on the fiscal balance.

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Total receipts have been revised upwards across the forward estimates period by a total of $40 billion. The improved economic outlook, with a smaller than previously anticipated downturn and earlier recovery, is reflected in significant upward revisions to receipts in the latter years of the forward estimates period. However, the impact in the short term, especially 2009-10, is expected to be muted, reflecting lags between economy activity and when tax is paid.

The 2009-10 Budget flagged that as the economy begins to recover there was likely to be a continued period of subdued tax growth as the stock of prior year losses (for companies and capital gains tax) is run down. The transmission of the improved economic outlook into higher receipts now appears to be delayed further than anticipated at Budget, with September quarter 2009 company and superannuation collections having been lower than Budget expectations. Although the Final Budget Outcome 2008-09 showed receipts coming in $2.8 billion higher than anticipated, this was largely the result of one-off factors lifting company tax receipts.

There has been substantial volatility in tax collections as they have weakened in the past year, particularly for company and superannuation fund taxes, and the causes of this will be better understood once the relevant tax returns are lodged later in 2009-10.

However, a main contributor to those weak collections and the delay in tax receipts recovering may be a stronger and earlier than expected flow-through of accumulated losses. These losses are likely to encompass falls in the value of assets (for example, through falls in market prices and write-off of debts) and operating losses of businesses. In addition, the company and superannuation fund tax instalment system is likely to be suppressing near term taxes more than anticipated. In periods of significantly changing profitability the lag in this system between company profits and tax collections means that taxes recover after the economy (further information is in Box 1). Furthermore, interpreting the relationship between the economy and tax collections through 2009 has been more challenging because of some apparently large discrepancies emerging between different measures of GDP.

Lower than expected hours worked in the first part of 2009-10 (and the last months of 2008-09) and higher estimates of tax-exempt superannuation fund income have reduced receipts relative to Budget. (These lower receipts are offset in part by lower than forecast unemployment benefits due to a smaller than expected increase in the number of unemployed.)

While income taxes have been lower than anticipated, indirect taxes have held up and, with the stronger economic conditions in prospect, are now anticipated to be higher than at Budget (as the improved outlook for consumption immediately translates into higher estimates of GST and excise duty receipts).

Overall, 2009-10 receipts have been revised up by $1.6 billion, with stronger indirect tax and non-tax receipts partly offset by weaker income tax from companies and superannuation funds. From 2010-11 income taxes recover in general, resulting in

Part 3: Fiscal strategy and outlook

upwards revisions of $8.9 billion in 2010-11 and larger amounts later in the forward estimates.

The lag between economic activity and collection of tax means that, in the short term, GDP has been revised up by more than tax receipts. Taken together, these revisions have resulted in the estimated tax receipts-to-GDP ratio being revised down by around ½ of a percentage point in 2009-10 (Chart 3.3). The effects of this lag diminish over time so that the tax receipts-to-GDP ratio recovers to around its Budget time level by the end of the forward estimates.

Chart 3.3: Tax-to-GDP ratio

While taxation receipts have been revised up by $40 billion in this MYEFO, over the five-year period 2008-09 to 2012-13, aggregate tax receipts are still down by around $170 billion overall since the 2008-09 Budget as the Australian economy has been buffeted by the global recession.

Forecasting turning points in the economy is difficult as is forecasting tax receipts around such turning points. In the current period, this is made unusually challenging by some apparently large discrepancies emerging in recent quarters between the income and expenditure measures of GDP.

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Table 3.6: Australian Government general government sector receipts — 2009-10
	Estimates		Change on Budget
	Budget	MYEFO
	$m	$m	$m	%
Individuals and other withholding taxes
Gross income tax withholding	117,710	118,000	290	0.2
Gross other individuals	26,600	27,000	400	1.5
less: Refunds	24,640	25,270	630	2.6
Total individuals and other withholding taxation	119,670	119,730	60	0.1
Fringe benefits tax	3,390	3,390	0	0.0
Superannuation funds	7,960	6,650	-1,310	-16.5
Company tax	53,040	52,650	-390	-0.7
Petroleum resource rent tax	1,680	1,530	-150	-8.9
Income taxation receipts	185,740	183,950	-1,790	-1.0
Sales taxes
Goods and services tax	41,453	42,512	1,059	2.6
Wine equalisation tax	700	720	20	2.9
Luxury car tax	370	390	20	5.4
Total sales taxes	42,523	43,622	1,099	2.6
Excise duty
Petrol	6,250	6,330	80	1.3
Diesel	6,490	6,740	250	3.9
Beer	2,050	2,050	0	0.0
Tobacco	5,510	5,630	120	2.2
Other excisable products	3,460	3,630	170	4.9
of which: Other excisable beverages(a)	970	940	-30	-3.1
Total excise duty receipts	23,760	24,380	620	2.6
Customs duty
Textiles, clothing and footwear	830	790	-40	-4.8
Passenger motor vehicles	540	600	60	11.1
Excise-like goods	2,780	2,890	110	4.0
Other imports	1,520	1,450	-70	-4.6
less: Refunds and drawbacks	380	380	0	0.0
Total customs duty receipts	5,290	5,350	60	1.1
Carbon Pollution Reduction Scheme	-	-	-	-
Other indirect taxation
Agricultural levies	353	371	18	5.0
Other taxes	1,770	2,066	297	16.8
Total other indirect taxation receipts	2,122	2,437	315	14.8
Indirect taxation receipts	73,696	75,789	2,093	2.8
Taxation receipts	259,436	259,739	303	0.1
Sales of goods and services	7,480	7,941	462	6.2
Dividends	5,663	6,885	1,222	21.6
Interest received	4,426	4,684	258	5.8
Other non-taxation receipts	4,979	4,359	-621	-12.5
Non-taxation receipts(b)	22,548	23,869	1,321	5.9
Total receipts(b)	281,983	283,608	1,625	0.6
Memorandum:
Capital gains tax	5,820	6,540	720	12.4
Medicare levy receipts	8,630	8,320	-310	-3.6
(a)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.
(b)	Includes Future Fund earnings.

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Table 3.7: Australian Government general government sector receipts — 2010-11
	Estimates		Change on Budget
	Budget	MYEFO
	$m	$m	$m	%
Individuals and other withholding taxes
Gross income tax withholding	121,550	124,390	2,840	2.3
Gross other individuals	26,000	27,430	1,430	5.5
less: Refunds	23,780	24,470	690	2.9
Total individuals and other withholding taxation	123,770	127,350	3,580	2.9
Fringe benefits tax	3,520	3,520	0	0.0
Superannuation funds	9,230	8,140	-1,090	-11.8
Company tax	53,390	56,500	3,110	5.8
Petroleum resource rent tax	1,550	1,660	110	7.1
Income taxation receipts	191,460	197,170	5,710	3.0
Sales taxes
Goods and services tax	43,680	45,160	1,480	3.4
Wine equalisation tax	720	760	40	5.6
Luxury car tax	360	370	10	2.8
Total sales taxes	44,760	46,290	1,530	3.4
Excise duty
Petrol	6,110	6,180	70	1.1
Diesel	6,570	6,920	350	5.3
Beer	2,100	2,110	10	0.5
Tobacco	5,460	5,600	140	2.6
Other excisable products	3,680	3,950	270	7.3
of which: Other excisable beverages(a)	1,060	1,040	-20	-1.9
Total excise duty receipts	23,920	24,760	840	3.5
Customs duty
Textiles, clothing and footwear	580	630	50	8.6
Passenger motor vehicles	400	420	20	5.0
Excise-like goods	2,850	2,970	120	4.2
Other imports	1,660	1,590	-70	-4.2
less: Refunds and drawbacks	380	380	0	0.0
Total customs duty receipts	5,110	5,230	120	2.3
Carbon Pollution Reduction Scheme	940	820	-120	-12.8
Other indirect taxation
Agricultural levies	352	355	3	0.8
Other taxes	2,058	2,091	34	1.6
Total other indirect taxation receipts	2,410	2,446	37	1.5
Indirect taxation receipts	77,140	79,546	2,407	3.1
Taxation receipts	268,600	276,716	8,117	3.0
Sales of goods and services	7,723	8,559	835	10.8
Dividends	3,362	3,076	-286	-8.5
Interest received	4,345	4,684	339	7.8
Other non-taxation receipts	4,237	4,096	-140	-3.3
Non-taxation receipts(b)	19,666	20,415	748	3.8
Total receipts(b)	288,266	297,131	8,865	3.1
Memorandum:
Capital gains tax	6,850	8,170	1,320	19.3
Medicare levy receipts	8,990	8,590	-400	-4.4
(a)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.
(b)	Includes Future Fund earnings.

Part 3: Fiscal strategy and outlook

Variations to the fiscal balance estimates

The fiscal balance is expected to be in deficit by $54.4 billion in 2009-10, $1.2 billion higher than forecast in the 2009-10 Budget. This reflects an increase of $1.2 billion in revenue, offset by an increase in expenses of $2.0 billion and an increase in net capital investment of $488 million.

Policy decisions since the 2009-10 Budget have reduced the expected deficits over the period 2009-10 to 2012-13 by $1.8 billion, mainly through reducing expenses by $2.1 billion over four years.

Table 3.8 provides a reconciliation of the fiscal balance estimates.

Table 3.8: Reconciliation of general government fiscal balance estimates(a)
	Estimates		Projections
	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m
2009-10 Budget fiscal balance	-53,145	-55,956	-41,751	-30,323
Per cent of GDP	-4.5	-4.6	-3.2	-2.2
Changes between 2009-10 Budget and MYEFO
Effect of policy decisions(b)
Revenue	-34	-103	-78	-65
Expenses	49	-1,491	-354	-329
Net capital investment	402	-218	-107	-6
Total policy decisions impact on fiscal balance	-484	1,605	383	271
Effect of parameter and other variations
Revenue	1,244	9,157	15,239	15,235
Expenses	1,905	1,943	2,471	3,413
Net capital investment	87	-614	-438	-272
Total parameter and other variations impact on fiscal balance	-747	7,828	13,207	12,094
2009-10 MYEFO fiscal balance	-54,377	-46,522	-28,161	-17,958
Per cent of GDP	-4.5	-3.6	-2.1	-1.2
(a)	A positive number for revenue indicates an increase in the fiscal balance, while a positive number for expenses and net capital investment indicates a decrease in the fiscal balance.
(b)	Excludes secondary impacts on public debt interest of policy decisions and offsets from the Contingency Reserve for decisions taken.

Variations in revenue estimates

Since the 2009-10 Budget, economic circumstances have stabilised somewhat and the economic outlook has improved. Consequently, estimated total revenue has been revised up in 2009-10 by $1.2 billion (0.4 per cent) and in 2010-11 by $9.1 billion (3.1 per cent). The upward revision in 2009-10, in particular, has been tempered by a longer than previously expected delay in taxation revenue responding to the improved economic outlook.

Policy measures have reduced revenue since the 2009-10 Budget by $280 million over the four-year period 2009-10 to 2012-13. Major policy decisions affecting revenue over this period include:

Part 3: Fiscal strategy and outlook

•
extending the eligibility for exemption from interest withholding tax to Commonwealth Government Securities, which decreases revenue by $285 million over the forward estimates period. The cost of this measure is largely offset by a reduction in the Government’s interest costs which is expected to decrease government expenditure by $231.5 million over the forward estimates period; and

•	changes to the Budget measure to reform the taxation of employee share schemes, reducing revenue by $65 million over the forward estimates period.
A full list of revenue measures announced since the 2009-10 Budget is provided at Appendix A.

Detailed Australian Government general government sector revenue estimates for 2009-10 and 2010-11, compared with the estimates published in the 2009-10 Budget, are provided in Tables 3.9 and 3.10 respectively.

Part 3: Fiscal strategy and outlook

Table 3.9: Australian Government general government sector revenue — 2009-10
	Estimates		Change on Budget
	Budget	MYEFO
	$m	$m	$m	%
Individuals and other withholding taxes
Gross income tax withholding	119,000	119,290	290	0.2
Gross other individuals	28,350	29,050	700	2.5
less: Refunds	24,640	25,270	630	2.6
Total individuals and other withholding taxation	122,710	123,070	360	0.3
Fringe benefits tax	3,460	3,430	-30	-0.9
Superannuation funds	7,990	6,690	-1,300	-16.3
Company tax	54,980	54,670	-310	-0.6
Petroleum resource rent tax	1,720	1,450	-270	-15.7
Income taxation revenue	190,860	189,310	-1,550	-0.8
Sales taxes
Goods and services tax	43,630	44,260	630	1.4
Wine equalisation tax	710	730	20	2.8
Luxury car tax	370	390	20	5.4
Total sales taxes	44,710	45,380	670	1.5
Excise and customs
Excise duty
Petrol	6,340	6,390	50	0.8
Diesel	6,490	6,720	230	3.5
Beer	2,050	2,050	0	0.0
Tobacco	5,510	5,630	120	2.2
Other excisable products	3,460	3,620	160	4.6
Of which: Other excisable beverages(a)	970	940	-30	-3.1
Total excise duty revenue	23,850	24,410	560	2.3
Customs duty
Textiles, clothing and footwear	830	790	-40	-4.8
Passenger motor vehicles	870	930	60	6.9
Excise-like goods	2,780	2,890	110	4.0
Other imports	1,530	1,460	-70	-4.6
less: Refunds and drawbacks	240	240	0	0.0
Total customs duty revenue	5,770	5,830	60	1.0
Carbon Pollution Reduction Scheme	-	-	-	-
Other indirect taxation
Agricultural levies	353	371	18	5.0
Other taxes	2,185	2,207	22	1.0
Total other indirect taxation revenue	2,537	2,578	40	1.6
Indirect taxation revenue	76,867	78,198	1,330	1.7
Taxation revenue	267,727	267,508	-220	-0.1
Sales of goods and services	7,483	7,953	470	6.3
Dividends	6,413	7,384	971	15.1
Interest received	4,697	4,749	52	1.1
Other non-taxation revenue	4,292	4,229	-63	-1.5
Non-taxation revenue(b)	22,884	24,315	1,431	6.3
Total revenue(b)	290,612	291,823	1,211	0.4
Memorandum:
Capital gains tax	5,820	6,540	720	12.4
Medicare levy revenue	8,630	8,320	-310	-3.6
(a)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.
(b)	Includes Future Fund earnings.

Part 3: Fiscal strategy and outlook

Table 3.10: Australian Government general government sector revenue — 2010-11
	Estimates		Change on Budget
	Budget	MYEFO
	$m	$m	$m	%
Individuals and other withholding taxes
Gross income tax withholding	122,630	125,540	2,910	2.4
Gross other individuals	27,690	29,390	1,700	6.1
less: Refunds	23,780	24,470	690	2.9
Total individuals and other withholding taxation	126,540	130,460	3,920	3.1
Fringe benefits tax	3,590	3,560	-30	-0.8
Superannuation funds	9,260	8,190	-1,070	-11.6
Company tax	55,740	58,930	3,190	5.7
Petroleum resource rent tax	1,710	1,750	40	2.3
Income taxation revenue	196,840	202,890	6,050	3.1
Sales taxes
Goods and services tax	45,960	47,250	1,290	2.8
Wine equalisation tax	730	770	40	5.5
Luxury car tax	360	370	10	2.8
Total sales taxes	47,050	48,390	1,340	2.8
Excise and customs
Excise duty
Petrol	6,200	6,270	70	1.1
Diesel	6,570	6,900	330	5.0
Beer	2,100	2,110	10	0.5
Tobacco	5,460	5,600	140	2.6
Other excisable products	3,680	3,950	270	7.3
Of which: Other excisable beverages(a)	1,060	1,040	-20	-1.9
Total excise duty revenue	24,010	24,830	820	3.4
Customs duty
Textiles, clothing and footwear	580	630	50	8.6
Passenger motor vehicles	630	650	20	3.2
Excise-like goods	2,850	2,970	120	4.2
Other imports	1,670	1,600	-70	-4.2
less: Refunds and drawbacks	240	240	0	0.0
Total customs duty revenue	5,490	5,610	120	2.2
Carbon Pollution Reduction Scheme	-	-	-	-
Other indirect taxation
Agricultural levies	352	355	3	0.8
Other taxes	2,239	2,262	23	1.0
Total other indirect taxation revenue	2,591	2,617	26	1.0
Indirect taxation revenue	79,141	81,447	2,306	2.9
Taxation revenue	275,981	284,337	8,356	3.0
Sales of goods and services	7,746	8,565	819	10.6
Dividends	2,562	2,228	-334	-13.0
Interest received	4,586	4,856	270	5.9
Other non-taxation revenue	3,967	3,909	-58	-1.5
Non-taxation revenue(b)	18,861	19,558	697	3.7
Total revenue(b)	294,841	303,895	9,053	3.1
Memorandum:
Capital gains tax	6,850	8,170	1,320	19.3
Medicare levy revenue	8,990	8,590	-400	-4.4
(a)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.
(b)	Includes Future Fund earnings.

Part 3: Fiscal strategy and outlook

Parameter and other variations have contributed almost all the change to the revenue estimates since the 2009-10 Budget. The parameter and other variations discussed in this section represent revisions to expected revenue driven by recent economic outcomes and tax collections, and the updated economic outlook, and explicitly exclude the impact of new policy decisions.

The revenue estimates are based on the forecasts and projections of economic activity presented in Part 2. The key economic parameters that influence revenue are shown in Table 3.11. The table shows effects on the Australian Government’s main tax bases of the changed economic circumstances and outlook since the 2009-10 Budget.

Table 3.11: Key revenue parameters(a)
	Outcome	Estimates		Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	%	%	%	%	%
Revenue parameters at 2009-10 MYEFO
Nominal gross domestic product (non-farm)	6.2	1 1/4	5 1/2	6 1/4	6 1/4
Change since Budget	0.6	2 3/4	1 3/4	0	-1/2
Compensation of employees (non-farm)(b)	5.6	2 1/4	5	6 1/4	6 1/4
Change since Budget	-0.8	3/4	2	1/4	-1/4
Corporate gross operating surplus(c)	6.8	-3 1/4	6 1/4	6 1/4	6 1/4
Change since Budget	0.4	7 3/4	1 1/2	-3/4	-1
Unincorporated business income (non-farm)	1.4	2 1/4	5 1/2	6 1/4	6 1/4
Change since Budget	0.9	3 1/2	1/2	0	-1/2
Property income(d)	-7.5	2 1/4	7 1/2	6 1/4	6 1/4
Change since Budget	-12.1	4 1/2	2	0	-1/2
Consumption subject to GST	3.4	1	3 1/2	6 1/4	6 1/4
Change since Budget	0.9	1 1/2	1 3/4	0	-1/2
(a)	Current prices, per cent change on previous year.
(b)	Compensation of employees measures total remuneration earned by employees.
(c)	Corporate GOS is the National Accounts measure of company profits.
(d)	Property income measures income derived from rent, dividends and interest.

As a result of the revisions to the economic and financial outlook, parameter and other variations have increased revenue across the forward estimates since the 2009-10 Budget, contributing an increase of $1.2 billion in 2009-10 and $9.2 billion in 2010-11.

Company tax in 2009-10 is expected to be $310 million lower than the 2009-10 Budget estimate, as less favourable corporate profit conditions through 2008-09 and 2009-10 are now expected to have a deeper and more lasting impact on company taxes. Since Budget, greater than anticipated levels of prior year losses able to be carried into future tax years, and the tax collection system responding with a more pronounced lag to improved profit and investment conditions as the economy recovers from a downturn, are both thought to be acting to reduce company tax in 2009-10 (see Box 1). These influences will be better understood once the relevant tax returns are lodged later in 2009-10.

Part 3: Fiscal strategy and outlook

Box 1: The lag between company profits and company tax

Most companies pay four quarterly tax instalments (calculated using a measure of gross quarterly income and an ‘instalment rate’) and a year end ‘balancing payment’ to settle any remaining tax liability. The instalment rate is essentially a proxy for company profitability or profit margins and changes in line with the company’s performance (being recalculated after annual tax returns are submitted). In periods of significantly changing profitability this system results in a lag between company profits and tax collections (Chart 3.4).

Chart 3.4: Company profitability and tax collection cycle

In general, company profitability in 2008-09 was lower than in 2007-08. So as companies lodge their 2008-09 tax returns (which is occurring through 2009-10) they receive lower instalment rates. These instalment rates generally first apply to tax instalments through 2009-10 (and continue to apply through parts of 2010-11).

Company profit growth is expected to remain negative in 2009-10 (even though it has been revised upwards since Budget). Consequently, tax instalments and the associated balancing payment are expected to be low (and in some cases falling). As such, the instalment rate recalculated from 2009-10 tax returns is anticipated to remain low. Company profitability is forecast to increase for 2010-11 but companies will still pay instalments based on low instalment rates, continuing to weigh on 2010-11 company tax revenue.

With the projected economic recovery, the 2010-11 income year balancing payment (which will be paid in 2011-12 for most companies) is expected to be much larger as the instalment rate will have not fully reflected the level of company profitability. This means that increased profits in 2010-11 are not expected to result in significantly higher company tax collections until 2011-12. Instalment rates will then begin to rise again, further boosting company tax in 2011-12 and 2012-13.

Part 3: Fiscal strategy and outlook

Estimated company tax in 2010-11 has been revised upwards by $3.2 billion, boosted by higher company profit forecasts. Prior year losses and lags in the company tax collection system are still expected to be exerting some negative influence on the estimates in this year.

Upward revisions to company profits in 2009-10 and 2010-11 since Budget are anticipated to contribute to significant increases in company tax later in the forward estimates period as tax collections ‘catch up’ with the improved profit conditions.

Since the 2009-10 Budget, estimates for superannuation funds revenue have been revised down by $1.3 billion in 2009-10 and almost $1.1 billion in 2010-11. The revisions stem from higher estimates of the proportion of fund income that is tax exempt because it is derived from assets in the draw-down (rather than accumulation) phase, and the utilisation of carried-forward losses from 2008-09.

Gross income tax withholding (ITW) revenue is expected to be $315 million higher in 2009-10 and $3.0 billion higher in 2010-11 relative to the 2009-10 Budget estimates. These changes reflect the improved outlook for employment growth in 2009-10 and 2010-11 offset by lower than expected hours worked in the first part of 2009-10 (and the last months of 2008-09).

Gross other individuals’ revenue is forecast to increase by $710 million in 2009-10 since Budget owing to stronger than expected growth in unincorporated businesses and realised rental incomes. In 2010-11, gross other individuals’ revenue is forecast to increase by $1.8 billion owing to higher forecast growth rates for incomes from capital gains, unincorporated business incomes, interest and dividends.

Refunds from individuals are expected to increase by $620 million in 2009-10, in part reflecting lower hours worked towards the end of 2008-09 (income tax withholding schedules assume steady wages and a fall in wages will normally increase refunds for the affected people in the next year). Refunds have been revised up by $660 million in 2010-11 following stronger than expected employment growth (more taxpayers typically generate greater aggregate refunds).

Expected capital gains tax (CGT) revenue (which forms part of individuals, companies and superannuation funds income taxes) has been revised up by around $700 million in 2009-10 and $1.3 billion in 2010-11 as equity prices have recovered from their lows earlier in 2009.

Estimated revenue from petroleum resource rent tax (PRRT) has decreased by $270 million in 2009-10 but increased only slightly in 2010-11 chiefly owing to the exchange rate being higher than anticipated at Budget (which reduces oil prices denominated in Australian dollars).

GST revenue in 2009-10 has been revised up by $630 million since Budget, reflecting stronger outlook for taxable consumption and dwelling investment partly offset by

Part 3: Fiscal strategy and outlook

lower forecast growth for ownership transfer costs. In 2010-11, GST revenue is forecast to be higher by $1.3 billion owing to expected continued strength in taxable consumption.

In 2009-10 and 2010-11, estimated revenue from excise duty has been revised up by $560 million and $820 million, respectively, since the 2009-10 Budget. This is mainly the result of an increase in diesel excise from stronger than expected activity in the mining and manufacturing industries, which are the biggest consumers of off-road diesel. Excise from petrol and other refined fuel products has also been revised up since Budget in line with the improved economic outlook. Tobacco excise has been revised upwards by around $120 million in 2009-10 and $140 million 2010-11.

Customs duty revenue has been revised up by $60 million in 2009-10 and by $120 million in 2010-11, reflecting stronger than expected spirits and tobacco imports, partly offset by weaker than expected petroleum and general imports.

Analysis of the sensitivity of the taxation revenue estimates to changes in the economic outlook is provided in Attachment A to this part.

Non-taxation revenue in 2009-10 is expected to be $1.4 billion higher than forecast at the 2009-10 Budget, largely reflecting:

•
a $1.0 billion increase in the Reserve Bank of Australia dividend received in 2009-10, largely reflecting further gains realised from sales of foreign currency and from the sale of foreign securities; and

•
a $358 million increase in estimated fee revenue from the Government’s guarantee schemes, reflecting both the receipt of initial applications for coverage under the  Guarantee of State and Territory Borrowing and higher than anticipated growth in guaranteed liabilities under the Guarantee Scheme for Large Deposits and Wholesale Funding.

Variations in expense estimates

Since the 2009-10 Budget, estimated expenses for 2009-10 have increased by $2.0 billion reflecting increased expenses from new policy decisions of $49 million and net parameter and other variations of $1.9 billion.

Part 3: Fiscal strategy and outlook

Table 3.12: Reconciliation of general government sector expense estimates
	Estimates		Projections
	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m
2009-10 Budget expenses	338,213	344,528	356,388	374,990
Changes between 2009-10 Budget and MYEFO
Effect of policy decisions(a)	49	-1,491	-354	-329
Effect of economic parameter variations
Total economic parameter variations	-1,578	-1,719	-1,714	-739
Unemployment benefits	-1,439	-1,869	-1,587	-718
Prices and wages	-98	201	-75	30
Interest and exchange rates	-41	-51	-51	-51
Public debt interest	628	1,364	1,666	1,302
Program specific parameter variations	2,608	3,160	3,568	4,195
Slippage in 2009-10 Budget decisions	-2	-5	-7	-9
Other variations	248	-856	-1,042	-1,335
Total variations	1,954	452	2,117	3,084
2009-10 MYEFO expenses	340,166	344,980	358,505	378,075
(a)	Excludes secondary impacts on public debt interest of policy decisions and offsets from the Contingency Reserve for decisions taken.

Policy decisions since the 2009-10 Budget have increased estimated expenses by $49 million in 2009-10, but have reduced expenses by $2.1 billion over the forward estimates. Major policy decisions since the Budget include:

•
additional funding for the Solar Homes and Communities Plan, which was terminated on 9 June 2009, but is expected to cost an additional $511 million in 2009-10 (and a further $23 million in 2010-11) in relation to applications received prior to the closure of the scheme;

•
the closure of the Low Emission Assistance Plan for Renters and modification of the Home Insulation Program, reducing estimated expenses by $310 million in 2009-10 (and a further $300 million in 2010-11 and $250 million in 2011-12);

•	the rephasing of $300 million in funding for the Clean Energy Initiative from 2009-10 to 2013-14;
•
the previously announced reduction in funding of social housing under the Nation Building and Jobs Plan, which is reducing forecast expenses by $150 million in 2009-10 (and a further $450 million in 2010-11 and $150 million in 2011-12). These funds have been redirected to the Primary Schools for the 21st Century component of the Building the Education Revolution (BER) program;

•
the implementation of a range of efficiency measures identified by agencies through a whole-of-government savings exercise. Savings will be delivered by removing duplication and overlap, reducing corporate overheads, rationalising property and scaling back resourcing in agencies which have other opportunities to reduce the cost of services, resulting in a reduction in estimated expenses of $43 million in

Part 3: Fiscal strategy and outlook

2009-10 (and a further $97 million in 2010-11, $122 million in 2011-12 and $121 million in 2012-13);
•
a reduction in the allocation of Education Investment Fund (EIF) funding available to Round 3 and the Sustainability Round by $175 million in 2010-11 (and a further $25 million in 2011-12). The $200 million will be returned to the balance of the EIF for future investment; and

•	a rephasing of funding allocated to the BER program, reducing expenses by $500 million 2010-11 and increasing expenses by $500 million in 2011-12.
Parameter and other variations since Budget have resulted in an increase in expenses of $1.9 billion in 2009-10 (and $9.7 billion across the forward estimates) largely reflecting:

•	a $986 million bring forward of Home Insulation Program expenses to 2009-10 from 2010-11 and 2011-12 in response to stronger than anticipated demand;
•	a $980 million ($5.6 billion over four years) increase in expected GST payments to the States and Territories, consistent with an increase in expected GST collection;
•
a $628 million ($5.0 billion over four years) increase in expected public debt interest expenses, reflecting an increase in the weighted average yield on bonds and the repurchase prior to maturity of part of the 2010 Treasury Indexed Bond line;

•
a $620 million ($1.3 billion over two years) increase in expenses for the Building the Education Revolution (BER) program reflecting a strong take-up of funding under the program. The reallocation of $178 million in expenses from the Science and Language Centres component of the BER to the Primary Schools for the 21st Century (P21) component of the BER provides a total increase in funding for the P21 of $1.5 billion over two years;

•	a $322 million increase in estimated state road transport expenses reflecting reprofiled project commitments;
•	a $276 million ($1.1 billion over four years) increase in Private Health Insurance Rebate expenses primarily reflecting higher than expected take-up of private health insurance;
•
a $266  million ($1.4 billion over four years) increase  in forecast Medicare expenses largely reflecting higher than anticipated spending on GP consultations and the implementation of a new  forecasting method;

•
a $248 million increase in forecast expenses for the Chronic Disease Dental Scheme (CDDS) reflecting higher than anticipated expenditure for the period 1 July to 31 December 2009 and the continuation of this scheme until 31 March 2010. The

Part 3: Fiscal strategy and outlook

Government announced this scheme would be ceased in the 2008-09 Budget; however, the determination to cease the CDDS was disallowed by Parliament. The closure of the CDDS remains the Government’s policy;

•
a $224 million ($1 billion over four years) increase in expected tertiary Youth Allowance expenses due to an increase in expected number of beneficiaries and higher than expected average payment rates; and

•
a $221 million ($1.8 billion over four years) increase in pharmaceutical and pharmaceutical services expenses to reflect increased demand for some drug groups which is expected to be sustained over the forward estimates period.

These increases have been partially offset by:

•
a $1.4 billion ($5.2 billion over four years) reduction in estimated Newstart and Youth Allowance (other) expenses, reflecting an expected reduction in recipients, partly offset by higher average expected payment rates;

•	a $608 million ($1.5 billion over four years) adjustment owing to the removal of estimated Higher Education Endowment Fund (HEEF) expenses, associated with it being rolled into the EIF; and
•
a reduction in expense estimates following the inclusion of a provision for underspends in 2009-10. A provision is included each year at the MYEFO update to provide for the established tendency of agencies to underspend their budgets in the current financial year.

A full description of all policy measures since Budget can be found in Appendix A. Estimates of Australian Government general government expenses by function and sub-function can be found in Attachment C.

Variations in net capital investment estimates

In 2009-10, forecast net capital investment has increased by $488 million since Budget. This mainly reflects the bring forward of funding in relation to the Water for the Future — Restoring the Balance in the Murray Darling Basin program, increasing capital investment by $320 million in 2009-10 (offset by a corresponding decrease in capital investment over the forward estimates).

Part 3: Fiscal strategy and outlook

Table 3.13: Reconciliation of general government sector net capital investment estimates
	Estimates		Projections
	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m
2009-10 Budget net capital investment	5,545	6,269	6,139	5,016
Changes between 2009-10 Budget and MYEFO
Effect of policy decisions(a)	402	-218	-107	-6
Effect of parameter and other variations	87	-614	-438	-272
Total variations	488	-832	-545	-279
2009-10 MYEFO net capital investment	6,033	5,437	5,593	4,738
(a)	Excludes secondary impacts on public debt interest of policy decisions and offsets from the Contingency Reserve for decisions taken.

Net debt, net financial worth and net worth

The stronger economic outlook has contributed to lower estimated net debt across the forward estimates.

The level of net debt in 2009-10 is estimated to be $45.2 billion, which is $8.5 billion lower than the 2009-10 Budget estimate of $53.7 billion. This primarily reflects a reduction in the value of Commonwealth Government Securities on issue.

The Australian Government’s net debt, at 3.7 per cent of GDP in 2009-10, remains low by international standards. The average net debt level in the major advanced economies, measured for all levels of government, is estimated to be 69.5 per cent of GDP in 2009 and 77.6 per cent of GDP in 2010.

The improvement in Australia’s net debt is projected to be sustained across the forward estimates, as the reduction in the projections of the headline cash deficit relative to the 2009-10 Budget translates into a stronger balance sheet. By the end of the forward estimates in 2012-13, net debt is expected to be $135.5 billion (9.4 per cent of GDP), a decrease of $52.7 billion from the Budget estimate of $188.2 billion (13.6 per cent of GDP).

Net financial worth for the Australian Government general government sector is estimated to be -$121.8 billion in 2009-10, compared to the Budget estimate of -$136.0 billion.

Estimated net worth in 2009-10 has increased to -$23.0 billion, which is $15.6 billion higher than the 2009-10 Budget estimate of -$38.7 billion. The increase in net worth in part reflects the higher than expected value of the Government’s non-financial assets including land and buildings.

Table 3.14 provides a summary of Australian Government general government sector net debt, net financial worth, net worth and net interest payments.

Part 3: Fiscal strategy and outlook

Table 3.14: Australian Government general government sector net financial worth, net worth, net debt and net interest payments
	Estimates
	2009-10		2010-11
	Budget	MYEFO	Budget	MYEFO
	$b	$b	$b	$b
Financial assets	207.6	224.7	209.4	232.3
Non-financial assets	97.3	98.7	103.1	103.6
Total assets	304.9	323.4	312.5	335.9
Total liabilities	343.5	346.5	402.5	402.4
Net worth	-38.7	-23.0	-90.0	-66.5
Net financial worth(a)	-136.0	-121.8	-193.1	-170.1
Per cent of GDP	-11.5	-10.0	-15.8	-13.3
Net debt(b)	53.7	45.2	112.2	90.4
Per cent of GDP	4.6	3.7	9.2	7.0
Net interest payments	1.5	2.0	4.7	5.0
Per cent of GDP	0.1	0.2	0.4	0.4
	Projections
	2011-12		2012-13
	Budget	MYEFO	Budget	MYEFO
	$b	$b	$b	$b
Financial assets	225.1	240.3	238.0	246.1
Non-financial assets	108.9	108.6	113.7	113.2
Total assets	334.0	348.9	351.7	359.3
Total liabilities	461.6	440.4	506.7	466.4
Net worth	-127.6	-91.5	-155.0	-107.0
Net financial worth(a)	-236.5	-200.1	-268.7	-220.3
Percent of GDP	-18.2	-14.7	-19.4	-15.2
Net debt(b)	161.7	121.8	188.2	135.5
Percent of GDP	12.4	8.9	13.6	9.4
Net interest payments	6.0	6.9	7.6	8.2
Per cent of GDP	0.5	0.5	0.6	0.6
(a)	Net financial worth equals total financial assets minus total liabilities. That is, it excludes non-financial assets.
(b)	Net debt equals the sum of deposits held, advances received, government securities, loans and other borrowing, minus the sum of cash and deposits, advances paid and investments, loans and placements.

Attachment A

SENSITIVITY OF FISCAL ESTIMATES TO ECONOMIC DEVELOPMENTS

The estimates contained in the 2009-10 Mid-Year Economic and Fiscal Outlook are based on forecasts of the economic outlook. Changes to the economic assumptions underlying the fiscal estimates will affect receipts and payments, and hence the size of the underlying cash balance.

This section examines the effects on receipts and payments of altering some of the key economic assumptions underlying the estimates. Tables 3.16 and 3.18 illustrate the sensitivity of key components of receipts and payments to possible variations in the economic outlook. The two scenarios considered are:

•	Scenario 1: a 1 per cent increase in nominal GDP owing to a rise in the terms of trade.

•	Scenario 2: a 1 per cent decrease in real GDP driven by an equal decrease in labour productivity and labour force participation.

The economic scenarios provide a rule of thumb indication of the impact on receipts, payments and the underlying cash balance of changes in the economic outlook. They represent a partial economic analysis only and do not attempt to capture all the economic feedback and other policy responses related to changed economic conditions. In particular, the analysis assumes no change in the exchange rate, interest rates or discretionary policy. The impact of the two scenarios on the economic parameters would be different if the full feedback response on economic variables and likely policy actions were taken into account. The analysis does not aim to provide an alternate picture of the economic forecasts under these scenarios, but instead gives an indication of the sensitivity associated with different components of receipts and payments to changes in the economy. As such, the changes in the economic variables and their impact on the fiscal outlook are merely illustrative.

The impacts shown in the tables below are broadly symmetrical. That is, impacts of around the same magnitude, but in the opposite direction, would apply if the terms of trade were to decrease or if real GDP were to increase.

Scenario 1

The first scenario involves a permanent rise in world prices of non-rural commodity exports, which causes a rise in the terms of trade, consistent with a 1 per cent rise in nominal GDP by Year 2. The sensitivity analysis evaluates the flow-on effects on the economy, the labour market and prices. The impacts in Table 3.15 are highly stylised and refer to per cent deviations from the baseline levels of the economic parameters.

Part 3: Fiscal strategy and outlook

Table 3.15: Illustrative impact of a permanent non-rural commodity price rise consistent with a 1 per cent rise in nominal GDP in Year 2 (per cent deviation from the baseline level)
	Year 1 per cent	Year 2 per cent
Real GDP	0	1/4
Non-farm GDP deflator	3/4	3/4
Employment	1/4	1/2
Wages	0	1/4
CPI	0	1/4
Company profits	3	3
Consumption	1/4	1/2

Assuming no change in the exchange rate or interest rates, the rise in export prices leads directly to a higher non-farm GDP deflator (from the export component of GDP) and higher domestic incomes. Higher domestic incomes cause both consumption and investment to rise, resulting in higher real GDP, employment and wages. The rise in aggregate demand puts upward pressure on domestic prices.

In reality, a rise in the terms of trade would be expected to put upward pressure on the exchange rate, although the magnitude is particularly difficult to model. In the event of an appreciation in the exchange rate, the impacts on the external sector would dampen the real GDP effects, and there would be some offsetting downward pressure on domestic prices.

Given these assumptions, the overall impact of the rise in the terms of trade is an increase in the underlying cash balance of around $2.0 billion in Year 1 and around $3.7 billion in Year 2 (see Table 3.16).

Table 3.16: Illustrative sensitivity of the budget balance to a 1 per cent increase in nominal GDP due to a rise in the terms of trade
	Year 1 $b	Year 2 $b
Receipts
Individuals and other withholding taxation	0.5	1.5
Superannuation taxation	0.0	0.1
Company tax	1.3	2.0
Goods and services tax	0.1	0.2
Excise and customs duty	0.0	0.1
Other taxation	0.0	0.0
Total receipts	1.9	3.7
Payments
Income support	-0.1	-0.2
Other payments	0.0	0.2
GST payments	0.1	0.2
Total payments	0.0	0.2
Interest change on deficit change	0.1	0.2
Underlying cash balance impact	2.0	3.7

Part 3: Fiscal strategy and outlook

A rise in the terms of trade results in a rise in nominal GDP which increases tax collections. The largest impact is on company tax revenue as the rise in export income increases company profits. Higher company profits are assumed to flow through to higher Australian equity prices, therefore increasing capital gains tax from individuals, companies and superannuation funds.

The expanding economy results in higher aggregate demand which flows through to higher employment and wages. For this reason, individuals’ income tax collections would rise and the increase in disposable incomes would lead to higher consumption, which in turn results in an increase in GST revenue (increasing GST payments to the States by the same amount) and other indirect tax collections.

On the payments side, a significant proportion of government expenditure is partially indexed to movements in costs (as reflected in various price and wage measures). Some forms of expenditure, in particular income support payments, are also driven by the number of beneficiaries.

The overall estimated expenditure on income support payments decreases in both years due to a lower number of unemployment benefit recipients. The decrease in unemployment benefit payments in the second year is partly offset by higher expenditure on other income support payments (pensions and allowances) reflecting higher growth in benefit rates flowing from higher wages growth. At the same time other payments linked to inflation rise in line with the increased growth in prices.

The higher underlying cash balance also has a positive interest impact in both years owing to a lower borrowing requirement and lower public debt interest cost.

As noted above, under a floating exchange rate, the appreciation of the exchange rate would dampen the effects of the rise in the terms of trade on real GDP, meaning the impact on the fiscal position could be substantially more subdued. Also, to the extent that the rise in the terms of trade is temporary rather than permanent, the impact on the economic and fiscal position would be more subdued.

Scenario 2

The second scenario involves a combination of an equal 0.5 per cent decrease in the participation rate and in labour productivity, resulting in a 1 per cent decrease in real GDP by Year 2. Once again, the sensitivity analysis evaluates the flow-on effects on the economy, the labour market and prices. The impacts in Table 3.17 are highly stylised and refer to per cent deviations from the baseline levels of the parameters.

The 1 per cent decrease in real GDP decreases nominal GDP by slightly less but the magnitude of the effects on receipts, payments and the underlying cash balance differ from the first scenario because this variation in the outlook affects different parts of the economy in different ways.

Part 3: Fiscal strategy and outlook

Table 3.17: Illustrative impact of an ongoing equal decrease in both labour productivity and participation consistent with a 1 per cent decrease in real GDP in Year 2 (per cent deviation from the baseline level)
	Year 1 percent	Year 2 percent
Nominal GDP	-3/4	-3/4
Non-farm GDP deflator	1/4	1/4
Employment	- 1/2	- 1/2
Wages	-1/4	-1/4
CPI	1/4	1/4
Company profits	-1 3/4	-1 3/4
Consumption	-1	-1

The decreases in both labour force participation and labour productivity have the same impact on output, but different impacts on the labour market. Lower productivity leads to lower real GDP and lower real wages, while a decrease in the participation rate decreases employment and real GDP. Imports are lower in this scenario, reflecting lower domestic incomes.

Since the supply side of the economy contracts, inflation rises relative to the baseline. The rise in domestic prices makes exports less attractive to foreigners, with the resulting decrease in exports offsetting lower imports, leaving the trade balance unchanged. The exchange rate is assumed to be constant.

The overall impact of the decrease in labour productivity and participation is a decrease in the underlying cash balance of around $2.5 billion in Year 1 and around $3.2 billion in Year 2 (see Table 3.18).

Table 3.18: Illustrative sensitivity of the budget balance to a 1 per cent decrease in real GDP due to an equal decrease in both productivity and participation
	Year 1 $b	Year 2 $b
Receipts
Individuals and other withholding taxation	-1.5	-1.3
Superannuation taxation	-0.1	-0.1
Company tax	-0.7	-1.1
Goods and services tax	-0.3	-0.3
Excise and customs duty	-0.2	-0.4
Other taxation	0.0	0.0
Total receipts	-2.8	-3.3
Payments
Income support	-0.1	-0.1
Other payments	0.0	0.1
GST payments	-0.3	-0.3
Total payments	-0.4	-0.3
Interest change on deficit change	-0.1	-0.2
Underlying cash balance impact	-2.5	-3.2

Part 3: Fiscal strategy and outlook

A decrease in the participation rate causes employment and nominal GDP to decrease. Individuals’ income tax collections decrease because of the fall in number of wage earners and, additionally, lower real wages. The weaker labour market also decreases superannuation fund taxes through lower contributions (including compulsory contributions) to superannuation funds. The decrease in personal incomes leads to lower consumption which results in a decrease in GST revenue (with the corresponding receipts passed on in lower GST payments to the States) and other indirect tax collections.

In addition, the weaker economy results in lower levels of corporate profitability, decreasing company taxes. Lower profits are assumed to decrease Australian equity prices, generating lower capital gains tax from individuals, companies and superannuation funds.

On the payments side, overall estimated expenditure on income support payments (including pensions and allowances) is lower, reflecting a lower number of unemployment benefit recipients (as a result of the lower participation rate) and lower growth in benefit rates flowing from lower wages growth. Other payments linked to inflation rise, reflecting higher growth in prices.

The lower underlying cash balance also has a negative interest impact in both years owing to a higher borrowing requirement and higher public debt interest cost.

To the extent that the decreases in productivity and participation are temporary rather than permanent, the impact on the economic and fiscal position would be more subdued.

Attachment B

Tax expenditures

This attachment contains an overview of the cost of tax expenditures provided to taxpayers through the tax system.

Tax expenditures provide a benefit to a specified activity or class of taxpayer. They can be delivered as a tax exemption, tax deduction, tax offset, reduced tax rate or deferral of a tax liability. The Government can use tax expenditures to allocate resources to different activities or taxpayers in much the same way that it can use direct expenditure programs. For this reason, and noting their direct impact on the fiscal balance, these concessions are generally called ‘tax expenditures’.

Table 3.19 contains estimates of aggregate tax expenditures for the period from 2005-06 to 2012-13. These estimates are consistent with tax expenditure data reported in the 2008 Tax Expenditures Statement. Changes in GDP forecasts are reflected in the revised estimates of tax expenditures as a proportion of GDP.

Table 3.19: Aggregate tax expenditures 2005-06 to 2012-13
Year	Superannuation	Other tax expenditures	Total	Tax expenditure as a proportion
	$m	$m	$m	of GDP (%)
2005-06 (est)	22,885	36,154	59,039	6.1
2006-07 (est)	30,379	40,548	70,927	6.8
2007-08 (est)	29,230	44,466	73,696	6.5
2008-09 (proj)	24,593	42,848	67,441	5.6
2009-10 (proj)	24,943	43,313	68,256	5.6
2010-11 (proj)	26,922	45,971	72,893	5.7
2011-12 (proj)	29,456	49,792	79,248	5.8
2012-13 (proj)	30,751	52,836	83,587	5.8

Updated tax expenditure estimates will be published in the 2009 Tax Expenditures Statement. This will include estimates for any new, revised or modified tax expenditures since the 2008 Tax Expenditures Statement.

Care needs to be taken when analysing tax expenditure data: see Section 2.1 of the 2008 Tax Expenditures Statement for a detailed discussion.

Attachment C

Supplementary expense table and the Contingency Reserve

Expenses

Table 3.20 shows estimates of Australian Government general government expenses by function and sub-function for 2009-10 and the forward years.

Part 3: Fiscal strategy and outlook

Table 3.20: Estimates of Australian Government general government expenses by function and sub-function
	Estimates						Projections
		2009-10			2010-11			2011-12			2012-13
	Budget $m	MYEFO $m	Change on Budget %	Budget $m	MYEFO $m	Change on Budget %	Budget $m	MYEFO $m	Change on Budget %	Budget $m	MYEFO $m	Change on Budget %
General public services
Legislative and executive affairs	874	895	2	1,020	961	-6	891	889	0	914	914	0
Financial and fiscal affairs	5,685	5,788	2	5,999	6,134	2	6,541	6,651	2	6,627	6,783	2
Foreign affairs and economic aid	4,909	4,901	0	5,366	5,434	1	5,726	5,814	2	6,373	6,505	2
General research	2,566	2,589	1	2,561	2,572	0	2,595	2,609	1	2,512	2,518	0
General services	670	679	1	638	638	0	634	631	0	630	626	-1
Government superannuation benefits	3,051	3,095	1	3,153	3,270	4	3,211	3,324	4	3,225	3,382	5
Defence	20,952	20,740	-1	20,021	19,747	-1	20,101	19,846	-1	19,885	19,685	-1
Public order and safety	3,901	3,818	-2	3,781	3,680	-3	3,759	3,642	-3	3,861	3,745	-3
Education	35,222	35,231	0	32,087	32,736	2	28,630	28,385	-1	29,878	29,610	-1
Health	51,223	52,355	2	53,201	53,933	1	55,619	56,611	2	57,628	59,482	3
Social security and welfare	110,994	110,195	-1	116,503	115,597	-1	120,574	119,584	-1	123,957	123,872	0
Housing and community amenities	9,089	9,129	0	5,571	5,147	-8	4,266	4,124	-3	4,005	3,927	-2
Recreation and culture	3,099	3,094	0	3,000	2,988	0	2,938	2,890	-2	2,944	2,877	-2
Fuel and energy	8,403	8,467	1	7,899	7,694	-3	7,044	6,849	-3	6,454	5,260	-19
Agriculture, fisheries and forestry	3,407	3,597	6	2,791	2,874	3	2,852	2,939	3	2,915	2,954	1
Mining, manufacturing and construction	1,681	1,692	1	1,962	1,962	0	1,947	1,820	-7	1,906	1,755	-8
Transport and communication	5,482	5,805	6	5,637	5,638	0	6,686	6,687	0	6,826	6,829	0
Other economic affairs
Tourism and area promotion	169	169	0	168	168	0	166	166	0	169	169	0
Labour and employment affairs	4,307	5,033	17	4,334	4,747	10	4,096	4,483	9	3,696	4,106	11
Immigration	1,495	1,531	2	1,399	1,391	-1	1,420	1,407	-1	1,438	1,428	-1
Other economic affairs nec	2,212	2,304	4	2,093	2,117	1	2,172	2,238	3	2,146	2,279	6

Part 3: Fiscal strategy and outlook

Table 3.20: Australian Government expenses by function and sub-function (continued)
	Estimates						Projections
		2009-10			2010-11			2011-12			2012-13
	Budget $m	MYEFO $m	Change on Budget %	Budget $m	MYEFO $m	Change on Budget %	Budget $m	MYEFO $m	Change on Budget %	Budget $m	MYEFO $m	Change on Budget %
Other purposes
Public debt interest	6,264	6,912	10	8,340	9,743	17	10,659	12,365	16	12,493	13,825	11
Nominal superannuation interest	6,792	6,792	0	7,016	7,016	0	7,245	7,245	0	7,489	7,489	0
General purpose inter-government transactions	44,086	44,701	1	46,404	48,042	4	49,288	50,788	3	52,329	53,885	3
Natural disaster relief	91	145	59	91	94	3	91	94	3	101	103	2
Contingency reserve(a)	1,589	508	-68	3,493	659	-81	7,235	6,422	-11	14,591	14,065	-4
Total expenses	338,213	340,166	1	344,528	344,980	0	356,388	358,505	1	374,990	378,075	1
(a)	Asset sale related expenses are treated as a component of the Contingency Reserve sub-function.

Part 3: Fiscal strategy and outlook

Contingency Reserve

The Contingency Reserve (other purposes function) is an allowance, included in aggregate expenses, principally to reflect anticipated events that cannot be assigned to individual programs in the preparation of the Australian Government budget estimates. The Reserve is used to ensure that the budget estimates are based on the best information available at the time of the Mid-Year Economic and Fiscal Outlook (MYEFO). It is not a general policy reserve.

The Reserve ensures that aggregate estimates are as close as possible to expected outcomes, but it is not appropriated. Allowances that are included in the Reserve can only be drawn upon once they have been appropriated by Parliament. These allowances are removed from the Reserve and allocated to specific agencies for appropriation and for outcome reporting closer to the time when the associated events eventuate.

The Contingency Reserve makes allowance in 2009-10 and the forward years for anticipated events, including the following:

•
an allowance for the tendency for estimates of expenses for existing Government policy to be revised upwards in the forward years, known as the conservative bias allowance. An examination of expenses estimates indicates that the tendency for expenses to be revised upwards, after taking account of policy measures and formal economic parameter variations, has reduced in recent years. Following a review prior to the 2009-10 Budget, at MYEFO this allowance has been set at 1½ per cent of total general government sector expenses (excluding GST payments to the States) in the third year of the forward estimates period (2012-13), ¾ per cent in the second year (2011-12), and ¼  per  cent in the first forward year (2010-11). This involves a reduction of expenses of $759 million in 2010-11, $793 million in 2011-12 and $1.5 billion in 2012-13;

•	a provision for underspends in the current financial year reflecting the tendency for budgeted expenses for some agencies or functions not to be met;

•	commercial-in-confidence and national security-in-confidence items that cannot be disclosed separately and programs that are yet to be negotiated with State and Territory governments;

•	provisions for events that are reasonably expected to affect the budget estimates-for example, a provision for the continuation of drought relief in 2009-10 and 2010-11;

•	decisions made too late for inclusion against individual agency estimates; and

•	the effect on the budget and forward estimates of economic parameters revisions received late in the process and hence not able to be allocated to individual agencies or functions.

Part 3: Fiscal strategy and outlook

The Contingency Reserve also makes the provision for future increases in Australia’s official development assistance yet to be allocated to specific aid programs. However, in this attachment, those expenses are allocated to the Foreign Affairs function.

The Contingency Reserve also includes provisions for future equity investments in the National Broadband Network. This is subject to the outcome of the implementation plan and subsequent commercial negotiations and, accordingly, is not disclosed.

Attachment D

Australia’s Federal Relations

This part provides information on payments for specific purposes and general revenue assistance, including GST payments, provided to the States and Territories (the States).

On 29 November 2008, the Council of Australian Governments agreed to a new Intergovernmental Agreement on Federal Financial Relations (Intergovernmental Agreement) which provides the overarching framework for collaboration between the Commonwealth and the States.

The Intergovernmental Agreement, which commenced on 1 January 2009, involves significant reforms to payments for specific purposes. Under the new framework, some payments for specific purposes under the previous arrangements have been: incorporated into the new National Specific Purpose Payments (National SPPs); deemed to be National Partnership payments; or paid as general revenue assistance since 1 January 2009. The first full year of operation of the new framework is 2009-10.

More detailed information on the Intergovernmental Agreement and new payment arrangements is provided in Budget Paper No. 3, Australia’s Federal Relations 2009-10.

Overview of payments to the States

The States receive significant financial support from the Commonwealth. In 2009-10, total payments to the States will be $93.8 billion, or 27.6 per cent of total Commonwealth expenditure. This represents an 11.7 per cent increase compared with 2008-09. The Commonwealth will provide the States with payments for specific purposes of $51.1 billion and general revenue assistance, including all GST revenue, of $42.7 billion.

Table 3.21 shows payments for specific purposes and general revenue assistance to the States.

Part 3: Fiscal strategy and outlook

Table 3.21: Commonwealth payments to the States, 2009-10 to 2012-13
$million 2009-10	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total

Payments for specific purposes(a)	16,194	11,482	10,273	5,448	4,386	1,336	883	1,012	51,095
General revenue assistance	12,718	9,600	7,781	4,026	3,881	1,562	892	2,284	42,744
Total payments to the States(b)	28,912	21,082	18,055	9,474	8,267	2,898	1,776	3,296	93,840
2010-11
Payments for specific purposes(a)	14,017	10,187	8,956	4,596	3,644	1,046	827	972	44,354
General revenue assistance	14,278	10,372	7,981	3,913	4,216	1,661	962	2,525	45,909
Total payments to the States(b)	28,296	20,559	16,937	8,510	7,860	2,707	1,789	3,497	90,263
2011-12
Payments for specific purposes(a)	13,268	9,868	8,752	4,371	3,338	975	602	887	42,087
General revenue assistance	15,330	11,106	8,303	3,888	4,531	1,757	1,011	2,749	48,675
Total payments to the States(b)	28,598	20,973	17,055	8,259	7,869	2,733	1,613	3,636	90,761
2012-13
Payments for specific purposes(a)	13,441	10,740	9,052	4,724	3,307	1,020	614	742	43,679
General revenue assistance	16,364	11,843	8,790	4,058	4,835	1,826	1,039	2,935	51,689
Total payments to the States(b)	29,805	22,583	17,842	8,782	8,142	2,847	1,652	3,677	95,367
(a) State allocations are not yet finalised for a number of payments.
(b) State totals do not include unallocated payments.

Chart 3.5 shows the state shares of total payments from the Commonwealth in 2009-10.

Chart 3.5: State shares of Commonwealth payments, 2009-10

Payments for specific purposes

The Commonwealth provides payments to the States for specific purposes in order to pursue important national policy objectives in areas that may be administered by the States.

Part 3: Fiscal strategy and outlook

Payments to the States for specific purposes will be 15.0 per cent of total Commonwealth expenditure in 2009-10. The States will receive $51.1 billion in payments for specific purposes, an increase of 22.7 per cent compared with the $41.7 billion the States received in 2008-09.

The increase mainly reflects the full year effect of implementing the Building the Education Revolution and Investment in Social Housing initiatives under the Nation Building and Jobs Plan (announced in February 2009), the COAG reform package (announced in November 2008) and the First Home Owners Boost (announced in 2008). As the Nation Building and Jobs Plan and First Home Owners Boost programs unwind, payments are expected to return to a pre-economic stimulus level.

Since the 2009-10 Budget, payments to the States for specific purposes are estimated to be higher by $1 billion in 2009-10. The main changes include:

•
an increase in the primary schools for the 21st Century component of Building the Education Revolution, mainly reflecting higher than estimated enrolments and the higher take-up rate than originally expected;

•
rephasing of payments for remote Indigenous housing, owing to implementation plans for the National Partnership agreement being finalised later than expected, with some milestone payments now becoming due in 2009-10; and

•	lower than expected payments for 2008-09 on the social housing component of the Nation Building and Jobs Plan, with the expenditure now expected to be in 2009-10.

Table 3.22 shows total payments for specific purposes by function.

Table 3.22: Payments for specific purposes, 2009-10 to 2012-13
	Estimates		Projections
$million	2009-10	2010-11	2011-12	2012-13
Health	12,183	13,055	13,992	15,076
Education	21,760	18,445	15,062	15,272
Community services	2,499	2,748	2,997	3,118
Housing	6,896	3,110	2,004	1,895
Infrastructure	5,221	4,390	5,255	5,435
Environment	466	293	174	154
Local government	1,449	2,016	2,097	2,180
Other	226	212	424	459
Contingent payments	394	84	81	90
Total payments for specific purposes	51,095	44,354	42,087	43,679
less payments 'through' the States	11,974	11,105	10,170	10,820
less payments direct 'to' local government less financial assistance grants for local government	1,106 1,449	545 2,016	392 2,097	361 2,180
Total payments 'to' States for own-purpose expenses	36,566	30,688	29,428	30,318

Part 3: Fiscal strategy and outlook

Of the $51.1 billion to be provided to the States for specific purposes in 2009-10:

•	$36.6 billion will be provided ‘to’ the States to help fund state government functions;

•
$13.4 billion will be paid ‘through’ the States, where the State governments distribute the payments to other organisations — this includes payments for non-government schools and financial assistance grants for local governments; and

•	$1.1 billion will be paid direct ‘to’ local governments.

Chart 3.6 shows the state shares of payments for specific purposes from the Commonwealth in 2009-10.

Chart 3.6: State shares of payments for specific purposes, 2009-10

Payments for specific purposes cover most functional areas of state and local government activity — including health, education, community services, housing, infrastructure and environment. Detailed tables of payments for specific purposes, including state shares of each payment, are provided in Annex A.

General revenue assistance

General revenue assistance is a broad category of payments, including GST payments, which are provided to the States without conditions to spend according to their own budget priorities.

In 2009-10, total general revenue assistance to the States will be 12.6 per cent of total Commonwealth expenditure. The States will receive $42.7 billion in general revenue assistance from the Commonwealth, comprising $42.3 billion in GST payments and

Part 3: Fiscal strategy and outlook

$444 million of other general revenue assistance. This is a 0.9 per cent increase in general revenue assistance, compared with the $42.4 billion the States received in 2008-09.

Table 3.23 summarises general revenue assistance payments to the States. Detailed tables of general revenue assistance, including state shares of each payment, are provided in Annex A.

Table 3.23: General revenue assistance, 2009-10 to 2012-13
	Estimates		Projections
$million	2009-10	2010-11	2011-12	2012-13
GST payments	42,300	45,060	47,990	51,060
Other general revenue assistance
Residual adjustment amounts(a)	10	-	-	-
Royalties	600	590	542	488
Compensation
Climate change mitigation	-	130	-	-
Reduced royalties	53	47	60	57
GST policy decisions	-300	-	-	-
Snowy Hydro Ltd tax compensation	47	47	47	47
ACT municipal services	35	35	36	37
Total other general revenue assistance	444	849	685	629
Total general revenue assistance	42,744	45,909	48,675	51,689
(a)
This amount reflects the net impact of the underpayment of the Commissioner of Taxation’s determination of GST revenue in 2008-09 of $19 million less the resulting overpayment in budget balancing assistance of $9 million.

GST payments

GST revenue variations since the 2009-10 Budget

Table 3.24 is a reconciliation of the GST revenue estimates since the 2009-10 Budget. The reconciliation accounts for policy decisions, parameter and other variations. There have been no policy decisions since Budget that have had a direct effect on GST revenue.

GST revenue in 2009-10 has been revised up by $630 million since Budget, reflecting higher forecast growth for taxable consumption.

Table 3.24: Reconciliation of GST revenue estimates since 2009-10 Budget
	Estimates		Projections
$million	2009-10	2010-11	2011-12	2012-13
GST revenue at 2009-10 Budget	43,630	45,960	48,670	51,880
Changes between 2009-10 Budget and MYEFO
Effect of policy decisions(a)	-	*	*	*
Effect of parameter and other variations	630	1,290	1,760	1,720
Total variations	630	1,290	1,760	1,720
GST revenue at 2009-10 MYEFO	44,260	47,250	50,430	53,600
(a)	Refer the measure GST — Government response to Board of Taxation report — minor changes.

Part 3: Fiscal strategy and outlook

Reconciling GST revenue and GST payments to the States

In accordance with the Intergovernmental Agreement, the Commonwealth administers the GST on behalf of the States and all GST revenue is paid to the States.

Up until the end of 2008-09, the Commissioner of Taxation has estimated the level of GST receipts in June, prior to the end of each financial year. That estimate formed the basis of GST payments to the States for that financial year. A balancing adjustment was subsequently made in the following financial year to ensure that the States received their full entitlement of GST payments for a financial year. The last balancing adjustment under these arrangements will be made in 2009-10.

From 2009-10, GST advances will be paid during the relevant financial year and the Treasurer will determine the level of GST receipts based on the final budget outcome. A balancing adjustment will still be made to ensure that the States receive their full entitlement of GST payments for a financial year.

In addition to these balancing adjustments, GST revenue for a financial year also varies from the amount of GST payments to the States for that year because of:

•	GST revenues that are recognised on a Commonwealth whole-of-government basis, but are not remitted to the Australian Taxation Office until the following financial year; and

•	penalties, other than general interest charge penalties, which are not included in the definition in the Intergovernmental Agreement of GST to be paid to the States.

The reconciliation of GST revenue and GST payments to the States is provided in Table 3.25.

Table 3.25: GST revenue and GST payments to the States
	Outcome	Estimates		Projections
$million	2008-09	2009-10	2010-11	2011-12	2012-13
GST revenue	42,626	44,260	47,250	50,430	53,600
less change in GST receivables	1,291	1,748	2,090	2,330	2,420
GST receipts	41,335	42,512	45,160	48,100	51,180
less non-GIC penalties collected	97	100	100	110	120
less GST collected by Commonwealth agencies but not yet remitted to the ATO	79	112	0	0	0
plus variation from the Commissioner's determination(a)	-19
plus prior year balancing adjustment	49	19
GST payments to the States	41,189	42,319	45,060	47,990	51,060
(a)	The Commissioner’s determination for 2008-09 was $19 million lower than the final outcome. This amount will be paid in 2009-10.

Part 3: Fiscal strategy and outlook

Distribution of GST payments among the States

As agreed by all parties in the Intergovernmental Agreement, GST payments are distributed among the States in accordance with the principle of horizontal fiscal equalisation and having regard to the recommendations of the Commonwealth Grants Commission.

The Commission recommends state revenue sharing relativities (the GST relativities) to be used in calculating each State’s share of GST payments such that, if each State made the same effort to raise revenue from its own sources and operated at the same level of efficiency, each State would have the capacity to provide services at the same standard.

The Intergovernmental Agreement provides that GST relativities are applied to estimated state populations in order to determine an adjusted population for each State. Each State’s share of the adjusted population is then used to distribute the GST payments. The calculations for the distribution of the GST pool are shown in Table 3.26.

Table 3.26: Distribution of the GST pool, 2009-10(a)
	Estimated 31 December population	State revenue sharing relativities	Adjusted population (1) x (2)	Share of adjusted population per cent	Share of GST $million
	(1)	(2)	(3)	(4)	(5)
NSW	7,130,713	0.93186	6,644,826	30.2	12,774.1
VIC	5,460,472	0.91875	5,016,809	22.8	9,644.4
QLD	4,453,853	0.91556	4,077,770	18.5	7,839.2
WA	2,262,012	0.78485	1,775,340	8.1	3,412.9
SA	1,630,088	1.24724	2,033,111	9.2	3,908.5
TAS	504,955	1.62040	818,229	3.7	1,573.0
ACT	353,145	1.27051	448,674	2.0	862.5
NT	226,412	5.25073	1,188,828	5.4	2,285.4
Total	22,021,650	na	22,003,587	100.0	42,300.0
(a)
The Commonwealth Grants Commission is currently undertaking a review of its fiscal equalisation methodology. The outcome of the review may have a significant impact on the GST relativities and the distribution of the GST pool in 2010-11.

State shares of GST payments for 2009-10 are shown in Chart 3.7.

Part 3: Fiscal strategy and outlook

Chart 3.7: State shares of GST payments, 2009-10

GST administration costs

Because the GST has a national tax base, the Intergovernmental Agreement provides for the Australian Taxation Office to administer the GST on behalf of the States. As all GST revenue is provided to the States, the States compensate the Commonwealth for the agreed costs incurred by the Australian Taxation Office in administering the GST, as shown in Table 3.27.

Table 3.27: GST administration budget, 2008-09 to 2012-13

	Actual	Estimates		Projections
$million	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office budget	631.9	624.3	630.5	634.2	646.8
less prior year adjustment	1.4	29.9	0.0	0.0	0.0
equals State government payments	630.5	594.4	630.5	634.2	646.8
less Australian Taxation Office outcome(a)	602.0
equals Commonwealth budget impact	28.5
plus prior year adjustment	1.4
equals following year adjustment	29.9
(a)	Preliminary outcome for 2008-09 pending confirmation by the Australian National Audit Office.

The preliminary outcome for the 2008-09 GST administration expenses of $602 million differs from the amount paid by the States and the prior year adjustment by $29.9 million. Once the outcome for GST administration in 2008-09 is audited, this difference will be incorporated into the States’ administration costs for 2009-10.

Annex A

Payments to the States

This annex provides accrual estimates of Commonwealth payments to the States and local governments. This includes Commonwealth advances (loans) to the States, including new advances, interest on advances and repayments of advances. Most of these advances were funded from borrowings made on behalf of the States under previous Australian Loan Council arrangements.

Each table presents estimated payments to the States for the period 2009-10 to 2012-13 as follows:

A.1 — health;

A.2 — education;

A.3 — community services;

A.4 — housing;

A.5 — infrastructure;

A.6 — environment;

A.7 — other purposes;

A.8 — contingent liabilities;

A.9 — general revenue assistance;

A.10 — advances, repayment of advances and interest payments;

A.11 — local government payments included in tables above; and

A.12 — payments presented on the Australian Bureau of Statistics Government Finance Statistics (GFS) functional basis.

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2009-10
National healthcare SPP	3,711,041	2,710,663	2,206,394	1,135,585	920,226	246,090	148,608	145,578	11,224,185
National Partnership payments
Closing the gap - Northern Territory - Indigenous health and related services	-	-	-	-	-	-	-	8,948	8,948
Commonwealth dental health program	14,570	11,580	8,420	3,770	3,940	1,870	920	930	46,000
Elective surgery waiting list reduction program	58,804	31,622	31,230	15,285	14,074	5,554	4,937	4,494	166,000
Essential vaccines	98,076	83,299	70,455	31,475	24,743	7,316	4,861	3,924	324,149
Health and Hospital Fund projects	38,000	300	76,000	22,100	54,000	24,400	1,400	17,800	234,000
Health infrastructure
Cairns integrated cancer centre	-	-	3,300	-	-	-	-	-	3,300
Children's cancer centre, Adelaide	-	-	-	-	12,000	-	-	-	12,000
Lismore integrated cancer centre	3,500	-	-	-	-	-	-	-	3,500
Olivia Newton John cancer centre, Melbourne	-	10,000	-	-	-	-	-	-	10,000
PET scanner for Calvary Mater Hospital, Newcastle	1,115	-	-	-	-	-	-	-	1,115
PET Scanner for Royal Hobart Hospital	-	-	-	-	-	3,500	-	-	3,500
Tasmanian health package
Improved patient transport services	-	-	-	-	-	2,300	-	-	2,300
Radiation oncology services in the north west	-	-	-	-	-	3,236	-	-	3,236
Upgrading equipment - Burnie hospital	-	-	-	-	-	400	-	-	400
Upgrading of patient accommodation	-	-	-	-	-	500	-	-	500
Health services 2011 world sailing championships	-	-	-	3,000	-	-	-	-	3,000
Bowel cancer screening for 50 year olds	602	444	357	183	143	106	89	76	2,000
Health care grants for the Torres Strait	-	-	3,791	-	-	-	-	-	3,791
Healthy kids health checks	503	389	319	178	138	74	67	57	1,725
Human quarantine services	32	17	18	11	6	5	5	6	100
Longer stay older patients in public hospitals	12,990	9,520	6,750	3,320	3,330	990	300	300	37,500
OzFoodNet	317	232	232	181	181	168	126	131	1,568
PET scanner for Westmead Hospital, Sydney	1,300	-	-	-	-	-	-	-	1,300
Plan for perinatal depression	987	824	699	443	260	133	118	136	3,600

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2009-10
Pneumococcal disease surveillance	-	29	-	-	16	27	10	76	158
Reducing rheumatic heart fever for Indigenous children	-	-	778	778	-	-	-	778	2,334
Royal Darwin Hospital - equipped, prepared and ready	-	-	-	-	-	-	-	13,974	13,974
Satellite renal dialysis facilities in remote
Northern Territory communities	-	-	-	-	-	-	-	976	976
Sexual assault counselling in remote Northern Territory areas	-	-	-	-	-	-	-	1,383	1,383
Supporting nurses back into the workforce incentive payments	1,674	1,263	1,020	510	384	114	84	51	5,100
training payments	355	268	216	108	82	24	17	11	1,081
Torres Strait Islander health protection strategy mosquito control	-	-	878	-	-	-	-	-	878
Vaccine preventable diseases surveillance	149	110	179	56	35	29	7	4	569
Victorian cytology service	-	6,985	-	-	-	-	-	-	6,985
Hospital and health workforce reform	-	-	-	-	-	-	-	-	-
Indigenous early childhood development	3,739	748	4,188	2,393	748	449	150	2,543	14,958
Northern Territory medical school	-	-	-	-	-	-	-	-	-
Organ transplantation services(a)	12,076	-	-	-	4,121	-	-	-	16,197
Organ transplantation services - capital(a)	1,577	-	-	-	453	-	-	-	2,030
Preventive health
Enabling infrastructure	816	620	500	252	188	58	40	26	2,500
Healthy children	-	-	-	-	-	-	-	-	-
Healthy communities grants(b)	~	~	~	~	~	~	~	~	1,620
Healthy workers	-	-	-	-	-	-	-	-	-
Social marketing	-	-	-	-	-	-	-	-	-
Repatriation General Hospitals(a)	6,297	363	-	-	6,543	1,055	-	-	14,258
Total(c)	3,968,520	2,869,276	2,415,724	1,219,628	1,045,611	298,398	161,739	202,202	12,182,718

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000 2010-11	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total

National healthcare SPP	3,939,975	2,914,857	2,389,367	1,227,919	960,495	264,294	166,044	149,951	12,012,902
National Partnership payments
Closing the gap - Northern Territory - Indigenous health and related services	-	-	-	-	-	-	-	4,858	4,858
Commonwealth dental health program	30,360	24,150	17,560	7,870	8,220	3,360	1,370	1,410	94,300
Elective surgery waiting list reduction program	66,792	47,651	38,983	19,663	15,536	6,644	4,967	3,764	204,000
Essential vaccines	99,153	84,620	71,739	32,218	25,021	7,379	4,941	3,996	329,067
Health and Hospital Fund projects	40,300	90,000	14,800	40,800	59,000	5,600	13,400	11,500	275,400
Health infrastructure
Cairns integrated cancer centre	-	-	2,000	-	-	-	-	-	2,000
Children's cancer centre, Adelaide	-	-	-	-	-	-	-	-	-
Lismore integrated cancer centre	-	-	-	-	-	-	-	-	-
Olivia Newton John cancer centre, Melbourne	-	-	-	-	-	-	-	-	-
PET scanner for Calvary Mater Hospital, Newcastle	-	-	-	-	-	-	-	-	-
PET Scanner for Royal Hobart Hospital	-	-	-	-	-	-	-	-	-
Tasmanian health package
Improved patient transport services	-	-	-	-	-	2,300	-	-	2,300
Radiation oncology services in the north west	-	-	-	-	-	1,789	-	-	1,789
Upgrading equipment - Burnie hospital	-	-	-	-	-	400	-	-	400
Upgrading of patient accommodation	-	-	-	-	-	500	-	-	500
Health services
2011 world sailing championships	-	-	-	2,000	-	-	-	-	2,000
Bowel cancer screening for 50 year olds	602	444	357	183	143	106	89	76	2,000
Health care grants for the Torres Strait	-	-	3,969	-	-	-	-	-	3,969
Healthy kids health checks	526	406	334	186	144	78	70	60	1,804
Human quarantine services	32	17	18	11	6	5	5	6	100
Longer stay older patients in public hospitals	12,990	9,520	6,750	3,320	3,330	990	300	300	37,500
OzFoodNet	325	237	234	184	184	171	129	134	1,598
PET scanner for Westmead Hospital, Sydney	1,300	-	-	-	-	-	-	-	1,300
Plan for perinatal depression	1,804	1,500	1,268	788	445	206	177	212	6,400

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000 2010-11	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total

Pneumococcal disease surveillance	-	29	-	-	16	28	10	77	160
Reducing rheumatic heart fever for
Indigenous children	-	-	790	790	-	-	-	790	2,370
Royal Darwin Hospital - equipped, prepared and ready	-	-	-	-	-	-	-	14,212	14,212
Satellite renal dialysis facilities in remote
Northern Territory communities	-	-	-	-	-	-	-	272	272
Sexual assault counselling in remote
Northern Territory areas	-	-	-	-	-	-	-	1,378	1,378
Supporting nurses back into the workforce incentive payments	1,968	1,488	1,197	600	453	135	99	60	6,000
training payments	443	335	268	135	101	32	23	13	1,350
Torres Strait Islander health protection strategy mosquito control	-	-	898	-	-	-	-	-	898
Vaccine preventable diseases surveillance	155	113	185	56	35	30	7	5	586
Victorian cytology service	-	7,334	-	-	-	-	-	-	7,334
Hospital and health workforce reform	-	-	-	-	-	-	-	-	-
Indigenous early childhood development	4,961	992	5,556	3,175	992	595	199	3,373	19,843
Northern Territory medical school	-	-	-	-	-	-	-	532	532
Organ transplantation services(a)	-	-	-	-	-	-	-	-	-
Organ transplantation services - capital(a)	-	-	-	-	-	-	-	-	-
Preventive health
Enabling infrastructure	816	620	500	252	188	58	40	26	2,500
Healthy children	-	-	-	-	-	-	-	-	-
Healthy communities grants(b)	~	~	~	~	~	~	~	~	7,841
Healthy workers	-	-	-	-	-	-	-	-	-
Social marketing	1,959	1,487	1,199	606	451	140	97	62	6,001
Repatriation General Hospitals(a)	-	-	-	-	-	-	-	-	-
Total(c)	4,204,461	3,185,800	2,557,972	1,340,756	1,074,760	294,840	191,967	197,067	13,055,464

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2011-12
National healthcare SPP	4,196,920	3,146,755	2,596,815	1,332,697	1,005,668	284,657	185,550	154,639	12,903,701
National Partnership payments
Closing the gap - Northern Territory - Indigenous health and related services	-	-	-	-	-	-	-	4,949	4,949
Commonwealth dental health program	31,900	25,370	18,450	8,260	8,640	3,510	1,420	1,450	99,000
Elective surgery waiting list reduction program	-	-	-	-	-	-	-	-	-
Essential vaccines	100,545	86,340	73,045	33,036	25,438	7,482	5,042	4,071	334,999
Health and Hospital Fund projects	36,300	83,500	100,200	94,700	52,000	-	13,100	2,900	382,700
Health infrastructure
Cairns integrated cancer centre	-	-	2,000	-	-	-	-	-	2,000
Children's cancer centre, Adelaide	-	-	-	-	-	-	-	-	-
Lismore integrated cancer centre	-	-	-	-	-	-	-	-	-
Olivia Newton John cancer centre, Melbourne	-	-	-	-	-	-	-	-	-
PET scanner for Calvary Mater Hospital, Newcastle	-	-	-	-	-	-	-	-	-
PET Scanner for Royal Hobart Hospital	-	-	-	-	-	-	-	-	-
Tasmanian health package
Improved patient transport services	-	-	-	-	-	1,150	-	-	1,150
Radiation oncology services in the north west	-	-	-	-	-	712	-	-	712
Upgrading equipment - Burnie hospital	-	-	-	-	-	600	-	-	600
Upgrading of patient accommodation	-	-	-	-	-	-	-	-	-
Health services
2011 world sailing championships	-	-	-	3,600	-	-	-	-	3,600
Bowel cancer screening for 50 year olds	-	-	-	-	-	-	-	-	-
Health care grants for the Torres Strait	-	-	4,166	-	-	-	-	-	4,166
Healthy kids health checks	550	425	349	194	151	81	74	62	1,886
Human quarantine services	32	17	18	11	6	5	5	6	100
Longer stay older patients in public hospitals	12,990	9,520	6,750	3,320	3,330	990	300	300	37,500
OzFoodNet	328	242	241	188	188	174	131	136	1,628
PET scanner for Westmead Hospital, Sydney	1,300	-	-	-	-	-	-	-	1,300
Plan for perinatal depression	2,711	2,249	1,897	1,169	648	287	243	296	9,500

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000 2011-12	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total

Pneumococcal disease surveillance	-	29	-	-	17	30	10	78	164
Reducing rheumatic heart fever for Indigenous children	-	-	805	805	-	-	-	805	2,415
Royal Darwin Hospital - equipped, prepared and ready	-	-	-	-	-	-	-	14,481	14,481
Satellite renal dialysis facilities in remote
Northern Territory communities	-	-	-	-	-	-	-	131	131
Sexual assault counselling in remote
Northern Territory areas	-	-	-	-	-	-	-	1,527	1,527
Supporting nurses back into the workforce incentive payments	2,361	1,785	1,431	720	543	171	117	72	7,200
training payments	536	405	325	164	124	41	26	18	1,639
Torres Strait Islander health protection strategy mosquito control	-	-	913	-	-	-	-	-	913
Vaccine preventable diseases surveillance	161	115	191	56	36	31	7	5	602
Victorian cytology service	-	7,700	-	-	-	-	-	-	7,700
Hospital and health workforce reform	12,270	10,990	7,000	4,110	3,580	1,240	980	1,230	41,400
Indigenous early childhood development	5,699	1,140	6,383	3,647	1,140	684	228	3,876	22,797
Northern Territory medical school	-	-	-	-	-	-	-	1,628	1,628
Organ transplantation services(a)	-	-	-	-	-	-	-	-	-
Organ transplantation services - capital(a)	-	-	-	-	-	-	-	-	-
Preventive Health
Enabling infrastructure	816	620	500	252	188	58	40	26	2,500
Healthy children	10,662	7,826	6,648	3,301	2,316	786	509	407	32,455
Healthy communities grants(b)	~	~	~	~	~	~	~	~	25,793
Healthy workers	10,675	8,251	6,882	3,606	2,451	738	602	347	33,552
Social marketing	1,959	1,487	1,199	606	451	140	97	62	6,001
Repatriation General Hospitals(a)	-	-	-	-	-	-	-	-	-
Total(c)	4,428,715	3,394,766	2,836,208	1,494,442	1,106,915	303,567	208,481	193,502	13,992,389

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
National healthcare SPP	4,481,951	3,403,918	2,818,991	1,444,328	1,056,012	307,404	206,792	159,249	13,878,645
National Partnership payments
Closing the gap - Northern Territory - Indigenous health and related services	-	-	-	-	-	-	-	-	-
Commonwealth dental health program	16,100	12,800	9,310	4,170	4,360	2,020	960	980	50,700
Elective surgery waiting list reduction program	-	-	-	-	-	-	-	-	-
Essential vaccines	101,760	87,725	74,569	33,708	25,774	7,535	5,118	4,162	340,351
Health and Hospital Fund projects	9,400	182,000	82,000	190,600	5,000	-	-	-	469,000
Health infrastructure
Cairns integrated cancer centre	-	-	-	-	-	-	-	-	-
Children's cancer centre, Adelaide	-	-	-	-	-	-	-	-	-
Lismore integrated cancer centre	-	-	-	-	-	-	-	-	-
Olivia Newton John cancer centre, Melbourne	-	-	-	-	-	-	-	-	-
PET scanner for Calvary Mater Hospital, Newcastle	-	-	-	-	-	-	-	-	-
PET Scanner for Royal Hobart Hospital	-	-	-	-	-	-	-	-	-
Tasmanian health package
Improved patient transport services	-	-	-	-	-	-	-	-	-
Radiation oncology services in the north west	-	-	-	-	-	993	-	-	993
Upgrading equipment - Burnie hospital	-	-	-	-	-	-	-	-	-
Upgrading of patient accommodation	-	-	-	-	-	-	-	-	-
Health services
2011 world sailing championships	-	-	-	-	-	-	-	-	-
Bowel cancer screening for 50 year olds	-	-	-	-	-	-	-	-	-
Health care grants for the Torres Strait	-	-	4,365	-	-	-	-	-	4,365
Healthy kids health checks	575	444	365	203	158	85	77	65	1,972
Human quarantine services	32	17	18	11	6	5	5	6	100

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000 2012-13	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total

Longer stay older patients in public hospitals	12,990	9,520	6,750	3,320	3,330	990	300	300	37,500
OzFoodNet	332	245	243	189	190	176	131	138	1,644
PET scanner for Westmead Hospital, Sydney	1,300	-	-	-	-	-	-	-	1,300
Plan for perinatal depression	2,478	2,056	1,734	1,070	596	266	226	274	8,700
Pneumococcal disease surveillance	-	29	-	-	17	31	10	79	166
Reducing rheumatic heart fever for
Indigenous children	-	-	841	841	-	-	-	841	2,523
Royal Darwin Hospital - equipped, prepared and ready	-	-	-	-	-	-	-	14,756	14,756
Satellite renal dialysis facilities in remote
Northern Territory communities	-	-	-	-	-	-	-	-	-
Sexual assault counselling in remote
Northern Territory areas	-	-	-	-	-	-	-	-	-
Supporting nurses back into the workforce incentive payments	2,652	2,004	1,608	813	612	198	129	84	8,100
training payments	558	423	339	172	129	42	27	18	1,708
Torres Strait Islander health protection strategy mosquito control	-	-	929	-	-	-	-	-	929
Vaccine preventable diseases surveillance	166	118	197	56	37	32	8	5	619
Victorian cytology service	-	8,085	-	-	-	-	-	-	8,085

Part 3: Fiscal strategy and outlook

Table A.1: Estimated payments to support state health services, by year and State (continued)
$'000 2012-13	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total

Hospital and health workforce reform	16,450	14,730	9,380	5,520	4,800	1,660	1,320	1,660	55,520
Indigenous early childhood development	5,941	1,188	6,654	3,803	1,188	713	237	4,040	23,764
Northern Territory medical school	-	-	-	-	-	-	-	2,212	2,212
Organ transplantation services(a)	-	-	-	-	-	-	-	-	-
Organ transplantation services - capital(a)	-	-	-	-	-	-	-	-	-
Preventive Health
Enabling infrastructure	816	620	500	252	188	58	40	26	2,500
Healthy children	21,324	15,652	13,297	6,602	4,633	1,573	1,018	813	64,912
Healthy communities grants(b)	~	~	~	~	~	~	~	~	26,283
Healthy workers	19,904	15,385	12,831	6,724	4,569	1,375	1,122	646	62,556
Social marketing	1,959	1,487	1,199	606	451	140	97	62	6,001
Repatriation General Hospitals(a)	-	-	-	-	-	-	-	-	-
Total(c)	4,696,688	3,758,446	3,046,120	1,702,988	1,112,050	325,296	217,617	190,416	15,075,904
(a)	The Commonwealth has met its future payment commitment in respect of these payments by providing a single payment in 2009-10 and ceasing future annual payments.
(b)	State allocations are not yet finalised for this payment.
(c)	State totals do not include unallocated payments.

Part 3: Fiscal strategy and outlook

Table A.2: Estimated payments to support state education services, by year and State
$'000 2009-10	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total

National schools SPP	3,139,627	2,391,718	1,897,938	960,211	754,071	221,022	174,904	118,705	9,658,196
National skills & workforce development SPP	438,559	326,302	255,038	131,734	99,124	30,848	22,563	13,709	1,317,877
National Partnership payments
Nation Building and Jobs Plan -
Building the education revolution	2,888,677	2,172,583	1,753,801	1,019,325	781,648	257,244	135,079	152,550	9,160,907
Education Investment Fund	28,724	-	-	-	-	-	-	-	28,724
Digital education revolution(a)	62,480	46,834	41,843	20,588	14,864	4,755	3,757	1,890	277,142
Early childhood education -
Universal access to early education	21,579	15,323	34,656	7,700	5,236	1,540	924	1,540	88,498
Smarter schools
Improving teacher quality	4,162	3,306	2,566	1,317	950	309	232	159	13,001
Literacy and numeracy	21,761	14,309	22,181	9,873	6,462	2,061	971	2,382	80,000
Low SES school communities	60,067	27,869	23,465	9,796	16,175	7,100	304	7,100	151,876
Trade training centres in schools	108,388	86,100	76,113	37,563	26,448	8,688	6,234	3,400	352,934
Indigenous early childhood development - children and family centres	19,031	4,243	19,153	10,790	6,425	2,060	2,060	10,790	74,552
Productivity places program	89,226	-	56,138	28,544	21,676	4,875	4,672	3,083	208,214
Schools security program(b)	2,098	~	~	~	~	~	~	~	9,498
TAFE fee waivers for childcare qualifications	8,101	3,097	1,630	1,092	1,141	473	619	147	16,300
Youth attainment and transitions -
Quality on the job workplace learning	4,287	3,298	2,707	1,376	979	303	214	138	13,302
Year 12 attainment and transition	-	-	-	-	-	-	-	-	-
Closing the gap - Northern Territory
Teacher housing	-	-	-	-	-	-	-	11,000	11,000
Quality teaching, accelerated literacy	-	-	-	-	-	-	-	15,715	15,715
Better TAFE facilities	63,430	48,976	39,124	22,000	14,634	4,662	3,174	4,000	200,000
National solar schools plan	26,060	19,360	15,710	9,590	7,080	2,160	1,100	1,340	82,400
Total(c)	6,986,257	5,163,318	4,242,063	2,271,499	1,756,913	548,100	356,807	347,648	21,760,136

Part 3: Fiscal strategy and outlook

Table A.2: Estimated payments to support state education services, by year and State (continued)
$'000 2009-10	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total

Memorandum item - payments for non-government schools included in payments above(d)
National schools SPP	2,035,088	1,632,137	1,257,903	631,029	502,177	131,084	125,885	56,299	6,371,602
Nation Building and Jobs Plan - Building the education revolution	895,427	701,131	544,287	313,158	245,147	65,040	49,290	38,843	2,852,323
Digital education revolution(a)	23,500	18,202	15,526	8,257	5,794	1,467	1,666	588	155,101
Literacy and numeracy	-	-	-	-	-	-	-	-	-
Trade training centres in schools	31,899	27,609	21,712	11,794	8,042	2,144	2,144	536	105,880
Schools security program(b)	~	~	~	~	~	~	~	~	7,400
National solar schools plan	11,100	8,180	7,240	4,350	3,290	680	500	330	35,670
Total(c)	2,997,014	2,387,259	1,846,668	968,588	764,450	200,415	179,485	96,596	9,527,976

Part 3: Fiscal strategy and outlook

Table A.2: Estimated payments to support state education services, by year and State (continued)
$'000 2010-11	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total

National schools SPP	3,376,468	2,536,539	2,063,885	1,018,697	807,572	233,175	190,050	116,661	10,343,047
National skills & workforce development SPP	441,807	330,882	261,171	134,478	100,054	31,102	22,575	13,876	1,335,945
National Partnership payments
Nation Building and Jobs Plan -
Building the education revolution	1,699,671	1,275,114	1,020,402	628,439	468,480	140,740	88,839	86,683	5,408,368
Education Investment Fund	9,295	-	-	-	-	-	-	-	9,295
Digital education revolution(a)	31,719	23,765	21,248	10,440	7,541	2,422	1,902	963	200,000
Early childhood education -
Universal access to early education	26,869	19,303	29,488	9,700	6,596	1,940	1,164	1,940	97,000
Smarter schools
Improving teacher quality	10,886	8,646	6,710	3,444	2,485	807	608	415	34,001
Literacy and numeracy	47,599	31,302	48,522	21,596	14,136	4,509	2,125	5,211	175,000
Low SES school communities	81,077	37,617	31,672	13,222	21,832	9,584	410	9,584	204,998
Trade training centres in schools	43,958	34,919	30,869	15,234	10,726	3,524	2,529	1,378	143,137
Indigenous early childhood development – children and family centres	17,309	3,859	17,420	9,813	5,843	1,874	1,874	9,813	67,805
Productivity places program	139,037	-	85,881	43,692	32,481	6,339	7,331	4,663	319,424
Schools security program(b)	~	~	~	~	~	~	~	~	6,938
TAFE fee waivers for childcare qualifications	8,648	3,306	1,740	1,166	1,218	505	661	157	17,401
Youth attainment and transitions -
Quality on the job workplace learning	8,574	6,595	5,414	2,752	1,958	605	427	275	26,600
Year 12 attainment and transition	-	-	-	-	-	-	-	-	-
Closing the gap - Northern Territory
Teacher housing	-	-	-	-	-	-	-	-	-
Quality teaching, accelerated literacy	-	-	-	-	-	-	-	16,290	16,290
Better TAFE facilities	-	-	-	-	-	-	-	-	-
National solar schools plan	13,035	9,743	7,092	4,443	3,157	1,193	562	770	39,995
Total(c)	5,955,952	4,321,590	3,631,514	1,917,116	1,484,079	438,319	321,057	268,679	18,445,244

Part 3: Fiscal strategy and outlook

Table A.2: Estimated payments to support state education services, by year and State (continued)
$'000 2010-11	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total

Memorandum item - payments for non-government schools included in payments above(d)
National schools SPP	2,215,130	1,727,331	1,371,308	667,138	543,846	138,979	138,329	54,883	6,856,944
Nation Building and Jobs Plan - Building the education revolution	537,792	418,979	325,161	191,323	143,243	35,689	33,269	19,552	1,705,008
Digital education revolution(a)	11,597	8,984	7,662	4,075	2,859	725	807	291	137,000
Literacy and numeracy	-	-	-	-	-	-	-	-	-
Trade training centres in schools	12,937	11,197	8,806	4,783	3,261	870	870	217	42,941
Schools security program(b)	~	~	~	~	~	~	~	~	6,938
National solar schools plan	4,005	3,200	1,980	1,280	870	330	200	160	12,025
Total(c)	2,781,461	2,169,691	1,714,917	868,599	694,079	176,593	173,475	75,103	8,760,856

Part 3: Fiscal strategy and outlook

Table A.2: Estimated payments to support state education services, by year and State (continued)
$'000 2011-12	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total

National schools SPP	3,541,445	2,734,059	2,276,043	1,110,519	853,967	252,589	201,115	133,339	11,103,076
National skills & workforce development SPP	444,713	335,880	268,372	137,844	100,854	31,300	22,592	14,083	1,355,638
National Partnership payments
Nation Building and Jobs Plan -
Building the education revolution	157,121	117,772	94,313	58,143	43,340	13,068	8,179	8,064	500,000
Education Investment Fund	-	-	-	-	-	-	-	-	-
Digital education revolution(a)	63,441	47,530	42,495	20,881	15,084	4,842	3,803	1,924	200,000
Early childhood education -
Universal access to early education	82,269	59,103	90,288	29,700	20,196	5,940	3,564	5,940	297,000
Smarter schools
Improving teacher quality	69,156	54,926	42,629	21,877	15,786	5,127	3,861	2,638	216,000
Literacy and numeracy	47,599	31,302	48,522	21,596	14,136	4,509	2,125	5,211	175,000
Low SES school communities	148,312	68,812	57,937	24,187	39,937	17,531	750	17,531	374,997
Trade training centres in schools	80,763	64,964	56,470	28,253	19,799	6,327	4,756	2,368	263,700
Indigenous early childhood development - children and family centres	14,082	3,141	14,172	7,984	4,754	1,524	1,524	7,984	55,165
Productivity places program	161,154	-	98,688	50,256	36,968	14,938	8,528	5,331	375,863
Schools security program	-	-	-	-	-	-	-	-	-
TAFE fee waivers for childcare qualifications	8,797	3,363	1,770	1,186	1,239	513	673	159	17,700
Youth attainment and transitions -
Quality on the job workplace learning	8,498	6,596	5,478	2,793	1,935	598	425	277	26,600
Year 12 attainment and transition	15,974	11,650	11,096	5,108	3,551	1,229	724	668	50,000
Closing the gap - Northern Territory
Teacher housing	-	-	-	-	-	-	-	-	-
Quality teaching, accelerated literacy	-	-	-	-	-	-	-	12,289	12,289
Better TAFE facilities	-	-	-	-	-	-	-	-	-
National solar schools plan	12,706	9,525	6,927	4,342	3,096	1,163	544	756	39,059
Total	4,856,030	3,548,623	3,115,200	1,524,669	1,174,642	361,198	263,163	218,562	15,062,087

Part 3: Fiscal strategy and outlook

Table A.2: Estimated payments to support state education services, by year and State (continued)
$'000 2011-12	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total

Memorandum item - payments for non-government schools included in payments above(d)
National schools SPP	2,316,464	1,867,959	1,523,327	733,671	578,159	153,805	146,425	73,709	7,393,519
Nation Building and Jobs Plan - Building the education revolution	47,313	36,860	28,606	16,832	12,602	3,140	2,927	1,720	150,000
Digital education revolution(a)	23,196	17,968	15,324	8,150	5,720	1,448	1,614	580	74,000
Literacy and numeracy	-	-	-	-	-	-	-	-	-
Trade training centres in schools	31,778	27,505	21,630	11,750	8,011	2,136	2,136	534	105,480
Schools security program	-	-	-	-	-	-	-	-	-
National solar schools plan	3,880	3,130	1,930	1,250	860	320	190	160	11,720
Total	2,422,631	1,953,422	1,590,817	771,653	605,352	160,849	153,292	76,703	7,734,719

Part 3: Fiscal strategy and outlook

Table A.2: Estimated payments to support state education services, by year and State (continued)
$'000 2012-13	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total

National schools SPP	3,692,598	2,938,174	2,531,433	1,219,760	900,714	274,128	212,513	157,545	11,926,865
National skills & workforce development SPP	446,827	340,956	276,395	141,686	101,425	31,416	22,592	14,322	1,375,619
National Partnership payments
Nation Building and Jobs Plan -
Building the education revolution	-	-	-	-	-	-	-	-	-
Education Investment Fund	-	-	-	-	-	-	-	-	-
Digital education revolution(a)	63,441	47,530	42,495	20,881	15,084	4,842	3,803	1,924	200,000
Early childhood education -
Universal access to early education	137,898	109,534	97,597	47,602	30,927	10,415	7,080	5,947	447,000
Smarter schools
Improving teacher quality	56,029	44,500	34,538	17,724	12,790	4,154	3,128	2,138	175,001
Literacy and numeracy	-	-	-	-	-	-	-	-	-
Low SES school communities	143,863	66,748	56,199	23,462	38,739	17,005	727	17,005	363,748
Trade training centres in schools	85,314	64,659	59,270	28,737	21,104	7,633	4,940	3,143	274,800
Indigenous early childhood development - children and family centres	9,908	2,209	9,972	5,618	3,345	1,073	1,073	5,618	38,816
Productivity places program	161,154	-	98,688	50,256	36,968	14,938	8,528	5,331	375,863
Schools security program	-	-	-	-	-	-	-	-	-
TAFE fee waivers for childcare qualifications	8,996	3,439	1,810	1,213	1,267	525	688	163	18,101
Youth attainment and transitions -
Quality on the job workplace learning	8,574	6,595	5,414	2,752	1,958	605	427	275	26,600
Year 12 attainment and transition	-	-	-	-	-	-	-	-	-
Closing the gap - Northern Territory
Teacher housing	-	-	-	-	-	-	-	-	-
Quality teaching, accelerated literacy	-	-	-	-	-	-	-	-	-
Better TAFE facilities	-	-	-	-	-	-	-	-	-
National solar schools plan	16,295	11,575	9,134	5,670	4,084	1,490	667	1,065	49,980
Total	4,830,897	3,635,919	3,222,945	1,565,361	1,168,405	368,224	266,166	214,476	15,272,393

Part 3: Fiscal strategy and outlook

Table A.2: Estimated payments to support state education services, by year and State (continued)
$'000 2012-13	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total

Memorandum item - payments for non-government schools included in payments above(d)
National schools SPP	2,403,260	2,012,700	1,711,318	811,221	611,675	170,300	154,837	97,610	7,972,921
Nation Building and Jobs Plan - Building the education revolution	-	-	-	-	-	-	-	-	-
Digital education revolution(a)	23,196	17,968	15,324	8,150	5,720	1,448	1,614	580	74,000
Literacy and numeracy	-	-	-	-	-	-	-	-	-
Trade training centres in schools	34,125	25,864	23,708	11,495	8,442	3,053	1,976	1,257	109,920
Schools security program	-	-	-	-	-	-	-	-	-
National solar schools plan	1,335	1,075	664	430	294	110	67	55	4,030
Total	2,461,916	2,057,607	1,751,014	831,296	626,131	174,911	158,494	99,502	8,160,871
(a)	State allocations are not yet finalised for part of this payment. $80.1 million has been included in the total payment in 2009-10 and $100.0 million in 2010-11 and is not reflected in state totals.
(b)	State allocations are not yet finalised for the non-government schools component of this payment.
(c)	State totals do not include unallocated payments.
(d)	Non-government schools payments are net of GST.

Part 3: Fiscal strategy and outlook

Table A.3: Estimated payments to support state community services, by year and State
$'000 2009-10	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total

National disability SPP	302,184	208,159	171,734	77,548	93,077	28,243	13,058	9,683	903,686
National Partnership payments
Aged care assessment	25,609	18,415	13,289	7,631	6,808	1,989	825	1,001	75,567
Certain concessions for pensioners and seniors card holders	80,182	57,322	40,025	20,152	22,804	7,324	1,629	1,115	230,553
Closing the gap - Northern Territory
Remote policing and substance abuse	-	-	-	-	-	-	-	31,404	31,404
Community safety - Family support	-	-	-	-	-	-	-	5,068	5,068
Field operations	-	-	-	-	-	-	-	900	900
Food security	-	-	-	-	-	-	-	310	310
Home and community care	354,246	285,715	280,009	120,699	101,301	31,838	14,609	8,940	1,197,357
Home and community care services for veterans	6,277	4,332	3,579	1,424	1,476	584	253	47	17,972
National reciprocal transport concessions	5,895	1,632	3,769	404	365	112	169	72	12,418
Victorian Bushfire Reconstruction and Recovery Plan	-	24,170	-	-	-	-	-	-	24,170
Total	774,393	599,745	512,405	227,858	225,831	70,090	30,543	58,540	2,499,405

Part 3: Fiscal strategy and outlook

Table A.3: Estimated payments to support state community services, by year and State (continued)
$'000 2010-11	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total

National disability SPP	346,786	245,284	200,358	93,762	100,543	31,246	15,538	11,434	1,044,951
National Partnership payments
Aged care assessment	27,360	19,674	14,198	8,153	7,273	2,124	881	1,070	80,733
Certain concessions for pensioners and seniors card holders	82,585	59,041	41,227	20,758	23,488	7,543	1,676	1,147	237,465
Closing the gap - Northern Territory
Remote policing and substance abuse	-	-	-	-	-	-	-	49,397	49,397
Community safety - Family support	-	-	-	-	-	-	-	5,269	5,269
Field operations	-	-	-	-	-	-	-	2,907	2,907
Food security	-	-	-	-	-	-	-	370	370
Home and community care	381,133	307,401	301,262	129,860	108,990	34,254	15,718	9,619	1,288,237
Home and community care services for veterans	6,421	4,431	3,661	1,458	1,511	598	258	48	18,386
National reciprocal transport concessions	6,255	1,732	4,001	429	387	119	179	77	13,179
Victorian Bushfire Reconstruction and Recovery Plan	-	6,930	-	-	-	-	-	-	6,930
Total	850,540	644,493	564,707	254,420	242,192	75,884	34,250	81,338	2,747,824

Part 3: Fiscal strategy and outlook

Table A.3: Estimated payments to support state community services, by year and State (continued)
$'000 2011-12	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total

National disability SPP	394,455	284,657	230,324	111,565	107,561	33,583	18,429	13,141	1,193,715
National Partnership payments
Aged care assessment	29,354	21,108	15,233	8,747	7,803	2,279	945	1,148	86,617
Certain concessions for pensioners and seniors card holders	84,958	60,735	42,410	21,356	24,162	7,758	1,726	1,182	244,287
Closing the gap - Northern Territory
Remote policing and substance abuse	-	-	-	-	-	-	-	47,828	47,828
Community safety - Family support	-	-	-	-	-	-	-	5,476	5,476
Field operations	-	-	-	-	-	-	-	4,278	4,278
Food security	-	-	-	-	-	-	-	220	220
Home and community care	408,927	329,818	323,231	139,330	116,938	36,753	16,864	10,320	1,382,181
Home and community care services for veterans	6,397	4,414	3,647	1,451	1,504	595	257	48	18,313
National reciprocal transport concessions	6,894	1,834	4,242	454	410	126	190	81	14,231
Victorian Bushfire Reconstruction and Recovery Plan	-	-	-	-	-	-	-	-	-
Total	930,985	702,566	619,087	282,903	258,378	81,094	38,411	83,722	2,997,146

Part 3: Fiscal strategy and outlook

Table A.3: Estimated payments to support state community services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
National disability SPP	407,285	301,432	250,354	121,752	107,597	33,273	19,178	13,246	1,254,117
National Partnership payments
Aged care assessment	31,440	22,608	16,316	9,369	8,358	2,441	1,012	1,229	92,773
Certain concessions for pensioners and seniors card holders	87,866	62,811	43,861	22,087	24,989	8,024	1,785	1,222	252,645
Closing the gap - Northern Territory
Remote policing and substance abuse	-	-	-	-	-	-	-	-	-
Community safety - Family support	-	-	-	-	-	-	-	-	-
Field operations	-	-	-	-	-	-	-	-	-
Food security	-	-	-	-	-	-	-	-	-
Home and community care	440,067	354,933	347,845	149,940	125,843	39,551	18,148	11,106	1,487,433
Home and community care services for veterans	6,378	4,401	3,636	1,448	1,499	593	257	48	18,260
National reciprocal transport concessions(a)	~	~	~	~	~	~	~	~	12,500
Victorian Bushfire Reconstruction and Recovery Plan	-	-	-	-	-	-	-	-	-
Total(a)	973,036	746,185	662,012	304,596	268,286	83,882	40,380	26,851	3,117,728
(a) There is no basis on which to estimate state allocations.

Part 3: Fiscal strategy and outlook

Table A.4: Estimated payments to support state housing services, by year and State
$'000 2009-10	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total

National affordable housing SPP	380,002	265,775	234,525	124,949	94,871	34,442	26,123	41,903	1,202,590
National Partnership payments
First Home Owners Boost	279,773	198,154	160,829	96,136	56,865	17,443	13,345	5,632	828,177
Homelessness	29,335	18,785	29,921	14,708	7,225	4,703	2,926	5,826	113,429
Nation Building and Jobs Plan - Social housing
First stage construction	206,034	156,659	126,551	63,971	47,369	14,732	10,180	6,504	632,000
Second stage construction	1,055,492	728,275	604,816	304,183	236,833	75,041	52,109	33,251	3,090,000
Repairs and maintenance	65,201	49,576	40,048	20,244	14,990	4,662	3,221	2,058	200,000
Remote Indigenous housing	139,963	7,519	69,221	164,880	97,910	5,892	-	132,383	617,768
Social housing	65,201	49,576	40,048	20,244	14,990	4,662	3,221	2,058	200,000
Social housing subsidy program(a)	11,921	-	-	-	-	-	-	-	11,921
Total	2,232,922	1,474,319	1,305,959	809,315	571,053	161,577	111,125	229,615	6,895,885
2010-11
National affordable housing SPP	387,249	276,344	240,082	126,733	95,012	33,536	25,132	36,540	1,220,628
National Partnership payments
First Home Owners Boost	18,121	11,829	10,481	5,665	3,661	1,187	816	390	52,150
Homelessness	35,176	24,938	32,090	15,919	9,613	4,455	2,336	5,974	130,501
Nation Building and Jobs Plan - Social housing
First stage construction	-	-	-	-	-	-	-	-	-
Second stage construction	418,365	253,154	302,568	155,479	100,855	29,744	20,655	13,180	1,294,000
Repairs and maintenance	-	-	-	-	-	-	-	-	-
Remote Indigenous housing	22,885	2,526	66,747	81,834	20,282	2,137	-	216,372	412,783
Social housing	-	-	-	-	-	-	-	-	-
Social housing subsidy program(a)	-	-	-	-	-	-	-	-	-
Total	881,796	568,791	651,968	385,630	229,423	71,059	48,939	272,456	3,110,062

Part 3: Fiscal strategy and outlook

Table A.4: Estimated payments to support state housing services, by year and State (continued)
$'000 2011-12	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total

National affordable housing SPP	394,307	287,463	246,617	129,050	95,008	32,544	24,110	31,060	1,240,159
National Partnership payments
First Home Owners Boost	2,062	1,346	1,193	645	417	135	93	44	5,935
Homelessness	34,484	25,917	33,370	16,558	9,994	2,575	2,401	6,202	131,501
Nation Building and Jobs Plan - Social housing	-	-	-	-	-	-	-	-	-
First stage construction	-	-	-	-	-	-	-	-	-
Second stage construction	64,196	13,796	39,523	20,021	14,709	4,564	3,169	2,022	162,000
Repairs and maintenance	-	-	-	-	-	-	-	-	-
Remote Indigenous housing	26,148	2,520	96,484	98,507	23,257	3,142	-	213,883	463,941
Social housing	-	-	-	-	-	-	-	-	-
Social housing subsidy program(a)	-	-	-	-	-	-	-	-	-
Total	521,197	331,042	417,187	264,781	143,385	42,960	29,773	253,211	2,003,536
2012-13
National affordable housing SPP	400,774	298,885	253,928	131,782	94,756	31,421	23,026	25,429	1,260,001
National Partnership payments
First Home Owners Boost	-	-	-	-	-	-	-	-	-
Homelessness	41,409	31,192	39,745	19,608	11,969	2,575	2,401	7,602	156,501
Nation Building and Jobs Plan - Social housing	-	-	-	-	-	-	-	-	-
First stage construction	-	-	-	-	-	-	-	-	-
Second stage construction	-	-	-	-	-	-	-	-	-
Repairs and maintenance	-	-	-	-	-	-	-	-	-
Remote Indigenous housing	26,620	2,521	145,690	128,669	27,858	2,754	-	144,859	478,971
Social housing	-	-	-	-	-	-	-	-	-
Social housing subsidy program(a)	-	-	-	-	-	-	-	-	-
Total	468,803	332,598	439,363	280,059	134,583	36,750	25,427	177,890	1,895,473
(a)	The Commonwealth has met its future payment commitment in respect of this payment by providing a single payment in 2009-10 and ceasing future annual payments.

Part 3: Fiscal strategy and outlook

Table A.5: Estimated payments to support state infrastructure services, by year and State
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2009-10
National Partnership payments
Regional and Local Community
Infrastructure Program	106,155	112,694	102,549	41,586	27,874	13,255	65,800	5,525	475,438
Nation building program
Investment
Rail	-	13,000	-	8,680	-	25,050	-	-	46,730
Road	1,030,057	289,070	912,590	181,540	274,280	64,834	470	88,200	2,841,041
Boom gates for rail crossings	-	20,190	28,490	9,380	2,000	2,640	-	1,680	64,380
Black spot projects	38,295	27,232	24,256	13,070	9,500	2,657	2,487	2,003	119,500
Strategic regional	52,150	81,853	25,891	65,740	3,640	16,480	23,500	12,602	281,856
Strategic regional supplementary	34,790	17,683	54,388	15,235	15,330	344	-	566	138,336
Improving the national network	35,178	-	48,302	85,481	33,332	35,083	-	9,772	247,148
Heavy vehicle safety	5,050	5,300	2,003	1,755	4,200	1,150	-	542	20,000
Improving local roads	1,497	845	360	806	1,027	536	-	..	5,070
Roads to recovery	97,516	71,219	71,200	51,200	31,480	11,400	5,600	10,200	349,815
Nation building plan for the future
Major cities
Rail	-	-	-	20,000	-	-	-	-	20,000
Road	-	-	-	-	10,000	-	-	-	10,000
Building Australia Fund
Rail	-	150,000	-	-	46,000	-	-	-	196,000
Road	75,000	-	-	-	-	-	-	-	75,000
East Kimberley development package
States	-	-	-	161,500	-	-	-	-	161,500
Local governments	-	-	-	14,900	-	-	-	-	14,900
Interstate road transport	26,375	15,347	5,434	2,271	6,945	286	286	286	57,230
Infrastructure employment projects - Local governments	-	-	-	-	-	-	76,347	-	76,347

Part 3: Fiscal strategy and outlook

Table A.5: Estimated payments to support state infrastructure services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2009-10
Local community sporting infrastructure	2,300	-	-	-	-	-	-	-	2,300
Supplementary road funding to South Australia for local roads	-	-	-	-	14,821	-	-	-	14,821
Fort Street High School - noise insulation	4,000	-	-	-	-	-	-	-	4,000
Total	1,508,363	804,433	1,275,463	673,144	480,429	173,715	174,490	131,376	5,221,412
2010-11
National Partnership payments
Regional and Local Community
Infrastructure Program	-	-	-	-	-	-	85,000	-	85,000
Nation building program
Investment
Rail	-	11,690	-	-	-	23,337	-	-	35,027
Road	728,580	431,670	909,500	242,080	138,911	34,640	419	52,870	2,538,670
Boom gates for rail crossings	-	-	-	-	-	-	-	-	-
Black spot projects	19,099	13,566	12,078	6,485	4,700	1,606	966	1,000	59,500
Strategic regional	35,997	-	38,942	45,500	200	12,566	14,000	30,600	177,805
Strategic regional supplementary	-	-	-	-	-	-	-	-	-
Improving the national network	-	-	-	-	-	-	-	-	-
Heavy vehicle safety(a)	~	~	~	~	~	~	~	~	20,000
Improving local roads	-	-	-	-	-	-	-	-	-
Roads to recovery	97,516	71,219	71,200	51,200	31,480	11,400	5,600	10,200	349,815
Nation building plan for the future
Major cities
Rail	-	-	-	38,000	-	-	-	-	38,000
Road	-	-	-	-	41,000	-	-	-	41,000
Building Australia Fund
Rail	-	353,000	-	-	116,700	-	-	-	469,700
Road	424,000	-	-	-	-	-	-	-	424,000

Part 3: Fiscal strategy and outlook

Table A.5: Estimated payments to support state infrastructure services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
East Kimberley development package
States	-	-	-	-	-	-	-	-	-
Local governments	-	-	-	-	-	-	-	-	-
Interstate road transport	27,430	15,961	5,652	2,362	7,222	297	297	297	59,518
Infrastructure employment projects -
Local governments	-	-	-	-	-	-	67,886	-	67,886
Local community sporting infrastructure	2,400	-	-	-	-	-	-	-	2,400
Supplementary road funding to South Australia for local roads	-	-	-	-	15,409	-	-	-	15,409
Fort Street High School - noise insulation	6,000	-	-	-	-	-	-	-	6,000
Total	1,341,022	897,106	1,037,372	385,627	355,622	83,846	174,168	94,967	4,389,730
2011-12
National Partnership payments
Regional and Local Community
Infrastructure Program	-	-	-	-	-	-	-	-	-
Nation building program
Investment
Rail	-	14,700	-	-	-	16,228	-	-	30,928
Road	883,360	529,800	1,101,814	295,350	186,299	39,212	474	59,850	3,096,159
Boom gates for rail crossings	-	-	-	-	-	-	-	-	-
Blackspotprojects	19,099	13,566	12,078	6,485	4,700	1,606	966	1,000	59,500
Strategic regional	6,000	-	3,300	60,111	-	30,600	-	8,000	108,011
Strategic regional supplementary	-	-	-	-	-	-	-	-	-
Improving the national network	-	-	-	-	-	-	-	-	-
Heavy vehicle safety(a)	~	~	~	~	~	~	~	~	20,000
Improving local roads	-	-	-	-	-	-	-	-	-
Roads to recovery	97,516	71,219	71,200	51,200	31,480	11,400	5,600	10,200	349,815

Part 3: Fiscal strategy and outlook

Table A.5: Estimated payments to support state infrastructure services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2011-12
Nation building plan for the future
Major cities
Rail	-	-	-	60,000	-	-	-	-	60,000
Road	-	-	-	-	5,000	-	-	-	5,000
Building Australia Fund
Rail	-	615,000	-	-	219,600	-	-	-	834,600
Road	624,000	-	-	-	-	-	-	-	624,000
East Kimberley development package
States	-	-	-	-	-	-	-	-	-
Local governments	-	-	-	-	-	-	-	-	-
Interstate road transport	28,938	16,838	5,962	2,492	7,618	314	314	314	62,790
Infrastructure employment projects -
Local governments	-	-	-	-	-	-	-	-	-
Local community sporting infrastructure	-	-	-	-	-	-	-	-	-
Supplementary road funding to South Australia for local roads	-	-	-	-	-	-	-	-	-
Fort Street High School - noise insulation	4,500	-	-	-	-	-	-	-	4,500
Total	1,663,413	1,261,123	1,194,354	475,638	454,697	99,360	7,354	79,364	5,255,303
2012-13
National Partnership payments
Regional and Local Community
Infrastructure Program	-	-	-	-	-	-	-	-	-

Part 3: Fiscal strategy and outlook

Table A.5: Estimated payments to support state infrastructure services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
Nation building program
Investment
Rail	-	15,550	-	-	-	17,160	-	-	32,710
Road	900,024	539,080	993,128	301,730	194,940	41,463	501	63,280	3,034,146
Boom gates for rail crossings	-	-	-	-	-	-	-	-	-
Black spot projects	19,099	13,566	12,078	6,485	4,700	1,606	966	1,000	59,500
Strategic regional	6,000	-	3,200	93,970	-	46,200	-	-	149,370
Strategic regional supplementary	-	-	-	-	-	-	-	-	-
Improving the national network	-	-	-	-	-	-	-	-	-
Heavy vehicle safety	-	-	-	-	-	-	-	-	-
Improving local roads	-	-	-	-	-	-	-	-	-
Roads to recovery	97,516	71,219	71,200	51,200	31,480	11,400	5,600	10,200	349,815
Nation building plan for the future
Major cities
Rail	-	-	-	74,000	-	-	-	-	74,000
Road	-	-	-	-	-	-	-	-	-
Building Australia Fund
Rail	-	963,000	-	-	180,400	-	-	-	1,143,400
Road	526,000	-	-	-	-	-	-	-	526,000
East Kimberley development package
States	-	-	-	-	-	-	-	-	-
Local governments	-	-	-	-	-	-	-	-	-
Interstate road transport	30,530	17,765	6,290	2,629	8,035	331	331	331	66,242
Infrastructure employment projects -
Local governments	-	-	-	-	-	-	-	-	-
Local community sporting infrastructure	-	-	-	-	-	-	-	-	-
Supplementary road funding to South Australia for local roads	-	-	-	-	-	-	-	-	-
Fort Street High School - noise insulation	-	-	-	-	-	-	-	-	-
Total	1,579,169	1,620,180	1,085,896	530,014	419,555	118,160	7,398	74,811	5,435,183
(a)	There is no basis on which to estimate state allocations.

Part 3: Fiscal strategy and outlook

Table A.6: Estimated payments to support state environmental services, by year and State
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2009-10
National Partnership payments
Bioremediation and revegetation	-	-	-	-	6,771	-	-	-	6,771
Caring for our country	35,594	28,099	22,358	25,534	16,473	5,060	1,172	3,710	138,000
Environmental management of the former
Rum Jungle mine site	-	-	-	-	-	-	-	1,974	1,974
Exotic disease preparedness	78	56	56	56	35	35	35	35	386
Great Artesian Basin sustainability initiative	7,200	-	7,880	-	1,000	-	-	-	16,080
The Living Murray	9,233	21,252	-	-	-	-	-	-	30,485
Renewable remote power generation	6,500	4,000	8,000	13,072	3,600	700	-	8,000	43,872
Transfer of Commonwealth land to Victoria - Point Nepean(a)	-	..	-	-	-	-	-	-	..
Water for the future
States	5,660	19,333	33,020	12,800	131,700	5,700	1,063	-	209,276
Local governments	4,540	900	50	-	500	13,480	-	-	19,470
Total	68,805	73,640	71,364	51,462	160,079	24,975	2,270	13,719	466,314
2010-11
National Partnership payments
Bioremediation and revegetation	-	-	-	-	1,931	-	-	-	1,931
Caring for our country	35,594	28,099	22,358	25,534	16,473	5,060	1,172	3,710	138,000
Environmental management of the former
Rum Jungle mine site	-	-	-	-	-	-	-	1,200	1,200
Exotic disease preparedness	76	57	57	57	36	36	36	36	391
Great Artesian Basin sustainability initiative	8,113	-	7,870	-	1,000	-	-	-	16,983
The Living Murray	-	-	-	-	-	-	-	-	-
Renewable remote power generation	2,140	1,100	2,150	13,350	1,180	220	-	4,860	25,000

Part 3: Fiscal strategy and outlook

Table A.6: Estimated payments to support state environmental services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
National Partnership payments
Transfer of Commonwealth land to Victoria - Point Nepean	-	-	-	-	-	-	-	-	-
Water for the future
States	168	16,167	498	4,700	75,519	103	57	-	97,212
Local governments	6,340	-	-	-	2,600	3,720	-	-	12,660
Total	52,431	45,423	32,933	43,641	98,739	9,139	1,265	9,806	293,377
2011-12
National Partnership payments
Bioremediation and revegetation	-	-	-	-	-	-	-	-	-
Caring for our country	35,594	28,099	22,358	25,534	16,473	5,060	1,172	3,710	138,000
Environmental management of the former
Rum Jungle mine site	-	-	-	-	-	-	-	3,528	3,528
Exotic disease preparedness	76	58	58	58	37	37	37	37	398
Great Artesian Basin sustainability initiative	6,000	-	7,857	-	1,000	-	-	-	14,857
The Living Murray	-	-	-	-	-	-	-	-	-
Renewable remote power generation	-	-	-	-	-	-	-	-	-
Transfer of Commonwealth land to Victoria - Point Nepean	-	-	-	-	-	-	-	-	-
Water for the future
States	-	5,500	-	1,000	-	-	-	-	6,500
Local governments	6,000	-	-	-	2,850	2,000	-	-	10,850
Total	47,670	33,657	30,273	26,592	20,360	7,097	1,209	7,275	174,133

Part 3: Fiscal strategy and outlook

Table A.6: Estimated payments to support state environmental services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
National Partnership payments
Bioremediation and revegetation	-	-	-	-	-	-	-	-	-
Caring for our country	35,594	28,099	22,358	25,534	16,473	5,060	1,172	3,710	138,000
Environmental management of the former
Rum Jungle mine site	-	-	-	-	-	-	-	346	346
Exotic disease preparedness	78	60	60	60	38	38	38	38	410
Great Artesian Basin sustainability initiative	6,000	-	7,915	-	1,000	-	-	-	14,915
The Living Murray	-	-	-	-	-	-	-	-	-
Renewable remote power generation	-	-	-	-	-	-	-	-	-
Transfer of Commonwealth land to Victoria - Point Nepean	-	-	-	-	-	-	-	-	-
Water for the future
States	-	-	-	-	-	-	-	-	-
Local government	-	-	-	-	-	-	-	-	-
Total	41,672	28,159	30,333	25,594	17,511	5,098	1,210	4,094	153,671
(a)	Whilst this payment is made in 2009-10, the payment has been accrued to 2008-09 as per Table 38 of Final Budget Outcome 2008-09.

Part 3: Fiscal strategy and outlook

Table A.7: Estimated payments to support other state services, by year and State
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2009-10
National Partnership payments
Digital regions initiative
States	521	400	326	166	119	37	26	17	1,612
Local governments	402	308	252	127	92	28	21	14	1,244
Disaster resilience	10,761	4,733	9,448	4,246	3,608	1,754	1,522	1,528	37,600
Film and literature classification(a)	580	603	636	661	672	694	715	701	5,262
Indigenous communications program	39	-	103	217	43	11	-	217	630
Improving policing in very remote areas	-	-	-	3,000	626	-	-	384	4,010
Legal aid	52,117	35,120	35,545	15,015	14,053	5,502	4,210	3,722	165,284
Restoration of Albert Hall, Canberra	-	-	-	-	-	-	500	-	500
Seamless national economy	-	-	-	-	-	-	-	-	-
Standard business reporting program	1,208	1,173	871	1,461	1,396	1,315	1,256	1,478	10,158
Financial assistance grants	456,147	340,665	284,869	170,002	99,271	46,782	30,427	20,672	1,448,835
Total	521,775	383,002	332,050	194,895	119,880	56,123	38,677	28,733	1,675,135

Table A.7: Estimated payments to support other state services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
National Partnership payments
Digital regions initiative
States	3,095	2,380	1,954	994	706	218	154	99	9,600
Local governments	2,356	1,812	1,486	755	536	167	116	75	7,303
Disaster resilience	6,636	4,203	5,621	2,978	2,045	1,286	1,212	1,262	25,243
Film and literature classification(a)	-	-	-	-	-	-	-	-	-
Indigenous communications program	138	-	372	783	157	39	-	783	2,272
Improving policing in very remote areas	-	-	-	-	-	-	-	-	-
Legal aid	53,029	35,324	36,081	15,728	14,151	5,542	4,246	3,751	167,852
Restoration of Albert Hall, Canberra	-	-	-	-	-	-	-	-	-
Seamless national economy	-	-	-	-	-	-	-	-	-
Standard business reporting program	-	-	-	-	-	-	-	-	-
Financial assistance grants	631,934	473,960	398,548	238,182	137,428	64,840	42,284	28,879	2,016,055
Total	697,188	517,679	444,062	259,420	155,023	72,092	48,012	34,849	2,228,325

Part 3: Fiscal strategy and outlook

Table A.7: Estimated payments to support other state services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2011-12
National Partnership payments
Digital regions initiative
States	4,658	3,601	2,973	1,516	1,062	328	232	151	14,521
Local governments	3,503	2,705	2,234	1,139	798	246	174	113	10,912
Disaster resilience	6,736	4,265	5,710	3,026	2,076	1,305	1,232	1,282	25,632
Film and literature classification(a)	-	-	-	-	-	-	-	-	-
Indigenous communications program	121	-	328	689	138	34	-	689	1,999
Improving policing in very remote areas	-	-	-	-	-	-	-	-	-
Legal aid	54,253	36,284	35,908	15,899	14,364	5,548	4,312	3,811	170,379
Restoration of Albert Hall, Canberra	-	-	-	-	-	-	-	-	-
Seamless national economy	64,213	49,554	41,010	20,683	14,725	4,533	3,220	2,062	200,000
Standard business reporting program	-	-	-	-	-	-	-	-	-
Financial assistance grants	655,225	493,112	416,424	248,963	142,318	67,208	43,946	30,106	2,097,302
Total	788,709	589,521	504,587	291,915	175,481	79,202	53,116	38,214	2,520,745

Table A.7: Estimated payments to support other state services, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
National Partnership payments
Digital regions initiative
States	1,499	1,164	966	494	341	105	75	49	4,693
Local governments	1,111	864	717	368	254	78	56	36	3,484
Disaster resilience	6,840	4,329	5,801	3,072	2,107	1,325	1,251	1,301	26,026
Film and literature classification(a)	-	-	-	-	-	-	-	-	-
Indigenous communications program	123	-	335	704	141	35	-	704	2,042
Improving policing in very remote areas	-	-	-	-	-	-	-	-	-
Legal aid	55,010	36,792	36,409	16,122	14,566	5,625	4,372	3,864	172,760
Restoration of Albert Hall, Canberra	-	-	-	-	-	-	-	-	-
Seamless national economy	79,911	61,943	51,582	26,021	18,316	5,621	4,026	2,580	250,000
Standard business reporting program	-	-	-	-	-	-	-	-	-
Financial assistance grants	678,740	512,567	434,615	260,019	147,246	69,577	45,618	31,345	2,179,727
Total	823,234	617,659	530,425	306,800	182,971	82,366	55,398	39,879	2,638,732
(a)	The Commonwealth has met its future payment commitment in respect of this payment by providing a single payment in 2009-10 and ceasing future annual payments.

Part 3: Fiscal strategy and outlook

Table A.8: Estimated contingent payments to the States, by year and State
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2009-10
National Partnership payments
Exceptional circumstances assistance	130,764	71,100	15,137	-	25,578	2,236	-	-	244,815
Hepatitis C settlement fund	1,106	-	-	42	154	-	42	56	1,400
Natural disaster relief	1,500	43,060	102,968	-	-	600	-	-	148,128
Total	133,370	114,160	118,105	42	25,732	2,836	42	56	394,343
2010-11
National Partnership payments
Exceptional circumstances assistance	2,461	-	-	-	-	-	-	-	2,461
Hepatitis C settlement fund	1,106	-	-	42	154	-	42	56	1,400
Natural disaster relief	24,135	1,377	31,287	7,598	2,682	447	-	12,515	80,041
Total	27,702	1,377	31,287	7,640	2,836	447	42	12,571	83,902
2011-12
National Partnership payments
Exceptional circumstances assistance	-	-	-	-	-	-	-	-	-
Hepatitis C settlement fund	1,106	-	-	42	154	-	42	56	1,400
Natural disaster relief	24,135	1,377	31,287	7,598	2,682	447	-	12,515	80,041
Total	25,241	1,377	31,287	7,640	2,836	447	42	12,571	81,441
2012-13
National Partnership payments
Exceptional circumstances assistance	-	-	-	-	-	-	-	-	-
Hepatitis C settlement fund	-	-	-	-	-	-	-	-	-
Natural disaster relief	27,000	1,040	35,000	8,500	3,500	500	-	14,000	89,540
Total	27,000	1,040	35,000	8,500	3,500	500	0	14,000	89,540

Part 3: Fiscal strategy and outlook

Table A.9: General revenue assistance payments to the States, by year and State

$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2009-10
GST payments	12,774,106	9,644,382	7,839,161	3,412,938	3,908,480	1,572,975	862,538	2,285,420	42,300,000
Other general revenue assistance
Residual adjustment amounts	-	4,245	3,589	1,664	-	-	349	-	9,847
Royalties	-	-	-	589,000	-	-	-	10,774	599,774
Compensation
Climate change mitigation	-	-	-	-	-	-	-	-	-
Reduced royalties	-	-	-	53,000	-	-	-	-	53,000
GST policy decisions(a)	-87,264	-64,507	-61,352	-30,682	-27,351	-11,035	-5,384	-12,371	-299,946
Snowy Hydro Ltd tax compensation	31,123	15,562	-	-	-	-	-	-	46,685
ACT municipal services	-	-	-	-	-	-	34,913	-	34,913
Total other general revenue assistance	-56,141	-44,700	-57,763	612,982	-27,351	-11,035	29,878	-1,597	444,273
Total	12,717,965	9,599,682	7,781,398	4,025,920	3,881,129	1,561,940	892,416	2,283,823	42,744,273
2010-11
GST payments	14,117,293	10,356,320	7,981,029	3,288,417	4,215,699	1,661,405	926,683	2,513,154	45,060,000
Other general revenue assistance
Residual adjustment amounts	-	-	-	-	-	-	-	-	-
Royalties	-	-	-	578,000	-	-	-	11,581	589,581
Compensation
Climate change mitigation	130,000	-	-	-	-	-	-	-	130,000
Reduced royalties	-	-	-	47,000	-	-	-	-	47,000
GST policy decisions	-	-	-	-	-	-	-	-	-
Snowy Hydro Ltd tax compensation	31,123	15,562	-	-	-	-	-	-	46,685
ACT municipal services	-	-	-	-	-	-	35,437	-	35,437
Total other general revenue assistance	161,123	15,562	-	625,000	-	-	35,437	11,581	848,703
Total	14,278,416	10,371,882	7,981,029	3,913,417	4,215,699	1,661,405	962,120	2,524,735	45,908,703

Part 3: Fiscal strategy and outlook

Table A.9: General revenue assistance payments to the States, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2011-12
GST payments	15,298,967	11,090,118	8,302,606	3,296,845	4,530,663	1,757,366	975,100	2,738,335	47,990,000
Other general revenue assistance
Residual adjustment amounts	-	-	-	-	-	-	-	-	-
Royalties	-	-	-	531,000	-	-	-	10,884	541,884
Compensation
Climate change mitigation	-	-	-	-	-	-	-	-	-
Reduced royalties	-	-	-	60,000	-	-	-	-	60,000
GST policy decisions	-	-	-	-	-	-	-	-	-
Snowy Hydro Ltd tax compensation	31,123	15,562	-	-	-	-	-	-	46,685
ACT municipal services	-	-	-	-	-	-	36,004	-	36,004
Total other general revenue assistance	31,123	15,562	0	591,000	0	0	36,004	10,884	684,573
Total	15,330,090	11,105,680	8,302,606	3,887,845	4,530,663	1,757,366	1,011,104	2,749,219	48,674,573
2012-13
GST payments	16,332,405	11,827,509	8,789,541	3,519,861	4,834,922	1,826,475	1,002,180	2,927,107	51,060,000
Other general revenue assistance
Residual adjustment amounts	-	-	-	-	-	-	-	-	-
Royalties	-	-	-	481,000	-	-	-	7,415	488,415
Compensation
Climate change mitigation	-	-	-	-	-	-	-	-	-
Reduced royalties	-	-	-	57,000	-	-	-	-	57,000
GST policy decisions	-	-	-	-	-	-	-	-	-
Snowy Hydro Ltd tax compensation	31,123	15,562	-	-	-	-	-	-	46,685
ACT municipal services	-	-	-	-	-	-	36,580	-	36,580
Total other general revenue assistance	31,123	15,562	-	538,000	-	-	36,580	7,415	628,680
Total	16,363,528	11,843,071	8,789,541	4,057,861	4,834,922	1,826,475	1,038,760	2,934,522	51,688,680
(a) Western Australia and South Australia elected to repay their overpayment in 2008-09.

Part 3: Fiscal strategy and outlook

Table A.10: Other financial flows — estimated advances, repayment of advances and interest payments, by year and State
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2009-10
Advances
Contingent liabilities
Natural disaster relief	1,500	-	3,000	-	-	-	-	500	5,000
Repayments
Housing
Housing for servicemen	-1,123	-	-677	-206	-32	-	-	-	-2,038
CSHA loans	-34,766	-	-9,283	-8,798	-12,409	-4,685	-	-636	-70,577
Other housing	-	-	-	-	-	-	-7,258	-2,798	-10,056
Infrastructure
Sewerage	-4,178	-	-973	-	-751	-	-	-	-5,902
War service land settlement scheme	-417	-450	-	-	-	-	-	-	-867
Railway projects	-83	-83	-	-386	-	-	-	-	-552
Environment
Captains Flat - Abatement of pollution	-5	-	-	-	-	-	-	-	-5
Northern Territory - water and sewerage assistance	-	-	-	-	-	-	-	-136	-136
Other purposes
Australian Capital Territory debt repayments	-	-	-	-	-	-	-4,647	-	-4,647
Loan Council - housing nominations	-6,885	-	-2,533	-4,392	-4,123	-1,846	-	-2,292	-22,071
Payments to debt sinking funds	-	-	-	-	-	-	-	-	-
Contingent liabilities
Natural disaster relief	-1,810	-	-11,453	-	-	-	-	-518	-13,781
Interest
Housing
Housing for servicemen	-2,225	-	-1,256	-248	-97	-	-	-	-3,826
CSHA loans	-42,479	-	-11,926	-11,266	-18,310	-5,870	-	-1,530	-91,381
Other housing	-	-	-	-	-	-	-8,655	-3,342	-11,997
Infrastructure
Sewerage	-3,533	-	-923	-	-740	-	-	-	-5,196
War service land settlement scheme	-57	-59	-	-	-	-	-	-	-116
Railway projects	-10	-10	-	-181	-	-	-	-	-201

Part 3: Fiscal strategy and outlook

Table A.10: Other financial flows — estimated advances, repayment of advances and interest payments, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2009-10
Environment
Northern Territory - water and sewerage assistance	-	-	-	-	-	-	-	-589	-589
Other purposes
Australian Capital Territory debt repayments	-	-	-	-	-	-	-1,467	-	-1,467
Loan Council - housing nominations	-22,213	-	-7,969	-13,638	-13,378	-5,872	-	-7,691	-70,761
Contingent liabilities
Natural disaster relief	-372	-	-2,514	-	-	-	-	-71	-2,957
Net financial flow	-118,656	-602	-46,507	-39,115	-49,840	-18,273	-22,027	-19,103	-314,123
2010-11
Advances
Contingent liabilities
Natural disaster relief	1,500	-	3,000	-	-	-	-	500	5,000
Repayments
Housing
Housing for servicemen	-1,186	-	-721	-210	-35	-	-	-	-2,152
CSHA loans	-35,290	-	-9,459	-8,933	-12,955	-4,739	-	-664	-72,040
Other housing	-	-	-	-	-	-	-7,368	-2,932	-10,300
Infrastructure
Sewerage	-4,602	-	-1,072	-	-843	-	-	-	-6,517
War service land settlement scheme	-292	-328	-	-	-	-	-	-	-620
Railway projects	-61	-61	-	-389	-	-	-	-	-511

Part 3: Fiscal strategy and outlook

Table A.10: Other financial flows — estimated advances, repayment of advances and interest payments, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
Environment
Northern Territory - water and sewerage assistance	-	-	-	-	-	-	-	-136	-136
Other purposes
Australian Capital Territory debt repayments	-	-	-	-	-	-	-1,813	-	-1,813
Loan Council - housing nominations	-7,195	-	-2,647	-4,590	-4,309	-1,929	-	-2,395	-23,065
Payments to debt sinking funds	-	-	-	-	-	-	-	-	-
Contingent liabilities
Natural disaster relief	-1,810	-	-11,828	-	-	-	-	-518	-14,156
Interest
Housing
Housing for servicemen	-2,175	-	-1,227	-239	-95	-	-	-	-3,736
CSHA loans	-40,822	-	-11,490	-10,849	-17,739	-5,650	-	-1,503	-88,053
Other housing	-	-	-	-	-	-	-8,329	-3,208	-11,537
Infrastructure
Sewerage	-3,048	-	-800	-	-653	-	-	-	-4,501
War service land settlement scheme	-33	-33	-	-	-	-	-	-	-66
Railway projects	-5	-5	-	-158	-	-	-	-	-168
Environment
Northern Territory - water and sewerage assistance	-	-	-	-	-	-	-	-582	-582
Other purposes
Australian Capital Territory debt repayments	-	-	-	-	-	-	-977	-	-977
Loan Council - housing nominations	-21,949	-	-7,869	-13,464	-13,216	-5,799	-	-7,602	-69,899
Contingent liabilities
Natural disaster relief	-372	-	-2,601	-	-	-	-	-71	-3,044
Net financial flow	-117,340	-427	-46,714	-38,832	-49,845	-18,117	-18,487	-19,111	-308,873

Part 3: Fiscal strategy and outlook

Table A.10: Other financial flows — estimated advances, repayment of advances and interest payments, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2011-12
Advances
Contingent liabilities
Natural disaster relief	1,500	-	3,000	-	-	-	-	500	5,000
Repayments
Housing
Housing for servicemen	-1,254	-	-767	-221	-39	-	-	-	-2,281
CSHA loans	-35,810	-	-9,578	-9,047	-13,527	-4,796	-	-694	-73,452
Other housing	-	-	-	-	-	-	-7,592	-3,072	-10,664
Infrastructure
Sewerage	-5,069	-	-1,180	-	-930	-	-	-	-7,179
War service land settlement scheme	-153	-165	-	-	-	-	-	-	-318
Railway projects	-33	-33	-	-365	-	-	-	-	-431
Environment
Northern Territory - water and sewerage assistance	-	-	-	-	-	-	-	-136	-136
Other purposes
Australian Capital Territory debt repayments	-	-	-	-	-	-	-554	-	-554
Loan Council - housing nominations	-7,519	-	-2,766	-4,796	-4,502	-2,016	-	-2,503	-24,102
Payments to debt sinking funds	-	-	-	-	-	-	-	-	-
Contingent liabilities
Natural disaster relief	-1,810	-	-12,203	-	-	-	-	-518	-14,531
Interest
Housing
Housing for servicemen	-2,124	-	-1,195	-203	-94	-	-	-	-3,616
CSHA loans	-39,122	-	-11,043	-10,421	-17,133	-5,425	-	-1,475	-84,619
Other housing	-	-	-	-	-	-	-7,997	-3,068	-11,065
Infrastructure
Sewerage	-2,515	-	-663	-	-556	-	-	-	-3,734
War service land settlement scheme	-17	-14	-	-	-	-	-	-	-31
Railway projects	-2	-2	-	-136	-	-	-	-	-140

Part 3: Fiscal strategy and outlook

Table A.10: Other financial flows — estimated advances, repayment of advances and interest payments, by year and State (continued)

$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2011-12
Environment
Northern Territory - water and sewerage assistance	-	-	-	-	-	-	-	-576	-576
Other purposes
Australian Capital Territory debt repayments	-	-	-	-	-	-	-836	-	-836
Loan Council - housing nominations	-21,667	-	-7,763	-13,280	-13,046	-5,723	-	-7,508	-68,987
Contingent liabilities
Natural disaster relief	-372	-	-2,688	-	-	-	-	-71	-3,131
Net financial flow	-115,967	-214	-46,846	-38,469	-49,827	-17,960	-16,979	-19,121	-305,383
2012-13
Advances
Contingent liabilities
Natural disaster relief	1,500	-	3,000	-	-	-	-	500	5,000
Repayments
Housing
Housing for servicemen	-1,330	-	-819	-227	-42	-	-	-	-2,418
CSHA loans	-36,264	-	-9,689	-9,167	-14,123	-4,861	-	-725	-74,829
Other housing	-	-	-	-	-	-	-7,629	-3,219	-10,848
Infrastructure
Sewerage	-5,584	-	-1,299	-	-1,044	-	-	-	-7,927
War service land settlement scheme	-147	-84	-	-	-	-	-	-	-231
Railway projects	-9	-9	-	-365	-	-	-	-	-383
Environment
Northern Territory - water and sewerage assistance	-	-	-	-	-	-	-	-136	-136

Part 3: Fiscal strategy and outlook

Table A.10: Other financial flows — estimated advances, repayment of advances and interest payments, by year and State (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
Other purposes
Australian Capital Territory debt repayments	-	-	-	-	-	-	-554	-	-554
Loan Council - housing nominations	-7,858	-	-2,891	-5,012	-4,705	-2,107	-	-2,616	-25,189
Payments to debt sinking funds	-	-	-	-	-	-	-	-	-
Contingent liabilities
Natural disaster relief	-1,810	-	-12,578	-	-	-	-	-518	-14,906
Interest
Housing
Housing for servicemen	-2,068	-	-1,162	-221	-92	-	-	-	-3,543
CSHA loans	-37,364	-	-10,586	-9,986	-16,494	-5,195	-	-1,445	-81,070
Other housing	-	-	-	-	-	-	-7,655	-2,921	-10,576
Infrastructure
Sewerage	-1,928	-	-515	-	-447	-	-	-	-2,890
War service land settlement scheme	-9	-5	-	-	-	-	-	-	-14
Railway projects	-	-	-	-116	-	-	-	-	-116
Environment
Northern Territory - water and sewerage assistance	-	-	-	-	-	-	-	-569	-569
Other purposes
Australian Capital Territory debt repayments	-	-	-	-	-	-	-766	-	-766
Loan Council - housing nominations	-21,390	-	-7,651	-13,085	-12,865	-5,641	-	-7,407	-68,039
Contingent liabilities
Natural disaster relief	-372	-	-2,775	-	-	-	-	-71	-3,218
Net financial flow	-114,633	-98	-46,965	-38,179	-49,812	-17,804	-16,604	-19,127	-303,222

Part 3: Fiscal strategy and outlook

Table A.11: Estimated payments to support local government services(a)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2009-10
National Partnership payments
Regional and Local Community
Infrastructure Program	106,155	112,694	102,549	41,586	27,874	13,255	65,800	5,525	475,438
Nation building program
Investment
Rail	-	-	-	-	-	-	-	-	-
Road	-	5,200	-	-	-	-	-	-	5,200
Boom gates for rail crossings	-	-	-	-	-	-	-	-	-
Black spot projects	-	-	-	-	-	-	-	-	-
Strategic regional	15,650	853	21,691	900	590	2,350	-	-	42,034
Strategic regional supplementary	34,790	17,683	54,388	15,235	8,873	344	-	566	131,879
Improving the national network	-	-	-	-	-	-	-	-	-
Heavy vehicle safety	-	-	-	-	-	-	-	-	-
Improving local roads	1,497	845	360	806	34	536	-	..	4,077
Roads to recovery	96,800	71,200	71,200	51,200	24,140	11,400	-	5,600	331,540
East Kimberley development package
Local governments	-	-	-	14,900	-	-	-	-	14,900
Infrastructure employment projects -
Local governments(b)	~	~	~	~	~	~	~	~	76,347
Local community sporting infrastructure	2,300	-	-	-	-	-	-	-	2,300
Water for the future - Local government	4,540	900	50	-	500	13,480	-	-	19,470
Digital regions initiative - Local government	402	308	252	127	92	28	21	14	1,244
Healthy communities grants(b)	~	~	~	~	~	~	~	~	1,620
Financial assistance grants	456,147	340,665	284,869	170,002	99,271	46,782	30,427	20,672	1,448,835
Supplementary road funding to South Australia for local roads	-	-	-	-	14,821	-	-	-	14,821
Total	718,281	550,348	535,359	294,756	176,195	88,175	96,248	32,377	2,569,705

Part 3: Fiscal strategy and outlook

Table A.11: Estimated payments to support local government services (continued)(a)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
National Partnership payments
Regional and Local Community
Infrastructure Program	-	-	-	-	-	-	85,000	-	85,000
Nation building program
Investment
Rail	-	-	-	-	-	-	-	-	-
Road	-	1,300	-	-	-	-	-	-	1,300
Boom gates for rail crossings	-	-	-	-	-	-	-	-	-
Black spot projects	-	-	-	-	-	-	-	-	-
Strategic regional	2,897	-	19,442	6,600	200	66	-	-	29,205
Strategic regional supplementary	-	-	-	-	-	-	-	-	-
Improving the national network	-	-	-	-	-	-	-	-	-
Heavy vehicle safety	-	-	-	-	-	-	-	-	-
Improving local roads	-	-	-	-	-	-	-	-	-
Roads to recovery	96,800	71,200	71,200	51,200	24,140	11,400	-	5,600	331,540
East Kimberley development package
Local governments	-	-	-	-	-	-	-	-	-
Infrastructure employment projects -
Local governments(b)	~	~	~	~	~	~	~	~	67,886
Local community sporting infrastructure	2,400	-	-	-	-	-	-	-	2,400
Water for the future - Local government	6,340	-	-	-	2,600	3,720	-	-	12,660
Digital regions initiative - Local government	2,356	1,812	1,486	755	536	167	116	75	7,303
Healthy communities grants(b)	~	~	~	~	~	~	~	~	7,841
Financial assistance grants	631,934	473,960	398,548	238,182	137,428	64,840	42,284	28,879	2,016,055
Supplementary road funding to South Australia for local roads	-	-	-	-	15,409	-	-	-	15,409
Total	742,727	548,272	490,676	296,737	180,313	80,193	127,400	34,554	2,576,599

Part 3: Fiscal strategy and outlook

Table A.11: Estimated payments to support local government services (continued)(a)

$'000 2011-12	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total

National Partnership payments
Regional and Local Community
Infrastructure Program	-	-	-	-	-	-	-	-	-
Nation building program
Investment
Rail	-	-	-	-	-	-	-	-	-
Road	-	-	-	-	-	-	-	-	-
Boom gates for rail crossings	-	-	-	-	-	-	-	-	-
Black spot projects	-	-	-	-	-	-	-	-	-
Strategic regional	-	-	-	12,501	-	-	-	-	12,501
Strategic regional supplementary	-	-	-	-	-	-	-	-	-
Improving the national network	-	-	-	-	-	-	-	-	-
Heavy vehicle safety	-	-	-	-	-	-	-	-	-
Improving local roads	-	-	-	-	-	-	-	-	-
Roads to recovery	96,800	71,200	71,200	51,200	24,140	11,400	-	5,600	331,540
East Kimberley development package
Local governments	-	-	-	-	-	-	-	-	-
Infrastructure employment projects -
Local governments	-	-	-	-	-	-	-	-	-
Local community sporting infrastructure	-	-	-	-	-	-	-	-	-
Water for the future - Local government	6,000	-	-	-	2,850	2,000	-	-	10,850
Digital regions initiative - Local government	3,503	2,705	2,234	1,139	798	246	174	113	10,912
Healthy communities grants(b)	~	~	~	~	~	~	~	~	25,793
Financial assistance grants	655,225	493,112	416,424	248,963	142,318	67,208	43,946	30,106	2,097,302
Supplementary road funding to South Australia for local roads	-	-	-	-	-	-	-	-	-
Total	761,528	567,017	489,858	313,803	170,106	80,854	44,120	35,819	2,488,898

Part 3: Fiscal strategy and outlook

Table A.11: Estimated payments to support local government services (continued)(a)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
National Partnership payments
Regional and Local Community
Infrastructure Program	-	-	-	-	-	-	-	-	-
Nation building program
Investment
Rail	-	-	-	-	-	-	-	-	-
Road	-	-	-	-	-	-	-	-	-
Boom gates for rail crossings	-	-	-	-	-	-	-	-	-
Black spot projects	-	-	-	-	-	-	-	-	-
Strategic regional	-	-	-	-	-	-	-	-	-
Strategic regional supplementary	-	-	-	-	-	-	-	-	-
Improving the national network	-	-	-	-	-	-	-	-	-
Heavy vehicle safety	-	-	-	-	-	-	-	-	-
Improving local roads	-	-	-	-	-	-	-	-	-
Roads to recovery	96,800	71,200	71,200	51,200	24,140	11,400	-	5,600	331,540
East Kimberley development package
Local governments	-	-	-	-	-	-	-	-	-
Infrastructure employment projects -
Local governments	-	-	-	-	-	-	-	-	-
Local community sporting infrastructure	-	-	-	-	-	-	-	-	-
Water for the future - Local government	-	-	-	-	-	-	-	-	-
Digital regions initiative - Local government	1,111	864	717	368	254	78	56	36	3,484
Healthy communities grants(b)	~	~	~	~	~	~	~	~	26,283
Financial assistance grants	678,740	512,567	434,615	260,019	147,246	69,577	45,618	31,345	2,179,727
Supplementary road funding to South Australia for local roads	-	-	-	-	-	-	-	-	-
Total	776,651	584,631	506,532	311,587	171,640	81,055	45,674	36,981	2,541,034
(a)	Payments presented here are payments to local governments already included in Appendix tables A.1, A.5, A.6 and A.7.
(b)	There is no basis on which to estimate state allocations.

Part 3: Fiscal strategy and outlook

Table A.12: Total payments to the States and Territories by GFS function
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2009-10
General public services	1,208	1,173	871	1,461	1,396	1,315	1,256	1,478	10,158
Public order and safety	52,697	35,723	36,181	18,676	15,351	6,196	12,325	4,807	181,956
Education(a)	6,919,587	5,124,392	4,172,544	2,243,419	1,738,172	542,340	352,723	307,263	21,480,571
Health(a)	3,969,626	2,869,276	2,415,724	1,216,670	1,045,765	298,398	161,781	193,310	12,172,170
Social security and welfare	955,005	602,660	635,538	411,445	335,445	79,593	33,527	239,133	3,292,346
Housing and community amenities	2,143,314	1,523,802	1,268,544	850,615	499,995	162,499	190,166	104,444	6,743,379
Recreation and culture	2,300	-	-	3,000	-	-	500	-	5,800
Fuel and energy	32,560	23,360	23,710	22,662	10,680	2,860	1,100	9,340	126,272
Agriculture, forestry and fishing	157,996	113,041	56,469	13,022	158,932	21,488	1,124	52	522,124
Mining, manufacturing and construction	-	-	-	-	-	-	-	-	-
Transport and communication	1,396,310	692,047	1,173,167	455,285	437,826	160,487	32,364	125,864	4,473,350
Other purposes	13,281,767	10,096,101	8,271,784	4,237,508	4,023,095	1,622,577	988,643	2,310,020	44,831,495
Total payments to the States	28,912,370	21,081,575	18,054,532	9,473,763	8,266,657	2,897,753	1,775,509	3,295,711	93,839,621
less payments 'through' the States	3,779,430	2,946,523	2,336,789	1,249,850	954,216	268,008	313,271	126,025	11,974,112
less financial assistance grants for local government	456,147	340,665	284,869	170,002	99,271	46,782	30,427	20,672	1,448,835
less payments direct 'to' local government	262,134	209,683	250,490	124,754	62,103	41,393	142,168	11,704	1,106,049
equals total payments 'to' the States for own-purpose expenses	24,414,659	17,584,704	15,182,384	7,929,157	7,151,067	2,541,570	1,289,643	3,137,310	79,310,625

Part 3: Fiscal strategy and outlook

Table A.12: Total payments to the States and Territories by GFS function (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2010-11
General public services	-	-	-	-	-	-	-	-	-
Public order and safety	53,029	35,324	36,081	15,728	14,151	5,542	11,184	3,751	174,790
Education(a)	5,898,739	4,288,684	3,577,515	1,893,160	1,468,484	433,312	317,458	239,866	18,217,216
Health(a)	4,205,567	3,185,800	2,557,972	1,338,798	1,074,914	294,840	192,009	192,265	13,050,006
Social security and welfare	917,741	663,251	678,734	356,550	275,070	81,874	37,288	331,394	3,341,902
Housing and community amenities	907,141	605,497	613,200	332,308	229,590	75,268	119,209	62,256	2,944,469
Recreation and culture	2,400	-	-	2,000	-	-	-	-	4,400
Fuel and energy	15,175	10,843	9,242	17,793	4,337	1,413	562	5,630	64,995
Agriculture, forestry and fishing	20,253	18,604	10,379	5,751	79,861	4,077	247	135	139,307
Mining, manufacturing and construction	-	-	-	-	-	-	-	-	-
Transport and communication	1,341,424	903,878	1,042,928	388,453	342,221	84,468	21,718	95,248	4,220,338
Other purposes	14,934,485	10,847,219	8,410,864	4,159,197	4,371,218	1,726,692	1,089,404	2,566,129	48,105,208
Total payments to the States	28,295,954	20,559,100	16,936,915	8,509,738	7,859,846	2,707,486	1,789,079	3,496,674	90,262,631
less payments 'through' the States	3,725,547	2,679,392	2,159,389	1,127,310	863,622	245,924	325,959	107,634	11,234,777
less financial assistance grants for local government	631,934	473,960	398,548	238,182	137,428	64,840	42,284	28,879	2,016,055
less payments direct 'to' local government	110,793	74,312	92,128	58,555	27,476	15,353	153,002	5,675	545,135
equals total payments 'to' the States for own-purpose expenses	23,827,680	17,331,436	14,286,850	7,085,691	6,831,320	2,381,369	1,267,834	3,354,486	76,466,664

Part 3: Fiscal strategy and outlook

Table A.12: Total payments to the States and Territories by GFS function (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2011-12
General public services	64,213	49,554	41,010	20,683	14,725	4,533	3,220	2,062	200,000
Public order and safety	54,253	36,284	35,908	15,899	14,364	5,548	4,312	3,811	170,379
Education	4,746,973	3,476,854	3,003,813	1,482,643	1,146,596	352,571	257,531	191,593	14,658,574
Health(a)	4,429,821	3,394,766	2,836,208	1,490,884	1,107,069	303,567	208,523	188,609	13,985,240
Social security and welfare	1,053,605	767,330	820,359	419,783	306,723	91,734	43,499	329,456	3,832,489
Housing and community amenities	541,879	360,886	348,771	194,834	138,677	46,183	32,177	47,848	1,711,255
Recreation and culture	-	-	-	3,600	-	-	-	-	3,600
Fuel and energy	12,706	9,525	6,927	4,342	3,096	1,163	544	756	39,059
Agriculture, forestry and fishing	16,734	9,159	10,888	2,574	4,949	2,365	269	188	47,126
Mining, manufacturing and construction	-	-	-	-	-	-	-	-	-
Transport and communication	1,668,834	1,268,788	1,200,682	478,863	456,958	100,058	7,848	79,684	5,261,715
Other purposes	16,009,450	11,600,169	8,750,317	4,144,406	4,675,663	1,825,021	1,055,050	2,791,840	50,851,916
Total payments to the States	28,598,468	20,973,315	17,054,883	8,258,511	7,868,820	2,732,743	1,612,973	3,635,847	90,761,353
less payments 'through' the States	3,169,473	2,511,673	2,104,781	1,057,781	774,770	235,518	202,201	114,137	10,170,334
less financial assistance grants for local government	655,225	493,112	416,424	248,963	142,318	67,208	43,946	30,106	2,097,302
less payments direct 'to' local government	106,303	73,905	73,434	64,840	27,788	13,646	174	5,713	391,596
equals total payments 'to' the States for own-purpose expenses	24,667,467	17,894,625	14,460,244	6,886,927	6,923,944	2,416,371	1,366,652	3,485,891	78,102,121

Part 3: Fiscal strategy and outlook

Table A.12: Total payments to the States and Territories by GFS function (continued)
$'000	NSW	VIC	QLD	WA	SA	TAS	ACT	NT	Total
2012-13
General public services	79,911	61,943	51,582	26,021	18,316	5,621	4,026	2,580	250,000
Public order and safety	55,010	36,792	36,409	16,122	14,566	5,625	4,372	3,864	172,760
Education	4,666,796	3,512,601	3,106,242	1,506,471	1,130,049	355,246	257,346	201,846	14,736,597
Health(a)	4,696,688	3,758,446	3,046,120	1,702,988	1,112,050	325,296	217,617	190,416	15,075,904
Social security and welfare(b)	1,147,585	860,449	915,606	487,189	330,557	98,159	48,533	183,979	4,084,557
Housing and community amenities	484,617	362,505	321,832	179,996	125,305	40,381	27,850	38,388	1,580,874
Recreation and culture	-	-	-	-	-	-	-	-	-
Fuel and energy	16,295	11,575	9,134	5,670	4,084	1,490	667	1,065	49,980
Agriculture, forestry and fishing	7,577	1,224	8,941	554	1,379	143	113	87	20,018
Mining, manufacturing and construction	-	-	-	-	-	-	-	-	-
Transport and communication	1,580,280	1,621,044	1,086,613	530,382	419,809	118,238	7,454	74,847	5,438,667
Other purposes	17,069,268	12,356,678	9,259,156	4,326,380	4,985,668	1,896,552	1,084,378	2,979,867	53,957,947
Total payments to the States	29,804,027	22,583,257	17,841,635	8,781,773	8,141,783	2,846,751	1,652,356	3,676,939	95,367,304
less payments 'through' the States	3,285,969	2,684,481	2,289,392	1,142,192	810,829	256,313	212,520	138,160	10,819,856
less financial assistance grants for local government	678,740	512,567	434,615	260,019	147,246	69,577	45,618	31,345	2,179,727
less payments direct 'to' local government	97,911	72,064	71,917	51,568	24,394	11,478	56	5,636	361,307
equals total payments 'to' the States for own-purpose expenses	25,741,407	19,314,145	15,045,711	7,327,994	7,159,314	2,509,383	1,394,162	3,501,798	82,006,414
(a)	State allocations are not yet finalised for healthy communities grants and digital education revolution and are not reflected in state totals.
(b)	There is no basis on which to estimate state allocations for National reciprocal transport concessions and are not reflected in state totals.

Appendix A: Policy decisions taken since the 2009-10 Budget

Appendix A: policy decisions taken since the 2009-10 Budget

Revenue Measures

Table A1: Revenue measures since the 2009-10 Budget(a)
Page		2008-09	2009-10	2010-11	2011-12	2012-13
		$m	$m	$m	$m	$m
	ATTORNEY-GENERAL'S
	Australian Federal Police
132	Australian Federal Police – increase to the criminal history check fee	-	-	0.4	0.4	0.4
	Portfolio total	-	-	0.4	0.4	0.4
	BROADBAND, COMMUNICATIONS AND THE DIGITAL ECONOMY
	Australian Communications and Media Authority
164	Telecommunications regulatory reform – competition and consumer safeguards(b)	-	2.5	2.1	1.2	1.2
	Portfolio total	-	2.5	2.1	1.2	1.2
	EDUCATION, EMPLOYMENT AND WORKPLACE RELATIONS
	Department of Education, Employment and Workplace Relations
173	Higher Education Loans Program for fee-paying undergraduate students – increased administration fee(b)	-	-	3.2	5.7	8.7
	Portfolio total	-	-	3.2	5.7	8.7
	HEALTH AND AGEING
	Department of Health and Ageing
	Pharmaceutical Benefits Scheme
197	– chemotherapy drugs – deferred implementation(b)	-	nfp	-	-	-
198	– listing of Revlimid® (lenalidomide)(b)	-	nfp	nfp	nfp	nfp
199	– minor new listings(b)	-	nfp	nfp	nfp	nfp
	Portfolio total	-	-	-	-	-
	RESOURCES, ENERGY AND TOURISM
	Department of Resources, Energy and Tourism
213	National Offshore Petroleum, Minerals and Greenhouse Gas Storage Regulator – establishment(b)	-	-	12.5	6.4	-
	Portfolio total	-	-	12.5	6.4	-

Appendix A: Policy decisions taken since the 2009-10 Budget

Table A1: Revenue measures since the 2009-10 Budget(a) (continued)
Page		2008-09	2009-10	2010-11	2011-12	2012-13
		$m	$m	$m	$m	$m
TREASURY
Australian Office of Financial Management
224	Residential mortgage-backed securities – extension(c)	-	*	*	*	*
Australian Securities and Investments Commission
216	Supervision of Australia’s financial markets – reform(b)	-	-	15.1	12.8	12.8
Australian Taxation Office
Carbon Pollution Reduction Scheme
133	– minor modifications to income tax treatment	-	*	*	*	*
133	– transitional income tax treatment of units already on the National Registry	-	..	..	..	..
134	Excise and customs duty – maintain current taxation treatment for concessional spirits	-	-	-	-	-
134	Forestry managed investment schemes – technical amendments to holding period rules	-	..	..	..	..
135	GST – Government response to Board of Taxation report – minor changes	-	-	*	*	*
135	Income tax exemption – Global Carbon Capture and Storage Institute	-	-	-	-	-
136	Interest withholding tax – extension of eligibility for exemption to Commonwealth Government Securities	-	-25.0	-65.0	-90.0	-105.0
International tax
136	– Australia-Belgium tax protocol	-	*	*	*	*
137	– Australia-Cook Islands taxation agreement	-	-	*	*	*
137	– Australia-Gibraltar tax information exchange agreement	-	*	*	*	*
138	– Australia-Guernsey taxation agreement	-	*	*	*	*
138	– Australia-Jersey taxation agreement	-	*	*	*	*
139	– Australia-New Zealand double tax convention	-	*	*	*	*
139	– Australia-Singapore tax protocol	-	*	*	*	*
140	Non-commercial loan rules – clarification of the 2009-10 Budget measure	-	-	-	-	-
Personal income tax
140	– exemption of income recovery subsidy payments for the North-Western Queensland floods	-	-	-	-	-
141	– exemption of payments made under the Continence Aids Payment Scheme	-	-	-	-	-
141	– exemption of the Outer Regional and Remote Payment made under the Helping Children with Autism package	-	-	-	-	-

Appendix A: Policy decisions taken since the 2009-10 Budget

Table A1: Revenue measures since the 2009-10 Budget(a) (continued)
Page		2008-09	2009-10	2010-11	2011-12	2012-13
		$m	$m	$m	$m	$m
	TREASURY (continued)
	Philanthropy
141	– additional prescribed private funds	-	-1.5	-19.8	-4.9	-6.0
142	– expanding the scope of allowable purposes for the 2009 Victorian Bushfire Appeal Fund	-	-	-	-	-
142	– updating the list of deductible gift recipients	-	-1.8	-3.7	-3.9	-4.0
143	Reforming the taxation of employee share schemes – further changes	-	-10.0	-55.0	-15.0	15.0
144	Removing the tax deductibility of political donations – amendments	-	-6.5	-6.6	-7.2	-7.5
	Taxation laws
144	– income tax law rewrites	-	-	..	..	..
144	– minor amendments	..	*	*	*	*
145	Taxation of Financial Arrangements – technical refinements to new regime	-	*	*	*	*
145	Total and Permanent Disability (TPD) insurance premiums – deductibility by superannuation funds	-	-	-	-	-
146	Worker entitlement funds	-	-	-	-	-
	Portfolio total	-	-44.8	-135.0	-108.2	-94.7
	Decisions taken but not yet announced	-	8.7	13.5	16.7	19.8
	Total impact of revenue measures(d)	-	-33.7	-103.4	-77.8	-64.6
*	The nature of the measure is such that a reliable estimate cannot be provided.
..	Not zero, but rounded to zero.
-	Nil.
nfp	not for publication.
(a)	A minus sign before an estimate indicates a reduction in revenue, no sign before an estimate indicates a gain in revenue.
(b)	These measures can also be found in the expense measures summary table.
(c)	These measures can also be found in the capital measures summary table.
(d)	Measures may not add due to rounding.

Appendix A: Policy decisions taken since the 2009-10 Budget

Attorney-General’s

Australian Federal Police — increase to the criminal history check fee

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Federal Police	-	-	0.4	0.4	0.4

The Government will increase the regulated fee for providing national criminal history record check services by 5 per cent from 1 July 2010. This fee recovers the costs of the Australian Federal Police providing criminal history checks to applicants. An increase of 5 per cent (approximately $1) is broadly consistent with increases in the Consumer Price Index since 2007-08.

This measure will increase revenue by $1.1 million over three years from 2010-11.

Appendix A: Policy decisions taken since the 2009-10 Budget

Treasury

Carbon Pollution Reduction Scheme — minor modifications to income tax treatment

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	*	*	*	*

The Government will clarify the income tax treatment of units under the Carbon Pollution Reduction Scheme (CPRS), with effect from the introduction of the CPRS. This measure has an ongoing unquantifiable revenue impact.

The Government will allow taxpayers additional flexibility in valuing emissions units held at the end of an income year and allow taxpayers to deduct expenses incurred in ceasing to hold a registered emissions unit. The Government will also clarify the income tax treatment of emissions units transferred from a foreign registry to the Australian National Registry and the treatment given to units held by an entity that ceases to be taxable in Australia.

Further detail is contained in the Carbon Pollution Reduction Scheme (Consequential Amendments) Bill 2009 and accompanying explanatory memorandum.

Carbon Pollution Reduction Scheme — transitional income tax treatment of units already on the National Registry

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	..	..	..	..

The Government will clarify the income tax treatment of emissions units already on the National Registry when the Carbon Pollution Reduction Scheme (CPRS) commences. Emissions units will be deemed to be sold and repurchased at cost in order to avoid the taxation of unrealised gains. This measure will have an ongoing negligible revenue impact.

When the CPRS commences, the existing income tax treatment will finish and the units will be subject to the specific income tax provisions for emissions units under the CPRS.

Appendix A: Policy decisions taken since the 2009-10 Budget

Excise and customs duty — maintain current taxation treatment for concessional spirits

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	-	-	-	-

The Government will clarify the excise law to ensure that imported high-strength spirits blended with domestically produced high-strength spirits are free of duty under the concessional spirits scheme, with effect from the date of Royal Assent of the amending legislation. These spirits are generally not intended for consumption as an alcoholic beverage and the proposed changes will allow current practice to continue. This measure has no revenue impact.

Forestry managed investment schemes — technical amendments to holding period rules

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	..	..	..	..

The Government will amend the tax law to allow investors in forestry managed investment schemes (MIS) to retain an up-front tax deduction in situations where, for reasons genuinely outside their control, a capital gains tax event occurs within four full income years of their initial investment in the scheme. This will have effect from 1 July 2007. This measure will have an ongoing negligible revenue impact.

The Government will also amend the tax law to ensure that civil penalties can continue to apply to promoters of forestry MIS notwithstanding that investors in the scheme are allowed to retain their up-front deductions because of the amendment to the holding period rules.

Further information can be found in the press release of 21 October 2009 issued by the Assistant Treasurer.

Appendix A: Policy decisions taken since the 2009-10 Budget

GST — Government response to Board of Taxation report — minor changes

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	-	*	*	*
Related expense ($m)
Australian Taxation Office	-	-	..	..	..
Department of the Treasury	-	-	*	*	*
Total	-	-	*	*	*

The Government will make a number of minor revisions to its 2009-10 Budget measure in response to the Board of Taxation’s recommendations from its review of the legal framework for the administration of the goods and services tax (GST). This measure is expected to have an ongoing unquantifiable revenue impact. It is also expected to have an ongoing unquantifiable impact on GST payments to the States and a negligible ongoing impact on fuel tax credit expenditure.

This measure addresses issues identified during consultations on, and further development of, the previously announced measure. These changes include:

•	extending the four-year time limit on claiming credits to include fuel tax credits;

•	clarifying the Commissioner’s power to recover overpaid refunds to refunds of luxury car tax and fuel tax credits;

•	modifying the approach to clarifying the GST treatment of gambling transactions; and

•	not proceeding with the announced changes to the financial acquisitions threshold, but instead examining it in the context of the current review of GST financial supply provisions.

Income tax exemption — Global Carbon Capture and Storage Institute

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	-	-	-	-

The Government will exempt the Global Carbon Capture and Storage Institute from income tax. The Institute will be income tax exempt for four years from 1 July 2009 on certain conditions that aim to ensure its continued broad public benefit, consistent with other income tax exempt organisations. This measure has no revenue impact.

The Institute is a not-for-profit organisation that aims to accelerate the global adoption of safe, commercially and environmentally sustainable carbon capture and storage technology.

Appendix A: Policy decisions taken since the 2009-10 Budget

Interest withholding tax — extension of eligibility for exemption to Commonwealth Government Securities

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	-25.0	-65.0	-90.0	-105.0
Related expense ($m)
Australian Office of Financial Management	-	-11.6	-42.9	-76.5	-100.5

The Government will extend the eligibility for exemption from interest withholding tax (IWT) to Commonwealth Government Securities (CGS), with effect from the day after the enabling legislation receives Royal Assent. The eligibility for exemption from IWT will also extend to Commonwealth-issued debt. The measure is estimated to have an ongoing cost to revenue, including a cost of $285.0 million over the forward estimates period. The related reduction in the Government’s interest costs is expected to decrease government expenditure by $231.5 million over the forward estimates period.

This measure will help improve the neutrality of the tax system and bring Australia’s tax treatment of CGS into line with most other countries, including the United States and the United Kingdom. The measure is expected to increase the demand for CGS and reduce the Government’s interest costs.

Further information can be found in the joint press release of 21 August 2009 issued by the Treasurer and Assistant Treasurer.

International tax — Australia-Belgium tax protocol

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	*	*	*	*

The Government signed a protocol to upgrade the exchange of information provisions in Australia’s tax treaty with Belgium on 24 June 2009, which will enter into force after both countries advise that they have completed their domestic requirements. This measure has an ongoing unquantifiable revenue impact.

The measure will allow for the full exchange of information in relation to Australia’s federal taxes and Belgium’s taxes.

Further information can be found in the press release of 25 June 2009 issued by the Assistant Treasurer.

Appendix A: Policy decisions taken since the 2009-10 Budget

International tax — Australia-Cook Islands taxation agreement

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	-	*	*	*

The Government signed the Australia-Cook Islands Taxation Agreement on 27 October 2009 in the Cook Islands. This agreement will allocate taxing rights over certain income derived by individuals between the two jurisdictions. This measure has an ongoing unquantifiable revenue impact.

The measure will allocate taxing rights over income from pensions, annuities, government services and certain payments made to visiting students and business apprentices. The measure will also establish an administrative mechanism to help resolve transfer pricing disputes.

The agreement was signed in conjunction with a tax information exchange agreement between Australia and the Cook Islands, which will provide for bilateral cooperation to prevent tax avoidance and evasion. Jointly, the two agreements will promote greater economic and administrative cooperation.

Further information can be found in the press release of 28 October 2009 issued by the Assistant Treasurer.

International tax — Australia-Gibraltar tax information exchange agreement

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	*	*	*	*

The Government signed the Australia-Gibraltar tax information exchange agreement on 25 August 2009, which will enter into force after both jurisdictions advise that they have completed their domestic requirements. This measure has an ongoing unquantifiable revenue impact.

The measure will allow for the full exchange of information in relation to Australia’s federal taxes and Gibraltar’s income tax.

Further information can be found in the press release of 26 August 2009 issued by the Assistant Treasurer.

Appendix A: Policy decisions taken since the 2009-10 Budget

International tax — Australia-Guernsey taxation agreement

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	*	*	*	*

The Government signed the Australia-Guernsey Taxation Agreement on 7 October 2009, which will allocate taxing rights over certain income derived by individuals between the two jurisdictions, with effect from 1 July 2011. This measure has an ongoing unquantifiable revenue impact.

The measure will allocate taxing rights over income from government services and certain payments made to visiting students and business apprentices. The measure will also establish an administrative mechanism to help resolve transfer pricing disputes.

The agreement was signed in conjunction with a tax information exchange agreement between Australia and Guernsey, which will provide for bilateral cooperation to prevent tax avoidance and evasion. Jointly, the two agreements will promote greater economic and administrative cooperation.

Further information can be found in the press release of 8 October 2009 issued by the Assistant Treasurer.

International tax — Australia-Jersey taxation agreement

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	*	*	*	*

The Government signed the Australia-Jersey Taxation Agreement on 10 June 2009, which will allocate taxing rights over certain income derived by individuals between the two jurisdictions, with effect from 1 July 2010. This measure has an ongoing unquantifiable revenue impact.

The measure will allocate taxing rights over income from pensions, annuities, government services and certain payments made to visiting students and business apprentices. The measure will also establish an administrative mechanism to help resolve transfer pricing disputes.

The agreement was signed in conjunction with a tax information exchange agreement between Australia and Jersey, which will provide for bilateral cooperation to prevent tax avoidance and evasion. Jointly, the two agreements will promote greater economic and administrative cooperation.

Further information can be found in the press release of 15 June 2009 issued by the Assistant Treasurer.

Appendix A: Policy decisions taken since the 2009-10 Budget

International tax — Australia-New Zealand double tax convention

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	*	*	*	*

The Government signed a tax treaty to update Australia’s taxation arrangements with New Zealand on 26 June 2009, which will enter into force after both countries advise that they have completed their domestic requirements. This measure has an ongoing unquantifiable revenue impact.

This measure will reduce withholding tax on certain dividends and certain interest and royalty payments, remove tax barriers to the cross-border movement of people, and provide improved integrity measures. The Government will also amend the definition of dual listed company arrangement in the income tax law to align it with the corresponding definition in the New Zealand tax treaty.

Further information can be found in the joint press release of 29 June 2009 issued by the Assistant Treasurer and the Minister for Trade.

International tax — Australia-Singapore tax protocol

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	*	*	*	*

The Government signed a protocol to upgrade the exchange of information provisions in Australia’s tax treaty with Singapore on 8 September 2009, which will enter into force 30 days after both countries advise that they have completed their domestic requirements. This measure has an ongoing unquantifiable revenue impact.

The measure will allow for the full exchange of information in relation to Australia’s federal taxes and Singapore’s taxes.

Further information can be found in the press release of 8 September 2009 issued by the Assistant Treasurer.

Appendix A: Policy decisions taken since the 2009-10 Budget

Non-commercial loan rules — clarification of the 2009-10 Budget measure

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	-	-	-	-

The Government will refine the targeting of the changes to the non-commercial loan rules announced in the 2009-10 Budget, by clarifying the scope of payments and other benefits that can give rise to a deemed dividend when they are provided to shareholders or their associates. The changes take effect from 1 July 2009. This measure has no revenue impact.

This measure will introduce an ‘otherwise deductible’ rule and exempt the use of certain types of residences by shareholders or their associates. The otherwise deductible rule will apply where a payment arises under the Budget measure due to the existence of a licence or a right to use company assets. The residence exemption will apply to the use of certain types of residences by shareholders or their associates where the residence is an integral part of the business real property owned by the private company, and the shareholder (or their associate) has a licence or right to use the business real property to carry on a business.

This measure will ensure that both the rural and small business communities are not unintentionally affected by the 2009-10 Budget measure.

Further information can be found in the press release of 14 September 2009 issued by the Assistant Treasurer.

Personal income tax — exemption of income recovery subsidy payments for the North-Western Queensland floods

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	-	-	-	-

The Government has made the income recovery subsidy payments for the North-Western Queensland floods of January and February 2009 exempt from income tax. These payments will also be excluded from the calculation of separate net income, which is used to determine entitlement to certain tax offsets. This measure has no revenue impact.

Appendix A: Policy decisions taken since the 2009-10 Budget

Personal income tax — exemption of payments made under the Continence Aids Payment Scheme

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	-	-	-	-

The Government will provide an income tax exemption for payments made under the Continence Aids Payment Scheme. The Government announced in the 2009-10 Budget that it would replace the Continence Aids Assistance Scheme, which provides subsidised products to eligible recipients, with a direct payment under the Continence Aids Payment Scheme. This measure has no revenue impact.

Personal income tax — exemption of the Outer Regional and Remote Payment made under the Helping Children with Autism package

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	-	-	-	-

The Government will provide an income tax exemption for the Outer Regional and Remote Payment made under the Helping Children with Autism package. This payment is for families of children who have been diagnosed with Autism Spectrum Disorders, and is designed to assist families living in regional and remote areas to access early intervention and education services. This measure has no revenue impact.

Philanthropy — additional prescribed private funds

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	-1.5	-19.8	-4.9	-6.0

Since the 2009-10 Budget, the Government has approved 43 funds for prescription as prescribed private funds (PPFs), and seven funds have been declared no longer to be PPFs. Funds approved since the 2009-10 Budget have an estimated ongoing cost to revenue of $32.2 million over the forward estimates period.

PPFs allow businesses, families and individuals to establish and donate to a charitable trust of their own, for the purpose of disbursing funds to a range of other deductible gift recipients.

Appendix A: Policy decisions taken since the 2009-10 Budget

Philanthropy — expanding the scope of allowable purposes for the 2009 Victorian Bushfire Appeal Fund

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	-	-	-	-

The Government will provide the Victorian Bushfire Appeal Fund Independent Advisory Panel with greater scope to support communities and individuals affected by the 2009 Victorian bushfires. The Panel oversees the expenditure of funds from the 2009 Victorian Bushfire Appeal Fund. This measure has no revenue impact.

The Government will permit funds in the Appeal Fund to be used for a broader range of purposes than the law considers charitable, without jeopardising the charitable status of the Australian Red Cross Society, which is the charity that collected the donations.

This measure applies to payments made by the Red Cross to the Appeal Fund after 28 January 2009 and before 6 February 2014.

Further information can be found in the joint press release of 17 August 2009 issued by the Assistant Treasurer and the Parliamentary Secretary for Victorian Bushfire Reconstruction.

Philanthropy — updating the list of deductible gift recipients

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	-1.8	-3.7	-3.9	-4.0

Since the 2009-10 Budget, the Government has approved the following organisations as deductible gift recipients (DGRs):

•	United States Studies Centre; and

•	Green Institute.

In addition, there were:

•	55 admissions to, and 2 removals from, the Register of Cultural Organisations;

•	3 admissions to the Register of Harm Prevention Charities; and

•	12 admissions to the Overseas Aid Gift Deduction Scheme.

Appendix A: Policy decisions taken since the 2009-10 Budget

Taxpayers may claim an income tax deduction for certain gifts of money or property to DGRs. This measure has an ongoing cost to revenue of $13.4 million over the forward estimates period.

The Register of Cultural Organisations can be found on the Department of the Environment, Water, Heritage and the Arts website at www.arts.gov.au. The Register of Harm Prevention Charities can be found on the Department of Families, Housing, Community Services and Indigenous Affairs website at www.fahcsia.gov.au. The list of developing country relief funds on the Overseas Aid Gift Deduction Scheme can be found on the AusAID website at www.ausaid.gov.au.

Reforming the taxation of employee share schemes — further changes

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	-10.0	-55.0	-15.0	15.0

The Government will revise the 2009-10 Budget measure to reform the taxation of employee share schemes.

Key differences between this measure and the Budget measure are:

•	the introduction of an annual reporting requirement and associated withholding arrangements for providers of employee share schemes;

•
the reintroduction of deferral of taxation for employee share schemes where the benefits provided are at real risk of forfeiture, or where the benefits are provided under salary sacrifice arrangements;

•	an increase to the income tax threshold for eligibility for the upfront tax concession from $60,000 to $180,000; and

•	the modification of rules relating to the refund of income for forfeited benefits.

The new employee share scheme rules have effect from 1 July 2009.

The changes have an estimated cost to revenue of $65.0 million over the forward estimates.

Further information can be found in the press release of 1 July 2009 issued by the Assistant Treasurer.

Appendix A: Policy decisions taken since the 2009-10 Budget

Removing the tax deductibility of political donations — amendments

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	-6.5	-6.6	-7.2	-7.5

The Government will continue to allow tax deductibility of political donations for individuals. This measure revises the 2008-09 Budget measure which sought to remove tax deductibility of political donations for both individuals and businesses. This measure will have an estimated cost to revenue of $27.8 million over the forward estimates period.

Consistent with the original measure, businesses will not be able to deduct political donations. Individuals will continue to be able to claim a capped deduction for political donations or a general deduction for certain membership contributions.

This measure will apply to donations and contributions from the 2008-09 financial year onward.

Taxation laws — income tax law rewrites

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	-	..	..	..

The Government will rewrite certain provisions from the Income Tax Assessment Act 1936 into either the Income Tax Assessment Act 1997 or the Taxation Administration Act 1953 as part of the ongoing work of completing the rewrite of the 1936 Act. This measure has a negligible ongoing revenue impact.

The rewrites will preserve the outcomes under the existing law but use the language, structure and drafting approach used in the 1997 Act and the Administration Act.

Taxation laws — minor amendments

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	..	*	*	*	*

The Government will make a number of minor amendments to the taxation laws to correct deficiencies and improve certainty for taxpayers. These minor amendments are part of the Government’s commitment to the care and maintenance of the tax law.

Appendix A: Policy decisions taken since the 2009-10 Budget

The amendments include rectifying incorrect terminology, correcting grammatical errors, repealing inoperative material, clarifying ambiguities, and ensuring provisions are consistent with the original policy intent.

This measure has an ongoing unquantifiable revenue impact.

Taxation of Financial Arrangements — technical refinements to new regime

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	*	*	*	*

The Government will amend the income tax law relating to the Taxation of Financial Arrangements in order to further reduce compliance costs and ensure the provisions operate as intended. This measure has an ongoing unquantifiable revenue impact.

Further information can be found in the press release of 4 September 2009 issued by the Assistant Treasurer.

Total and Permanent Disability (TPD) insurance premiums — deductibility by superannuation funds

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	-	-	-	-

The Government will provide transitional relief to complying superannuation funds to allow them to continue to deduct the cost of insurance premiums relating to disability superannuation benefits, in line with existing industry practice. The transitional provisions will apply for the period from 1 July 2004 to 30 June 2011. This measure will have no revenue impact as it continues existing industry practice.

From 1 July 2011, insurance premiums will revert to only being deductible to the extent the policies have the necessary connection to a liability of the fund to provide disability superannuation benefits to its members.

This measure will minimise disruption to the industry and provide funds with lead time to make the necessary administrative changes.

Further information can be found in the press release of 13 October 2009 issued by the Minister for Financial Services, Superannuation and Corporate Law.

Appendix A: Policy decisions taken since the 2009-10 Budget

Worker entitlement funds

Revenue ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	-	-	-	-

The Government has agreed to list three funds as worker entitlement funds:

•	Tronics Employee Entitlement Scheme Trust;

•	Shaw’s Darwin Transport Employees’ Entitlement Trust; and

•	Fisher & Paykel Termination Funding Trust.

Listing a fund as an approved worker entitlement fund ensures certain payments to the fund are not taxed twice (once on entry to the fund and once when the benefit is provided to the worker). This measure has no revenue impact.

Expense Measures

Table A2: Expense measures since the 2009-10 Budget(a)

Page		2008-09	2009-10	2010-11	2011-12	2012-13
		$m	$m	$m	$m	$m
	AGRICULTURE, FISHERIES AND FORESTRY
	Australian Fisheries Management Authority
167	Whole-of-government departmental efficiencies	-	-0.7	-1.4	-1.4	-1.4
	Department of Agriculture, Fisheries and Forestry
	Drought assistance
159	– Exceptional Circumstances assistance for primary producers	-	11.8	1.2	-	-
160	– Exceptional Circumstances assistance for small businesses	-	0.6	0.1	-	-
200	Protection against bovine spongiform encephalopathy	-	-	-	-	-
160	Reform of Australia's biosecurity system – scoping	-	-	-	-	-
161	Reform of Australia's Export Certification Services	-	39.4	-	-	-
201	Swine flu (H1N1 influenza virus) pandemic response	-	-	-	-	-
167	Whole-of-government departmental efficiencies	-	-1.4	-2.5	-2.5	-2.6
	Portfolio total	-	49.6	-2.6	-3.9	-4.0
	ATTORNEY-GENERAL'S
	Administrative Appeals Tribunal
163	Norfolk Island governance reform	-	0.1	0.1	0.1	0.1
	Attorney-General's Department
162	Enhanced crisis coordination facilities – stage two	-	-0.5	-1.2	-1.2	-0.8
163	Norfolk Island governance reform	-	-0.4	-0.4	-0.3	-0.3
167	Whole-of-government departmental efficiencies	-	-0.9	-1.5	-1.4	-1.3
	Australian Federal Police
162	Australian Federal Police – funding for the Timor-Leste Emergency Response	-	-	-	-	-
	Australian Institute of Criminology
167	Whole-of-government departmental efficiencies	-	-	-0.5	-1.5	-1.5
	Australian Law Reform Commission
167	Whole-of-government departmental efficiencies	-	-	-0.2	-0.5	-0.5

Appendix A: Policy decisions taken since the 2009-10 Budget

Table A2: Expense measures since the 2009-10 Budget(a) (continued)
Page		2008-09	2009-10	2010-11	2011-12	2012-13
		$m	$m	$m	$m	$m
	ATTORNEY-GENERAL'S (continued)
	Criminology Research Council
167	Whole-of-government departmental efficiencies	-	-	-0.1	-0.1	-0.1
	Federal Court of Australia
163	Federal Court of Australia – reduction in the number of judicial officers	-	-	-1.0	-1.5	-1.5
163	Norfolk Island governance reform	-	..	..	..	..
	Office of the Director of Public Prosecutions
167	Whole-of-government departmental efficiencies	-	-1.5	-2.8	-2.6	-2.6
	Portfolio total	-	-3.2	-7.7	-9.0	-8.5
	BROADBAND, COMMUNICATIONS AND THE DIGITAL ECONOMY
	Australian Communications and Media Authority
164	Telecommunications regulatory reform – competition and consumer safeguards	-	-	1.2	1.2	1.2
	Department of Broadband, Communications and the Digital Economy
167	Whole-of-government departmental efficiencies	-	-1.3	-2.0	-2.0	-1.8
	Portfolio total	-	-1.3	-0.9	-0.7	-0.6
	CROSS PORTFOLIO
	Various Agencies
165	Commonwealth Property Management Framework – identification of savings	-	-	-3.3	-16.6	-27.7
188	Desktop computing equipment – whole-of-government coordinated procurement	-	-	-1.7	-1.7	-1.7
190	Telecommunications services – whole-of-government coordinated procurement	-	-	-8.8	-20.1	-18.5
165	Travel services – whole-of-government procurement	-	nfp	nfp	nfp	nfp
	Portfolio total	-	-	-13.8	-38.4	-47.9
	DEFENCE
	Department of Defence
168	Australian Strategic Policy Institute – continuation of funding	-	-	-	-	-
	Portfolio total	-	-	-	-	-

Appendix A: Policy decisions taken since the 2009-10 Budget

Table A2: Expense measures since the 2009-10 Budget(a) (continued)
Page		2008-09	2009-10	2010-11	2011-12	2012-13
		$m	$m	$m	$m	$m
	EDUCATION, EMPLOYMENT AND WORKPLACE RELATIONS
	Department of Education, Employment and Workplace Relations
169	Boys Education National Initiative – reduced funding	-	-	-3.1	-3.0	-2.7
	Drought assistance
159	– Exceptional Circumstances assistance for primary producers	-	0.8	0.1	-	-
160	– Exceptional Circumstances assistance for small businesses	-	..	..	-	-
	Economic Stimulus Plan Recalibration
169	– Building the Education Revolution – Primary Schools for the 21st Century (P21)	-	8.3	6.9	-	-
170	– Building the Education Revolution – rephasing	-	-	-500.0	500.0	-
170	– Education Investment Fund – Future Rounds – Reduction	-	-	-175.0	-25.0	-
171	– Keep Australia Working – Apprentice Kickstart Bonus and Increased Pre-Apprenticeship Training Places	-	-	-	-	-
172	– Keep Australia Working – Job Expos for Priority Regions	-	-4.1	-	-	-
203	Fraud and compliance – increased compliance activity	-	-0.8	-18.2	-30.3	-31.4
173	Higher Education – contribution to Australian Education International investment – transfer of promotion functions	-	-1.3	-11.1	-11.1	-11.1
173	Higher Education Loans Program for fee-paying undergraduate students – increased administration fee	-	-	-9.0	-8.4	-7.9
	Jobs and Skills for a Low Pollution Future
174	– insulation-related training and ongoing pathways	-	-	-	-	-
174	– National Green Jobs Corps	-	20.7	39.3	19.6	-
175	Safe Work Australia – establishment	-	-12.8	-13.2	-13.5	-13.7
176	Student Amenities Higher Education Loans Program – deferral	-	-28.3	-	-	-
	Student income support
176	– delay increase in personal income test threshold	-	-	-55.5	-114.6	-
177	– various refinements	-	-0.8	-1.7	-1.7	-1.7
219	Support for veterans – recognition of service of personnel on HMAS Canberra during Operation DAMASK VI	-	-0.1	-0.1	-0.1	-0.1

Appendix A: Policy decisions taken since the 2009-10 Budget

Table A2: Expense measures since the 2009-10 Budget(a) (continued)
Page		2008-09	2009-10	2010-11	2011-12	2012-13
		$m	$m	$m	$m	$m
	EDUCATION, EMPLOYMENT AND WORKPLACE RELATIONS (continued)
206	Temporary Business (Long Stay) Visa (Subclass 457) reform – implementation of streamlined arrangements	-	-	-	-	-
217	Victorian bushfire reconstruction and recovery	-	-10.0	-5.4	-	-
167	Whole-of-government departmental efficiencies	-	-0.3	-10.4	-19.9	-19.9
178	Youth Allowance – transitional arrangements for claiming independence	-	7.6	47.3	47.4	47.6
	Safe Work Australia
175	Safe Work Australia – establishment	-	8.8	9.0	9.2	9.3
	Portfolio total	-	-12.1	-700.1	348.7	-31.6
	ENVIRONMENT, WATER, HERITAGE AND THE ARTS
	Department of the Environment, Water, Heritage and the Arts
179	Culture and Recreation Portal – closure	-	-	-0.3	-0.3	-0.3
	Economic Stimulus Plan Recalibration
179	– Energy Efficient Homes package – modification	-	-310.0	-300.0	-250.0	-
180	– Solar Hot Water Rebate – modification	-	-	-	-	-
181	Graves and memorials of eminent Australians – conservation	-	-	-	-	-
181	Kokoda Track – safety upgrade	-	-	-	-	-
182	National Solar Schools Program – reduced funding	-	-	-7.9	-8.1	-
182	Solar Homes and Communities Plan – additional funding	-	510.8	23.2	-	-
	Water for the Future
183	– National Rainwater and Greywater Initiative – reduced funding	-	-13.0	-31.4	-	-
183	– Water Smart Australia – reduced funding	-	-10.0	-10.0	-	-
167	Whole-of-government departmental efficiencies	-	-	-5.0	-5.0	-5.0
183	Zelman Cowen Gallery of Australian Jewish History – contribution	-	-	-	-	-
	Portfolio total	-	177.8	-331.4	-263.3	-5.2
	FAMILIES, HOUSING, COMMUNITY SERVICES AND INDIGENOUS AFFAIRS
	Department of Families, Housing, Community Services and Indigenous Affairs
184	Alice Springs Transformation Plan	25.0	-	-	-	-
184	Australian Government Disaster Recovery Payment – Queensland and New South Wales floods May 2009	8.0	6.1	-	-	-

Appendix A: Policy decisions taken since the 2009-10 Budget

Table A2: Expense measures since the 2009-10 Budget(a) (continued)
Page		2008-09	2009-10	2010-11	2011-12	2012-13
		$m	$m	$m	$m	$m
	FAMILIES, HOUSING, COMMUNITY SERVICES AND INDIGENOUS AFFAIRS (continued)
185	Community Investment Program – reduction	-	-2.8	-	-	-
203	Fraud and compliance – increased compliance activity	-	..	-3.7	-6.5	-4.0
185	Office for Remote Indigenous Housing – establishment	-	-	-	-	-
186	Secure and Sustainable Pensions – public information campaign	-	2.8	-	-	-
186	Social Security Agreement – Australia and the Former Yugoslav Republic of Macedonia	-	-	0.3	0.7	0.7
219	Support for veterans – recognition of service of personnel on HMAS Canberra during Operation DAMASK VI	-	-0.1	-0.1	-0.1	-0.1
217	Victorian bushfire reconstruction and recovery	-	-0.1	-	-	-
187	Victorian Fires Income Recovery Subsidy – extension	-	2.0	-	-	-
	Portfolio total	33.0	8.0	-3.4	-6.0	-3.4
	FINANCE AND DEREGULATION
	Australian Electoral Commission
167	Whole-of-government departmental efficiencies	-	-0.3	-1.1	-0.8	-0.8
	Comsuper
167	Whole-of-government departmental efficiencies	-	0.1	-1.5	-1.6	-1.6
	Department of Finance and Deregulation
188	Desktop computing equipment – whole-of-government coordinated procurement	-	2.3	0.9	1.0	1.0
194	E-Health – development of a business case for individual electronic health records	-	0.1	0.2	0.1	0.1
162	Enhanced crisis coordination facilities – stage two	-	0.3	0.1	-	-
211	National Archives Preservation Facility – Gateway review funding	-	0.1	-	-	-
188	Office of Evaluation and Audit – Indigenous Programs transfer to the Australian National Audit Office	-	-2.7	-5.3	-5.4	-5.4
189	Parliamentary entitlements – reform	-	-0.2	-1.5	-1.3	-1.2
209	Procurement strategy – strengthening the Australian Industry Participation National Framework and streamlining AusTender	-	-	-	-	-
189	Superannuation pension overpayments – reduction	-	-0.1	-0.2	-0.3	-0.4

Appendix A: Policy decisions taken since the 2009-10 Budget

Table A2: Expense measures since the 2009-10 Budget(a) (continued)
Page		2008-09	2009-10	2010-11	2011-12	2012-13
		$m	$m	$m	$m	$m
	FINANCE AND DEREGULATION (continued)
190	Telecommunications services – whole-of-government coordinated procurement	-	3.9	-	-	-
165	Travel services – whole-of-government procurement	-	nfp	nfp	nfp	nfp
167	Whole-of-government departmental efficiencies	-	-1.4	-2.7	-2.7	-2.8
	Portfolio total	-	2.2	-11.1	-11.1	-11.2
	FOREIGN AFFAIRS AND TRADE
	AusAID
	Overseas development assistance
192	– International Finance Facility for Immunisation – contribution	-	-	3.0	5.0	5.0
193	– Office of Deployable Civilian Capability	-	7.8	10.1	10.8	11.0
	Australian Trade Commission
191	Brand Australia	-	4.5	5.4	5.0	5.0
191	Foreign Affairs and Trade portfolio – efficiencies	-	-1.9	-5.0	-5.0	-5.1
173	Higher Education – contribution to Australian Education International investment – transfer of promotion functions	-	-	8.6	8.6	8.7
	Department of Foreign Affairs and Trade
191	Foreign Affairs and Trade portfolio – efficiencies	-	-7.0	-21.9	-33.0	-25.3
192	Italian earthquake recovery effort – Australian Government's contribution	-	-	-	-	-
	Portfolio total	-	3.5	0.3	-8.5	-0.7
	HEALTH AND AGEING
	Department of Health and Ageing
	Drought assistance
159	– Exceptional Circumstances assistance for primary producers	-	0.2	..	-	-
160	– Exceptional Circumstances assistance for small businesses	-	..	..	-	-
194	E-Health – development of a business case for individual electronic health records	-	3.7	-	-	-
194	General Practice Super Clinics – further five clinics	-	-	-	-	-
	Medicare Benefits Schedule
195	– new and revised listings	-	1.0	0.6	-0.3	-1.3
196	– promoting better use of selected spinal x-ray items	-	-2.0	-4.6	-5.0	-5.5

Appendix A: Policy decisions taken since the 2009-10 Budget

Table A2: Expense measures since the 2009-10 Budget(a) (continued)
Page		2008-09	2009-10	2010-11	2011-12	2012-13
		$m	$m	$m	$m	$m
	HEALTH AND AGEING (continued)
	Pharmaceutical Benefits Scheme
197	– additional therapeutic groups	-	-1.2	-13.8	-14.7	-16.0
197	– chemotherapy drugs – deferred implementation	-	33.4	-	-	-
198	– listing of Revlimid® (lenalidomide)	-	15.6	25.5	26.1	26.7
199	– minor new listings	-	21.7	32.8	41.6	47.4
200	Protection against bovine spongiform encephalopathy	-	-	-	-	-
200	Seasonal influenza vaccine – expanded eligibility	-	10.8	10.3	11.3	11.4
201	Skin cancer awareness campaign – continuation of funding	-	-	-	-	-
201	Swine flu (H1N1 influenza virus) pandemic response	-	45.2	0.8	0.3	0.3
	Food Standards Australia New Zealand
200	Protection against bovine spongiform encephalopathy	-	0.6	0.7	0.7	0.7
	Portfolio total	-	128.9	52.3	59.9	63.9
	HUMAN SERVICES
	Centrelink
203	Centrelink efficiencies – reduction in paper-based claims and correspondence	-	12.4	-43.0	-50.1	-57.2
	Drought assistance
159	– Exceptional Circumstances assistance for primary producers	-	0.5	0.1	-	-
160	– Exceptional Circumstances assistance for small businesses	-	..	..	-	-
172	Economic Stimulus Plan Recalibration – Keep Australia Working – Job Expos for Priority Regions	-	4.1	-	-	-
203	Fraud and compliance – increased compliance activity	-	2.3	5.3	2.8	-0.3
204	Human Services delivery research – reduction in scope	-	-1.0	-1.0	-1.0	-
204	Job seeker contacts with Centrelink – streamlined arrangements	-	14.5	-36.1	-36.6	-37.0
174	Jobs and Skills for a Low Pollution Future – National Green Jobs Corps	-	2.0	0.5	0.4	-
186	Social Security Agreement – Australia and the Former Yugoslav Republic of Macedonia	-	-	2.9	0.3	0.3
	Medicare Australia
	Medicare Benefits Schedule
195	– new and revised listings	-	0.1	..	-0.1	-0.1
196	– promoting better use of selected spinal x-ray items	-	..	..	..	..

Appendix A: Policy decisions taken since the 2009-10 Budget

Table A2: Expense measures since the 2009-10 Budget(a) (continued)
Page		2008-09	2009-10	2010-11	2011-12	2012-13
		$m	$m	$m	$m	$m
	HUMAN SERVICES (continued)
	Pharmaceutical Benefits Scheme
197	– additional therapeutic groups	-	0.3	0.1	0.1	0.1
198	– listing of Revlimid® (lenalidomide)	-	..	0.1	0.1	0.1
199	– minor new listings	-	0.3	0.3	0.3	0.3
200	Seasonal influenza vaccine – expanded eligibility	-	-0.1	-0.1	-0.1	-0.1
	Portfolio total	-	35.6	-71.0	-83.9	-93.8
	IMMIGRATION AND CITIZENSHIP
	Department of Immigration and Citizenship
205	Biometrics for visa and border processing – commencement	-	-	-	-	-
205	Student visa integrity – enhancement	-	-	-	-	-
206	Temporary Business (Long Stay) Visa (Subclass 457) reform – implementation of streamlined arrangements	-	-	-	-	-
167	Whole-of-government departmental efficiencies	-	-3.3	-6.1	-6.2	-6.4
206	Working Holiday visa (Subclass 417) – integrity enhancements	-	-	-	-	-
	Portfolio total	-	-3.3	-6.1	-6.2	-6.4
	INFRASTRUCTURE, TRANSPORT, REGIONAL DEVELOPMENT AND LOCAL GOVERNMENT
	Department of Infrastructure, Transport, Regional Development and Local Government
207	Community Infrastructure Program – further funding	-	-	-	-	-
208	Rugby League Central Multipurpose Centre project – grant	-	-	-	-	-
217	Victorian bushfire reconstruction and recovery	-	-1.5	-	-	-
167	Whole-of-government departmental efficiencies	-	-2.6	-5.1	-5.1	-5.2
	Portfolio total	-	-4.1	-5.1	-5.1	-5.2
	INNOVATION, INDUSTRY, SCIENCE AND RESEARCH
	Commonwealth Scientific and Industrial Research Organisation
167	Whole-of-government departmental efficiencies	-	-6.2	-10.4	-10.4	-10.4
	Department of Innovation, Industry, Science and Research
212	Economic Stimulus Plan Recalibration – Clean Energy Initiative – reprofiling	-	-100.0	-	-	-
209	Ford Australia – cessation of grant	-	-10.0	-	-10.0	-

Appendix A: Policy decisions taken since the 2009-10 Budget

Table A2: Expense measures since the 2009-10 Budget(a) (continued)
Page		2008-09	2009-10	2010-11	2011-12	2012-13
		$m	$m	$m	$m	$m
	INNOVATION, INDUSTRY, SCIENCE AND RESEARCH (continued)
209	Green Car Innovation Fund – reprofile	-	-	-	-17.5	-20.0
209	Procurement strategy – strengthening the Australian Industry Participation National Framework and streamlining AusTender	-	3.5	5.2	5.3	5.2
210	Retooling for Climate Change – reduced funding	-	-6.0	-7.0	-6.0	-
167	Whole-of-government departmental efficiencies	-	-2.2	-0.4	-14.5	-15.4
	Portfolio total	-	-120.9	-12.7	-53.2	-40.6
	PRIME MINISTER AND CABINET
	Australian Institute of Family Studies
167	Whole-of-government departmental efficiencies	-	..	-0.1	-0.1	-0.1
	Australian National Audit Office
188	Office of Evaluation and Audit – Indigenous Programs transfer to the Australian National Audit Office	-	1.9	4.0	4.0	4.1
	Australian Public Service Commission
167	Whole-of-government departmental efficiencies	-	-0.3	-0.5	-0.5	-0.4
	Department of the Prime Minister and Cabinet
167	Whole-of-government departmental efficiencies	-	-0.5	-1.0	-2.6	-0.6
	National Archives of Australia
211	National Archives Preservation Facility – Gateway review funding	-	-0.1	-	-	-
167	Whole-of-government departmental efficiencies	-	-0.7	-1.4	-1.4	-1.4
	Office of the Commonwealth Ombudsman
163	Norfolk Island governance reform	-	0.1	0.1	0.1	0.1
167	Whole-of-government departmental efficiencies	-	-0.2	-0.5	-0.5	-0.4
	Office of the Privacy Commissioner
163	Norfolk Island governance reform	-	0.1	0.1	0.1	0.1
167	Whole-of-government departmental efficiencies	-	-0.1	-0.1	-0.1	-0.2
	Portfolio total	-	0.3	0.7	-0.9	1.2
	RESOURCES, ENERGY AND TOURISM
	Department of Resources, Energy and Tourism
212	Economic Stimulus Plan Recalibration – Clean Energy Initiative – reprofiling	-	-200.0	-	-	-
213	National Offshore Petroleum, Minerals and Greenhouse Gas Storage Regulator – establishment	-	2.5	9.4	6.9	-
167	Whole-of-government departmental efficiencies	-	-0.4	-0.7	-0.7	-0.7
	Portfolio total	-	-197.9	8.7	6.2	-0.7

Appendix A: Policy decisions taken since the 2009-10 Budget

Table A2: Expense measures since the 2009-10 Budget(a) (continued)
Page		2008-09	2009-10	2010-11	2011-12	2012-13
		$m	$m	$m	$m	$m
	TREASURY
	Australian Competition and Consumer Commission
164	Telecommunications regulatory reform – competition and consumer safeguards	-	2.5	0.9	-	-
167	Whole-of-government departmental efficiencies	-	-0.7	-1.4	-1.3	-1.4
	Australian Office of Financial Management
136	Interest withholding tax – extension of eligibility for exemption to Commonwealth Government Securities(2)	-	-11.6	-42.9	-76.5	-100.5
167	Whole-of-government departmental efficiencies	-	-0.1	-0.1	-0.1	-0.2
	Australian Securities and Investments Commission
216	Supervision of Australia’s financial markets – reform	-	1.6	10.4	11.0	11.0
167	Whole-of-government departmental efficiencies	-	-1.8	-3.4	-3.3	-3.1
	Australian Taxation Office
214	Australian Taxation Office – Reduction in campaign advertising funding	-	..	..	..	-
135	GST – Government response to Board of Taxation report – minor changes(b)	-	-	..	..	..
186	Social Security Agreement – Australia and the Former Yugoslav Republic of Macedonia	-	-	0.2	0.2	0.1
167	Whole-of-government departmental efficiencies	-	-15.4	-31.4	-31.4	-31.4
	Commonwealth Grants Commission
167	Whole-of-government departmental efficiencies	-	..	-0.1	-0.1	-0.1
	Corporations and Markets Advisory Committee
167	Whole-of-government departmental efficiencies	-	..	..	..	..
	Department of the Treasury
	Drought assistance
159	– Exceptional Circumstances assistance for primary producers	-	16.8	2.3	-	-
160	– Exceptional Circumstances assistance for small businesses	-	1.1	0.2	-	-
	Economic Stimulus Plan Recalibration
169	– Building the Education Revolution – Primary Schools for the 21st Century (P21)	-	19.4	16.1	-	-
214	– Nation Building and Jobs Plan – investment in social housing – reduced funding	-	-150.0	-450.0	-150.0	-

Appendix A: Policy decisions taken since the 2009-10 Budget

Table A2: Expense measures since the 2009-10 Budget(a) (continued)
Page		2008-09	2009-10	2010-11	2011-12	2012-13
		$m	$m	$m	$m	$m
	TREASURY (continued)
215	Greenhouse Gas Reduction Scheme – transitional assistance	-	-	130.0	-	-
135	GST – Government response to Board of Taxation report – minor changes(b)	-	-	*	*	*
215	International Monetary Fund – additional contribution	-	30.0	-	-	-
182	National Solar Schools Program – reduced funding	-	-	-18.4	-18.8	-
217	Victorian bushfire reconstruction and recovery	-	41.2	6.9	-	-
167	Whole-of-government departmental efficiencies	-	-0.9	-1.6	-1.5	-1.5
	Inspector-General of Taxation
167	Whole-of-government departmental efficiencies	-	..	..	..	..
	National Competition Council
167	Whole-of-government departmental efficiencies	-	..	..	..	..
	Office of the Auditing and Assurance Standards Board
167	Whole-of-government departmental efficiencies	-	..	..	..	..
	Office of the Australian Accounting Standards Board
167	Whole-of-government departmental efficiencies	-	..	..	-0.1	-0.1
	Productivity Commission
167	Whole-of-government departmental efficiencies	-	-0.2	-0.4	-0.4	-0.4
	Portfolio total	-	-68.2	-382.9	-272.5	-127.5
	VETERANS' AFFAIRS
	Department of Veterans' Affairs
203	Fraud and compliance – increased compliance activity	-	0.5	0.2	-0.5	-0.8
	Medicare Benefits Schedule
195	– new and revised listings	-	0.1	..	-0.1	-0.3
196	– promoting better use of selected spinal x-ray items	-	..	..	..	..
	Pharmaceutical Benefits Scheme
197	– additional therapeutic groups	-	-0.1	-1.0	-1.0	-1.0
197	– chemotherapy drugs – deferred implementation	-	2.9	-	-	-
198	– listing of Revlimid® (lenalidomide)	-	1.6	2.5	2.5	2.4
199	– minor new listings	-	1.1	1.6	1.8	2.0

Appendix A: Policy decisions taken since the 2009-10 Budget

Table A2: Expense measures since the 2009-10 Budget(a) (continued)
Page		2008-09	2009-10	2010-11	2011-12	2012-13
		$m	$m	$m	$m	$m
	VETERANS' AFFAIRS (continued)
218	Repatriation Pharmaceutical Benefits Scheme – minor new listings	-	0.1	0.2	0.3	0.2
219	Support for veterans – recognition of service of personnel on HMAS Canberra during Operation DAMASK VI	-	0.4	0.1	0.1	0.1
	Portfolio total	-	6.5	3.6	3.1	2.7
	Decisions taken but not yet announced	-	49.0	-8.3	-11.2	-11.6
	Depreciation expense	-	-0.9	0.7	2.5	2.4
	Total impact of expense measures(c)	33.0	49.4	-1,490.6	-353.5	-328.6

*	The nature of the measure is such that a reliable estimate cannot be provided.
..	Not zero, but rounded to zero.
-	Nil.
nfp	not for publication.
(a)	A minus sign before an estimate indicates a reduction in expenses, no sign before an estimate indicates increased expenses.
(b)	These measures can also be found in the revenue measures summary table.
(c)	Measures may not add due to rounding.

Appendix A: Policy decisions taken since the 2009-10 Budget

Agriculture, Fisheries and Forestry

Drought assistance — Exceptional Circumstances assistance for primary producers

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of the Treasury	-	16.8	2.3	-	-
Department of Agriculture, Fisheries and Forestry	-	11.8	1.2	-	-
Department of Education, Employment and Workplace Relations	-	0.8	0.1	-	-
Centrelink	-	0.5	0.1	-	-
Department of Health and Ageing	-	0.2	..	-	-
Total	-	30.1	3.7	-	-

The Government will provide $34.8 million over three years (including $1.1 million in 2008-09) to continue support for primary producers in regions that have been declared eligible for Exceptional Circumstances assistance.

Exceptional Circumstances assistance provides interest rate subsidies and income support to assist viable farm businesses and farm families who have been adversely affected by the prolonged drought. Eligible recipients are also provided with a health care concession card and access to Youth Allowance for their children.

The cost of this measure in 2008-09 was met from within the existing resourcing of the affected agencies.

Further information can be found in various press releases issued by the Minister for Agriculture, Fisheries and Forestry between 1 May and 10 September 2009.

Appendix A: Policy decisions taken since the 2009-10 Budget

Drought assistance — Exceptional Circumstances assistance for small businesses

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of the Treasury	-	1.1	0.2	-	-
Department of Agriculture, Fisheries and Forestry	-	0.6	0.1	-	-
Department of Education, Employment and Workplace Relations	-	..	..	-	-
Department of Health and Ageing	-	..	..	-	-
Centrelink	-	..	..	-	-
Total	-	1.7	0.3	-	-

The Government will provide $2.1 million over three years (including $57,000 in 2008-09) to continue support for small businesses with up to 100 employees that are dependent on business from farmers in regions declared eligible for Exceptional Circumstances assistance.

The small business assistance provides interest rate subsidies and income support to assist viable farm-dependent businesses and families who have been adversely affected by the prolonged drought. Eligible recipients are also provided with a health care concession card and access to Youth Allowance for their children.

The cost of this measure in 2008-09 was met from within the existing resourcing of the affected agencies.

Further information can be found in various press releases issued by the Minister for Agriculture, Fisheries and Forestry between 1 May and 10 September 2009.

Reform of Australia’s biosecurity system — scoping

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Agriculture, Fisheries and Forestry	-	-	-	-	-

The Government will provide $14.7 million in 2009-10 to the Australian Quarantine and Inspection Service to begin scoping elements of the reform of Australia’s biosecurity system which have long lead times. These elements include initial work on information and communications technology upgrades and on future arrangements for post-entry quarantine facilities. The scoping work follows the review of Australia’s quarantine and biosecurity arrangements, One Biosecurity: a working partnership, conducted in 2008.

Appendix A: Policy decisions taken since the 2009-10 Budget

The cost of this measure will be met from within the existing resourcing of the Department of Agriculture, Fisheries and Forestry.

Further information can be found in the press release of 23 September 2009 issued by the Minister for Agriculture, Fisheries and Forestry.

Reform of Australia’s Export Certification Services

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Agriculture, Fisheries and Forestry	-	39.4	-	-	-

The Government has committed to a $39.4 million Export Certification Reform Package in 2009-10 to develop and implement more efficient approaches to the delivery of export regulatory services. The package will provide transitional support to industry to adjust to the termination of the 40 per cent subsidy for the cost of export certification and inspection work undertaken by the Australian Quarantine and Inspection Service. The package is contingent on the regulations to return export certification to full cost recovery being agreed by the Parliament.

The funding includes $24.4 million to modernise export control infrastructure and $15.0 million to assist exporters to transition from the existing inspectorate-based certification arrangements to a more efficient audit-based approach.

Further information can be found in various press releases issued by the Minister for Agriculture, Fisheries and Forestry.

Appendix A: Policy decisions taken since the 2009-10 Budget

Attorney-General’s

Australian Federal Police — funding for the Timor-Leste Emergency Response

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Federal Police	-	-	-	-	-

The Government will provide $1.5 million in 2009-10 to reimburse the Australian Federal police for the one-off deployment of additional Australian Federal Police officers to Timor-Leste following the assassination attempts on both the President and the Prime Minister of Timor-Leste on 11 February 2008. The reimbursement of funds has no impact on the fiscal balance.

Enhanced crisis coordination facilities — stage two

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Finance and Deregulation	-	0.3	0.1	-	-
Attorney-General’s Department	-	-0.5	-1.2	-1.2	-0.8
Total	-	-0.2	-1.1	-1.2	-0.8
Related capital ($m)
Attorney-General’s Department	-	12.4	-2.0	-3.5	-3.5

The Government will provide $38.2 million over four years for the establishment of a permanent Crisis Coordination Centre to strengthen the Government’s capability to respond to crises of national significance. Expenditure on the Crisis Coordination Centre will consist of $24.6 million in 2009-10, $5.3 million in 2010-11, $3.9 million in 2011-12 and $4.0 million in 2012-13.

In addition, as part of this measure the Government is committing $0.5 million over two years to fund a Gateway Review to assess the establishment of the centre. The Gateway Review process provides quality assurance during the implementation of major government projects so that the intended outcomes of the projects are achieved.

This measure is related to the Enhanced Crisis Coordination Facilities measure contained in the 2009-10 Budget.

The cost of this proposal has been fully offset over the forward estimates period from within the Attorney-General’s portfolio. The financial implications reflect the net impact of the cost of establishing the Crisis Coordination Centre, the Gateway Review assessment and the offsetting savings over the forward estimates.

Appendix A: Policy decisions taken since the 2009-10 Budget

Federal Court of Australia — reduction in the number of judicial officers

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Federal Court of Australia	-	-	-1.0	-1.5	-1.5

The Government will not fill two vacancies for judicial officers of the Federal Court of Australia. This reflects an expected reduction in the workload of the Court, based on court filing data, and will result in savings of $4.1 million over three years.

Norfolk Island governance reform

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Office of the Privacy Commissioner	-	0.1	0.1	0.1	0.1
Office of the Commonwealth Ombudsman	-	0.1	0.1	0.1	0.1
Administrative Appeals Tribunal	-	0.1	0.1	0.1	0.1
Federal Court of Australia	-	..	..	..	..
Attorney-General’s Department	-	-0.4	-0.4	-0.3	-0.3
Total	-	-	0.0	0.1	0.1

The Government will provide $1.9 million over four years to implement governance reforms on Norfolk Island to improve transparency and accountability in decision-making. This measure will extend Commonwealth powers of oversight over the Norfolk Island Government, allow the implementation of a customised and proportionate financial management framework and extend the powers of the Commonwealth Ombudsman to consider cases relating to Norfolk Island.

The cost of this measure will be met from within the existing resourcing of the Attorney-General’s Department.

Further information can be found in the press release of 28 May 2009 issued by the Minister for Home Affairs.

Appendix A: Policy decisions taken since the 2009-10 Budget

Broadband, Communications and the Digital Economy

Telecommunications regulatory reform — competition and consumer safeguards

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Competition and Consumer Commission	-	2.5	0.9	-	-
Australian Communications and Media Authority	-	-	1.2	1.2	1.2
Total	-	2.5	2.1	1.2	1.2
Related revenue ($m)
Australian Communications and Media Authority	-	2.5	2.1	1.2	1.2

The Government will provide $3.4 million over two years to the Australian Competition and Consumer Commission to implement reforms to telecommunications competition regulation, and $1.2 million a year ongoing to the Australian Communications and Media Authority to manage the proposed legislated consumer safeguards regime.

The Government has announced reforms to existing telecommunications regulation to:

•	address the high level of industry concentration to promote greater competition and consumer benefits;

•	streamline and simplify the competition regime to provide more certain and quicker outcomes for telecommunications companies;

•	strengthen consumer safeguards to ensure services standards are maintained at a high level; and

•	remove redundant and inefficient regulatory red tape.

The costs of this measure will be fully recovered from annual carrier licence charges collected by the Australian Communications and Media Authority under the Telecommunications (Carrier Licence Charges) Act 1997.

Further information can be found in the press release of 15 September 2009 issued by the Minister for Broadband, Communications and the Digital Economy.

Appendix A: Policy decisions taken since the 2009-10 Budget

Cross Portfolio

Commonwealth Property Management Framework — identification of savings

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Various Agencies	-	-	-3.3	-16.6	-27.7

As announced in the 2009-10 Budget, the Government will establish the Commonwealth Property Management Framework. This framework will require agencies subject to the Financial Management and Accountability Act 1997 to apply a principles-based approach to achieve a more efficient and effective use of domestic property.

Implementation of the framework is expected to result in whole-of-government savings of $47.6 million over three years from 2010-11.

Travel services — whole-of-government procurement

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Various Agencies	-	nfp	nfp	nfp	nfp
Department of Finance and Deregulation	-	nfp	nfp	nfp	nfp
Total	-	-	-	-	-

The Government is introducing coordinated procurement arrangements for its travel and related services. These arrangements will include central purchasing of domestic and international air travel, travel management, short-term car hire, accommodation, and travel cards.

The costs of implementing and administering the travel services strategy will be offset by establishing a user charge arrangement, with two thirds of the resulting whole-of-government net savings to be returned to the budget.

For commercial confidentiality reasons, the financial impact of this measure is not for publication.

Appendix A: Policy decisions taken since the 2009-10 Budget

Whole-of-government departmental efficiencies

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Attorney-General’s Department	-	-0.9	-1.5	-1.4	-1.3
Australian Competition and Consumer Commission	-	-0.7	-1.4	-1.3	-1.4
Australian Electoral Commission	-	-0.3	-1.1	-0.8	-0.8
Australian Fisheries Management Authority	-	-0.7	-1.4	-1.4	-1.4
Australian Institute of Criminology	-	-	-0.5	-1.5	-1.5
Australian Institute of Family Studies	-	..	-0.1	-0.1	-0.1
Australian Law Reform Commission	-	-	-0.2	-0.5	-0.5
Australian Office of Financial Management	-	-0.1	-0.1	-0.1	-0.2
Australian Public Service Commission	-	-0.3	-0.5	-0.5	-0.4
Australian Securities and Investments Commission	-	-1.8	-3.4	-3.3	-3.1
Australian Taxation Office	-	-15.4	-31.4	-31.4	-31.4
Commonwealth Grants Commission	-	..	-0.1	-0.1	-0.1
Commonwealth Scientific and Industrial Research Organisation	-	-6.2	-10.4	-10.4	-10.4
Comsuper	-	0.1	-1.5	-1.6	-1.6
Corporations and Markets Advisory Committee	-	..	..	..	..
Criminology Research Council	-	-	-0.1	-0.1	-0.1
Department of Agriculture, Fisheries and Forestry	-	-1.4	-2.5	-2.5	-2.6
Department of Broadband, Communications and the Digital Economy	-	-1.3	-2.0	-2.0	-1.8
Department of Education, Employment and Workplace Relations	-	-0.3	-10.4	-19.9	-19.9
Department of Finance and Deregulation	-	-1.4	-2.7	-2.7	-2.8
Department of Immigration and Citizenship	-	-3.3	-6.1	-6.2	-6.4
Department of Infrastructure, Transport, Regional Development and Local Government	-	-2.6	-5.1	-5.1	-5.2
Department of Innovation, Industry, Science and Research	-	-2.2	-0.4	-14.5	-15.4

Appendix A: Policy decisions taken since the 2009-10 Budget

Whole-of-government departmental efficiencies (continued)

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Resources, Energy and Tourism	-	-0.4	-0.7	-0.7	-0.7
Department of the Environment, Water, Heritage and the Arts	-	-	-5.0	-5.0	-5.0
Department of the Prime Minister and Cabinet	-	-0.5	-1.0	-2.6	-0.6
Department of the Treasury	-	-0.9	-1.6	-1.5	-1.5
Inspector-General of Taxation	-	..	..	..	..
National Archives of Australia	-	-0.7	-1.4	-1.4	-1.4
National Competition Council	-	..	..	..	..
Office of the Auditing and Assurance Standards Board	-	..	..	..	..
Office of the Australian Accounting Standards Board	-	..	..	-0.1	-0.1
Office of the Commonwealth Ombudsman	-	-0.2	-0.5	-0.5	-0.4
Office of the Director of Public Prosecutions	-	-1.5	-2.8	-2.6	-2.6
Office of the Privacy Commissioner	-	-0.1	-0.1	-0.1	-0.2
Productivity Commission	-	-0.2	-0.4	-0.4	-0.4
Total	-	-43.4	-96.6	-122.3	-121.1

The Government will implement a range of efficiency measures identified by agencies as part of a whole-of-government savings exercise. Savings will be delivered by removing duplication and overlap, reducing corporate overheads, rationalising property and scaling back resources in agencies which have other opportunities to reduce the cost of services.

Appendix A: Policy decisions taken since the 2009-10 Budget

Defence

Australian Strategic Policy Institute — continuation of funding

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Defence	-	-	-	-	-

The Government will provide $2.8 million in 2009-10 to continue to support the work of the Australian Strategic Policy Institute. The Australian Strategic Policy Institute produces independent analysis of defence and security issues relevant to Australia to support government decision-making on strategic and defence issues.

The cost of this measure will be met from within the existing resourcing of the Department of Defence.

Appendix A: Policy decisions taken since the 2009-10 Budget

Education, Employment and Workplace Relations

Boys Education National Initiative — reduced funding

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Education, Employment and Workplace Relations	-	-	-3.1	-3.0	-2.7

The Government will reduce funding for the Boys Education National Initiative which was announced in 2003. A number of programs deliver similar initiatives for teaching boys, including the National Partnership Agreement on Improving Teacher Quality.

This measure will provide savings of $8.9 million over three years from 1 July 2010.

Economic Stimulus Plan Recalibration — Building the Education Revolution — Primary Schools for the 21st Century (P21)

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of the Treasury	-	19.4	16.1	-	-
Department of Education, Employment and Workplace Relations	-	8.3	6.9	-	-
Total	-	27.7	23.0	-	-

The Government will provide an additional $50.7 million over two years from 2009-10 to include distance education students in a school’s enrolment numbers for funding purposes under the Building the Education Revolution program. These students will benefit from the school facilities when they physically attend the school premises.

This measure is part of the Government’s recalibration of the stimulus program to ensure it continues to provide an appropriate level of support to the economy, taking into account the demand for individual programs, evolving labour market conditions and the need to provide continued value for money. The recalibration complements the withdrawal of stimulus that is already built into the design of the fiscal strategy. The Government will continue to monitor the stimulus program, as well as its overall fiscal settings, to ensure they remain suited to economic conditions.

Appendix A: Policy decisions taken since the 2009-10 Budget

Economic Stimulus Plan Recalibration — Building the Education Revolution — rephasing

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Education, Employment and Workplace Relations	-	-	-500.0	500.0	-

The Government will rephase funding allocated for the Building the Education Revolution (BER) program in order to provide flexibility in the delivery of the program. This will allow construction timetables to be varied where cost pressures from labour or material shortages would reduce value for money. This will result in $500 million being rephased from 2010-2011 to 2011-2012 and will contribute to the achievement of outcomes in the BER program.

This measure is part of the Government’s recalibration of the stimulus program to ensure it continues to provide an appropriate level of support to the economy, taking into account the demand for individual programs, evolving labour market conditions and the need to provide continued value for money. The recalibration complements the withdrawal of stimulus that is already built into the design of the fiscal strategy. The Government will continue to monitor the stimulus program, as well as its overall fiscal settings, to ensure they remain suited to economic conditions.

Economic Stimulus Plan Recalibration — Education Investment Fund — Future Rounds — Reduction

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Education, Employment and Workplace Relations	-	-	-175.0	-25.0	-

The Government will reduce the allocation of Education Investment Fund (EIF) funds available to Round 3 and the Sustainability Round by $200.0 million over two years. The $200.0 million will now be returned to the balance of the EIF for future investment. This change will not affect funding for structural adjustment.

The final allocations to each round depend on the quality of proposals received and the advice of the independent advisory board.

Since 2008-09, the Government has already committed almost $3.0 billion from the EIF (EIF Rounds 1 and 2, Teaching and Learning Capital Fund and the Super Science Round) and another $1.0 billion from general revenue (Better Universities Renewal Fund and the Teaching and Learning Capital Fund for Vocational Education and Training) to the tertiary and research sectors.

Appendix A: Policy decisions taken since the 2009-10 Budget

This measure is part of the Government’s recalibration of the stimulus program to ensure it continues to provide an appropriate level of support to the economy, taking into account the demand for individual programs, evolving labour market conditions and the need to provide continued value for money. The recalibration complements the withdrawal of stimulus that is already built into the design of the fiscal strategy. The Government will continue to monitor the stimulus program, as well as its overall fiscal settings, to ensure they remain suited to economic conditions.

Economic Stimulus Plan Recalibration — Keep Australia Working —
Apprentice Kickstart Bonus and Increased Pre-Apprenticeship Training Places

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Education, Employment and Workplace Relations	-	-	-	-	-

The Government will provide up to $100.0 million over two years to encourage employers to recruit apprentices and to support pre-apprenticeship training in the traditional trades in preparation for the economic recovery.

Up to $80.0 million will be provided over two years to fund the Economic Stimulus Plan Recalibration — Apprentice Kickstart Bonus, a $3,350 payment to employers who engage a young person (aged 19 years and under) in an Australian Apprenticeship in an eligible occupation (a traditional trade) between 1 December 2009 and 28 February 2010. The Bonus will be paid in two instalments — $850 paid three months after commencement and $2,500 paid nine months after commencement. This initiative is expected to support an additional 21,000 Australian Apprentices.

Up to $20.0 million will be provided to State and Territory governments and Registered Training Organisations with pre-apprenticeship programs to support the expanded provision of pre-apprenticeship training in traditional trades. This initiative is expected to provide up to 5,000 additional pre-apprenticeship places.

The costs of this measure will be met from the previously announced Get Communities Working and Local Jobs streams of the Jobs Fund. Unused funding will be reallocated to other elements of the Keep Australia Working package.

This measure is part of the Government’s recalibration of the stimulus program to ensure it continues to provide an appropriate level of support to the economy, taking into account the demand for individual programs, evolving labour market conditions and the need to provide continued value for money. The recalibration complements the withdrawal of stimulus that is already built into the design of the fiscal strategy. The Government will continue to monitor the stimulus program, as well as its overall fiscal settings, to ensure they remain suited to economic conditions.

Appendix A: Policy decisions taken since the 2009-10 Budget

See also the related expense measure titled Economic Stimulus Plan Recalibration — Keep Australia Working — Job Expos for Priority Regions.

Further information can be found in the press release of 16 October 2009 issued by the Minister for Education and the Minister for Employment Participation.

Economic Stimulus Plan Recalibration — Keep Australia Working — Job Expos for Priority Regions

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Centrelink	-	4.1	-	-	-
Department of Education, Employment and Workplace Relations	-	-4.1	-	-	-
Total	-	-	-	-	-

The Government will provide $4.1 million in 2009-10 to establish additional Centrelink Jobs Expos for Priority Employment Areas as part of the Keep Australia Working Initiative.

The Expos will provide employment information and advice to job seekers in Priority Employment Areas. The Priority Employment Areas were identified as experiencing especially high levels of disadvantage and unemployment.

Funding for this initiative will be provided from the previously announced Get Communities Working stream of the Jobs Fund.

See also the related expense measure titled Economic Stimulus Plan Recalibration — Keep Australia Working — Apprentice Kickstart Bonus and Increased Pre-Apprenticeship Training Places.

This measure is part of the Government’s recalibration of the stimulus program to ensure it continues to provide an appropriate level of support to the economy, taking into account the demand for individual programs, evolving labour market conditions and the need to provide continued value for money. The recalibration complements the withdrawal of stimulus that is already built into the design of the fiscal strategy. The Government will continue to monitor the stimulus program, as well as its overall fiscal settings, to ensure they remain suited to economic conditions.

Further information can be found in the joint press release of 16 October 2009 issued by the Deputy Prime Minister, Minister for Employment Participation and the Parliamentary Secretary for Employment.

Appendix A: Policy decisions taken since the 2009-10 Budget

Higher Education — contribution to Australian Education International investment — transfer of promotion functions

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Trade Commission	-	-	8.6	8.6	8.7
Department of Education, Employment and Workplace Relations	-	-1.3	-11.1	-11.1	-11.1
Total	-	-1.3	-2.5	-2.5	-2.4

The Government will transfer responsibility for the international promotion of Australian education from the Department of Education, Employment and Workplace Relations to Austrade from 1 July 2010.

This will reduce administrative duplication between the agencies, facilitate a whole-of-government approach to the promotion of Australian education overseas, and harmonise the promotion of education with that of other Australian goods and services.

This transfer will result in savings of $8.6 million over four years.

Higher Education Loans Program for fee-paying undergraduate students — increased administration fee

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Education, Employment and Workplace Relations	-	-	-9.0	-8.4	-7.9
Related revenue ($m)
Department of Education, Employment and Workplace Relations	-	-	3.2	5.7	8.7

The Government will increase the annual administration fee under the Higher Education Loans Program (HELP) for fee-paying undergraduate students from 1 July 2010. The annual administration fee will increase from 20 to 25 per cent of the student’s annual course fees.

The Review of Australian Higher Education (Bradley Review) recommended the fee increase to enable the Government to recover a higher proportion of the debt and deferral costs associated with providing loans to undergraduate fee-paying students.

This measure will provide savings of $42.8 million over three years.

Appendix A: Policy decisions taken since the 2009-10 Budget

Jobs and Skills for a Low Pollution Future — insulation-related training and ongoing pathways

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Education, Employment and Workplace Relations	-	-	-	-	-

The Government will provide $14.7 million over four years to provide an additional 2,000 places under the Australian Apprenticeship Access Program and an additional 2,000 places under the Language, Literacy and Numeracy Program. The additional places will assist long-term unemployed and low-skilled workers to enter the workforce through the Energy Efficient Homes Package and assist them to acquire further skills and knowledge to improve their long-term employment prospects.

The cost of this measure will be met from within the existing resourcing of the Department of Education, Employment and Workplace Relations.

Further information can be found in the press release of 30 July 2009 issued by the Prime Minister.

Jobs and Skills for a Low Pollution Future — National Green Jobs Corps

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Education, Employment and Workplace Relations	-	20.7	39.3	19.6	-
Centrelink	-	2.0	0.5	0.4	-
Total	-	22.7	39.8	20.0	-

The Government will provide $82.5 million over three years to establish 10,000 environmental and heritage training and work experience placements, lasting 26 weeks, for young people aged 17 to 24.

This initiative is available to young people who are: in receipt of Youth Allowance (other), Newstart Allowance or Parenting Payment who work less than 15 hours a week; in receipt of Disability Support Pension with an assessed work capacity of more than 15 hours a week; or aged 17 to 20 years who are not eligible for income support, not in full-time education and working less than 15 hours a week.

Appendix A: Policy decisions taken since the 2009-10 Budget

Eligible young people will also receive the National Green Jobs Corps supplement of $41.60 per fortnight. National Green Jobs Corps will run from 1 January 2010 to 31 December 2011. Eligible young people will undertake accredited training at Certificate level 1 or above.

Further information can be found in the press release of 30 July 2009 issued by the Prime Minister.

Safe Work Australia — establishment

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Safe Work Australia	-	8.8	9.0	9.2	9.3
Department of Education, Employment and Workplace Relations	-	-12.8	-13.2	-13.5	-13.7
Total	-	-4.0	-4.3	-4.3	-4.4

The Australian Government will establish Safe Work Australia as a national independent body to lead the development of and improve occupational health and safety and workers’ compensation arrangements across Australia. This new body will be responsible for harmonising the occupational health and safety laws and promoting awareness of occupational health and safety and workers’ compensation.

Safe Work Australia will replace the Australian Safety and Compensation Council that operated within the Department of Education, Employment and Workplace Relations. The Australian Government will retain functions specific to implementation of harmonised occupational health and safety practices within its jurisdiction, including matters that impact on criminal law and processes for which the Australian Government is responsible.

The Australian Government will contribute $36.3 million over four years to fund 50 per cent of Safe Work Australia; the remaining 50 per cent will be funded by the States and Territories in proportion to their population. The abolition of the Australian Safety and Compensation Council and the transfer of functions to the new body will result in a net saving of $17.0 million over four years.

Further information can be found in the press release of 7 September 2009 issued by the Minister for Education, Employment and Workplace Relations.

Appendix A: Policy decisions taken since the 2009-10 Budget

Student Amenities Higher Education Loans Program — deferral

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Education, Employment and Workplace Relations	-	-28.3	-	-	-

The Government will delay by 12 months the introduction of the Higher Education Loans Program for Student Amenities fees.

The Student Amenities Higher Education Loans Program (SA-HELP) will provide loans, capped at $250 per student per year, to ensure that student amenities fees are not a financial barrier to participation in higher education.

This measure will provide savings of $28.3 million in 2009-10 as a result of reduced debt and deferral costs under the Higher Education Loans Program.

Student income support — delay increase in personal income test threshold

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Education, Employment and Workplace Relations	-	-	-55.5	-114.6	-

The Government announced in the 2009-10 Budget that the level of income at which Youth Allowance and Austudy begins to be reduced would increase from $236 to $400 per fortnight from 1 January 2011. The Government will delay the increase in the personal income test threshold applying under Youth Allowance and Austudy. The change will now apply from 1 July 2012.

This measure will provide savings of $170.2 million over two years to offset the cost of extending the time available for eligible ‘gap year’ students, who need to move away from home to study, to establish eligibility for Independent status under Youth Allowance under the existing workforce participation criteria.

See also the related expense measure titled Youth Allowance — transitional arrangements for claiming independence.

Further information can be found in the press release of 26 August 2009 issued by the Minister for Education, Employment and Workplace Relations.

Appendix A: Policy decisions taken since the 2009-10 Budget

Student income support — various refinements

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Education, Employment and Workplace Relations	-	-0.8	-1.7	-1.7	-1.7

The Government will refine measures announced in the 2009-10 Budget as part of An Innovation and Higher Education System for the 21st Century — Student Income Support.

The refinements include:

•
$4.9 million over four years to provide more generous income testing arrangements for student income support. Under current arrangements, student income support payments are subject to both a parental and a personal income test. This measure will mean that only one income test is applied (whichever produces the largest reduction in payment amount);

•
$0.4 million over four years to index (according to movements in the CPI) the maximum amount of income from merit and equity scholarships that is exempt from the personal income testing for higher education student income support;

•	$2.6 million over four years to provide a $4,000 payment to eligible dependent higher education students who move away from home after their first year of study; and

•
Providing that the special circumstances under which the Relocation Scholarship is payable to independent students, will not include students who are married or in a de facto relationship. This refinement of the eligibility criteria for accessing the Relocation Scholarship will provide savings of $13.8 million over four years.

This measure will provide overall net savings of $5.9 million over four years.

Appendix A: Policy decisions taken since the 2009-10 Budget

Youth Allowance — transitional arrangements for claiming independence

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Education, Employment and Workplace Relations	-	7.6	47.3	47.4	47.6

The Government will provide $149.9 million over four years to put in place transitional arrangements for establishing eligibility for Independent status under Youth Allowance. Under this measure, students who completed school in 2008, who have taken a ‘gap year’ in 2009, and who need to move because their family home is located more than 90 minutes away from the university of their choice, will have until 1 July 2010 to establish eligibility for Independent status under the existing workforce participation criteria.

The Government announced in the 2009-10 Budget that two of the three workforce participation criteria for establishing eligibility for Independence under Youth Allowance would be removed from 1 January 2010. This measure extends access to these workforce participation criteria to ‘gap year’ students for six months. These students will remain eligible for Youth Allowance as independent students for the duration of their course.

See also the related expense measure titled Student Income Support — delay increase in personal income test threshold.

Further information can be found in the press release of 26 August 2009 issued by the Minister for Education, Employment and Workplace Relations.

Appendix A: Policy decisions taken since the 2009-10 Budget

Environment, Water, Heritage and the Arts

Culture and Recreation Portal — closure

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of the Environment, Water, Heritage and the Arts	-	-	-0.3	-0.3	-0.3

The Government will close the Culture and Recreation Portal at culture.gov.au from 1 July 2010 in order to reduce duplication with other websites that provide information on Australia’s cultural and recreational resources.

This measure will provide savings of $0.8 million over three years from 2010-11.

Economic Stimulus Plan Recalibration — Energy Efficient Homes package — modification

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of the Environment, Water, Heritage and the Arts	-	-310.0	-300.0	-250.0	-

The Government has closed the Low Emission Assistance Plan for Renters in response to lower-than-expected demand. The program provided rebates of up to $1,000 to owners of private sector rental homes to help with the cost of installing insulation. Landlords and renters who install insulation in private sector rental homes are now eligible to receive rebates under the Home Insulation Program.

The Government will also modify the Home Insulation Program. The program will meet the costs of installing ceiling insulation up to a cap of $1,200 per home. The program previously met the cost up to a cap of $1,600. Funding for the Home Insulation Program has also been capped at $2.45 billion over the two years from 2009-10.

This measure will provide net savings of $860.0 million over three years. Of these savings, funding of $610.0 million from the closure of the Low Emission Assistance Plan for Renters has been redirected to the Primary Schools for the 21st Century element of the Building the Education Revolution (BER) program.

Further to this measure, the Government is providing additional funding of $985.8 million in 2009-10, which has been brought forward from 2010-11 ($695.8 million) and 2011-12 ($290.0 million), to meet an increased demand for rebates under the Home Insulation Program.

Appendix A: Policy decisions taken since the 2009-10 Budget

These changes are part of the Government’s recalibration of the stimulus program to ensure it continues to provide an appropriate level of support to the economy, taking into account the demand for individual programs, evolving labour market conditions and the need to provide continued value for money. The recalibration complements the withdrawal of stimulus that is already built into the design of the fiscal strategy. The Government will continue to monitor the stimulus program, as well as its overall fiscal settings, to ensure they remain suited to economic conditions.

Further information on the transition of landlords and renters to the Home Insulation Program can be found in the Commonwealth Coordinator-General’s Progress Report issued on 27 August 2009 by the Minister Assisting the Prime Minister for Government Service Delivery.

Economic Stimulus Plan Recalibration — Solar Hot Water Rebate — modification

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of the Environment, Water, Heritage and the Arts	-	-	-	-	-

The Government has decided that the 3,400 households whose homes were destroyed or left uninhabitable in the February 2009 Victorian bushfires will be able to access the Solar Hot Water Rebate when rebuilding, provided they also install a rainwater tank at the property that meets the criteria for the Victorian five-star building standard. The rebate is not usually available for new homes.

The Government has also decided to reduce the rebate on heat pump hot water systems from $1,600 to $1,000, for eligible systems purchased after 4 September 2009. This change will better align the gap that eligible householders pay for heat pump and solar hot water systems. The $1,600 rebate on eligible solar hot water systems remains unchanged.

The cost of this measure will be met from within the existing resourcing for the Solar Hot Water Rebate program, which has been capped at $644.2 million over three years from 2009-10.

This measure is part of the Government’s recalibration of the stimulus program to ensure it continues to provide an appropriate level of support to the economy, taking into account the demand for individual programs, evolving labour market conditions and the need to provide continued value for money. The recalibration complements the withdrawal of stimulus that is already built into the design of the fiscal strategy. The Government will continue to monitor the stimulus program, as well as its overall fiscal settings, to ensure they remain suited to economic conditions.

Appendix A: Policy decisions taken since the 2009-10 Budget

Further information can be found in the joint press release of 4 September 2009 issued by the Minister for the Environment, Heritage and the Arts and the Parliamentary Secretary for Victorian Bushfire Reconstruction.

Graves and memorials of eminent Australians — conservation

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of the Environment, Water, Heritage and the Arts	-	-	-	-	-

The Government will provide up to $0.4 million over four years for the conservation of graves and memorials of eminent Australian civilians in Australia and overseas. This measure will assist in giving recognition to Australians who have made significant contributions to the nation and the world.

The cost of this measure will be met from within the existing resourcing of the Department of the Environment, Water, Heritage and the Arts.

Further information can be found in the press release of 23 July 2009 issued by the Prime Minister.

Kokoda Track — safety upgrade

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of the Environment, Water, Heritage and the Arts	-	-	-	-	-

The Government will provide $1.8 million in 2009-10 for a range of safety projects along the Kokoda Track. The measure includes funding to install safety equipment at six airstrips, including Kokoda, improve the radio network, undertake maintenance work on the Owers Corner Road and construct footbridges at key points along the Kokoda Track.

This funding is in addition to $15.8 million over four years provided in the 2008-09 Budget to assist Papua New Guinea with management of the Kokoda Track and the Owen Stanley Ranges.

The cost of this measure will be met from within the existing resourcing of AusAID.

Further information can be found in the joint press release of 5 September 2009 issued by the Minister for the Environment, Heritage and the Arts and the Papua New Guinea Minister for Culture and Tourism.

Appendix A: Policy decisions taken since the 2009-10 Budget

National Solar Schools Program — reduced funding

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of the Environment, Water, Heritage and the Arts	-	-	-7.9	-8.1	-
Department of the Treasury	-	-	-18.4	-18.8	-
Total	-	-	-26.2	-26.8	-

The Government will reduce funding for government and non-government schools under the National Solar Schools Program. The program provides grants of up to $50,000 to Australian schools to install solar panels and for energy and water efficiency improvements. Funding to install these types of improvements is also being provided under the Building the Education Revolution program.

This measure will provide savings of $53.1 million over two years from 2010-11, comprising a saving of $15.9 million in payments by the Department of the Environment, Water, Heritage and the Arts to non-government schools and a saving of $37.2 million in payments by the Australian Treasury to the States and Territories in relation to government schools.

Solar Homes and Communities Plan — additional funding

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of the Environment, Water, Heritage and the Arts	-	510.8	23.2	-	-

The Government will provide an additional $534.0 million over two years to meet commitments under the Solar Homes and Communities Plan. The program was terminated on 9 June 2009. The program provided rebates of up to $8,000 for the installation of solar power panels in homes, and grants for up to half the cost of a 2 kilowatt system for community buildings.

The program has now been replaced by the Solar Credits Scheme, which is part of the expanded Renewable Energy Target. The scheme provides assistance to households, small businesses and community groups with the upfront costs of eligible small-scale renewable energy systems installed after 9 June 2009.

Further information can be found in the joint press release of 9 June 2009 issued by the Minister for the Environment, Heritage and the Arts and the Minister for Climate Change and Water, and the press release of 10 September 2009 issued by the Minister for Climate Change and Water.

Appendix A: Policy decisions taken since the 2009-10 Budget

Water for the Future — National Rainwater and Greywater Initiative — reduced funding

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of the Environment, Water, Heritage and the Arts	-	-13.0	-31.4	-	-

The Government will reduce funding for the National Rainwater and Greywater Initiative in response to lower-than-expected demand. The initiative provides rebates of up to $500 towards the cost of installing rainwater tanks or new piping for greywater use, or up to $10,000 to surf life saving clubs to install a rainwater tank or as a contribution towards a larger water-saving project.

The initiative will now provide $204.7 million over five years from 2009-10.

This measure will provide savings of $44.4 million over two years from 2009-10.

Water for the Future — Water Smart Australia — reduced funding

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of the Environment, Water, Heritage and the Arts	-	-10.0	-10.0	-	-

The Government will reduce funding for project contingencies under the Water Smart Australia program. The program will now provide $386.4 million over two years from 2009-10. The program provides grants to projects that aim to accelerate the development and uptake of smart water technologies and practices across Australia.

This measure will provide savings of $20.0 million over two years from 2009-10.

Zelman Cowen Gallery of Australian Jewish History — contribution

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of the Environment, Water, Heritage and the Arts	-	-	-	-	-

The Government will provide $200,000 in 2009-10 as a contribution to the development of the Zelman Cowen Gallery of Australian Jewish History at the Jewish Museum of Australia in Melbourne.

The cost of this measure will be met from within the existing resourcing of the Department of the Environment, Water, Heritage and the Arts.

Further information can be found in the joint press release of 30 September 2009 issued by the Prime Minister and the Minister for the Environment, Heritage and the Arts.

Appendix A: Policy decisions taken since the 2009-10 Budget

Families, Housing, Community Services and Indigenous Affairs

Alice Springs Transformation Plan

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Families, Housing, Community Services and Indigenous Affairs	25.0	-	-	-	-

The Government provided $25.0 million in funding to the Northern Territory Government in 2008-09 for social support services for Aboriginal residents and visitors in Alice Springs, particularly in town camps. This funding will:

•	expand alcohol rehabilitation, family support and family violence services, and early childhood facilities;

•	improve mainstream tenancy management services, including ‘good neighbour’ agreement initiatives, life skills training and intensive case management; and

•	enhance early intervention programs to vulnerable families by providing additional funding for the Communities for Children program.

Further information can be found in the press release of 2 May 2009 issued by the Minister for Families, Housing, Community Services and Indigenous Affairs.

Australian Government Disaster Recovery Payment — Queensland and New South Wales floods May 2009

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Families, Housing, Community Services and Indigenous Affairs	8.0	6.1	-	-	-

The Government is providing $14.2 million over two years to assist people adversely affected by the floods in Queensland and New South Wales which began in May 2009.

Payments of $1,000 per eligible adult and $400 per eligible child were made available to people who, as a direct result of the flooding, were adversely affected. This includes people who were seriously injured, have lost an immediate family member, or were the carer of a dependent child who was adversely affected, and people whose principal place of residence sustained major damage or was destroyed.

Appendix A: Policy decisions taken since the 2009-10 Budget

Further information can be found in the joint press release of 25 May 2009 issued by the Prime Minister, the Minister for Families, Housing, Community Services and Indigenous Affairs, and the Attorney-General.

Community Investment Program — reduction

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Families, Housing, Community Services and Indigenous Affairs	-	-2.8	-	-	-

The Government will reduce expenditure on the Community Investment Program by $2.8 million in 2009-10. Funding of $68.3 million in 2009-10 will remain available for this program, with a total of $276.9 million available over the forward estimates period.

The Community Investment Program provides grants to community organisations to undertake local community projects.

Office for Remote Indigenous Housing — establishment

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Families, Housing, Community Services and Indigenous Affairs	-	-	-	-	-

The Government will provide $11.7 million over four years to establish an Office for Remote Indigenous Housing within the Department of Families, Housing, Community Services and Indigenous Affairs. The Office will provide policy advice and work with State and Territory governments to oversee the implementation of the National Partnership Agreement on Remote Indigenous Housing.

The cost of this measure will be met from within the existing resourcing of the Department of Families, Housing, Community Services and Indigenous Affairs.

Appendix A: Policy decisions taken since the 2009-10 Budget

Secure and Sustainable Pensions — public information campaign

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Families, Housing, Community Services and Indigenous Affairs	-	2.8	-	-	-

The Government will provide $2.8 million for an information campaign to ensure that pensioners and those actively planning for retirement are informed of the September 2009 changes made to the pension system as part of the 2009-10 Budget Secure and Sustainable Pensions package. The pension package contains significant changes for Australia’s pensioners and those approaching retirement, including pension increases, changes to the rate at which support is withdrawn as income rises, establishment of a new Work Bonus to encourage and reward workforce participation, and an increase in the Age Pension age, commencing in 2017.

This measure complements the direct mail campaign that was undertaken by Centrelink and the Department of Veterans’ Affairs in September 2009, by also providing information to those currently approaching the Age Pension age and those first to be affected by the change in Age Pension age from 65 to 67 (those currently aged 52 to 54). The information campaign will be provided via press, radio and the Internet.

Social Security Agreement — Australia and the Former Yugoslav Republic of Macedonia

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Centrelink	-	-	2.9	0.3	0.3
Department of Families, Housing, Community Services and Indigenous Affairs	-	-	0.3	0.7	0.7
Australian Taxation Office	-	-	0.2	0.2	0.1
Total	-	-	3.4	1.1	1.2

The Government will provide $5.6 million over three years to extend the current network of reciprocal social security agreements to include the Former Yugoslav Republic of Macedonia (FYROM).

This agreement will commence on 1 January 2011 and will improve access to the Age Pension for people who have spent part of their working life in both Australia and the FYROM. Australia and the FYROM will share responsibility for the pension, each paying a portion of their pension based on relevant eligibility criteria and the period of residence or insurance that recipients have accrued in each country.

Appendix A: Policy decisions taken since the 2009-10 Budget

These arrangements also deal with ‘double coverage’ of superannuation where employees are seconded to work overseas. To avoid superannuation being paid by employers in both jurisdictions, the agreement clarifies that the obligation will only apply in the employee’s home country.

Further information can be found in the joint press release of 26 October 2009 issued by the Prime Minister and the Minister for Families, Housing, Community Services and Indigenous Affairs.

Victorian Fires Income Recovery Subsidy — extension

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Families, Housing, Community Services and Indigenous Affairs	-	2.0	-	-	-

The Government will provide $3.7 million in 2009-10 to extend the Victorian Fires Income Recovery Subsidy by a further 13 weeks to 10 November 2009. This funding will be partially offset by redirecting $1.7 million from funding previously provided for income recovery payments that was not required.

The Victorian Fires Income Recovery Subsidy is an ex-gratia payment up to the maximum rate of Newstart Allowance, available to employees, small business owners and farmers who lost their income as a direct result of the bushfires that began in late January 2009. This measure extends the 26 weeks of income support previously provided to support those adversely affected by the bushfires.

Further information can be found in the joint press release of 7 August 2009 issued by the Minister for Families, Housing, Community Services and Indigenous Affairs and the Parliamentary Secretary for Victorian Bushfire Reconstruction.

Appendix A: Policy decisions taken since the 2009-10 Budget

Finance and Deregulation

Desktop computing equipment — whole-of-government coordinated procurement

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Finance and Deregulation	-	2.3	0.9	1.0	1.0
Various Agencies	-	-	-1.7	-1.7	-1.7
Total	-	2.3	-0.8	-0.7	-0.7

The Government will provide $5.2 million over four years to the Department of Finance and Deregulation from 2009-10 to establish and manage the coordinated procurement of desktop computing equipment by agencies subject to the Financial Management and Accountability Act 1997.

These implementation costs will be fully recovered from agencies as purchases are made through the coordinated procurement arrangements, and will deliver ongoing savings beyond the forward estimates.

Office of Evaluation and Audit — Indigenous Programs transfer to the Australian National Audit Office

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian National Audit Office	-	1.9	4.0	4.0	4.1
Department of Finance and Deregulation	-	-2.7	-5.3	-5.4	-5.4
Total	-	-0.8	-1.3	-1.4	-1.3

The Government will transfer the Office of Evaluation and Audit — Indigenous Programs from the Department of Finance and Deregulation to the Australian National Audit Office from 1 January 2010. This transfer will allow the consolidation of the external audit and evaluation of Indigenous programs within the Australian National Audit Office.

This consolidation will result in savings of $4.8 million over four years due to operational efficiencies.

Appendix A: Policy decisions taken since the 2009-10 Budget

Parliamentary entitlements — reform

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Finance and Deregulation	-	-0.2	-1.5	-1.3	-1.2

The Government has announced a package of reforms to parliamentary entitlements to increase transparency and accountability.

The reforms include a 25 per cent reduction in the printing entitlement, capping expenditure on office consumables, establishing a vetting and checking system for the printing entitlement, introducing an enhanced advisory service to enable parliamentarians to obtain written advice regarding the application of the parliamentary entitlements framework, reforming the newspaper and periodical allowance and expanding the current reporting system to publish all entitlements expenditure.

An independent review of the entitlements framework has also been established and will report to Government within six months on the next stage for reform.

The reforms form part of the Government’s response to an audit of the administration of parliamentary entitlements published by the Australian National Audit Office on 8 September 2009.

Further information can be found in the press release of 8 September 2009 issued by the Special Minister of State.

Superannuation pension overpayments — reduction

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Finance and Deregulation	-	-0.1	-0.2	-0.3	-0.4

The Government will reduce the incidence of overpayment of Commonwealth Superannuation Scheme pensions through enhanced data analysis, data matching between agencies and improved internal processes within ComSuper. This is expected to result in $1.0 million in savings over four years from 2009-10.

Appendix A: Policy decisions taken since the 2009-10 Budget

Telecommunications services — whole-of-government coordinated procurement

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Finance and Deregulation	-	3.9	-	-	-
Various Agencies	-	-	-8.8	-20.1	-18.5
Total	-	3.9	-8.8	-20.1	-18.5

The Government will introduce coordinated procurement arrangements for its telecommunications services. These arrangements will include central purchasing of Internet-based network connections within Australia and whole-of-government panels for the supply of commoditised items (such as mobile phones), invoice reconciliation and telecommunication management services.

Funding of $3.9 million will be provided to the Department of Finance and Deregulation in 2009-10 to implement and administer the new arrangements. The costs of implementing and administering the arrangements will be offset by whole-of-government savings which are expected to be $47.4 million over three years from 2010-11.

Appendix A: Policy decisions taken since the 2009-10 Budget

Foreign Affairs and Trade

Brand Australia

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Trade Commission	-	4.5	5.4	5.0	5.0

The Government will provide $20.0 million over four years to develop an international business brand to promote Australia as a global citizen and business partner, building on the success of the ‘Australian made’ campaign. This measure will help to advance Australia’s image and reputation in areas such as tourism, trade, investment, innovation, diplomacy and international education.

Further information can be found in the press release of 26 August 2009 issued by the Minister for Trade.

Foreign Affairs and Trade portfolio — efficiencies

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Trade Commission	-	-1.9	-5.0	-5.0	-5.1
Department of Foreign Affairs and Trade	-	-7.0	-21.9	-33.0	-25.3
Total	-	-8.8	-26.9	-38.0	-30.4
Related capital ($m)
Department of Foreign Affairs and Trade	-	-0.7	0.1	-0.5	-

The Government will reduce costs in the Foreign Affairs and Trade portfolio by: rationalising the provision of diplomatic services and scaling back accommodation plans at foreign posts; reducing operating costs of the Overseas Property Office; and rationalising Austrade’s onshore office network to better target service locations and improve online information provision.

This measure will provide savings of $105.2 million over four years.

Appendix A: Policy decisions taken since the 2009-10 Budget

Italian earthquake recovery effort — Australian Government’s contribution

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Foreign Affairs and Trade	-	-	-	-	-

The Government will provide up to $1.5 million in 2009-10 towards the Italian earthquake recovery effort. The Australian Government will match the Italian-Australian community’s own fundraising efforts dollar-for-dollar up to $1.5 million. This will be used to support the reconstruction efforts following the April 2009 earthquake in L’Aquila.

The cost of this measure will be met from within the existing resourcing of the Department of Foreign Affairs and Trade.

Further information can be found in the Prime Minister’s speech of 3 July 2009.

Overseas development assistance — International Finance Facility for Immunisation — contribution

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
AusAID	-	-	3.0	5.0	5.0

The Government will provide $250.0 million over 20 years to the expanded International Finance Facility for Immunisation (IFFIm) to help the world’s poorest countries deliver better health care to their people.

The IFFIm is an innovative mechanism that converts long-term aid commitments into immediate funding for health services by raising funds on international capital markets backed by binding commitments from donors like Australia.

The funding will be used to train health staff, purchase essential drugs, provide basic maternal and child health care services, and continue support for immunisation programs.

Funding will be assigned from the unallocated provision for expanded aid funding held in the Contingency Reserve.

This measure is part of the Government’s commitment to increase Australia’s overseas development assistance over the long term.

Further information can be found in the press release of 24 September 2009 issued by the Minister for Foreign Affairs.

Appendix A: Policy decisions taken since the 2009-10 Budget

Overseas development assistance — Office of Deployable Civilian Capability

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
AusAID	-	7.8	10.1	10.8	11.0
Related capital ($m)
AusAID	-	1.2	..	..	..

The Government will provide $52.3 million (including $1.4 million in capital funding for fit-out costs) over five years, including $11.3 million in 2013-14, to implement an overseas Deployable Civilian Capability (DCC). This measure establishes an Office of DCC within AusAID to commence planning and recruiting for possible overseas deployments. The DCC will support the rapid deployment of trained civilians into conflict, post-conflict and disaster zones around the world to assist in stabilisation and recovery activities.

Funding will be assigned from the unallocated provision for expanded aid funding held in the Contingency Reserve.

This measure is part of the Government’s commitment to increase Australia’s overseas development assistance over the long term, and is an initiative of the Australia 2020 Summit.

Further information can be found in the press release of 25 October 2009 issued by the Prime Minister.

Appendix A: Policy decisions taken since the 2009-10 Budget

Health and Ageing

E-Health — development of a business case for individual electronic health records

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Health and Ageing	-	3.7	-	-	-
Department of Finance and Deregulation	-	0.1	0.2	0.1	0.1
Total	-	3.8	0.2	0.1	0.1

The Government will provide $4.2 million over four years to fund a business case for establishing a national individual electronic health record system. Individual electronic health records have the potential to improve patient care by enabling health professionals across the health system to share patient information with the patient’s consent. The business case, to be completed in early 2010, will help inform the Government’s future decisions on e-Health.

As part of this measure, the Government is committing $0.5 million over four years to fund a Gateway Review of the implementation of individual electronic health records. The Gateway Review process provides quality assurance during the implementation of major government projects so that the intended outcomes of the projects are achieved. This funding will be returned to the budget should it be determined that the development of individual electronic health records is not to proceed.

General Practice Super Clinics — further five clinics

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Health and Ageing	-	-	-	-	-

The Government will provide $26.3 million over four years for five additional General Practice Super Clinics to further improve access to, and support for, better integrated primary health care services.

The five additional General Practice Super Clinics will be located in:

•	Cockburn, WA;

•	Gunnedah, NSW;

•	Portland, Vic;

Appendix A: Policy decisions taken since the 2009-10 Budget

•	Wodonga, Vic; and

•	South Morang, Vic.

The Government has provided $275.2 million over five years to establish General Practice Super Clinics across Australia. The additional Super Clinics will be funded from the existing program allocation.

The level of capital funding provided for each Super Clinic has been determined according to the particular health needs of the local community and whether the particular clinic is to be purpose-built or an upgrade of an existing facility. Each clinic will focus on particular health issues that relate to its service area. These include increased child and maternal health services, increased access to diabetes-related allied health services, the reduction of avoidable hospital admissions and chronic disease self-management.

Further information can be found in various press releases issued by the Minister for Health and Ageing.

Medicare Benefits Schedule — new and revised listings

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Health and Ageing	-	1.0	0.6	-0.3	-1.3
Medicare Australia	-	0.1	..	-0.1	-0.1
Department of Veterans’ Affairs	-	0.1	..	-0.1	-0.3
Total	-	1.2	0.6	-0.4	-1.6

The Government has added several new items to the Medicare Benefits Schedule and Veterans’ Benefits since the 2009-10 Budget. The new listings are estimated to provide savings of $0.3 million over four years due to the expected reduction in the use of other Medicare Benefits Schedule listings.

The additions to the Medicare Benefits Schedule are:

•	magnetic resonance imaging items for better detection of rectal carcinoma;

•	deep brain stimulation items for the management of tremor conditions;

Appendix A: Policy decisions taken since the 2009-10 Budget

•	endoscopic ultrasound items to assist in the diagnosis of non-Hodgkin’s lymphoma, and endobronchial ultrasound items to assist in the diagnosis of peripheral lung lesions; and

•	positron emission tomography items for the detection of liver, lung and head and neck cancers.

Further information is available in the summary of changes included in the Medicare Benefits Schedule issued by the Department of Health and Ageing.

Medicare Benefits Schedule — promoting better use of selected spinal x-ray items

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Medicare Australia	-	..	..	..	..
Department of Veterans’ Affairs	-	..	..	..	..
Department of Health and Ageing	-	-2.0	-4.6	-5.0	-5.5
Total	-	-2.0	-4.6	-5.0	-5.5

The Government will amend schedule fees for two Medicare Benefits Schedule spinal x-ray items to limit allied health professionals to being able to request one of these spinal x-ray items per patient per episode of care.

This measure will help ensure that these x-ray items are not overused and will reduce the risk of unnecessary exposure of patients to high levels of radiation.

Patients will still be able to have more than one spinal x-ray per episode of care if deemed necessary by their general practitioner or specialist.

This measure will take effect from 1 January 2010 and will result in savings of $17.1 million over four years.

Appendix A: Policy decisions taken since the 2009-10 Budget

Pharmaceutical Benefits Scheme — additional therapeutic groups

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Medicare Australia	-	0.3	0.1	0.1	0.1
Department of Veterans’ Affairs	-	-0.1	-1.0	-1.0	-1.0
Department of Health and Ageing	-	-1.2	-13.8	-14.7	-16.0
Total	-	-1.0	-14.7	-15.6	-16.8

The Government will establish three new therapeutic groups covering selected bisphosphonate drugs and selected antidepressants on the Pharmaceutical Benefits Scheme. Consistent with current practice, once the groups have been established, the Government will use the cheapest medicine in the group as the basis for the price paid for other medicines within the same group. The Government will maintain current arrangements whereby doctors can obtain an exemption from Medicare Australia for individuals who, for clinical reasons, require a higher priced medicine within a group. Under these arrangements, patients requiring the higher priced medicine will not pay a premium.

These additional therapeutic groups are expected to deliver savings of $48.2 million over four years commencing 1 April 2010.

Pharmaceutical Benefits Scheme — chemotherapy drugs — deferred implementation

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Health and Ageing	-	33.4	-	-	-
Department of Veterans’ Affairs	-	2.9	-	-	-
Total	-	36.3	-	-	-
Related revenue ($m)
Department of Health and Ageing	-	nfp	-	-	-

The Government will defer the implementation of the 2008-09 Budget measure Responsible Economic Management — Chemotherapy Drugs — more efficient arrangements.

The measure, when implemented, will put in place more efficient arrangements for funding chemotherapy drugs listed on the Pharmaceutical Benefits Scheme and under the Chemotherapy Pharmaceuticals Access Program by only funding the amount of active ingredient used, rather than by the number of vials used. The deferral will allow further consultation with industry stakeholders to address implementation issues.

Appendix A: Policy decisions taken since the 2009-10 Budget

The deferral will reduce savings to the Pharmaceutical Benefits Scheme and Repatriation Pharmaceutical Benefits Scheme by $36.3 million in 2009-10. This includes an impact on the listing of Avastin® (bevacizumab), a drug used in the treatment of bowel cancer. There will also be an associated impact on revenue as pricing agreements between the Government and drug manufacturers allow for offsets to the gross cost of certain cancer drugs.

Further information can be found in the press release of 20 August 2009 issued by the Minister for Health and Ageing.

Pharmaceutical Benefits Scheme — listing of Revlimid® (lenalidomide)

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Health and Ageing	-	15.6	25.5	26.1	26.7
Department of Veterans’ Affairs	-	1.6	2.5	2.5	2.4
Medicare Australia	-	..	0.1	0.1	0.1
Total	-	17.2	28.0	28.6	29.2
Related revenue ($m)
Department of Health and Ageing	-	nfp	nfp	nfp	nfp

The Government will list Revlimid® (lenalidomide) on the Pharmaceutical Benefits Scheme and Repatriation Pharmaceutical Benefits Scheme from 1 November 2009, at an estimated cost of $103.0 million over four years. This includes funding for administering payments through Medicare Australia. A pricing agreement negotiated between the Government and the drug manufacturer allows for offsets to the gross cost of Revlimid®.

Revlimid® is used for the treatment of multiple myeloma, a cancer of the bone marrow.

Each patient requires approximately seven prescriptions per year, resulting in an average annual cost to the Pharmaceutical Benefits Scheme of approximately $47,000 per patient. General consumers will pay a $32.90 co-payment per prescription and concession card holders will pay a $5.30 co-payment per prescription.

Further information can be found in the press release of 10 October 2009 issued by the Minister for Ageing.

Appendix A: Policy decisions taken since the 2009-10 Budget

Pharmaceutical Benefits Scheme — minor new listings

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Health and Ageing	-	21.7	32.8	41.6	47.4
Department of Veterans’ Affairs	-	1.1	1.6	1.8	2.0
Medicare Australia	-	0.3	0.3	0.3	0.3
Total	-	23.2	34.7	43.7	49.8
Related revenue ($m)
Department of Health and Ageing	-	nfp	nfp	nfp	nfp

The Government has agreed to a number of minor new listings on the Pharmaceutical Benefits Scheme and Repatriation Pharmaceutical Benefits Scheme since the 2009-10 Budget, at a cost of $151.4 million over four years. This includes funding for administering payments through Medicare Australia. Pricing agreements negotiated between the Government and the drug manufacturers allow for offsets to the gross cost of some of the minor new listings.

The minor new listings (including extensions to current listings) are medicines that have been listed at either no additional cost to the budget (because they replace existing listings) or at an estimated cost each of less than $10.0 million per annum.

Minor new listings include:

•	Enbrel®, for the treatment of chronic plaque psoriasis, a relapsing and inflammatory skin disorder;

•	Intelence®, for the treatment of HIV;

•	Xarelto®, for the prevention of venous thromboembolism, the formation of a blood clot within a vein, in patients who have undergone total hip or knee replacement; and

•	Oxytrol®, for the treatment of urinary incontinence.

Further information can be found in the press releases of 1 June 2009, 1 July 2009, 1 August 2009 and 1 September 2009 issued by the Minister for Health and Ageing and the updates to the Schedule of Pharmaceutical Benefits issued by the Department of Health and Ageing.

Appendix A: Policy decisions taken since the 2009-10 Budget

Protection against bovine spongiform encephalopathy

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Food Standards Australia New Zealand	-	0.6	0.7	0.7	0.7
Department of Health and Ageing	-	-	-	-	-
Department of Agriculture, Fisheries and Forestry	-	-	-	-	-
Total	-	0.6	0.7	0.7	0.7

The Government will provide $3.9 million over four years to ensure that imported beef and beef products available on the Australian domestic market remain safe for human consumption while meeting Australia’s obligations under the World Trade Organisation Sanitary and Phytosanitary Measures Agreement. As part of this agreement, the Government will implement a new range of risk mitigation strategies to ensure a safe food supply in Australia is maintained.

The cost of this measure for the Department of Agriculture, Fisheries and Forestry of $1.0 million over four years and for the Department of Health and Ageing of $0.2 million over two years will be met from within the existing resources of these departments. Additional funding of $2.7 million over four years will be provided to Food Standards Australia New Zealand.

Further information can be found in the joint press release of 20 October 2009 issued by the Minister for Agriculture, Fisheries and Forestry, the Minister for Trade, the Minister for Health and Ageing and the Parliamentary Secretary for Health.

Seasonal influenza vaccine — expanded eligibility

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Health and Ageing	-	10.8	10.3	11.3	11.4
Medicare Australia	-	-0.1	-0.1	-0.1	-0.1
Total	-	10.7	10.2	11.2	11.4

The Government will provide $43.5 million over four years to expand access to the seasonal influenza vaccine to all pregnant women, Aboriginal and Torres Strait Islander people aged 15 to 49 years and people medically at risk aged six months to 64 years, such as those suffering chronic diseases including diabetes, cystic fibrosis and cardiac disease.

Appendix A: Policy decisions taken since the 2009-10 Budget

These new groups will be eligible for free vaccinations under the National Immunisation Program from 1 January 2010. This measure is expected to increase uptake of seasonal influenza vaccinations under this program from 860,000 to 1.7 million people per year.

Further information can be found in the press release of 19 July 2009 issued by the Minister for Health and Ageing.

Skin cancer awareness campaign — continuation of funding

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Health and Ageing	-	-	-	-	-

The Government will provide $2.5 million in 2009-10 to continue funding for a further year for the National Skin Cancer Awareness Campaign. This campaign maintains public awareness about the dangers of sun exposure and actions that should be undertaken to prevent skin cancer. This extension of funding will enable the campaign to continue, pending consideration of a review conducted in 2009 on the future of the campaign.

The cost of this measure will be met from within the existing resourcing of the Department of Health and Ageing.

Swine flu (H1N1 influenza virus) pandemic response

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Health and Ageing	-	45.2	0.8	0.3	0.3
Department of Agriculture, Fisheries and Forestry	-	-	-	-	-
Total	-	45.2	0.8	0.3	0.3
Related capital ($m)
Department of Health and Ageing	-	26.0	-	-	-

The Government will provide $229.6 million over five years (including $21.0 million in 2008-09) in response to the H1N1 influenza virus pandemic. This funding supports the following activities designed to manage this pandemic and to enhance preparedness for any future pandemics:

•	storage, compounding and distribution of antivirals and personal protective equipment;

•	purchase of H1N1 influenza vaccine and associated clinical trials;

Appendix A: Policy decisions taken since the 2009-10 Budget

•	production, processing and distribution of immunisation consent forms;

•	monitoring and policy development;

•	immunisation awareness campaign;

•	purchase of the antiviral Relenza®; and

•
immediate communications, border protection, surveillance and health care worker support and training in 2008-09. This included expenditure by the Department of Health and Ageing of $15.3 million, by the Department of Agriculture, Fisheries and Forestry of $4.2 million and by the Australian Customs and Border Protection Service of $1.5 million.

Funding for these programs will consist of up to $72.6 million of additional funding, with the remaining $152.8 million of the cost of this measure being met from within the existing resourcing of the Department of Health and Ageing and the Australian Customs and Border Protection Service. The Government will also provide an equity injection of $4.2 million in 2009-10 to the Department of Agriculture, Fisheries and Forestry as reimbursement for costs incurred in 2008-09.

Appendix A: Policy decisions taken since the 2009-10 Budget

Human Services

Centrelink efficiencies — reduction in paper-based claims and correspondence

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Centrelink	-	12.4	-43.0	-50.1	-57.2
Related capital ($m)
Centrelink	-	6.6	-	-	-

The Government will reduce the use of paper-based claim forms and correspondence within Centrelink by increasing the use of document scanning and enhancing systems to better manage and handle all forms and correspondence. From 1 July 2010, paper forms received by Centrelink each day will be scanned at, or as close as possible to, the point of receipt. This will increase efficiency by reducing the cost of transferring paper forms between Centrelink sites and record management units, and by reducing storage costs for paper documents.

This measure is expected to deliver net savings of $131.3 million over four years and includes capital funding of $6.6 million in 2009-10.

Fraud and compliance — increased compliance activity

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Centrelink	-	2.3	5.3	2.8	-0.3
Department of Veterans’ Affairs	-	0.5	0.2	-0.5	-0.8
Department of Families, Housing, Community Services and Indigenous Affairs	-	..	-3.7	-6.5	-4.0
Department of Education, Employment and Workplace Relations	-	-0.8	-18.2	-30.3	-31.4
Total	-	2.0	-16.4	-34.5	-36.5

The Government will undertake additional activities as part of the compliance program for social welfare payments. The Government will extend Centrelink’s data mining capability to more efficiently identify Newstart Allowance customers at risk of being incorrectly paid.

This measure also includes data matching initiatives to detect the undeclared transfer of foreign funds to recipients of Centrelink payments (including private income, capital, inheritances and foreign repatriation). The cases for review will be identified by monitoring foreign funds transfers.

Appendix A: Policy decisions taken since the 2009-10 Budget

In addition, the measure will also increase the number of reviews the Department of Veterans’ Affairs undertakes of pensioners assessed as at risk of being incorrectly paid.

The Government will provide $11.7 million over four years to administer this program, with welfare overpayments expected to be reduced by $97.1 million over four years, resulting in net savings of $85.3 million over four years.

Human Services delivery research — reduction in scope

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Centrelink	-	-1.0	-1.0	-1.0	-

The Government will reduce the scope of research activities carried out under the Human Services Delivery Research Alliance, delivering savings of $3.0 million over three years from 2009-10. The program is a five-year research program on service delivery innovation. The Government will continue to provide Centrelink with $12.0 million over five years to contribute to this research.

Job seeker contacts with Centrelink — streamlined arrangements

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Centrelink	-	14.5	-36.1	-36.6	-37.0

The Government will streamline the arrangements for job seekers who need to contact Centrelink. From 1 July 2010, fortnightly income reporting requirements will be met through electronic lodgement over the Internet, or by telephone utilising interactive voice recognition software. In addition, the frequency of face-to-face workforce participation interviews with Centrelink staff will be reduced under this measure.

This measure is expected to deliver net savings of $95.2 million over four years.

Appendix A: Policy decisions taken since the 2009-10 Budget

Immigration and Citizenship

Biometrics for visa and border processing — commencement

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Immigration and Citizenship	-	-	-	-	-

The Government will provide $0.8 million in 2009-10 to enhance border security and identity verification in visa processing systems. The funding will enable the Department of Immigration and Citizenship to continue discussions with overseas counterparts on the implementation of biometrics in visa processing systems and the collection and matching of some biometric data.

The cost of this measure will be met from within the existing resourcing of the Department of Immigration and Citizenship.

Student visa integrity — enhancement

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Immigration and Citizenship	-	-	-	-	-

The Government will provide $0.2 million in 2009-10 to strengthen the integrity of the student visa program.

The measure will improve checks of student visa holders’ documents, better combat cases of document fraud, and streamline visa processing arrangements for postgraduate research students.

The cost of this measure will be met from within the existing resourcing of the Department of Immigration and Citizenship.

Further information can be found in the press release of 20 August 2009 issued by the Minister for Immigration and Citizenship.

Appendix A: Policy decisions taken since the 2009-10 Budget

Temporary Business (Long Stay) Visa (Subclass 457) reform — implementation of streamlined arrangements

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Immigration and Citizenship	-	-	-	-	-
Department of Education, Employment and Workplace Relations	-	-	-	-	-
Total	-	-	-	-	-

The Government will provide $3.3 million over four years to improve the operation of the Temporary Business (Long Stay) Visa (Subclass 457) program. Funding will facilitate reforms to improve the program’s responsiveness to Australian labour market conditions and enable responsible and compliant employers to quickly sponsor 457 applicants. Reforms include employer accreditation, streamlining labour agreements, establishing a single Registered Employment Authority in each State and Territory, and requiring visa holders to be responsible for taking out mandatory health insurance.

This measure complements the measure Temporary Business (Long Stay) Visa (Subclass 457) reform — implementation announced in the 2009-10 Budget.

The cost of this measure will be met from within the existing resourcing of the Department of Education, Employment and Workplace Relations.

Working Holiday visa (Subclass 417) — integrity enhancements

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Immigration and Citizenship	-	-	-	-	-

The Government will provide $1.7 million over four years to enhance the integrity of the Working Holiday visa program. Enhancements include requiring specified employers to register the employment of any Working Holiday visa holder with the Department of Immigration and Citizenship, and reducing the period visa holders are allowed to remain with specified employers. The purpose is to better monitor the Working Holiday visa program.

The cost of this measure will be met from within the existing resourcing of the Department of Immigration and Citizenship.

Appendix A: Policy decisions taken since the 2009-10 Budget

Infrastructure, Transport, Regional Development and Local Government

Community Infrastructure Program — further funding

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Infrastructure, Transport, Regional Development and Local Government	-	-	-	-	-

The Government will provide $220 million to local councils under the Regional and Local Community Infrastructure Program and provide $25 million to establish a Local Government Reform Fund.

Funding provided under the Regional and Local Community Infrastructure Program will support investment in community infrastructure, such as libraries, community centres, sports grounds and environmental infrastructure, and will be delivered in two streams:

•	$100 million shared between all of the nation’s councils and shires; and

•	$120 million for larger strategic projects, provided on a competitive basis.

The Local Government Reform Fund will help councils better manage their infrastructure and plan for future needs. It will fast-track local government infrastructure financial and asset management and planning under nationally consistent guidelines. It will also encourage cooperation between councils to improve their capacity to serve local communities.

This funding is in addition to the $300 million provided in 2008-09 for the Regional and Local Community Infrastructure Program announced at the Australian Council of Local Government on 18 November 2008 and the $500 million over two years announced on 3 February 2009 in the Updated Economic and Fiscal Outlook.

Provision for this funding has already been included in the forward estimates.

Further information can be found in the joint press release of 25 June 2009 by the Prime Minister and the Minister for Infrastructure, Transport, Regional Development and Local Government.

Appendix A: Policy decisions taken since the 2009-10 Budget

Rugby League Central Multipurpose Centre project — grant

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Infrastructure, Transport, Regional Development and Local Government	-	-	-	-	-

The Government will provide $10.4 million as a contribution to the National Rugby League’s (NRL) Central Multipurpose Centre project. The centre will include a Learning with League Education Centre; an Indigenous Dreamtime Centre; Living in Harmony programs; volunteer recognition; and a Women in League section.

The cost of this measure will be met from within the existing resourcing of the Department of Infrastructure, Transport, Regional Development and Local Government.

Further information can be found in the press release of 3 October 2009 issued by the Minister for Infrastructure, Transport, Regional Development and Local Government.

Appendix A: Policy decisions taken since the 2009-10 Budget

Innovation, Industry, Science and Research

Ford Australia — cessation of grant

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Innovation, Industry, Science and Research	-	-10.0	-	-10.0	-

In July 2007 the Government announced it would provide $20 million to Ford Australia to assist in the assembly of the next generation Ford Focus at Ford’s Broadmeadows plant.

In July 2009, Ford Australia announced that the Ford Focus project would be cancelled. The Government will no longer provide the $20.0 million in assistance which will result in savings of $10.0 million in 2009-10 and $10.0 million in 2011-12.

Green Car Innovation Fund — reprofile

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Innovation, Industry, Science and Research	-	-	-	-17.5	-20.0

The Government will reprofile funding for the Green Car Innovation Fund. Funding will be reduced by $17.5 million in 2011-12 and $20.0 million in 2012-13 and increased by $8.8 million in 2013-14 and by $28.8 million in 2014-15. This will more closely match the expected demand from industry for assistance from the fund.

Procurement strategy — strengthening the Australian Industry Participation National Framework and streamlining AusTender

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Innovation, Industry, Science and Research	-	3.5	5.2	5.3	5.2
Department of Finance and Deregulation	-	-	-	-	-
Total	-	3.5	5.2	5.3	5.2

The Government will provide $19.1 million over four years to strengthen the Australian Industry Participation (AIP) National Framework and for related initiatives to help ensure that Australian industry can participate in investment projects and government procurement.

Appendix A: Policy decisions taken since the 2009-10 Budget

Under the AIP National Framework, all levels of government are encouraged to adopt a consistent national approach to maximising Australian industry participation in Australian and overseas investment projects. Specific initiatives under this measure include:

•	enhancement of the Industry Capability Network, to link Australian companies to public and private sector project opportunities in Australia and overseas;

•	establishment of Supplier Advocates to champion Australian industry in the marketplace and improve competitiveness; and

•
a requirement that all firms bidding for major Commonwealth contracts and work on Commonwealth-funded infrastructure projects, including projects supported by the Building Australia Fund, submit AIP plans that indicate how the bidder will encourage Australian small and medium businesses to participate in major Commonwealth contracts.

The Department of Finance and Deregulation will also, within its existing resourcing:

•	establish a Procurement Coordinator to advise on the procurement framework and respond to concerns regarding procurement policy and its implementation; and

•	improve the quality and searchability of agencies’ published Annual Procurement Plans by streamlining AusTender.

Retooling for Climate Change — reduced funding

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Innovation, Industry, Science and Research	-	-6.0	-7.0	-6.0	-

The Government will reduce the funding for the Retooling for Climate Change program by $19.0 million over three years as a result of lower-than-expected demand. The Retooling for Climate Change program was established to assist small and medium-sized Australian manufacturers to reduce their environmental footprint, through projects that improve the energy and/or water efficiency of their production processes, by providing grants between $10,000 and $500,000 up to a maximum of half the cost of each project. This program will continue to provide assistance to support Australian manufacturers in improving their energy and/or water efficiency.

Appendix A: Policy decisions taken since the 2009-10 Budget

Prime Minister and Cabinet

National Archives Preservation Facility — Gateway review funding

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Finance and Deregulation	-	0.1	-	-	-
National Archives of Australia	-	-0.1	-	-	-
Total	-	-	-	-	-

The Government will provide $0.1 million in 2009-10 to fund the initial Gateway review of the National Archives Preservation Facility (NAPF). The NAPF project is developing options for storage and preservation facilities for the National Archives of Australia.

The cost of this proposal has been fully offset from within the National Archives of Australia.

The Gateway Review Process provides quality assurance during the implementation of major government projects so that the intended outcomes of the projects are achieved.

Appendix A: Policy decisions taken since the 2009-10 Budget

Resources, Energy and Tourism

Economic Stimulus Plan Recalibration — Clean Energy Initiative — reprofiling

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Innovation, Industry, Science and Research	-	-100.0	-	-	-
Department of Resources, Energy and Tourism	-	-200.0	-	-	-
Total	-	-300.0	-	-	-

The Government will rephase $300 million in funding for the Clean Energy Initiative from 2009-10 to 2013-14. This will better align the funding profile for the program with the expected timing of payments.

The Government’s $4.5 billion Clean Energy Initiative has been established to support a series of substantial new measures to encourage further innovation in clean energy generation and low emissions technologies, which will contribute to Australia’s transition to a low-carbon economy.

This measure is part of the Government’s recalibration of the stimulus program to ensure it continues to provide an appropriate level of support to the economy, taking into account the demand for individual programs, evolving labour market conditions and the need to provide continued value for money. The recalibration complements the withdrawal of stimulus that is already built into the design of the fiscal strategy. The Government will continue to monitor the stimulus program, as well as its overall fiscal settings, to ensure they remain suited to economic conditions.

Appendix A: Policy decisions taken since the 2009-10 Budget

National Offshore Petroleum, Minerals and Greenhouse Gas Storage

Regulator — establishment

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Resources, Energy and Tourism	-	2.5	9.4	6.9	-
Related revenue ($m)
Department of Resources, Energy and Tourism	-	-	12.5	6.4	-

The Government will establish a National Offshore Petroleum, Minerals and Greenhouse Gas Storage Regulator, to be operational by 1 January 2012. The new regulatory agency will operate on a full cost recovery basis, with the establishment fully funded by industry fees levied between 1 July 2010 and 31 December 2011. This decision has been taken in response to the Productivity Commission report Review of Regulatory Burden on the Upstream Petroleum (Oil and Gas) Sector which was released on 30 April 2009.

The new regulator will streamline the regulatory regimes for upstream petroleum, mineral and greenhouse gas storage activities. It will replace the existing joint administration of upstream petroleum, minerals and greenhouse gas storage by the Commonwealth, States and the Northern Territory for the offshore area.

Further information can be found in the press release of 5 August 2009 issued by the Minister for Resources and Energy.

Appendix A: Policy decisions taken since the 2009-10 Budget

Treasury

Australian Taxation Office — Reduction in campaign advertising funding

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Taxation Office	-	..	..	..	-

The Government has identified savings of $0.1 million over three years from 2009-10 by reducing campaign advertising funding to the Australian Taxation Office for the Nation Building and Jobs Plan — Tax bonus for working Australians measure announced in the February 2009 Updated Economic and Fiscal Outlook, and the Private health insurance — fair and sustainable support for the future measure announced in the 2009-10 Budget.

Economic Stimulus Plan Recalibration — Nation Building and Jobs Plan — investment in social housing — reduced funding

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of the Treasury	-	-150.0	-450.0	-150.0	-

The Government will reduce funding provided for additional public and community housing dwellings under the Nation Building and Jobs Plan by $750 million. This will reduce total funding provided for this element of the Nation Building and Jobs Plan from $6.0 billion to $5.2 billion. Generous land contributions by State and Territory governments and leveraging by community housing organisations have meant that the average cost of the new homes is lower than was originally expected. These funds have been redirected to the Primary Schools for the 21st Century Program.

This measure is part of the Government’s recalibration of the stimulus program to ensure it continues to provide an appropriate level of support to the economy, taking into account the demand for individual programs, evolving labour market conditions and the need to provide continued value for money. The recalibration complements the withdrawal of stimulus that is already built into the design of the fiscal strategy. The Government will continue to monitor the stimulus program, as well as its overall fiscal settings, to ensure they remain suited to economic conditions.

Further information can be found in the Commonwealth Coordinator-General’s Progress Report 3 February 2009 — 30 June 2009, released in August 2009.

Appendix A: Policy decisions taken since the 2009-10 Budget

Greenhouse Gas Reduction Scheme — transitional assistance

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of the Treasury	-	-	130.0	-	-

The Government will provide $130.0 million in 2010-11 to the New South Wales Government to assist entities adversely affected by the transition from the New South Wales Greenhouse Gas Reduction Scheme to the Carbon Pollution Reduction Scheme.

Funding of $80.0 million will be provided to assist holders of unused New South Wales Greenhouse Gas Abatement Certificates. The remaining $50.0 million will be available to adversely affected landfill gas and avoided methane generators.

Further information can be found in the press release of 2 September 2009 issued by the Minister for Climate Change and Water.

International Monetary Fund — additional contribution

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of the Treasury	-	30.0	-	-	-

The Government will provide $30.0 million to the International Monetary Fund (IMF) Poverty Reduction and Growth Trust interest subsidy account to support increased IMF concessional lending to low-income countries in the context of the global recession. Australia’s contribution is part of the G-20 Leaders’ commitment at the London Summit in April 2009 to double the IMF’s assistance to low-income countries by providing an additional US$6.0 billion of concessional and flexible finance to the poorest countries over the next two to three years.

Funding will be assigned from the unallocated provision for expanded aid funding held in the Contingency Reserve.

This measure is part of the Government’s commitment to increase Australia’s overseas development assistance over the long term.

Appendix A: Policy decisions taken since the 2009-10 Budget

Supervision of Australia’s financial markets — reform

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Securities and Investments Commission	-	1.6	10.4	11.0	11.0
Related revenue ($m)
Australian Securities and Investments Commission	-	-	15.1	12.8	12.8
Related capital ($m)
Australian Securities and Investments Commission	-	1.1	5.0	-	-

The Government will provide $40.0 million over four years (including capital funding of $6.0 million) to the Australian Securities and Investments Commission for its new role as whole-of-market supervisor of domestic financial markets.

The proposal will streamline supervision arrangements and provide complete supervision for all on-market trading, overcome perceived conflicts of interest associated with the current self-regulatory arrangements and create an environment where competition amongst market operators is enhanced.

The cost of this proposal will be fully offset by industry levies over the forward estimates.

Further information can be found in the joint press release of 24 August 2009 issued by the Treasurer and the Minister for Financial Services, Superannuation and Corporate Law.

Appendix A: Policy decisions taken since the 2009-10 Budget

Victorian bushfire reconstruction and recovery

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of the Treasury	-	41.2	6.9	-	-
Department of Families, Housing, Community Services and Indigenous Affairs	-	-0.1	-	-	-
Department of Infrastructure, Transport, Regional Development and Local Government	-	-1.5	-	-	-
Department of Education, Employment and Workplace Relations	-	-10.0	-5.4	-	-
Total	-	29.7	1.5	-	-

The Government will provide $48.2 million over two years from 2009-10 to fund a range of projects by the Victorian Bushfire Reconstruction and Recovery Authority to assist the long-term recovery of bushfire-affected communities in Victoria. The additional funding to Victoria includes $17.1 million under the exceptional circumstances provisions of the Natural Disaster Relief and Recovery Arrangements.

Costs of $17.0 million for this measure will be met from existing resources of the Department of Education, Employment and Workplace Relations, the Department of Families, Housing, Community Services and Indigenous Affairs and the Department of Infrastructure, Transport, Regional Development and Local Government.

More information can be found in the press release of 16 October 2009 issued by the Prime Minister.

Appendix A: Policy decisions taken since the 2009-10 Budget

Veterans’ Affairs

Repatriation Pharmaceutical Benefits Scheme — minor new listings

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Veterans’ Affairs	-	0.1	0.2	0.3	0.2

The Government will list five additional items on the Repatriation Pharmaceutical Benefits Scheme at an estimated cost of $0.8 million over four years. The minor new listings are medicines and dressings that each have an estimated cost of less than $1.0 million per annum. The new listings are:

•	Coloxyl® for the treatment of constipation;

•	Lyrica® for the treatment of refractory neuropathic pain which is not controlled by the use of other drugs;

•	Mepitac® which is a range of dressings used for fixing medical devices and protecting the skin under medical devices;

•	Mepitel® which is a preferred range of dressings which reduce trauma to a wound and the surrounding skin; and

•	Solaraze® for the treatment of the skin condition known as actinic keratosis.

Appendix A: Policy decisions taken since the 2009-10 Budget

Support for veterans — recognition of service of personnel on HMAS Canberra during Operation DAMASK VI

Expense ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of Veterans’ Affairs	-	0.4	0.1	0.1	0.1
Department of Education, Employment and Workplace Relations	-	-0.1	-0.1	-0.1	-0.1
Department of Families, Housing, Community Services and Indigenous Affairs	-	-0.1	-0.1	-0.1	-0.1
Total	-	0.3	0.0	0.0	0.0

The Government will provide $0.3 million over four years to recognise the service of Australian Defence Force personnel who rendered service on board HMAS Canberra as part of Operation DAMASK VI, in the Red Sea north of the 20th parallel, from 13 January 1993 to 19 January 1993, during a period of heightened operational activity. HMAS Canberra was part of the Multinational Interception Force responsible for ensuring compliance with economic sanctions imposed on Iraq after its invasion of Kuwait.

The measure will provide around 164 Australian Defence Force personnel with access to a range of income and health support measures under the Veterans’ Entitlements Act 1986. Some personnel and their partners will transfer to Veterans’ Affairs payments from payments made under the Social Security Act 1991.

Capital Measures

Table A3: Capital measures since the 2009-10 Budget(a)
Page		2008-09	2009-10	2010-11	2011-12	2012-13
		$m	$m	$m	$m	$m
	ATTORNEY-GENERAL'S
	Attorney-General's Department
162	Enhanced crisis coordination facilities – stage two(b)	-	12.4	-2.0	-3.5	-3.5
	Portfolio total	-	12.4	-2.0	-3.5	-3.5

	ENVIRONMENT, WATER, HERITAGE AND THE ARTS
	Department of the Environment, Water, Heritage and the Arts
223	Water for the Future – accelerated water buy-backs for the Murray-Darling Basin	-	320.0	-220.0	-100.0	-
	Portfolio total	-	320.0	-220.0	-100.0	-

	FOREIGN AFFAIRS AND TRADE
	AusAID
193	Overseas development assistance – Office of Deployable Civilian Capability(b)	-	1.2	..	..	..
	Department of Foreign Affairs and Trade
191	Foreign Affairs and Trade portfolio – efficiencies(b)	-	-0.7	0.1	-0.5	-
	Portfolio total	-	0.5	0.2	-0.5	..

	HEALTH AND AGEING
	Department of Health and Ageing
201	Swine flu (H1N1 influenza virus) pandemic response(b)	-	26.0	-	-	-
	Portfolio total	-	26.0	-	-	-

	HUMAN SERVICES
	Centrelink
203	Centrelink efficiencies – reduction in paper-based claims and correspondence(b)	-	6.6	-	-	-
	Portfolio total	-	6.6	-	-	-

	TREASURY
	Australian Office of Financial Management
224	Residential mortgage-backed securities – extension	-	-	-	-	-

Appendix A: Policy decisions taken since the 2009-10 Budget

Table A3: Capital measures since the 2009-10 Budget(a) (continued)

Page		2008-09	2009-10	2010-11	2011-12	2012-13
		$m	$m	$m	$m	$m
	TREASURY (continued)
	Australian Securities and Investments Commission
216	Supervision of Australia’s financial markets – reform(b)	-	1.1	5.0	-	-
	Portfolio total	-	1.1	5.0	-	-
	Decisions taken but not yet announced	-	34.2	-	-	-
	Depreciation expense	-	0.9	-0.7	-2.5	-2.4
	Total capital measures(c)	-	401.6	-217.6	-106.5	-5.9
*	The nature of the measure is such that a reliable estimate cannot be provided.
..	Not zero, but rounded to zero.
-	Nil.
nfp	not for publication.
(a)	A minus sign before an estimate indicates a reduction in capital, no sign before an estimate indicates increased capital.
(b)	These measures can also be found in the expense measures summary table.
(c)	Measures may not add due to rounding.

Appendix A: Policy decisions taken since the 2009-10 Budget

Environment, Water, Heritage and the Arts

Water for the Future — accelerated water buy-backs for the Murray-Darling Basin

Capital ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Department of the Environment, Water, Heritage and the Arts	-	320.0	-220.0	-100.0	-

The Government will bring forward $320.0 million of funding to 2009-10 from 2010-11 and 2011-12 in the Restoring the Balance in the Murray-Darling Basin program, under the Water for the Future package. This bring forward will accelerate the purchase of water entitlements from willing sellers and expedite the return of water to the environment.

Appendix A: Policy decisions taken since the 2009-10 Budget

Treasury

Residential mortgage-backed securities — extension

Capital ($m)
	2008-09	2009-10	2010-11	2011-12	2012-13
Australian Office of Financial Management	-	-	-	-	-
Related revenue ($m)
Australian Office of Financial Management	-	*	*	*	*

The Government will invest up to a further $8.0 billion in Australian residential mortgage-backed securities, depending on market conditions. This will be financed from Commonwealth Government Securities issued by the Australian Office of Financial Management. This is a temporary extension to the Government’s original $8 billion investment announced in 2008, which will further support competition in Australia’s mortgage lending market.

Eligibility for the program will also be extended to AAA-rated residential mortgage-backed securities backed by a greater proportion of prime residential mortgages used by small business owners to fund their business. This will assist small business owners who access finance for their business using loans secured against residential property.

Residential mortgage-backed securities purchased under this initiative are treated as financial assets and therefore do not impact on the fiscal balance. Interest earned on the securities is offset by interest paid on the Commonwealth Government Securities issued to finance the securities’ purchase. The net interest revenue from the transaction will result in a variation in the fiscal balance which is accounted for in the budget estimates.

The Government has also announced that it will consult with industry on the merits of delivering part of this additional support through a fee-based liquidity facility rather than direct investment in securities.

Further information can be found in the press release of 11 October 2009 issued by the Treasurer.

Appendix A: Policy decisions taken since the 2009-10 Budget

Appendix B: Australian Government budget financial statements

The Mid-Year Economic and Fiscal Outlook (MYEFO) financial statements consist of an operating statement, including other economic flows, a balance sheet, and a cash flow statement for the Australian Government general government sector (GGS), the public non-financial corporations sector (PNFC) and the total non-financial public sector (NFPS). This statement also contains notes showing disaggregated information for the GGS.

The Charter of Budget Honesty Act 1998 (the Charter) requires that MYEFO be based on external reporting standards and for departures from these standards to be disclosed. The Government has produced financial statements that comply with both Australian Bureau of Statistics’ (ABS) accrual Government Finance Statistics (GFS) and Australian Accounting Standards (AAS), meeting the requirement of the Charter, with departures disclosed. The statements for MYEFO have been prepared on a consistent basis with the 2009-10 Budget. The statements reflect the Government’s accounting policy that ABS GFS remains the basis of budget accounting policy, except where the Government applies AAS because it provides a better conceptual basis for presenting information of relevance to users of public sector financial reports.

The Australian, State and Territory governments have an agreed framework — the Accrual Uniform Presentation Framework (UPF) — for the presentation of government financial information on a basis broadly consistent with AASB 1049. The MYEFO financial statements are consistent with the requirements of the UPF.

In accordance with the UPF requirements, this statement also contains an update of the Australian Government’s Loan Council Allocation.

Appendix B: Australian Government budget financial statements

Australian Government financial statements

Table B1: Australian Government general government sector operating statement
		Estimates		Projections
		2009-10	2010-11	2011-12	2012-13
	Note	$m	$m	$m	$m
Revenue
Taxation revenue	3	267,508	284,337	316,293	345,345
Sales of goods and services	4	7,953	8,565	8,642	8,485
Interest income	5	4,749	4,856	4,911	4,889
Dividend income	5	7,384	2,228	2,206	2,227
Other	6	4,229	3,909	3,886	3,910
Total revenue		291,823	303,895	335,937	364,854
Expenses
Gross operating expenses
Wages and salaries(a)	7	16,840	16,854	16,922	17,079
Superannuation	7	3,410	3,507	3,577	3,653
Depreciation and amortisation	8	5,572	5,500	5,278	5,368
Supply of goods and services	9	64,120	63,598	66,419	68,293
Other operating expenses(a)	7	4,764	4,972	5,178	5,350
Total gross operating expenses		94,707	94,432	97,374	99,744
Superannuation interest expense	7	6,792	7,016	7,245	7,489
Interest expenses	10	8,263	11,127	13,811	15,287
Current transfers
Current grants	11	101,407	105,270	110,548	115,425
Subsidy expenses		8,301	8,761	10,160	12,229
Personal benefits	12	98,509	104,345	110,328	119,071
Total current transfers		208,217	218,376	231,036	246,725
Capital transfers	11
Mutually agreed write-downs		1,777	1,878	2,006	2,137
Other capital grants		20,410	12,152	7,034	6,693
Total capital transfers		22,187	14,030	9,039	8,830
Total expenses		340,166	344,980	358,505	378,075
Net operating balance		-48,344	-41,085	-22,568	-13,221
Other economic flows
Revaluation of equity(b)		3,659	2,416	2,726	3,087
Net write-down and impairment of assets and fair value losses		-5,050	-4,543	-4,741	-5,158
Assets recognised for the first time		287	267	223	213
Actuarial revaluations		-1	0	0	0
Net foreign exchange gains		-572	-1	0	0
Net swap interest received		39	0	0	0
Market valuation of debt		762	-466	-422	-285
Other economic revaluations(c)		155	-46	-181	-196
Total other economic flows		-721	-2,373	-2,395	-2,338
Comprehensive result -
Total change in net worth	13	-49,065	-43,458	-24,963	-15,559

Appendix B: Australian Government budget financial statements

Table B1: Australian Government general government sector operating statement (continued)
		Estimates		Projections
		2009-10	2010-11	2011-12	2012-13
	Note	$m	$m	$m	$m
Net operating balance		-48,344	-41,085	-22,568	-13,221
Net acquisition of non-financial assets
Purchases of non-financial assets		11,153	10,828	10,744	9,833
less Sales of non-financial assets		309	321	290	174
less Depreciation		5,572	5,500	5,278	5,368
plus Change in inventories		663	195	242	461
plus Other movements in non-financial assets		97	235	176	-14
Total net acquisition of non-financial assets		6,033	5,437	5,593	4,738
Fiscal balance (Net lending/borrowing)(d)		-54,377	-46,522	-28,161	-17,958
(a)	Consistent with ABS GFS classification, other employee related expenses are reported under other operating expenses. Total employee expenses equal wages and salaries plus other operating expenses.
(b)	Revaluations of equity reflects changes in the market valuation of investments. This line also reflects any equity revaluations at the point of disposal or sale.
(c)	Largely reflects other revaluation of assets and liabilities.
(d)	The term fiscal balance is not used by the ABS.

Appendix B: Australian Government budget financial statements

Table B2: Australian Government general government sector balance sheet
			Estimates		Projections
			2009-10	2010-11	2011-12	2012-13
	Note		$m	$m	$m	$m
Assets
Financial assets
Cash and deposits	20	(a)	1,820	1,799	1,963	2,105
Advances paid	14		23,425	24,217	24,418	24,548
Investments, loans and placements	15		105,219	110,939	110,158	106,918
Other receivables	14		38,529	38,730	44,272	52,411
Equity investments
Investments in other public sector entities			26,855	30,526	36,751	36,776
Equity accounted investments			261	261	261	261
Investments - shares			28,586	25,854	22,465	23,081
Total financial assets			224,694	232,326	240,288	246,101
Non-financial assets	16
Land			8,224	8,143	8,018	7,993
Buildings			20,648	21,503	22,683	23,347
Plant, equipment and infrastructure			47,271	51,073	55,029	58,300
Inventories			6,862	7,028	7,203	7,598
Intangibles			4,120	4,358	4,653	5,060
Investment properties			167	167	168	168
Biological assets			32	33	34	34
Heritage and cultural assets			9,122	9,165	9,207	9,246
Assets held forsale			128	130	130	130
Other non-financial assets			2,158	1,982	1,520	1,358
Total non-financial assets			98,732	103,581	108,643	113,233
Total assets			323,426	335,908	348,932	359,334
Liabilities
Interest bearing liabilities
Deposits held			230	230	230	230
Government securities			162,486	214,266	245,780	256,422
Loans	17		12,093	12,091	11,610	11,728
Other borrowing			826	765	732	687
Total interest bearing liabilities			175,634	227,351	258,352	269,068
Provisions and payables
Superannuation liability	18		122,349	126,426	130,503	134,600
Other employee liabilities	18		9,828	10,211	10,664	11,158
Suppliers payable	19		3,716	3,815	3,906	3,948
Personal benefits payable	19		12,782	13,071	13,646	14,692
Subsidies payable	19		1,752	2,092	2,307	2,401
Grants payable	19		6,564	6,767	6,908	7,172
Other provisions and payables	19		13,843	12,675	14,109	23,318
Total provisions and payables			170,835	175,057	182,043	197,289
Total liabilities			346,469	402,408	440,395	466,357
Net worth(a)			-23,043	-66,501	-91,464	-107,023
Net financial worth(b)			-121,774	-170,082	-200,107	-220,256
Net financial liabilities(c)			148,629	200,608	236,858	257,032
Net debt(d)			45,171	90,396	121,814	135,497
(a)	Net worth is calculated as total assets minus total liabilities.
(b)	Net financial worth equals total financial assets minus total liabilities. That is, it excludes non-financial assets.
(c)	Net financial liabilities equals total liabilities less financial assets other than investments in other public sector entities.
(d)	Net debt equals the sum of deposits held, advances received, government securities, loans and other borrowing, minus the sum of cash and deposits, advances paid, and investments, loans and placements.

Appendix B: Australian Government budget financial statements

Table B3: Australian Government general government sector cash flow statement(a)
	Estimates		Projections
	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m
Cash receipts from operating activities
Taxes received	259,739	276,716	304,939	335,594
Receipts from sales of goods and services	7,941	8,559	8,646	8,466
Interest receipts	4,684	4,684	4,808	4,898
Dividends and income tax equivalents	6,885	3,076	2,297	2,321
Other receipts	4,050	3,775	3,673	3,762
Total operating receipts	283,299	296,810	324,363	355,041
Cash payments for operating activities
Payments for employees	-22,965	-23,321	-23,682	-24,149
Payments for goods and services	-63,192	-62,005	-64,782	-67,393
Grants and subsidies paid	-129,319	-125,444	-126,467	-129,920
Interest paid	-6,635	-9,658	-11,757	-13,105
Personal benefit payments	-100,773	-105,197	-110,920	-119,244
Other payments	-4,493	-4,614	-4,758	-4,871
Total operating payments	-327,376	-330,239	-342,366	-358,682
Net cash flows from operating activities	-44,077	-33,429	-18,002	-3,640
Cash flows from investments in non-financial assets
Sales of non-financial assets	309	322	290	174
Purchases of non-financial assets	-11,015	-10,725	-10,640	-9,568
Net cash flows from investments in non-financial assets	-10,706	-10,404	-10,350	-9,394
Net cash flows from investments in financial assets for policy purposes	-8,279	-7,637	-4,929	1,098
Cash flows from investments in financial assets for liquidity purposes
Increase in investments	3,337	1,301	3,736	3,024
Net cash flows from investments in financial assets for liquidity purposes	3,337	1,301	3,736	3,024
Cash receipts from financing activities
Borrowing	55,902	50,951	30,643	9,944
Other financing	4,993	0	0	0
Total cash receipts from financing activities	60,896	50,951	30,643	9,944
Cash payments for financing activities
Other financing	-1,004	-804	-933	-890
Total cash payments for financing activities	-1,004	-804	-933	-890
Net cash flows from financing activities	59,891	50,147	29,710	9,054
Net increase/(decrease) in cash held	167	-21	164	142

Appendix B: Australian Government budget financial statements

Table B3: Australian Government general government sector cash flow statement (continued)(a)
	Estimates		Projections
	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m
Net cash flows from operating activities and investments in non-financial assets (surplus(+)/deficit(-))	-54,783	-43,833	-28,352	-13,034
Finance leases and similar arrangements(b)	-1	-31	-31	-20
GFS cash surplus(+)/deficit(-)	-54,785	-43,864	-28,383	-13,054
less Future Fund earnings	2,901	2,758	2,784	2,847
Equals underlying cash balance(c)	-57,685	-46,622	-31,167	-15,901
plus Net cash flows from investments in financial assets for policy purposes	-8,279	-7,637	-4,929	1,098
plus Future Fund earnings	2,901	2,758	2,784	2,847
Equals headline cash balance	-63,064	-51,501	-33,313	-11,956
(a)	A positive number denotes a cash inflow; a negative sign denotes a cash outflow.
(b)	The acquisition of assets under finance leases decreases the underlying cash balance. The disposal of assets previously held under finance leases increases the underlying cash balance.
(c)	The term underlying cash balance is not used by the ABS.

Appendix B: Australian Government budget financial statements

Table B4: Australian Government public non-financial corporations sector operating statement
Estimates
2009-10
$m
Revenue
Current grants and subsidies	21
Sales of goods and services	7,088
Interest Income	28
Other	2
Total revenue	7,139
Expenses
Gross operating expenses
Wages and salaries(a)	3,139
Superannuation	169
Depreciation	406
Supply of goods and services	3,088
Total gross operating expenses	6,802
Interest expenses	36
Other property expenses	203
Current transfers
Tax expenses	453
Total current transfers	453
Capital transfers	0
Total expenses	7,494
Net operating balance	-354
Other economic flows	1,156
Comprehensive result - Total change In net worth	801
Net acquisition of non-financial assets
Purchases of non-financial assets	2,590
less Sales of non-financial assets	26
less Depreciation	406
plus Change in inventories	4
plus Other movements in non-financial assels	9
Total net acquisition of non-financial assets	2,172
Fiscal balance (Net lending/borrowIng)(b)	-2,526
(a)	Consistent with ABS GFS classification, other employee related expenses are reported under other operating expenses. Total employee expenses equal wages and salaries plus other operating expenses.
(b)	The term fiscal balance is not used by the ABS.

Appendix B: Australian Government budget financial statements

Table B5: Australian Government public non-financial corporations sector balance sheet
Estimates
2009-10
$m
Assets
Financial assets
Cash and deposits	625
Investments, loans and placements	522
Other receivables	918
Equity investments	311
Total financial assets	2,376
Non-financial assets
Land and fixed assets	6,959
Other non-financial assets(a)	491
Total non-financial assets	7,451
Total assets	9,827
Liabilities
Interest bearing liabilities
Borrowing	1,370
Total interest bearing liabilities	1,370
Provisions and payables
Other employee liabilities	1,180
Other provisions and payables	1,537
Total provisions and payables	2,717
Total liabilities	4,087
Shares and other contributed capital	5,741
Net worth(b)	5,741
Net financial worth(c)	-1,710
Net debt(d)	222
(a)	Excludes the impact of commercial taxation adjustments.
(b)
Under AASB 1049, net worth is calculated as total assets minus total liabilities. Under ABS GFS, net worth is calculated as total assets minus total liabilities minus shares and other contributed capital.

(c)
Under AASB 1049, net financial worth equals total financial assets minus total liabilities. Under ABS GFS, net financial worth equals total financial assets minus total liabilities minus shares and other contributed capital.

(d)	Net debt equals the sum of deposits held, advances received, government securities, loans and other borrowing, minus the sum of cash and deposits, advances paid, and investments, loans and placements.

Appendix B: Australian Government budget financial statements

Table B6: Australian Government public non-financial corporations sector cash flow statement(a)
Estimates
2009-10
$m:
Cash receipts from operating activities
Receipts from sales of goods and services	7,837
GST input credit receipts	383
Other receipts	44
Total operating receipts	8,264
Cash payments for operating activities
Payments to employees	-3,302
Payment for goods and services	-3,847
Interest paid	-50
GST payments to taxation authority	-524
Other payments	-313
Total operating payments	-8,036
Net cash flows from operating activities	228
Cash flows from investments in non-financial assets
Sales of non-financial assets	51
Purchases of non-financial assets	-2,603
Net cash flows from investments in non-financial assets	-2,553
Cash flows from investments in financial assets for liquidity purposes
Increase in investments	-10
Net cash flows from investments in financial assets for liquidity purposes	-10
Net cash flows from financing activities
Borrowing (net)	384
Other financing (net)	1,856
Distribution paid (net)	-213
Net cash flows from financing activities	2,027
Net increase/(decrease) in cash held	-308
Cash at the beginning of the year	933
Cash at the end of the year	625
Net cash from operating activities and investments in non-financial assets	-2,324
Distributions paid	-213
Equals surplus(+)/deficit(-)	-2,537
Finance leases and similar arrangements(b)	0
GFS cash surplus(+)/deficit(-)	-2,537
(a)	A positive number denotes a cash inflow; a negative sign denotes a cash outflow.
(b)
The acquisition of assets under finance leases decreases the surplus or increases the deficit. The disposal of assets previously held under finance leases increases the surplus or decreases the deficit.

Appendix B: Australian Government budget financial statements

Table B7: Australian Government total non-financial public sector operating statement
Estimates
2009-10
$m
Revenue
Taxation revenue	267,055
Sales of goods and services	14,183
Interest income	4,777
Dividend income	7,181
Other	4, 231
Total revenue	297,427
Expenses
Gross operating expenses
Wages and salaries(a)	19,980
Superannuation	3,579
Depreciation	5,977
Supply of goods and services	66,349
Other operating expenses(a)	4,764
Total gross operating expenses	100,650
Superannuation interest expense	6,792
Interest expenses	8,300
Current transfers
Current grants	101,407
Subsidy expenses	8,280
Personal benefits	98,509
Total current transfers	208,196
Capital transfers	22,187
Total expenses	346,125
Net operating balance	-48,698
Other economic flows	5,935
Comprehensive result - Total change in net worth	-42,763
Net acquisition of non-financial assets
Purchases of non-financial assets	13,744
less Sales of non-financial assets	335
less Depreciation	5,977
plus Change in inventories	667
plus Other movements in non-financial assets	106
Total net acquisition of non-financial assets	8,205
Fiscal balance (net lendinglborrowing)(b)	-56,902
(a)	Consistent with ABS GFS classification, other employee related expenses are reported under other operating expenses. Total employee expenses equal wages and salaries plus other operating expenses.
(b)	The term fiscal balance is not used by the ABS.

Appendix B: Australian Government budget financial statements

Table B8: Australian Government total non-financial public sector balance sheet
Estimates
2009-10
$m
Assets
Financial assets
Cash and deposits	2,446
Advances paid	23,425
Investments, loans and placements	105,741
Other receivables	39,358
Equity investments	50,272
Total financial assets	221,242
Non-financial assets
Land and fixed assets	99,086
Other non-financial assets	7,097
Total non-financial assets	106,183
Total assets	327,424
Liabilities
Interest bearing liabilities
Deposits held	230
Government securities	162,486
Loans	12,093
Other borrowing	2,196
Total interest bearing liabilities	177,004
Provisions and payables
Superannuation liability	122,349
Other employee liabilities	11,008
Other provisions and payables	40,106
Total provisions and payables	173,463
Total liabilities	350,467
Shares and other contributed capital	5,741
Net worth(a)	-23,043
Net financial worth(b)	-129,225
Net debt(c)	45,393
(a)
Under AASB 1049, net worth is calculated as total assets minus total liabilities. Under ABS GFS, net worth is calculated as total assets minus total liabilities minus shares and other contributed capital.

(b)
Under AASB 1049, net financial worth equals total financial assets minus total liabilities. That is, it excludes non-financial assets. Under ABS GFS, net financial worth equals total financial assets minus total liabilities minus shares and other contributed capital.

(c)	Net debt equals the sum of deposits held, advances received, government securities, loans and other borrowing, minus the sum of cash and deposits, advances paid, and investments, loans and placements.

Appendix B: Australian Government budget financial statements

Table B9: Australian total non-financial public sector cash flow statement(a)
Estimates
2009-10
$m
Cash receipts from operating activities
Taxes received	259,450
Receipts from sales of goods and services	14,203
Interest receipts	4,712
Dividends and income tax equivalents	6,686
Other receipts	4,052
Total operating receipts	289,103
Cash payments for operating activities
Payments to employees	-26,267
Payments for goods and services	-65,604
Grants and subsidies paid	-129,319
Interest paid	-6,685
Personal benefit payments	-100,773
Other payments	-4,517
Total operating payments	-333,165
Net cash flows from operating activities	-44,062
Cash flows from investments in non-financial assets
Sales of non-financial assets	360
Purchases of non-financial assets	13,618
Net cash flows from investments in non-financial assets	-13,259
Net cash flows from investments in financial assets for policy purposes	-8,279
Cash flows from investments in financial assets for liquidity purposes
Increase in investments	3,328
Net cash flows from investments in financial assets for liquidity purposes	3,328
Net cash flows from financing activities
Borrowing (net)	56,286
Other financing (net)	5,845
Net cash flows from financing activities	62,131
Net increase/(decrease) in cash held	-141
Cash at the beginning of the year	2,587
Cash at the end of the year	2,446
Net cash from operating activities and investments in non-financial assets	-57,321
Distributions paid	0
Equals surplus(+)/deficit(-)	-57,321
Finance leases and similar arrangements(b)	-1
GFS cash surplus(+)/deficit(-)	-57,322
(a)	A positive number denotes a cash inflow; a negative sign denotes a cash outflow.
(b)
The acquisition of assets under finance leases decreases the surplus or increases the deficit. The disposal of assets previously held under finance leases increases the surplus or decreases the deficit.

Appendix B: Australian Government budget financial statements

Notes to the general government sector financial statements

Note 1: External reporting standards and accounting policies

The Charter of Budget Honesty Act 1998 (the Charter) requires that the Mid-Year Economic and Fiscal Outlook (MYEFO) be based on external reporting standards and that departures from applicable external reporting standards be identified.

The major external standards used for MYEFO reporting purposes are:

•
the Australian Bureau of Statistics’ (ABS) accrual Government Finance Statistics (GFS) publication, Australian System of Government Finance Statistics: Concepts, Sources and Methods, 2005 (cat. no. 5514.0), which in turn is based on the International Monetary Fund (IMF) accrual GFS framework; and

•
Australian Accounting Standards (AAS), being AASB 1049 Whole of Government and General Government Sector Financial Reporting (AASB 1049) and other applicable Australian Equivalents to International Financial Reporting Standards (AEIFRS).

As required by the Charter, the financial statements have been prepared on an accrual basis that complies with both ABS GFS and AAS except for departures disclosed at Note 2.

A more detailed description of the AAS and ABS GFS frameworks, in addition to definitions of key terms used in these frameworks, can be found in Attachment A. Table B11 in Attachment A explains the major differences between the two frameworks. Detailed accounting policies, as required by AAS, are disclosed in the annual consolidated financial statements.

Budget reporting focuses on the general government sector (GGS). The GGS provides public services that are mainly non-market in nature and for the collective consumption of the community, or involve the transfer or redistribution of income. These services are largely financed through taxes and other compulsory levies, user charging and external funding. This sector comprises all government departments, offices and some other bodies. In preparing financial statements for the GGS, all material transactions and balances between entities within the GGS have been eliminated. A list of entities within the GGS, as well as entities within and a description of the public non-financial corporations (PNFC) sector and public financial corporations (PFC) sector, are disclosed in Table B10 in Attachment A.

The Government’s key fiscal aggregates are based on ABS GFS concepts and definitions, including the ABS GFS cash surplus/deficit and the derivation of the underlying cash balance and net financial worth. AASB 1049 requires the disclosure of other ABS GFS fiscal aggregates, including net operating balance, net lending/borrowing (fiscal balance) and net worth. In addition to the ABS GFS

Appendix B: Australian Government budget financial statements aggregates, the Accrual Uniform Presentation Framework (UPF) requires net debt, net financial worth and net financial liabilities.

Note 2: Departures from external reporting standards

The Charter requires that departures from applicable external reporting standards be identified. The MYEFO financial statements depart from the external reporting standards as follows.

General government sector

Departures from ABS GFS

ABS GFS requires that provisions for bad and doubtful debts be excluded from the balance sheet. This treatment has not been adopted in the financial statements or in any reconciliation notes because excluding such provisions would overstate the value of Australian Government assets in the balance sheet. The financial statements currently adopt the AAS treatment for provisions for bad and doubtful debts.

ABS GFS treats coins on issue as a liability and no revenue is recognised. The ABS GFS treatment of circulating coins as a liability has not been adopted in the financial statements or in any reconciliation notes. Instead, the financial statements adopt the AAS treatment for circulating coins. Under this treatment seigniorage revenue is recognised upon the issue of coins and no liability is recorded.

Under ABS GFS, prepayments are classified as financial assets. In accordance with AAS, prepayments have been classified as non-financial assets in the financial statements. This is a classification difference that impacts on net financial worth.

ABS GFS currently requires Special Drawing Rights (SDRs) liabilities to be recorded as a contingent liability. The treatment of SDRs as a contingent liability has not been adopted in the financial statements or any reconciliation notes. The financial statements currently record SDRs as a liability. This is consistent with AAS, and also represents an early adoption of the ABS’ proposed revisions to GFS in line with revised international standards (see ABS cat. no. 5310.0.55.001 Information Paper: Introduction of revised international standards in ABS economic statistics in 2009).

Currently, ABS GFS requires defence weapons platforms to be expensed. The financial statements currently record defence weapons platforms as a capital investment. This is consistent with AAS, and also represents an early adoption of the ABS’s proposed revisions to GFS from the September Quarter 2009 in line with revised international standards (see ABS cat. no. 5310.0.55.001 Information Paper: Introduction of revised international standards in ABS economic statistics in 2009).

Under ABS GFS, concessional loans are recognised at their nominal value, that is, they are not discounted to fair (market) value as there is not considered to be a secondary market. This treatment has not been adopted for the financial statements. Consistent

Appendix B: Australian Government budget financial statements with AAS, loans issued at below market interest rates or long repayment periods are recorded at fair value (by discounting them by market interest rates). The difference between the nominal value and the fair value of the loan is recorded as an expense. Over the life of the loan the interest earned is recognised at market rates.

Departures from AASB 1049

AASB 1049 is mandatory for reporting periods beginning on or after 1 July 2008. The MYEFO financial statements have been presented on a basis consistent with the 2009-10 Budget. The following departures were made in the 2009-10 Budget and are required to be disclosed under the Charter.

AAS requires the advances paid to the International Development Association (IDA) and Asian Development Fund (ADF) to be recognised at fair value. Under ABS GFS these advances are recorded at nominal value. The ABS GFS treatment is adopted in the financial statements.

AASB 1049 requires the disclosure of the operating result and its derivation on the face of the operating statement. However, as this aggregate is not used by the Australian Government (and is not required by the UPF), it has been disclosed in Note 13 rather than on the face of the operating statement.

AASB 1049 requires disaggregated information, by ABS GFS function, for expenses and total assets to be disclosed where they are reliably attributable. ABS GFS does not require such information. In accordance with ABS GFS, disaggregated information for expenses is disclosed in Attachment C of Part 3. In accordance with the UPF, purchases of non-financial assets by function are also disclosed.

AASB 1049 requires AAS measurement of items to be disclosed on the face of the financial statements with reconciliation to the ABS GFS measurement of items, where different, in notes to the financial statements. Reconciliation notes have not been included as they effectively create two measures of the same aggregate.

AASB 1049 requires major variances between original budget estimates and outcomes to be explained. Explanations of variances for the 2009-10 year from the 2009-10 Budget are disclosed in Part 3. All decisions taken between the 2009-10 Budget and MYEFO are disclosed in Appendix A.

Appendix B: Australian Government budget financial statements

Public non-financial corporations (PNFC) and total non-financial public sectors (NFPS)

AASB 1049 defines net worth for the PNFC and NFPS sectors as total assets less total liabilities; however ABS GFS defines net worth as total assets less total liabilities less shares and contributed capital (which is equal to zero for the PNFC sector). The net financial worth of this sector will also be different under AASB 1049 to ABS GFS, where it equals financial assets less total liabilities less shares and contributed capital. The AASB 1049 treatment has been adopted in the PNFC and NFPS sector financial statements.

The financial statements for the PNFC and NFPS sectors comply with the UPF but do not include all the line item disclosures required by AASB 1049. Disaggregated outcome notes for the PNFC sector will be disclosed in the consolidated financial statements.

Appendix B: Australian Government budget financial statements

Note 3: Taxation revenue by type
	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Income taxation
Individuals and other withholding taxes
Gross income tax withholding	119,290	125,540	136,620	148,310
Gross other individuals	29,050	29,390	31,360	34,130
less Refunds	25,270	24,470	25,840	28,540
Total individuals and other withholding taxation	123,070	130,460	142,140	153,900
Fringe benefits tax	3,430	3,560	3,760	4,030
Superannuation funds	6,690	8,190	9,800	10,910
Company tax	54,670	58,930	69,450	75,870
Petroleum resource rent tax	1,450	1,750	1,740	1,810
Total income taxation revenue	189,310	202,890	226,890	246,520
Indirect taxation
Sales taxes
Goods and services tax	44,260	47,250	50,430	53,600
Wine equalisation tax	730	770	810	860
Luxury car tax	390	370	410	440
Total sales taxes	45,380	48,390	51,650	54,900
Excise duty
Petrol	6,390	6,270	5,910	5,110
Diesel	6,720	6,900	6,680	5,970
Beer	2,050	2,110	2,190	2,260
Tobacco	5,630	5,600	5,710	5,890
Other excisable products	3,620	3,950	4,190	4,210
Of which: Other excisable beverages(a)	940	1,040	1,130	1,220
Total excise duty revenue	24,410	24,830	24,680	23,440
Customs duty
Textiles, clothing and footwear	790	630	670	710
Passenger motor vehicles	930	650	670	700
Excise-like goods	2,890	2,970	3,130	3,270
Other imports	1,460	1,600	1,710	1,820
less Refunds and drawbacks	240	240	240	240
Total customs duty revenue	5,830	5,610	5,940	6,260
Carbon Pollution Reduction Scheme	-	-	4,450	11,480
Other indirect taxation
Agricultural levies	371	355	358	360
Other taxes	2,207	2,262	2,324	2,384
Total other indirect taxation revenue	2,578	2,617	2,683	2,745
Mirror taxes less Transfers to States in relation to mirror tax revenue	383	394	415	440
Mirror tax revenue	0	0	0	0
Total indirect taxation revenue	78,198	81,447	89,403	98,825
Total taxation revenue	267,508	284,337	316,293	345,345
Memorandum:
Capital gains tax	6,540	8,170	10,720	13,130
Medicare levy revenue	8,320	8,590	9,200	9,780
(a)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.

Appendix B: Australian Government budget financial statements

Note 3(a): Taxation revenue by source
	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m

Taxes on income, profits and capital gains
Income and capital gains levied on individuals	126,510	134,040	145,920	157,960
Income and capital gains levied on enterprises	62,800	68,850	80,970	88,560
Total taxes on income, profits and capital gains	189,310	202,890	226,890	246,520
Taxes on employers payroll and labour force	383	398	414	431
Taxes on the provision of goods and services
Sales/goods and services tax	45,380	48,390	51,650	54,900
Excises and levies	24,943	25,347	25,201	23,963
Taxes on international trade	5,830	5,610	5,940	6,260
Total taxes on the provision of goods and services	76,153	79,347	82,791	85,123
Other taxes on goods and services(a)	1,661	1,701	6,198	13,271
Total taxation revenue	267,508	284,337	316,293	345,345
Memorandum:
Medicare levy revenue	8,320	8,590	9,200	9,780
(a)	Change in description from 'Taxes on use of goods and performance activities' to better reflect the nature of the transactions.

Note 4: Sales of goods and services revenue
	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Sales of goods	1,202	1,350	1,425	1,364
Rendering of services	4,557	4,869	4,729	4,482
Operating lease rental	11	20	20	21
Other fees from regulatory services	2,183	2,325	2,467	2,617
Total sales of goods and services revenue	7,953	8,565	8,642	8,485

Appendix B: Australian Government budget financial statements

Note 5: Interest and dividend income
	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Interest from other governments
Housing agreements	175	170	165	160
State and Territory debt	14	12	11	10
Total interest from other governments	188	183	177	171
Interest from other sources
Advances	26	30	34	35
Deposits	61	52	62	71
Bills receivable	6	6	6	6
Bank deposits	122	128	132	134
Indexation of HELP receivable and other student loans	307	326	342	352
Other	4,038	4,132	4,159	4,120
Total interest from other sources	4,560	4,673	4,734	4,718
Total interest	4,749	4,856	4,911	4,889
Dividends
Dividends from other public sector entities	6,272	1,135	1,195	1,292
Other dividends	1,112	1,093	1,010	935
Total dividends	7,384	2,228	2,206	2,227
Total interest and dividend income	12,133	7,084	7,116	7,115

Note 6: Other sources of non-taxation revenue
	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Industry contributions	96	99	43	43
Royalties	1,171	1,175	1,117	1,009
Seigniorage	104	102	107	107
Other	2,858	2,534	2,620	2,751
Total other sources of non-taxation revenue	4,229	3,909	3,886	3,910

Appendix B: Australian Government budget financial statements

Note 7: Employee and superannuation expense
	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Wages and salaries expenses	16,840	16,854	16,922	17,079
Other operating expenses
Leave and other entitlements	2,093	2,183	2,255	2,286
Separations and redundancies	50	44	44	41
Workers compensation premiums and claims	488	505	532	565
Other	2,133	2,240	2,347	2,458
Total other operating expenses	4,764	4,972	5,178	5,350
Superannuation expenses
Superannuation	3,410	3,507	3,577	3,653
Superannuation interest cost	6,792	7,016	7,245	7,489
Total superannuation expenses	10,203	10,523	10,822	11,142
Total employee and superannuation expense	31,807	32,349	32,922	33,572

Note 8: Depreciation and amortisation expense
	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Depreciation
Buildings	1,150	1,197	992	1,023
Specialist military equipment	2,609	2,487	2,533	2,586
Other infrastructure, plant and equipment	1,254	1,241	1,148	1,156
Heritage and cultural assets	4	4	4	4
Total depreciation	5,017	4,929	4,678	4,769
Total amortisation	555	572	600	600
Total depreciation and amortisation expense	5,572	5,500	5,278	5,368

Note 9: Supply of goods and services expense
	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Supply of goods and services	20,275	18,265	18,314	17,658
Operating lease rental expenses	2,293	2,389	2,381	2,391
Personal benefits - indirect	34,618	35,949	38,393	40,423
Health care payments	4,916	4,977	5,081	5,155
Other	2,019	2,018	2,249	2,666
Total supply of goods and services expense	64,120	63,598	66,419	68,293

Appendix B: Australian Government budget financial statements

Note 10: Interest expense
	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Interest on debt
Government securities	6,892	9,703	12,325	13,795
Loans	1	1	1	0
Other	77	71	68	63
Total interest on debt	6,971	9,776	12,393	13,858
Other financing costs	1,293	1,351	1,417	1,429
Total interest expense	8,263	11,127	13,811	15,287

Note 11: Current and capital grants expense
	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Current grants expense
State and Territory governments	73,950	78,568	84,122	89,139
Local governments	22	28	48	30
Private sector	2,503	2,370	2,342	2,126
Overseas	3,331	3,700	3,818	4,076
Non-profit organisations	2,562	2,661	3,140	1,471
Multi-jurisdictional sector	8,039	8,418	8,663	8,869
Other	11,000	9,526	8,416	9,715
Total current grants expense	101,407	105,270	110,548	115,425
Capital grants expense
Mutually agreed write-downs	1,777	1,878	2,006	2,137
Other capital grants
State and Territory governments	18,783	11,149	6,248	5,867
Local governments	1,084	517	344	332
Multi-jurisdictional sector	81	85	88	90
Other	461	400	354	405
Total capital grants expense	22,187	14,030	9,039	8,830
Total grants expense	123,594	119,300	119,588	124,255

Appendix B: Australian Government budget financial statements

Note 12: Personal benefits expense
	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Social welfare - assistance to the aged	30,349	32,648	34,591	36,958
Assistance to veterans and dependants	6,276	6,255	6,117	6,007
Assistance to people with disabilities	15,908	17,529	18,430	19,468
Assistance to families with children	28,442	28,727	29,353	29,889
Assistance to the unemployed	7,642	9,223	8,979	8,719
Student assistance	3,993	4,166	4,130	4,340
Other welfare programmes	1,409	1,009	983	1,200
Financial and fiscal affairs	224	233	243	253
Vocational and industry training	172	189	193	197
Other	4,095	4,366	7,308	12,040
Total personal benefits expense	98,509	104,345	110,328	119,071

Note 13: Operating result and comprehensive result (total change in net worth)
	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Opening net worth	19,721	-23,043	-66,501	-91,464
Opening net worth adjustments(a)	6,302	0	0	0
Adjusted opening net worth	26,023	-23,043	-66,501	-91,464
Net operating balance	-48,344	-41,085	-22,568	-13,221
Other economic flows – Included in operating result
Gains from sale of assets	9	67	37	33
Other gains	7,287	2,889	3,587	3,854
Swap interest revenue	86	0	0	0
Net write-down and impairment of assets and fair value losses	-5,050	-4,543	-4,741	-5,158
Foreign exchange losses	-572	-1	0	0
Losses from sale of assets	3	-11	4	7
Swap interest expense	-47	0	0	0
Total other economic flows	1,715	-1,598	-1,113	-1,264
Operating result(b)	-46,629	-42,683	-23,681	-14,485
Other economic flows – other movements in equity(c)	-2,436	-775	-1,283	-1,074
Comprehensive result	-49,065	-43,458	-24,963	-15,559
(a)	Reflects a decrease in the superannuation liability mainly due to a difference in the estimated and actual discount rate at 30 June 2009.
(b)	Operating result under AEIFRS accounting standards.
(c)	Other economic flows not included in the AEIFRS accounting standards operating result.

Appendix B: Australian Government budget financial statements

Note 14: Advances paid and other receivables
	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Advances paid
Loans to State and Territory governments	3,032	2,931	2,832	2,725
Higher Education Loan Program	12,195	12,853	13,293	13,440
Student Financial Supplement Scheme	759	703	644	582
Other	7,795	8,083	7,989	8,130
less Provision for doubtful debts	356	352	341	329
Total advances paid	23,425	24,217	24,418	24,548
Other receivables
Goods and services receivable	894	847	794	788
Recoveries of benefit payments	2,825	2,856	2,888	2,945
Taxes receivable	18,957	21,232	27,631	36,397
Other	18,670	16,673	15,885	15,302
less Provision for doubtful debts	2,818	2,878	2,926	3,020
Total other receivables	38,529	38,730	44,272	52,411

Note 15: Investments, loans and placements
	Estimates		Projections
	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m
Investments - deposits	38,587	40,218	33,409	27,594
IMF quota	6,075	6,061	6,061	6,061
Other	60,557	64,660	70,688	73,264
Total investments, loans and placements	105,219	110,939	110,158	106,918

Appendix B: Australian Government budget financial statements

Note 16: Total non-financial assets
	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Land and buildings
Land	8,224	8,143	8,018	7,993
Buildings	20,648	21,503	22,683	23,347
Total land and buildings	28,872	29,645	30,701	31,340
Plant, equipment and infrastructure
Specialist military equipment	36,296	39,876	43,718	47,499
Other	10,975	11,197	11,311	10,801
Total plant, equipment and infrastructure	47,271	51,073	55,029	58,300
Inventories
Inventories held for sale	832	822	795	790
Inventories not held for sale	6,030	6,206	6,408	6,808
Total inventories	6,862	7,028	7,203	7,598
Intangibles
Computer software	2,655	2,661	2,659	2,606
Other	1,465	1,696	1,994	2,453
Total intangibles	4,120	4,358	4,653	5,060
Total investment properties	167	167	168	168
Total biological assets	32	33	34	34
Total heritage and cultural assets	9,122	9,165	9,207	9,246
Total assets held for sale	128	130	130	130
Other non-financial assets
Prepayments	1,960	1,550	1,068	921
Other	198	433	452	437
Total other non-financial assets	2,158	1,982	1,520	1,358
Total non-financial assets	98,732	103,581	108,643	113,233

Note 17: Loans
	Estimates		Projections
	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m
Promissory notes	4,633	4,560	4,402	4,440
Special drawing rights	5,788	5,774	5,774	5,774
Other	1,672	1,757	1,435	1,515
Total loans	12,093	12,091	11,610	11,728

Appendix B: Australian Government budget financial statements

Note 18: Employee and superannuation liabilities
	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Total superannuation liability	122,349	126,426	130,503	134,600
Other employee liabilities
Leave and other entitlements	6,005	6,292	6,620	6,981
Accrued salaries and wages	263	279	300	307
Workers compensation claims	1,584	1,562	1,551	1,550
Separations and redundancies	39	34	34	33
Other	1,936	2,044	2,160	2,287
Total other employee liabilities	9,828	10,211	10,664	11,158
Total employee and superannuation liabilities	132,177	136,637	141,167	145,758

Note 19: Provisions and payables
	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Suppliers payable
Trade creditors	3,308	3,396	3,488	3,527
Operating lease rental payable	128	128	127	129
Other creditors	279	290	291	292
Total suppliers payable	3,716	3,815	3,906	3,948
Total personal benefits payable	12,782	13,071	13,646	14,692
Total subsidies payable	1,752	2,092	2,307	2,401
Grants payable
State and Territory governments	589	583	583	583
Non-profit organisations	114	114	114	114
Private sector	426	425	425	425
Overseas	203	206	142	211
Local governments	13	13	13	13
Other	5,220	5,426	5,630	5,826
Total grants payable	6,564	6,767	6,908	7,172
Other provisions and payables
Provisions for tax refunds	1,840	1,905	1,950	2,000
Other	12,003	10,769	12,159	21,317
Total other provisions and payables	13,843	12,675	14,109	23,318

Appendix B: Australian Government budget financial statements

Note 20: Reconciliation of cash
	Estimates		Projections
	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m
Net operating balance (revenues less expenses)	-48,344	-41,085	-22,568	-13,221
less Revenues not providing cash
Other	777	837	895	936
Total revenues not providing cash	777	837	895	936
plus Expenses not requiring cash
Increase/(decrease) in employee entitlements	4,378	4,453	4,526	4,591
Depreciation/amortisation expense	5,572	5,500	5,278	5,368
Mutually agreed write-downs	1,777	1,878	2,006	2,137
Other	963	740	1,078	867
Total expenses not requiring cash	12,690	12,571	12,888	12,963
plus Cash provided/(used) by working capital items
Decrease/(increase) in inventories	-490	-34	-125	-354
Decrease/(increase) in receivables	-9,699	-4,601	-10,385	-13,411
Decrease/(increase) in other financial assets	886	177	255	281
Decrease/(increase) in other non-financial assets	551	125	247	-64
Increase/(decrease) in benefits, subsidies and grants payable	-1,086	1,107	930	1,628
Increase/(decrease) in suppliers' liabilities	-33	142	112	-2
Increase/(decrease) in other provisions and payables	2,225	-995	1,537	9,475
Net cash provided/(used) by working capital	-7,647	-4,078	-7,428	-2,447
equals (Net cash from/(to) operating activities)	-44,077	-33,429	-18,002	-3,640
plus (Net cash from/(to) investing activities)	-15,648	-16,740	-11,543	-5,272
Net cash from operating activities and investment	-59,725	-50,169	-29,546	-8,912
plus (Net cash from/(to) financing activities)	59,891	50,147	29,710	9,054
equals Net increase/(decrease) in cash held	167	-21	164	142
Cash at the beginning of the year	1,654	1,820	1,799	1,963
Net increase/(decrease) in cash	167	-21	164	142
Cash at the end of the year	1,820	1,799	1,963	2,105

Note 20(a): Consolidated Revenue Fund
	Estimates		Projections
	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m
Total general government sector cash	1,820	1,799	1,963	2,105
less CAC Agency cash balances	1,151	1,203	1,263	1,299
plus Special public monies	125	125	125	125
Balance of Consolidated Revenue Fund at 30 June	794	721	825	931

The cash balances reflected in the balance sheet for the Australian Government GGS (Table B2) include the reported cash balances controlled and administered by Australian Government agencies subject to the Financial Management and Accountability Act 1997 and the reported cash balances controlled and administered by entities subject to the Commonwealth Authorities and Companies Act 1997 (CAC Act) that implement public policy through the provision of primarily non-market services.

Appendix B: Australian Government budget financial statements

Revenues or monies raised by the Executive Government automatically form part of the Consolidated Revenue Fund by force of section 81 of the Australian Constitution. For practical purposes, total Australian Government GGS cash, less cash controlled and administered by CAC Act entities, plus special public monies, represents the Consolidated Revenue Fund referred to in section 81 of the Australian Constitution. On this basis, the balance of the Consolidated Revenue Fund is shown above.

Attachment A

Financial reporting standards and budget concepts

The Charter of Budget Honesty Act 1998 (the Charter) requires the Mid-Year Economic and Fiscal Outlook (MYEFO) to be based on external reporting standards. The Government has produced financial statements that comply with both ABS GFS and AAS, meeting the requirement of the Charter, with departures disclosed. The financial statements for the Mid-Year Economic and Fiscal Outlook 2009-10 have been prepared on a basis consistent with the 2009-10 Budget. The statements reflect the Government’s accounting policy that ABS GFS remains the basis of budget accounting policy, except where the Government applies AAS because it provides a better conceptual basis for presenting information of relevance to users of public sector financial reports.

AASB 1049 and the Accrual Uniform Presentation Framework (UPF) also provide a basis for reporting of public non-financial corporations (PNFC), public financial corporations (PFC) and the total non-financial public sectors (NFPS).

General Government Sector Financial Reporting (AASB 1049)

The MYEFO primarily focuses on the financial performance and position of the general government sector (GGS). The ABS defines the GGS as providing public services which are mainly non-market in nature, mainly for the collective consumption of the community, involving the transfer or redistribution of income and financed mainly through taxes and other compulsory levies. AASB 1049 recognises the GGS as a reporting entity.

AASB 1049 history and conceptual framework

The AASB released AASB 1049 for application from the 2008-09 financial year. AASB 1049 seeks to ‘harmonise’ ABS GFS and AAS.

The reporting framework for AASB 1049 requires the preparation of accrual-based general purpose financial reports, showing government assets, liabilities, revenue, expenses and cash flows. GGS reporting under AASB 1049 aims to provide users with information about the stewardship of each government in relation to its GGS and accountability for the resources entrusted to it; information about the financial position, performance and cash flows of each government’s GGS; and information that facilitates assessments of the macroeconomic impact. While AASB 1049 provides a basis for whole-of-government and GGS outcome reporting (including the PNFC and PFC sectors), budget reporting focuses on the GGS.

Appendix B: Australian Government budget financial statements

The Government’s budget reporting framework

There are three main general purpose statements that must be prepared in accordance with ABS GFS and AASB 1049. These are:

•	an operating statement, including other economic flows, which shows net operating balance and net lending/borrowing (fiscal balance);

–	to allow the presentation of a single set of financial statements in accordance with AASB 1049, the ABS GFS statement of other economic flows has been incorporated into the operating statement;

•	a balance sheet, which also shows net worth, net financial worth, net financial liabilities and net debt; and

•	a cash flow statement, which includes the calculation of the underlying cash balance.

In addition to these general purpose statements, notes to the financial statements are required. These notes include a summary of accounting policies, disaggregated information and other disclosures required by AAS. A full set of notes and other disclosures required by AAS are included in the annual consolidated financial statements.

All financial data presented in the financial statements are recorded as either stocks (assets and liabilities) or flows (classified as either transactions or other economic flows). Transactions result from a mutually agreed interaction between economic entities. Despite their compulsory nature, taxes are transactions deemed to occur by mutual agreement between the government and the taxpayer. Transactions that increase or decrease net worth (assets less liabilities) are reported as revenues and expenses respectively in the operating statement.1

A change to the value or volume of an asset or liability that does not result from a transaction is an other economic flow. This can include changes in values from market prices, most actuarial valuations, exchange rates and changes in volumes from discoveries, depletion and destruction. All other economic flows are reported in the operating statement.

Consistent with the ABS GFS framework and in general AAS, the financial statements record flows in the period in which they occur. As a result, prior period outcomes may be revised for classification changes relating to information that could reasonably have

1
Not all transactions impact on net worth. For example, transactions in financial assets and liabilities do not impact on net worth as they represent the swapping of assets and liabilities on the balance sheet.

Appendix B: Australian Government budget financial statements been expected to be known in the past, is material in at least one of the affected periods and can be reliably assigned to the relevant period(s).

Operating statement

The operating statement presents details of transactions in revenues, expenses, the net acquisition of non-financial assets (net capital investment) and other economic flows for an accounting period.

Revenues arise from transactions that increase net worth and expenses arise from transactions that decrease net worth. Revenues less expenses gives the net operating balance. The net operating balance is similar to the National Accounts concept of government saving plus capital transfers.

The net acquisition of non-financial assets (net capital investment) measures the change in the Australian Government’s stock of non-financial assets owing to transactions. As such, it measures the net effect of purchases, sales and consumption (for example, depreciation of fixed assets and use of inventory) of non-financial assets during an accounting period.

Net acquisition of non-financial assets equals gross fixed capital formation, less depreciation, plus changes (investment) in inventories, plus other transactions in non-financial assets.

Other economic flows are presented in the operating statement and outline changes in net worth that are driven by economic flows other than revenues and expenses. Revenues, expenses and other economic flows sum to the total change in net worth during a period. The majority of other economic flows for the Australian Government GGS arise from price movements in its assets and liabilities.

Fiscal balance

The fiscal balance (or net lending/borrowing) is the net operating balance less net capital investment. Thus, the fiscal balance includes the impact of net expenditure (effectively purchases less sales) on non-financial assets rather than consumption (depreciation) of non-financial assets.2

The fiscal balance measures the Australian Government’s investment-saving balance. It measures in accrual terms the gap between government savings plus net capital transfers, and investment in non-financial assets. As such, it approximates the contribution of the Australian Government GGS to the balance on the current account in the balance of payments.

2
The net operating balance includes consumption of non-financial assets because depreciation is an expense. Depreciation also forms part of net capital investment, which (in the calculation of fiscal balance) offsets the inclusion of depreciation in the net operating balance.

Appendix B: Australian Government budget financial statements

Balance sheet

The balance sheet shows stocks of assets, liabilities and net worth. In accordance with the UPF, net debt, net financial worth and net financial liabilities are also reported in the balance sheet.

Net worth

The net worth of the GGS, PNFC and PFC sectors is defined as assets less liabilities. This differs from the ABS GFS definition for the PNFC and PFC sectors where net worth is defined as assets less liabilities less shares and other contributed capital. Net worth is an economic measure of wealth, reflecting the Australian Government’s contribution to the wealth of Australia.

Net financial worth

Net financial worth measures a government’s net holdings of financial assets. It is calculated from the balance sheet as financial assets minus liabilities. This differs from the ABS GFS definition of net financial worth for the PNFC and PFC sectors, defined as financial assets less liabilities less shares less other contributed capital. Net financial worth is a broader measure than net debt, in that it incorporates provisions made (such as superannuation) as well as holdings of equity. Net financial worth includes all classes of financial assets and all liabilities, only some of which are included in net debt. As non-financial assets are excluded from net financial worth, this is a narrower measure than net worth. However, it avoids the concerns inherent with the net worth measure relating to the valuation of non-financial assets and their availability to offset liabilities.

Net financial liabilities

Net financial liabilities comprises total liabilities less financial assets but excludes equity investments in the other sectors of the jurisdiction. Net financial liabilities is a more accurate indicator than net debt of a jurisdiction’s fiscal position as it includes substantial non-debt liabilities such as accrued superannuation and long service leave entitlements. Excluding the net worth of other sectors of government results in a purer measure of financial worth than net financial worth as, in general, the net worth of other sectors of government, in particular the PNFC sector, is backed up by physical assets.

Net debt

Net debt is the sum of selected financial liabilities (deposits held, advances received, government securities, loans, and other borrowings) less the sum of selected financial assets3 (cash and deposits, advances paid, and investments, loans and placements). Net

3
Financial assets are defined as cash, an equity instrument of another entity, a contractual right to receive cash or financial asset, and a contract that will or may be settled in the entity’s own equity instruments.

Appendix B: Australian Government budget financial statements debt does not include superannuation related liabilities. Net debt is a common measure of the strength of a government’s financial position. High levels of net debt impose a call on future revenue flows to service that debt.

Cash flow statement

The cash flow statement identifies how cash is generated and applied in a single accounting period. The cash flow statement reflects a cash basis of recording (rather than an accrual basis) where information is derived indirectly from underlying accrual transactions and movements in balances. This, in effect, means that transactions are captured when cash is received or when cash payments are made. Cash transactions are specifically identified because cash management is considered an integral function of accrual budgeting.

Underlying cash balance

The underlying cash balance plus Future Fund earnings (ABS GFS cash surplus/deficit) is the cash counterpart of the fiscal balance, reflecting the Australian Government’s cash investment-saving balance. This measure is conceptually equivalent under the current accrual framework and the previous cash framework. For the GGS, the underlying cash balance is calculated as shown below.

Net cash flows from operating activities
plus
Net cash flows from investments in non-financial assets
less
Net acquisitions of assets acquired under finance leases and similar arrangements4 equals
ABS GFS cash surplus/deficit
less
Future Fund earnings
equals
Underlying cash balance

The Government is reporting the underlying cash balance net of Future Fund earnings from 2005-06 onwards because the earnings will be reinvested to meet future superannuation payments and are therefore not available for current spending. However, Future Fund earnings are included in the fiscal balance because superannuation expenses relating to future cash payments are recorded in the fiscal balance estimates.

4	The underlying cash balance treats the acquisition and disposal of non-financial assets in the same manner, regardless of whether they occur by purchase/sale or finance lease —acquisitions reduce the underlying cash balance and disposals increase the underlying cash balance. However, finance leases do not generate cash flows at the time of acquisition or disposal equivalent to the value of the asset. As such, net acquisitions of assets under finance leases are not shown in the body of the cash flow statement but are reported as a supplementary item for the calculation of the underlying cash balance.

Appendix B: Australian Government budget financial statements

Expected Future Fund earnings are separately identified in the Australian Government GGS cash flow statement in Table B3 of this statement and the historic tables in Appendix D.

Headline cash balance

The headline cash balance is calculated by adding net cash flows from investments in financial assets for policy purposes and Future Fund earnings to the underlying cash balance.

Cash flows from investments in financial assets for policy purposes include equity transactions and net advances.5  Equity transactions include equity injections into controlled businesses and privatisations of government businesses. Net advances include net loans to the States, net loans to students under the Higher Education Loan Program, and contributions to international organisations that increase the Australian Government’s financial assets.

Sectoral classifications

To assist in analysing the public sector, data are presented by institutional sector as shown in Figure B1. ABS GFS defines the GGS and the PNFC and PFC sectors. AASB 1049 has also adopted this sectoral reporting.

Figure B1: Institutional structure of the public sector

5	Cash flows from investments in financial assets for policy purposes were called net advances under the cash budgeting framework.

Appendix B: Australian Government budget financial statements

Table B10: Entities within the sectoral classifications
General government sector entities
Agriculture, Fisheries and Forestry Portfolio

Australian Fisheries Management Authority, Australian Pesticides and Veterinary Medicines Authority, Australian Wine and Brandy Corporation, Cotton Research and Development Corporation, Department of Agriculture, Fisheries and Forestry, Fisheries Research and Development Corporation, Grains Research and Development Corporation, Grape and Wine Research and Development Corporation, Land and Water Australia, Rural Industries Research and Development Corporation, Sugar Research and Development Corporation, Wheat Exports Australia

Attorney-General’s Portfolio

Administrative Appeals Tribunal, Attorney-General's Department, Australian Commission for Law Enforcement Integrity, Australian Crime Commission, Australian Customs and Border Protection Service, Australian Federal Police, Australian Human Rights Commission, Australian Institute of Criminology, Australian Law Reform Commission, Australian Security Intelligence Organisation, Australian Transaction Reports and Analysis Centre (AUSTRAC), Criminology Research Council, CrimTrac Agency, Family Court of Australia, Federal Court of Australia, Federal Magistrates Court of Australia, High Court of Australia, Insolvency and Trustee Service Australia, National Capital Authority, National Native Title Tribunal, Office of Parliamentary Counsel, Office of the  Commonwealth Director of Public Prosecutions.

Broadband, Communications and the Digital Economy Portfolio

Australian Broadcasting Corporation, Australian Communications and Media Authority, Department of Broadband, Communications and the Digital Economy, Special Broadcasting Service Corporation

Defence Portfolio

AAF Company, Army and Air Force Canteen Service, Australian Military Forces Relief Trust Fund, Australian Strategic Policy Institute Limited, Australian War Memorial, Defence Housing Australia, Defence Materiel Organisation, Department of Defence, Department of Veterans’ Affairs, RAAF Welfare Recreational Company, Royal Australian Air Force Veterans' Residences Trust Fund, Royal Australian Air Force Welfare Trust Fund, Royal Australian Navy Central Canteens Board, Royal Australian Navy Relief Trust Fund

Appendix B: Australian Government budget financial statements

General government sector entities (continued)
Education, Employment and Workplace Relations Portfolio

Australian Curriculum, Assessment and Reporting Authority, Australian Industrial Registry, Comcare, Department of Education, Employment and Workplace Relations, Fair Work Australia, Office of the Australian Building and Construction Commissioner, Office of Fair Work Ombudsman, Safe Work Australia, Seafarers’ Safety, Rehabilitation and Compensation Authority (Seacare Authority), Teaching Australia — Australian Institute for Teaching and School Leadership Limited, Australian Learning and Teaching Council Limited, Workplace Authority

Environment, Water, Heritage and the Arts Portfolio

Australia Business Arts Foundation Ltd, Australia Council, Australian Film, Television and Radio School, Australian National Maritime Museum, Bundanon Trust, Bureau of Meteorology, Department of the Environment, Water, Heritage and the Arts, Director of National Parks, Great Barrier Reef Marine Park Authority,  Murray-Darling Basin Authority, National Film and Sound Archive, National Gallery of Australia, National Library of Australia, National Museum of Australia, National Water Commission, Screen Australia, Sydney Harbour Federation Trust

Families, Housing, Community Services and Indigenous Affairs Portfolio

Aboriginal Hostels Limited, Anindilyakwa Land Council, Central Land Council, Department of Families, Housing, Community Services and Indigenous Affairs, Equal Opportunity for Women in the Workplace Agency, Indigenous Business Australia, Indigenous Land Corporation, Northern Land Council, Tiwi Land Council, Torres Strait Regional Authority, Wreck Bay Aboriginal Community Council

Finance and Deregulation Portfolio

Australian Electoral Commission, Australian Reward Investment Alliance, Comsuper, Department of Finance and Deregulation, Future Fund Management Agency, Tuggeranong Office Park Pty Limited

Foreign Affairs and Trade Portfolio

AusAID, Australian Centre for International Agricultural Research, Australian Secret Intelligence Service, Australian Trade Commission, Department of Foreign Affairs and Trade, Export Finance and Insurance Corporation National Interest Account

Appendix B: Australian Government budget financial statements

General government sector entities (continued)
Health and Ageing Portfolio

Aged Care Standards and Accreditation Agency Ltd, Australian Institute of Health and Welfare, Australian Organ and Tissue Donation and Transplantation Authority, Australian Radiation Protection and Nuclear Safety Agency, Australian Sports Anti-Doping Authority, Australian Sports Commission, Australian Sports Foundation, Cancer Australia, Department of Health and Ageing, Food Standards Australia New Zealand, Health Workforce Australia, General Practice Education and Training Limited, National Blood Authority, National Breast and Ovarian Cancer Centre, National Health and Medical Research Council, Private Health Insurance Administration Council, Private Health Insurance Ombudsman, Professional Services Review Scheme

Human Services Portfolio Centrelink (Commonwealth Service Delivery Agency), Department of Human Services, Medicare Australia
Immigration and Citizenship Portfolio Department of Immigration and Citizenship, Migration Review Tribunal and Refugee Review Tribunal
Infrastructure, Transport, Regional Development and Local Government Portfolio

Australian Maritime Safety Authority, Australian Transport Safety Bureau, Civil Aviation Safety Authority, Department of Infrastructure, Transport, Regional Development and Local Government

Innovation, Industry, Science and Research Portfolio

Australian Institute of Aboriginal and Torres Strait Islander Studies, Australian Institute of Marine Science, Australian Nuclear Science and Technology Organisation, Australian Research Council, Commonwealth Scientific and Industrial Research Organisation, Department of Innovation, Industry, Science and Research,  IIF Bio Ventures Pty Limited, IIF (CM) Investments Pty Limited, IIF Foundation Pty Limited, IIF Investments Pty Limited, IIF Neo Pty Limited, IP Australia

Prime Minister and Cabinet Portfolio

Australian Institute of Family Studies, Australian National Audit Office, Australian Public Service Commission, Department of Climate Change, Department of the Prime Minister and Cabinet, National Archives of Australia, National Australia Day Council Limited, Office of the Commonwealth Ombudsman, Office of National Assessments, Office of the Inspector-General of Intelligence and Security, Office of the Official Secretary to the Governor-General, Office of the Privacy Commissioner, Office of Renewable Energy Regulator, Old Parliament House

Appendix B: Australian Government budget financial statements

General government sector entities (continued)
Resources, Energy and Tourism Portfolio Department of Resources, Energy and Tourism, Geoscience Australia, National Offshore Petroleum Safety Authority, Tourism Australia
Treasury Portfolio

Australian Bureau of Statistics, Australian Competition and Consumer Commission, Australian Office of Financial Management, Australian Prudential Regulation Authority, Australian Securities and Investments Commission, Australian Taxation Office, Commonwealth Grants Commission, Corporations and Markets Advisory Committee, Department of the Treasury, Inspector-General of Taxation, National Competition Council, Office of the Auditing and Assurance Standards Board,  Office of the Australian Accounting Standards Board, Productivity Commission, Royal Australian Mint

Parliamentary Departments Department of Parliamentary Services, Department of the House of Representatives, Department of the Senate

Appendix B: Australian Government budget financial statements

Public financial corporations
Education, Employment and Workplace Relations Portfolio

Coal Mining Industry (Long Service Leave Funding) Corporation

Finance and Deregulation Portfolio

Australian Industry Development Corporation, Medibank Private Ltd

Foreign Affairs and Trade Portfolio

Export Finance and Insurance Corporation

Treasury Portfolio

Australia Reinsurance Pool Corporation, Reserve Bank of Australia

Public non-financial corporations
Attorney-General’s Portfolio

Australian Government Solicitor

Broadband, Communications and the Digital Economy Portfolio

Australian Postal Corporation, NBN Co Ltd

Finance and Deregulation Portfolio

Albury-Wodonga Development Corporation, Australian River Co. Ltd, ASC Pty Ltd, Australian Technology Group Ltd

Human Services Portfolio

Australian Hearing Services

Infrastructure, Transport, Regional Development and Local Government Portfolio

Airservices Australia, Australian Rail Track Corporation Ltd

Appendix B: Australian Government budget financial statements

Differences between ABS GFS and AAS framework (AASB 1049)

AASB 1049 has adopted the AAS conceptual framework and principles for the recognition of assets, liabilities, revenues, expenses and their presentation, measurement and disclosure. In addition, AASB 1049 has broadly adopted the ABS GFS conceptual framework for presenting government financial statements. In particular, AASB 1049 requires the GGS to prepare a separate set of financial statements, over-riding AASB 127 Consolidated and Separate Financial Statements. AASB 1049 also follows ABS GFS by requiring changes in net worth to be split into either transaction or ‘other economic flow’ and for this to be presented in a single operating statement. AASB 1049 is therefore broadly consistent with international statistical standards (SNA93) and the International Monetary Fund’s (IMF) Government Finance Statistics Manual 2001.6

Some of the major differences between AASB 1049 and the ABS GFS treatments of transactions are outlined in Table B11. Further information on the differences between the two systems is provided in the ABS publication Australian System of Government Finance Statistics: Concepts, Sources and Methods, 2005 (cat. no. 5514.0).

6
Additional information on the Australian accrual GFS framework is available in the ABS publication Australian System of Government Finance Statistics: Concepts, Sources and Methods, 2005 (cat. no. 5514.0).

Appendix B: Australian Government budget financial statements

Table B11: Major differences between AAS and ABS GFS
Issue	AAS treatment	ABS GFS treatment	Treatment adopted
Acquisition of defence weapons platforms	Treated as capital expenditure. Defence weapons platforms appear as an asset on the balance sheet. Depreciation expense on assets is recorded in the operating statement.
Treated as an expense at the time of acquisition. Defence weapons platforms do not appear as an asset on the balance sheet and no depreciation is recorded in the operating statement. ABS is updating its treatment from September Quarter 2009 and will align with AAS.
AAS, early adoption of revised ABS GFS
Circulating coins — seigniorage	The profit between the cost and sale of circulating coin (seigniorage) is treated as revenue.	Circulating coin is treated as a liability, and the cost of producing the coins is treated as an expense.	AAS
Special Drawing Rights (SDR)	SDR currency issued by the International Monetary Fund (IMF) is treated as a liability.	SDR currency issued by the IMF is treated as a contingent liability. ABS is updating its treatment and will align with AAS.	AAS, early adoption of revised ABS GFS
Provisions for bad and doubtful debts	Treated as part of operating expenses and included in the balance sheet as an offset to assets.	Creating provisions is not considered an economic event and therefore not considered to be an expense or reflected in the balance sheet.	AAS
Advances to IDA/ADF	Recorded at fair value in the balance sheet.	Recorded at nominal value in balance sheet.	ABS GFS
Concessional loans	Discounts concessional loans by a market rate of a similar instrument.	Does not discount concessional loans as no secondary market is considered to exist.	AAS
Fiscal aggregates differences
Finance leases	Does not deduct finance leases in the derivation of the cash surplus/deficit.	Deducts finance leases in the derivation of the cash surplus/deficit.	Both are disclosed
Net worth of PNFC and PFC sectors	Calculated as assets less liabilities.	Calculated as assets less liabilities less shares and other contributed capital.	AAS
Classification difference
Prepayments	Treated as a non-financial asset.	Treated as a financial asset.	AAS

Attachment B

Australian Loan Council Allocation

Under Loan Council arrangements, every year the Australian Government and each State and Territory government nominate a Loan Council Allocation (LCA). A jurisdiction’s LCA  incorporates:

•
the estimated non-financial public sector GFS cash surplus/deficit (made up from the balances of the general government and public non-financial corporations sectors and total non-financial public sector acquisitions under finance leases and similar arrangements);

•	net cash flows from investments in financial assets for policy purposes; and

•	memorandum items, which involve transactions that are not formally borrowings but nevertheless have many of the characteristics of borrowings.

LCA nominations are considered by the Loan Council, having regard to each jurisdiction’s fiscal position and infrastructure requirements, as well as the macroeconomic implications of the aggregate figure.

In March 2009, the Australian Government nominated, and the Loan Council endorsed, an LCA deficit of $34,073 million. In the 2009-10 Budget, the Australian Government estimated an LCA deficit of $60,965 million.

As set out in Table B12, the Australian Government’s revised estimate for the 2009-10 LCA is a $64,496 million deficit.

Appendix B: Australian Government budget financial statements

Table B12: Australian Government Loan Council Allocation
		2009-10 Budget estimate $m	MYEFO estimate $m
	GGS cash surplus(-)/deficit(+)	54,660	54,783
	PNFC sector cash surplus(-)/deficit(+)	2,258	2,537
	NFPS cash surplus(-)/deficit(+) (a)	56,918	57,321
	Acquisitions under finance leases and similar arrangements	1	1
equals	ABS GFS cash surplus(-)/deficit(+)	56,919	57,322
minus	Net cash flows from investments
	in financial assets for policy purposes (b)	-5,089	-8,279
plus	Memorandum items (c)	-1,043	-1,105
	Loan Council Allocation	60,965	64,496
(a)	May not directly equate to the sum of the GG sector and the PNFC sector cash surplus/deficit due to intersectoral transfers which are netted out.
(b)
Net cash flows from investments in financial assets for policy purposes are displayed with the same sign as which they are reported in cash flow statements. Such transactions involve the transfer or exchange of a financial asset and are not included within the cash deficit/surplus. However, the cash flow from investments in financial assets for policy purposes has implications for a government’s call on financial markets.

(c)
For the Commonwealth’s Loan Council Allocation outcome, memorandum items include the change in net present value (NPV) of operating leases (with NPV greater than $5 million) and the over-funding of superannuation.

Appendix C: Statement of risks

Overview

Full details of fiscal risks and contingent liabilities are provided in Budget Paper No. 1, Budget Strategy and Outlook 2009-10. The following statement updates (where necessary) those fiscal risks and contingent liabilities that have changed since the 2009-10 Budget.

The forward estimates of revenue and expenses in the Mid-Year Economic and Fiscal Outlook 2009-10 (MYEFO) incorporate assumptions and judgments based on information available at the time of publication and are based on a range of economic and other forecasts and projections.

It is important to note that the MYEFO revenue forecasts have been prepared following a period of heightened financial and economic volatility. Although economic conditions in more recent times have stabilised and are expected to improve, particularly in Australia, this is not anticipated to lead to an immediate recovery in tax revenues as the effects of the economic downturn continue to weigh on tax collections. As such, there remains an increased degree of uncertainty surrounding the revenue forecasts in this MYEFO.

Specifically, it should be noted that revenue forecasting relies heavily on the historical relationships between the economy, tax bases and tax revenues. However, such relationships may continue to shift in the current climate, requiring a greater degree of caution in their use in predicting future revenues. For example, any losses incurred during the downturn can be carried forward to offset gains or profits as the economy recovers, such that tax revenue improves with some lag. However, there is little recent experience of taxpayers claiming prior year losses after a significant downturn and this may affect the robustness of current forecasts.

Details of fiscal risks and contingent liabilities

New or revised fiscal risks and contingent liabilities with a possible impact on the forward estimates greater than $20 million in any year, or $40 million over the forward estimates period, that have arisen or changed since the 2009-10 Budget are described below and summarised in Table C1.

Information on both contingent assets and contingent liabilities is also provided in the annual financial statements of departments, agencies and non-budget entities.

Appendix C: Statement of risks

Table C1: Summary of material changes to the Statement of Risks since the 2009-10 Budget
Contingent liabilities - quantifiable
Defence
Indemnities and remote contingencies	Modified
Finance and Deregulation
Australian Industry Development Corporation	Modified
Litigation	Modified
Sale of Sydney Airports Corporation Limited	Modified
Foreign Affairs and Trade
Export Finance and Insurance Corporation	Modified
Infrastructure, Transport, Regional Development and Local Government
Code Management Company - indemnity for the Code of Practice for the Defined Interstate Rail Network	Removed
Treasury
Guarantees under the Commonwealth Bank Sale Act 1995	Modified
International financial institutions - uncalled capital subscriptions	Modified
Reserve Bank of Australia - guarantee	Modified
Standby loan facility for the Government of Indonesia	Modified
Contingent assets - quantifiable
Treasury
International Monetary Fund allocations of Special Drawing Rights	Removed
Contingent liabilities - unquantifiable
Agriculture, Fisheries and Forestry
Compensation claims arising from equine influenza outbreak	Modified
Exceptional Circumstances assistance for drought-affected farmers	Modified
Defence
HMAS Melbourne and HMAS Voyager claims	Modified
Environment, Heritage and the Arts
Murray-Darling Basin Reform - additional net costs	New
Murray-Darling Basin Reform - risk assignment	Modified
Finance and Deregulation
Industrial Waste Commission (IWC) Cleanaway	Modified
Sharjade v Darwinia - breach of Heads of Agreement between the parties	Modified
Immigration and Citizenship
Immigration detention centre services - liability limit	New
Resources, Energy and Tourism
Gorgon liquefied natural gas and carbon dioxide storage project - long-term liability	New
Treasury
Australian Business Investment Partnership	Removed
Car dealer financing - Australian Government guarantee of the OzCar Special Purpose Vehicle	Modified
Financial Claims Scheme	Modified
Guarantee of deposits in authorised deposit-taking institutions	Modified
Guarantee of wholesale funding of authorised deposit-taking institutions	Modified
Guarantee of state and territory borrowing	Modified
Contingent assets - unquantifiable
Innovation, Industry, Science and Research
Wireless Local Area Network	Modified
Risks appearing in Budget Paper No. 1, Budget Strategy and Outlook 2009-10, Statement 8, but not listed in the table above are substantially unchanged.

Appendix C: Statement of risks

Contingent liabilities — quantifiable

Defence

Indemnities and remote contingencies

The Department of Defence (Defence) and the Defence Materiel Organisation (DMO) carry an extensive range of indemnities and undertakings, normally of a short-term nature, relating to business, training activities and other activities involving contracts, agreements and other Defence and DMO arrangements. Indemnities issued cover potential losses or damages for which the Australian Government would be liable.

Defence carries 8,108 instances of unquantifiable remote contingent liabilities and 97 instances of quantifiable remote contingent liabilities to the value of $2.1 billion. DMO carries 501 instances of contingencies (including Foreign Military Sales) that are unquantifiable and 245 contingencies that are quantifiable, to the value of $5.9 billion.

Finance and Deregulation

Australian Industry Development Corporation

Under the Australian Industry Development Corporation Act 1970 certain obligations of the Australian Industry Development Corporation (AIDC) are guaranteed by the Australian Government. As at 30 June 2009 (the latest available estimate), AIDC’s contingent liabilities, subject to Australian Government guarantee, were approximately $75 million in respect of the Fairfax Paper Bond Guarantee and credit risk facilities.

Litigation

The Department of Finance and Deregulation is involved in litigation in which a counter-claim for damages has been lodged against the Australian Government. The litigation relates to the Davis Samuel case where the department is engaged in legal action seeking recovery of funds misappropriated during 1998. The counter-claim is from the parties to whom the department believes the misappropriated funds were channelled.

It is counsel’s advice that the counter-claim is without merit. The counter-claim, which is being vigorously defended by the Government, seeks damages of $4.3 billion. Hearing of the Government’s claim, and the counter-claim, concluded in the ACT Supreme Court in September 2008. A judgment is now expected to be delivered in the first half of 2010.

Sale of Sydney Airports Corporation Limited

An indemnity has been provided to Southern Cross Airports Corporation as purchaser of Sydney Airports Corporation Ltd in the event of a liability arising under Chapter 3 of the Duties Act 1997 (NSW), by reason of the sale of shares in Sydney Airports Corporation Ltd constituting a relevant acquisition in a land-rich private corporation.

Appendix C: Statement of risks

The New South Wales Office of State Revenue issued a notice of assessment on 17 November 2006. The Australian Government maintains that there are no grounds for the assessment. Action has been initiated in the NSW Supreme Court to overturn the assessment. The amount disputed is estimated at $506.7 million as at 31 August 2009.

Foreign Affairs and Trade

Export Finance and Insurance Corporation

The Australian Government guarantees the due payment by the Export Finance and Insurance Corporation (EFIC) of money that is, or may at any time become, payable by EFIC to any body other than the Government. The Government also has in place a $200 million callable capital facility available to EFIC on request to cover liabilities, losses and claims. As at 31 August 2009, the Government’s total contingent liability was $3.2 billion, comprising EFIC’s liabilities to third parties ($2.3 billion) and EFIC’s overseas investments, insurance, contracts of insurance and guarantees ($0.9 billion).

Treasury

Guarantees under the Commonwealth Bank Sale Act 1995

Under the terms of the Commonwealth Bank Sale Act 1995, the Australian Government has guaranteed various superannuation and other liabilities amounting to around $5.2 billion. Of this amount, $1.7 billion is attributable to liabilities of the Commonwealth Bank of Australia at 30 June 2009 and $3.5 billion is attributable to liabilities of the Commonwealth Bank Officers’ Superannuation Corporation at 30 June 2009.

International financial institutions — uncalled capital subscriptions

As at 15 September 2009 the Australian Government had uncalled capital subscriptions in the International Bank for Reconstruction and Development (US$2.8 billion — estimated value A$3.2 billion), the European Bank for Reconstruction and Development (US$81.7 million plus €77.5 million — estimated value A$266.3 million) and the Multilateral Investment Guarantee Agency (US$26.5 million — estimated value A$30.7 million).

The Government has also had uncalled capital subscriptions in the Asian Development Bank (ADB) since 1966. Australia will contribute additional resources to the ADB as part of its recently announced general capital increase, to assist in supporting countries in the Asia-Pacific region during the global recession and meeting the region’s ongoing development needs. The paid-in component of Australia’s contribution was a measure in the 2009-10 Budget. Australia will also increase its uncalled capital subscription so that it totals US$7.2 billion (estimated value A$8.3 billion), which would only be drawn down in the unlikely event that the ADB was unable to meet its financial obligations.

Appendix C: Statement of risks

None of these international financial institutions has ever drawn on Australia’s uncalled capital subscriptions.

Australia has made a line of credit available to the International Monetary Fund (IMF) under its New Arrangements to Borrow (NAB) since 1998. In line with G-20 Leaders’ commitments, Australia will join with other countries to increase its credit line under an expanded NAB. Australia’s contribution to the expanded NAB will be by way of a US$7.0 billion (estimated value A$8.1 billion) contingent loan (which includes Australia’s existing US$1.2 billion commitment). This will help ensure that the IMF has the resources available to maintain stability and support recovery in the global economy. The funds would be drawn upon by the IMF only if needed and would be repaid in full with interest.

Reserve Bank of Australia — guarantee

This contingent liability relates to the Australian Government’s guarantee of the liabilities of the Reserve Bank of Australia. It is measured as the Bank’s total liabilities excluding capital, reserves and Australian Government deposits. The major component of the Bank’s liabilities is notes (that is, currency) on issue. Notes on issue amount to $48.5 billion, as at 25 September 2009, and the total guarantee is $58.1 billion.

Standby loan facility for the Government of Indonesia

Australia will make up to US$1 billion (estimated value A$1.2 billion, as at 15 September 2009) available to the Government of Indonesia in the form of a standby loan facility, to be drawn down should Indonesia be unable to raise sufficient funds on global capital markets due to the impact of the global recession. Contributions to the standby loan facility will also be provided by the World Bank, the Asian Development Bank and the Government of Japan. A drawdown from the facility will be dependent on a request from the Indonesian Government and subject to certain criteria being met. Any funds provided will be repaid in full with interest.

Contingent liabilities — unquantifiable

Agriculture, Fisheries and Forestry

Compensation claims arising from equine influenza outbreak

The Australian Government may become liable for compensation should the Department of Agriculture, Fisheries and Forestry be found negligent in relation to the outbreak of equine influenza in 2007.

On 12 June 2008, the Minister for Agriculture, Fisheries and Forestry released the Equine Influenza Inquiry report. Subsequently, a significant number of organisations have indicated their intention to proceed with legal action against the Government. To date 17 claims have been received. Court proceedings have commenced for two of

Appendix C: Statement of risks

these. The Department of Finance and Deregulation assumed responsibility for claims under its insurance arrangements with the Department of Agriculture, Fisheries and Forestry.

Exceptional Circumstances assistance for drought-affected farmers

Exceptional Circumstances assistance is available, subject to eligibility criteria, to drought-affected farmers and agriculture-dependent small businesses, primarily by way of interest rate subsidies and income support. The estimates assume that there will be no new drought declarations but that some existing declarations will be extended until June 2011. A continuation of adverse seasonal conditions or a return to severe drought conditions could result in higher-than-expected expenses for these forms of assistance. It is not possible to quantify the cost arising from such potential developments as this depends on the intensity, duration and scale of future drought conditions.

Defence

HMAS Melbourne and HMAS Voyager claims

Minimal provision has been made for the settlement of claims arising from the HMAS Voyager/HMAS Melbourne collision in 1964. With one exception, all outstanding claims have been resolved. It is not known whether further claims will be made in connection with the collision.

Environment, Heritage and the Arts

Murray-Darling Basin Reform — additional net costs

Under the 3 July 2008 Intergovernmental Agreement on Murray-Darling Basin Reform (Reform IGA), the Australian Government agreed that the New South Wales, Victorian, Queensland, South Australian and Australian Capital Territory governments (Basin States) will not bear additional net costs as a consequence of the reforms agreed between the parties and the implementation of the Water Act 2007 (the Act). This undertaking ceases on 30 June 2015.

A methodology has been developed for agreement with the Basin States that enables the State and Australian governments to agree on the activities undertaken by a State that are relevant to the implementation of the reforms agreed under the Reform IGA and the implementation of the Act, and to monitor increased or decreased costs and/or revenues.

Appendix C: Statement of risks

Murray-Darling Basin Reform — risk assignment

The Water Act 2007 (the Act) provides the mechanism for defining liabilities and making payments to affected entitlement holders for the Australian Government’s share of reductions in water allocations, or in the reliability of water allocations, in the Murray-Darling Basin arising from the Basin Plan prepared under the Act.

Under the 3 July 2008 Intergovernmental Agreement on Murray-Darling Basin Reform, the Australian Government agreed to accept responsibility for the States’ shares of liabilities for such reductions that are attributable to new knowledge, under certain conditions. Amendments to the Act to include this additional liability came into force on 15 December 2008.

The Australian Government’s liabilities will be mitigated by investment in water efficiency measures and the purchase of water entitlements under the Water for the Future initiatives.

Finance and Deregulation

Industrial Waste Commission Cleanaway

Following an unsuccessful appeal by the Australian Government against Brambles Holdings Limited seeking declarative relief in relation to a deed of licence between the parties for the Industrial Waste Commission Cleanaway site at Lucas Heights, New South Wales, the Government is seeking to resolve a dispute concerning remediation responsibility for the site.

Brambles has recently commenced action in the NSW Land and Environment Court under the Protection of the Environment Operations Act 1997 (NSW). Investigations into the nature and extent of contamination, as well as remediation options, are under way with a view to mediation taking place between the Australian Government and Brambles before the end of 2009.

Sharjade v Darwinia — breach of Heads of Agreement between the parties

It was alleged that the Australian Government induced Darwinia to breach an agreement made in 2000 between Sarjade and Darwinia in relation to the sale of Commonwealth land at Turramurra NSW to Darwinia for the construction of a retirement village for ex-service personnel. The case against the Australian Government was dismissed in October 2008. However, the judge found in favour of Sharjade in relation to the first defendant, Darwinia. Sharjade has formally appealed the dismissal and findings against both parties, and its appeal submissions were lodged on 17 March 2009. A joint appeal hearing with Darwinia was held in August 2009. The court has reserved judgment and a decision is expected by the end of 2009. All parties’ submissions have been filed in court.

Appendix C: Statement of risks

Immigration and Citizenship

Immigration detention centre services — liability limit

The Department of Immigration and Citizenship (DIAC) has entered into a contract with Serco Pty Ltd, which commenced on 29 June 2009, to deliver immigration detention services in Australia on behalf of the Australian Government at immigration detention centres.

DIAC has agreed to limit Serco’s liability to the department to a maximum of any insurance proceeds recovered by Serco and $75 million. Serco’s liability is unlimited for specific events defined under the contract.

Resources, Energy and Tourism

Gorgon liquefied natural gas and carbon dioxide storage project — long-term liability

The Australian and Western Australian governments have agreed to provide an indemnity to the Gorgon Joint Venture Partners (GJV) to indemnify the GJV against independent third party claims (relating to stored carbon dioxide) under common law following closure of the carbon dioxide sequestration project, and subject to conditions equivalent to those set out in the Offshore Petroleum and Greenhouse Gas Storage Act 2006. It is proposed that the Western Australian Government will indemnify the GJV, and that the Australian Government will indemnify the Western Australian Government for 80 per cent of any amount determined to be payable under that indemnity. The formal agreement between the Australian and Western Australian governments in relation to the indemnity is expected to be completed by the second quarter of 2010.

Treasury

Car dealer financing — Australian Government guarantee of the OzCar Special Purpose Vehicle

The Australian Government will guarantee all non AAA-rated securities issued by the OzCar Special Purpose Vehicle (SPV) to facilitate the purchase of those securities by Australia’s four major domestic banks.

The guarantee will result in a call being made on the Government by the OzCar SPV Trustee if the assets underlying the guaranteed securities fail to generate sufficient income for the SPV to cover its outlays and any losses from failed car dealerships.

The overall size of the OzCar SPV is expected to be no more than $450 million. OzCar will be available to provide funding to participating financiers until 30 June 2010.

Financial Claims Scheme

The Australian Government has established a Financial Claims Scheme to provide depositors of authorised deposit-taking institutions and general insurance

Appendix C: Statement of risks

policyholders with timely access to their funds in the event of a financial institution failure.

On 15 October 2009, the Minister for Financial Services activated the Financial Claims Scheme Policyholder Compensation Facility for a small general insurer. The estimated claims and administrative costs are approximately $2 million. As at 30 June 2009, deposits eligible for coverage under the Financial Claims Scheme were estimated to be approximately $660 billion.

Guarantee of deposits in authorised deposit-taking institutions

The Australian Government has guaranteed eligible deposits in authorised deposit-taking institutions from 12 October 2008.

The expected liability for deposits under the guarantee scheme is remote and unquantifiable. Government expenditure would arise under the guarantee only in the unlikely event that an institution failed to meet its obligations with respect to a commitment that was subject to the guarantee and the guarantee was called upon. In such a case, the Government would likely be able to recover any such expenditure through a claim on the relevant institution. The impact on the Government’s budget would depend on the extent of the institution’s default and its ability to meet the Government’s claim.

As at 18 September 2009, authorised deposit-taking institutions’ deposits covered by this guarantee were estimated at $16.9 billion.

Guarantee of wholesale funding of authorised deposit-taking institutions

The Australian Government has guaranteed eligible wholesale funding of authorised deposit-taking institutions from 12 October 2008. The guarantee facility will be withdrawn when market conditions normalise.

The expected liability under this guarantee is remote and unquantifiable. Government expenditure would arise under the guarantee only in the unlikely event that an institution failed to meet its obligations with respect to a commitment that was subject to the guarantee and the guarantee was called upon. In such a case, the Government would likely be able to recover any such expenditure through a claim on the relevant institution. The impact on the Government’s budget would depend on the extent of the institution’s default and its ability to meet the Government’s claim.

As at 18 September 2009, authorised deposit-taking institutions’ wholesale funding covered by this guarantee was estimated at $143.9 billion.

Guarantee of state and territory borrowing

The Australian Government announced on 25 March 2009 that it will guarantee state and territory borrowing. The guarantee facility will be withdrawn when market conditions normalise.

Appendix C: Statement of risks

The expected liability under this guarantee is remote and unquantifiable. Government expenditure would arise under the guarantee only in the unlikely event that a State or Territory failed to meet its obligations with respect to a commitment that was subject to the guarantee and the guarantee was called upon. In such a case, the Government would likely be able to recover any such expenditure through a claim on the relevant State or Territory at a future date. The impact on the Government’s budget would depend upon the extent of the default and the State or Territory’s ability to meet the Government’s claim.

As at 18 September 2009, the face value of State and Territory borrowings covered by this guarantee was $62.3 billion.

Contingent assets — unquantifiable

Innovation, Industry, Science and Research

Wireless Local Area Network

The Commonwealth Scientific and Industrial Research Organisation (CSIRO) is currently involved in legal proceedings in the US and Australia related to its wireless local area network (WLAN) patent. The proceedings are additional to proceedings settled in March and April 2009 and are at various phases. If successful, CSIRO expects to receive significant revenue which would exceed associated legal costs. At this stage, the revenue and costs are considered unquantifiable.

Appendix D: Historical Australian

Government data

This appendix provides historical data for the Australian Government fiscal aggregates across the general government, public non-financial corporations and non-financial public sectors.

Data sources

Data is sourced from Australian Government Final Budget Outcomes, the Australian Bureau of Statistics (ABS), and Australian Government Consolidated Financial Statements.

•
Accrual data from 1996-97 onwards and cash data, net debt data, net financial worth data and net worth data from 1999-2000 onwards are sourced from Australian Government Final Budget Outcomes. Back-casting adjustments for accounting classification changes and other revisions have been made from 1998-99 onwards where applicable.

•
Cash data prior to 1999-2000 are sourced from ABS data, which have been calculated using a methodology consistent with that used for data for later years in ABS cat. no. 5512.0 Government Finance Statistics.

•
Net debt data prior to 1999-2000 are from ABS cat. no. 5512.0 Government Finance Statistics 2003-04 in 1998-99, ABS cat. no. 5501.0 Government Financial Estimates 1999-2000 and ABS cat. no. 5513.0 Public Sector Financial Assets and Liabilities 1998 in 1987-88 to 1997-98, and Treasury estimates (see Treasury’s Economic Roundup, Spring 1996, pp 97-103) prior to 1987-88.

Comparability of data across years

The data set contains a number of structural breaks owing to accounting classification differences and changes to the structure of the budget which cannot be eliminated through back-casting because of data limitations. These breaks can affect the comparability of data across years, especially when the analysis is taken over a large number of years. Specific factors causing structural breaks include:

•
from 2005-06 onwards, underlying Government Finance Statistics (GFS) data are provided by agencies in accordance with Australian Equivalents to International Financial Reporting Standards (AEIFRS). Prior to 2005-06, underlying GFS data are based on data provided by agencies in accordance with Australian Accounting Standards (AAS);

Appendix D: Historical Australian Government data

•
most recent accounting classification changes that require revisions to the historical series have been back-cast (where applicable) to 1998-99, ensuring that data is consistent across the accrual period from 1998-99 onwards. However, due to data limitations these changes have not been back-cast to earlier years;

•
prior to 1999-2000, Australian Government general government sector debt instruments are valued at historical cost, whereas from 1999-2000 onwards they are valued at market prices (consistent with accrual GFS standards). This affects net debt and net interest payments;

•
cash data up to and including 1997-98 are calculated under a cash accounting framework, while cash data from 1998-99 onwards are derived from an accrual accounting framework.1 Although the major methodological differences associated with the move to the accrual framework have been eliminated through back-casting, comparisons across the break may still be affected by changes to some data sources and collection methodologies;

•
adjustments in the coverage of agencies included in the accounts of the different sectors. These include the reclassification of Central Banking Authorities from the general government to the public financial corporations sector in 1998-99, and subsequent back-casting to account for this change;

•
changes in arrangements for transfer payments, where tax concessions or rebates are replaced by payments through the social security system. This has the effect of increasing both cash receipts and payments, as compared with earlier periods, but not changing cash balances. Changes in the opposite direction (tax expenditures replacing payments) reduce both cash payments and receipts; and

•	classification differences in the data relating to the period prior to 1976-77 (which means that earlier data may not be entirely consistent with data for 1976-77 onwards).

Revisions to previously published data

Under the accrual GFS framework and generally under AAS, flows are recorded in the period in which they occurred. As a result, prior period outcomes may be revised for classification changes relating to information that could reasonably have been expected to be known in the past, is material in at least one of the affected periods, and can be reliably assigned to the relevant period(s).

___________________________

1
Prior to the 2008-09 Budget, cash data calculated under the cash accounting framework was used up to and including 1998-99. In the 2008-09 Budget, cash data for 1998-99 has been replaced by ABS data derived from the accrual framework.

Appendix D: Historical Australian Government data

Revisions since the 2009-10 Budget

The 2009-10 Budget included a number of changes to the measurement of historical series data. These changes improve the accuracy and comparability of the data through time, increasing its relevance to users. Further information is provided in Statement 10 of Budget Paper No. 1, Budget Strategy and Outlook 2009-10. No changes to the measurement of historical series data have been made since the 2009-10 Budget.

Deflating real spending growth by the consumer price index

The 2009-10 MYEFO, including the historic series, calculates real spending growth using the consumer price index (CPI) as the deflator. Prior to the 2008-09 Budget the non-farm GDP deflator (NFGDP) was used and has therefore been shown in this statement for comparative purposes. The change from using non-farm GDP deflator to the CPI provides a more accurate depiction of government spending growth.

Appendix D: Historical Australian Government data

Table D1: Australian Government general government sector receipts, payments and underlying cash balance
	Receipts(a)		Payments(b)				Future Fund earnings	Underlying cash balance(c)
	$m	Per cent of GDP	$m	Per cent real growth (CPI)	Per cent real growth (NFGDP deflator)	Per cent of GDP	$m	$m	Per cent of GDP
1970-71	8,290	21.0	7,389	na	na	18.7	-	901	2.3
1971-72	9,135	20.9	8,249	4.1	4.4	18.9	-	886	2.0
1972-73	9,735	19.9	9,388	7.7	7.0	19.2	-	348	0.7
1973-74	12,228	20.7	11,078	4.2	3.3	18.7	-	1,150	1.9
1974-75	15,643	22.4	15,463	19.9	14.5	22.2	-	181	0.3
1975-76	18,727	22.9	20,225	15.7	13.5	24.8	-	-1,499	-1.8
1976-77	21,890	23.3	23,157	0.6	2.0	24.6	-	-1,266	-1.3
1977-78	24,019	23.4	26,057	2.7	3.4	25.3	-	-2,037	-2.0
1978-79	26,129	22.5	28,272	0.3	2.6	24.3	-	-2,142	-1.8
1979-80	30,321	23.0	31,642	1.5	2.2	24.0	-	-1,322	-1.0
1980-81	35,993	24.1	36,176	4.6	3.4	24.2	-	-184	-0.1
1981-82	41,499	24.1	41,151	2.9	0.7	23.9	-	348	0.2
1982-83	45,463	24.5	48,810	6.3	6.5	26.3	-	-3,348	-1.8
1983-84	49,981	23.9	56,990	9.4	9.4	27.2	-	-7,008	-3.3
1984-85	58,817	25.4	64,853	9.1	8.1	28.1	-	-6,037	-2.6
1985-86	66,206	26.0	71,328	1.5	3.5	28.0	-	-5,122	-2.0
1986-87	74,724	26.7	77,158	-1.1	1.1	27.6	-	-2,434	-0.9
1987-88	83,491	26.2	82,039	-0.9	-1.3	25.7	-	1,452	0.5
1988-89	90,748	25.1	85,326	-3.1	-4.6	23.6	-	5,421	1.5
1989-90	98,625	24.8	92,684	0.6	2.3	23.3	-	5,942	1.5
1990-91	100,227	24.5	100,665	3.1	3.4	24.6	-	-438	-0.1
1991-92	95,840	23.0	108,472	5.7	5.6	26.0	-	-12,631	-3.0
1992-93	97,633	22.3	115,751	5.6	5.4	26.4	-	-18,118	-4.1
1993-94	103,824	22.6	122,009	3.5	4.6	26.5	-	-18,185	-4.0
1994-95	113,458	23.3	127,619	1.4	3.4	26.2	-	-14,160	-2.9
1995-96	124,429	24.0	135,538	1.9	3.6	26.2	-	-11,109	-2.1
1996-97	133,592	24.5	139,689	1.7	1.4	25.6	-	-6,099	-1.1
1997-98	140,736	24.4	140,587	0.6	-0.6	24.3	-	149	0.0
1998-99	152,063	25.0	148,175	4.1	5.2	24.4	-	3,889	0.6
1999-00	166,199	25.8	153,192	1.0	1.3	23.7	-	13,007	2.0
2000-01	182,996	26.5	177,123	9.1	10.6	25.7	-	5,872	0.9
2001-02	187,588	25.5	188,655	3.5	4.1	25.6	-	-1,067	-0.1
2002-03	204,613	26.2	197,243	1.4	1.6	25.2	-	7,370	0.9
2003-04	217,775	25.9	209,785	3.9	2.3	24.9	-	7,990	0.9
2004-05	235,984	26.3	222,407	3.5	1.9	24.8	-	13,577	1.5
2005-06	255,943	26.5	240,136	4.6	3.0	24.8	51	15,756	1.6
2006-07	272,637	26.1	253,321	2.5	0.9	24.2	2,135	17,182	1.6
2007-08	294,917	26.0	271,843	3.8	2.9	24.0	3,370	19,704	1.7
2008-09	292,600	24.3	316,046	12.7	10.3	26.3	3,633	-27,079	-2.3
2009-10(e)	283,608	23.3	338,393	5.1	7.3	27.8	2,901	-57,685	-4.7
2010-11(e)	297,131	23.2	340,995	-1.3	-1.8	26.6	2,758	-46,622	-3.6
2011-12(p)	324,653	23.8	353,036	1.2	1.3	25.9	2,784	-31,167	-2.3
2012-13(p)	355,216	24.5	368,270	1.9	2.1	25.4	2,847	-15,901	-1.1
(a)	Receipts are equal to receipts from operating activities and sales of non-financial assets.
(b)	Payments are equal to payments for operating activities, purchases of non-financial assets and net acquisition of assets under finance leases.
(c)
Underlying cash balance is equal to receipts less payments less Future Fund earnings. For the purposes of consistent comparison with years prior to 2005-06, Future Fund earnings should be added back to the underlying cash balance.

(e)	Estimates.
(p)	Projections.

Appendix D: Historical Australian Government data

Table D2: Australian Government general government sector taxation receipts, non-taxation receipts and total receipts
	Taxation receipts		Non-taxation receipts		Total receipts(a)
		Per cent		Per cent		Per cent
	$m	of GDP	$m	of GDP	$m	of GDP
1970-71	7,193	18.2	1,097	2.8	8,290	21.0
1971-72	7,895	18.1	1,240	2.8	9,135	20.9
1972-73	8,411	17.2	1,324	2.7	9,735	19.9
1973-74	10,832	18.3	1,396	2.4	12,228	20.7
1974-75	14,141	20.3	1,502	2.2	15,643	22.4
1975-76	16,920	20.7	1,807	2.2	18,727	22.9
1976-77	19,714	20.9	2,176	2.3	21,890	23.3
1977-78	21,428	20.8	2,591	2.5	24,019	23.4
1978-79	23,409	20.1	2,720	2.3	26,129	22.5
1979-80	27,473	20.8	2,848	2.2	30,321	23.0
1980-81	32,641	21.8	3,352	2.2	35,993	24.1
1981-82	37,880	22.0	3,619	2.1	41,499	24.1
1982-83	41,025	22.1	4,438	2.4	45,463	24.5
1983-84	44,849	21.4	5,132	2.5	49,981	23.9
1984-85	52,970	22.9	5,847	2.5	58,817	25.4
1985-86	58,841	23.1	7,365	2.9	66,206	26.0
1986-87	66,467	23.8	8,257	3.0	74,724	26.7
1987-88	75,076	23.5	8,415	2.6	83,491	26.2
1988-89	83,452	23.1	7,296	2.0	90,748	25.1
1989-90	90,773	22.9	7,852	2.0	98,625	24.8
1990-91	92,739	22.7	7,488	1.8	100,227	24.5
1991-92	87,364	21.0	8,476	2.0	95,840	23.0
1992-93	88,760	20.3	8,873	2.0	97,633	22.3
1993-94	93,362	20.3	10,462	2.3	103,824	22.6
1994-95	104,921	21.6	8,537	1.8	113,458	23.3
1995-96	115,700	22.3	8,729	1.7	124,429	24.0
1996-97	124,559	22.8	9,033	1.7	133,592	24.5
1997-98	130,984	22.7	9,752	1.7	140,736	24.4
1998-99	138,420	22.8	13,643	2.2	152,063	25.0
1999-00	151,313	23.5	14,887	2.3	166,199	25.8
2000-01	170,354	24.7	12,641	1.8	182,996	26.5
2001-02	175,108	23.8	12,481	1.7	187,588	25.5
2002-03	192,131	24.6	12,482	1.6	204,613	26.2
2003-04	206,091	24.5	11,683	1.4	217,775	25.9
2004-05	223,314	24.9	12,669	1.4	235,984	26.3
2005-06	241,215	24.9	14,728	1.5	255,943	26.5
2006-07	257,392	24.6	15,245	1.5	272,637	26.1
2007-08	278,376	24.6	16,540	1.5	294,917	26.0
2008-09	272,627	22.7	19,973	1.7	292,600	24.3
2009-10(e)	259,739	21.4	23,869	2.0	283,608	23.3
2010-11(e)	276,716	21.6	20,415	1.6	297,131	23.2
2011-12(p)	304,939	22.4	19,714	1.4	324,653	23.8
2012-13(p)	335,594	23.2	19,621	1.4	355,216	24.5
(a)	Total receipts are equal to receipts from operating activities and sales of non-financial assets.
(e)	Estimates.
(p)	Projections.

Appendix D: Historical Australian Government data

Table D3: Australian Government general government sector receipts
	Actual	Estimates		Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Individuals and other withholding taxes
Gross income tax withholding	115,899	118,000	124,390	135,550	147,110
Gross other individuals	30,030	27,000	27,430	29,380	32,150
less: Refunds	23,569	25,270	24,470	25,840	28,540
Total individuals and withholding taxation	122,361	119,730	127,350	139,090	150,720
Fringe benefits tax	3,399	3,390	3,520	3,720	3,970
Superannuation funds	9,217	6,650	8,140	9,730	10,830
Company tax	60,391	52,650	56,500	67,100	73,700
Petroleum resource rent tax	2,184	1,530	1,660	1,700	1,720
Income taxation receipts	197,552	183,950	197,170	221,340	240,940
Sales taxes
Goods and services tax	41,335	42,512	45,160	48,100	51,180
Wine equalisation tax	693	720	760	800	850
Luxury car tax	393	390	370	410	440
Other sales taxes	-1	0	0	0	0
Total sales taxes	42,420	43,622	46,290	49,310	52,470
Excise duty
Petrol	6,481	6,330	6,180	5,820	5,110
Diesel	6,708	6,740	6,920	6,700	5,990
Beer	1,980	2,050	2,110	2,190	2,260
Tobacco	5,654	5,630	5,600	5,710	5,890
Other excisable products	3,551	3,630	3,950	4,200	4,220
of which: Other excisable beverages(a)	864	940	1,040	1,130	1,220
Total excise duty receipts	24,373	24,380	24,760	24,620	23,470
Customs duty
Textiles, clothing and footwear	1,116	790	630	670	710
Passenger motor vehicles	790	600	420	440	470
Excise-like goods	2,775	2,890	2,970	3,130	3,270
Other imports	1,516	1,450	1,590	1,700	1,810
less: Refunds and drawbacks	383	380	380	380	380
Total customs duty receipts	5,814	5,350	5,230	5,560	5,880
Carbon Pollution Reduction Scheme	-	-	820	1,690	10,510
Other indirect taxation
Agricultural levies	620	371	355	358	360
Other taxes	1,848	2,066	2,091	2,061	1,965
Total other indirect taxation receipts	2,468	2,437	2,446	2,419	2,325
Indirect taxation receipts	75,075	75,789	79,546	83,599	94,654
Taxation receipts	272,627	259,739	276,716	304,939	335,594
Sales of goods and services	6,110	7,941	8,559	8,646	8,466
Dividends	3,398	6,885	3,076	2,297	2,321
Interest received	5,166	4,684	4,684	4,808	4,898
Other non-taxation receipts	5,298	4,359	4,096	3,963	3,936
Non-taxation receipts(b)	19,973	23,869	20,415	19,714	19,621
Total receipts(b)	292,600	283,608	297,131	324,653	355,216
Memorandum:
Capital gains tax(c)	14,730	6,540	8,170	10,720	13,130
Medicare levy receipts	8,294	8,320	8,590	9,200	9,780
(a)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.
(b)	Includes Future Fund earnings.
(c)	Capital gains tax is part of other individuals, companies and superannuation funds tax. The 2008-09 reported figure is an estimate.

Appendix D: Historical Australian Government data

Table D4: Australian Government general government sector net debt and net interest payments
	Net debt(a)		Net interest payments(b)
	$m	Per cent of GDP	$m	Per cent of GDP
1970-71	344	0.9	-189	-0.5
1971-72	-496	-1.1	-245	-0.6
1972-73	-790	-1.6	-252	-0.5
1973-74	-1,851	-3.1	-286	-0.5
1974-75	-1,901	-2.7	-242	-0.3
1975-76	-341	-0.4	-330	-0.4
1976-77	898	1.0	-62	-0.1
1977-78	2,896	2.8	4	0.0
1978-79	4,983	4.3	254	0.2
1979-80	6,244	4.7	440	0.3
1980-81	6,356	4.3	620	0.4
1981-82	5,919	3.4	680	0.4
1982-83	9,151	4.9	896	0.5
1983-84	16,015	7.7	1,621	0.8
1984-85	21,896	9.5	2,813	1.2
1985-86	26,889	10.5	3,952	1.5
1986-87	29,136	10.4	4,762	1.7
1987-88	27,344	8.6	4,503	1.4
1988-89	21,981	6.1	4,475	1.2
1989-90	16,123	4.1	4,549	1.1
1990-91	16,915	4.1	3,636	0.9
1991-92	31,041	7.4	3,810	0.9
1992-93	55,218	12.6	3,986	0.9
1993-94	70,223	15.3	5,628	1.2
1994-95	83,492	17.2	7,292	1.5
1995-96	95,831	18.5	8,861	1.7
1996-97	96,281	17.6	9,489	1.7
1997-98	82,935	14.4	8,279	1.4
1998-99	72,065	11.9	8,649	1.4
1999-00	54,639	8.5	7,514	1.2
2000-01	43,533	6.3	6,195	0.9
2001 -02	38,798	5.3	5,352	0.7
2002-03	29,757	3.8	3,758	0.5
2003-04	23,166	2.8	3,040	0.4
2004-05	11,660	1.3	2,502	0.3
2005-06	-3,743	-0.4	2,303	0.2
2006-07	-29,150	-2.8	228	0.0
2007-08	-44,820	-4.0	-1,015	-0.1
2008-09	-16,148	-1.3	-1,196	-0.1
2009-10(e)	45,171	3.7	1,951	0.2
2010-11(e)	90,396	7.0	4,974	0.4
2011-12(p)	121,814	8.9	6,949	0.5
2012-13(p)	135,497	9.4	8,206	0.6
(a)
Net debt is equal to the sum of deposits held, advances received, government securities, loans and other borrowing, minus the sum of cash and deposits, advances paid and investments, loans and placements.

(b)	Net interest payments are equal to the difference between interest paid and interest receipts.
(e)	Estimates.
(p)	Projections.

Appendix D: Historical Australian Government data

Table D5: Australian Government general government sector revenue, expenses, net capital investment and fiscal balance
	Revenue		Expenses		Net capital investment		Fiscal balance(a)
	$m	Per cent of GDP	$m	Per cent of GDP	$m	Per cent of GDP	$m	Per cent of GDP
1996-97	141,688	26.0	145,809	26.7	90	0.0	-4,211	-0.8
1997-98	146,820	25.4	148,646	25.7	147	0.0	-1,973	-0.3
1998-99	152,106	25.0	146,777	24.2	1,433	0.2	3,896	0.6
1999-00	167,304	25.9	155,452	24.1	-69	0.0	11,922	1.8
2000-01	186,110	27.0	180,028	26.1	8	0.0	6,074	0.9
2001-02	190,488	25.9	192,959	26.2	382	0.1	-2,854	-0.4
2002-03	206,923	26.5	201,298	25.8	287	0.0	5,338	0.7
2003-04	222,168	26.4	215,377	25.6	660	0.1	6,131	0.7
2004-05	242,507	27.0	229,243	25.5	1,034	0.1	12,230	1.4
2005-06	261,238	27.0	242,177	25.0	2,498	0.3	16,563	1.7
2006-07	278,411	26.6	259,161	24.8	2,333	0.2	16,917	1.6
2007-08	303,729	26.8	280,109	24.7	2,593	0.2	21,027	1.9
2008-09	298,933	24.9	324,569	27.0	4,064	0.3	-29,700	-2.5
2009-10(e)	291,823	24.0	340,166	28.0	6,033	0.5	-54,377	-4.5
2010-11(e)	303,895	23.7	344,980	26.9	5,437	0.4	-46,522	-3.6
2011-12(p)	335,937	24.7	358,505	26.3	5,593	0.4	-28,161	-2.1
2012-13(p)	364,854	25.2	378,075	26.1	4,738	0.3	-17,958	-1.2
(a)	Fiscal balance is equal to revenue less expenses less net capital investment.
(e)	Estimates.
(p)	Projections.

Appendix D: Historical Australian Government data

Table D6: Australian Government general government sector net worth and net financial worth
	Net worth(a)		Net financial worth(b)
	$m	Per cent of GDP	$m	Per cent of GDP
1999-00	-6,824	-1.1	-67,956	-10.5
2000-01	-6,330	-0.9	-72,808	-10.6
2001-02	-11,285	-1.5	-78,642	-10.7
2002-03	-15,000	-1.9	-84,314	-10.8
2003-04	-839	-0.1	-73,845	-8.8
2004-05	14,873	1.7	-59,941	-6.7
2005-06	18,283	1.9	-63,129	-6.5
2006-07	46,659	4.5	-39,668	-3.8
2007-08	71,165	6.3	-17,765	-1.6
2008-09	19,721	1.6	-73,800	-6.1
2009-10(e)	-23,043	-1.9	-121,774	-10.0
2010-11(e)	-66,501	-5.2	-170,082	-13.3
2011-12(p)	-91,464	-6.7	-200,107	-14.7
2012-13(p)	-107,023	-7.4	-220,256	-15.2
(a)	Net worth is equal to assets less liabilities.
(b)	Net financial worth is equal to financial assets less liabilities.
(e)	Estimates.
(p)	Projections.

Appendix D: Historical Australian Government data

Table D7: Australian Government general government sector taxation revenue, non-taxation revenue and total revenue
	Taxation revenue		Non-taxation revenue		Total revenue
	$m	Per cent of GDP	$m	Per cent of GDP	$m	Per cent of GDP
1999-00	153,408	23.8	13,896	2.2	167,304	25.9
2000-01	175,881	25.5	10,228	1.5	186,110	27.0
2001-02	178,210	24.2	12,278	1.7	190,488	25.9
2002-03	195,203	25.0	11,720	1.5	206,923	26.5
2003-04	209,959	25.0	12,209	1.5	222,168	26.4
2004-05	229,943	25.6	12,564	1.4	242,507	27.0
2005-06	245,716	25.4	15,522	1.6	261,238	27.0
2006-07	262,511	25.1	15,900	1.5	278,411	26.6
2007-08	286,229	25.3	17,500	1.5	303,729	26.8
2008-09	278,653	23.2	20,280	1.7	298,933	24.9
2009-10(e)	267,508	22.0	24,315	2.0	291,823	24.0
2010-11(p)	284,337	22.2	19,558	1.5	303,895	23.7
2011-12(p)	316,293	23.2	19,645	1.4	335,937	24.7
2012-13(p)	345,345	23.9	19,510	1.3	364,854	25.2
(e)	Estimates.
(p)	Projections.

Appendix D: Historical Australian Government data

Table D8: Australian Government general government sector revenue
	Actual	Estimates		Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Individuals and other withholding taxes
Gross income tax withholding	117,086	119,290	125,540	136,620	148,310
Gross other individuals	32,260	29,050	29,390	31,360	34,130
less: Refunds	23,569	25,270	24,470	25,840	28,540
Total individuals and other withholding taxation	125,777	123,070	130,460	142,140	153,900
Fringe benefits tax	3,581	3,430	3,560	3,760	4,030
Superannuation funds	9,227	6,690	8,190	9,800	10,910
Company tax	60,705	54,670	58,930	69,450	75,870
Petroleum resource rent tax	2,099	1,450	1,750	1,740	1,810
Income taxation revenue	201,389	189,310	202,890	226,890	246,520
Sales taxes
Goods and services tax	42,626	44,260	47,250	50,430	53,600
Wine equalisation tax	707	730	770	810	860
Luxury cartax	384	390	370	410	440
Other sales taxes	-1	0	0	0	0
Total sales taxes	43,716	45,380	48,390	51,650	54,900
Excise duty
Petrol	6,461	6,390	6,270	5,910	5,110
Diesel	6,687	6,720	6,900	6,680	5,970
Beer	1,974	2,050	2,110	2,190	2,260
Tobacco	5,654	5,630	5,600	5,710	5,890
Other excisable products	3,543	3,620	3,950	4,190	4,210
Of which: Other excisable beverages(a)	862	940	1,040	1,130	1,220
Total excise duty revenue	24,319	24,410	24,830	24,680	23,440
Customs duty
Textiles, clothing and footwear	1,120	790	630	670	710
Passenger motor vehicles	1,135	930	650	670	700
Excise-like goods	2,775	2,890	2,970	3,130	3,270
Other imports	1,517	1,460	1,600	1,710	1,820
less: Refunds and drawbacks	272	240	240	240	240
Total customs duty revenue	6,276	5,830	5,610	5,940	6,260
Carbon Pollution Reduction Scheme	-	-	-	4,450	11,480
Other indirect taxation
Agricultural levies	620	371	355	358	360
Other taxes	2,334	2,207	2,262	2,324	2,384
Total other indirect taxation revenue	2,954	2,578	2,617	2,683	2,745
Indirect taxation revenue	77,264	78,198	81,447	89,403	98,825
Taxation revenue	278,653	267,508	284,337	316,293	345,345
Sales of goods and services	6,406	7,953	8,565	8,642	8,485
Dividends	3,474	7,384	2,228	2,206	2,227
Interest received	5,124	4,749	4,856	4,911	4,889
Other non-taxation revenue	5,275	4,229	3,909	3,886	3,910
Non-taxation revenue(b)	20,280	24,315	19,558	19,645	19,510
Total revenue(b)	298,933	291,823	303,895	335,937	364,854
Memorandum:
Capital gains tax(c)	14,730	6,540	8,170	10,720	13,130
Medicare levy revenue	8,294	8,320	8,590	9,200	9,780
(a)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.
(b)	Includes expected Future Fund earnings.
(c)	Capital gains tax is part of other individuals, companies and superannuation funds tax. The 2008-09 reported figure is an estimate.

Appendix D: Historical Australian Government data

Table D9: Australian Government cash receipts, payments and cash surplus by institutional sector
	General government			Public non-financial corporations			Non-financial public sector
	Receipts(a)	Payments(b)	Underlying cash balance(c)	Receipts(a)	Payments(b)	Cash surplus(c)	Receipts(a)	Payments(b)	Underlying cash balance(c)
1988-89	90,748	85,326	5,421	4,177	6,035	257	93,923	90,312	5,678
1989-90	98,625	92,684	5,942	3,926	11,322	-5,261	101,495	102,883	681
1990-91	100,227	100,665	-438	4,804	9,351	-2,139	103,837	108,808	-2,577
1991-92	95,840	108,472	-12,631	3,899	7,713	101	97,937	114,369	-12,530
1992-93	97,633	115,751	-18,118	4,385	7,819	-196	100,512	122,042	-18,314
1993-94	103,824	122,009	-18,185	5,178	6,476	1,482	106,747	126,214	-16,703
1994-95	113,458	127,619	-14,160	5,262	7,318	1,956	116,751	132,965	-12,204
1995-96	124,429	135,538	-11,109	4,927	8,190	-527	126,593	140,963	-11,636
1996-97	133,592	139,689	-6,099	4,782	7,373	473	135,259	143,948	-5,626
1997-98	140,736	140,587	149	6,238	7,923	1,119	144,517	145,985	1,268
1998-99	152,063	148,175	3,889	na	na	-353	na	na	3,536
1999-00	166,199	153,192	13,007	na	na	-2,594	na	na	10,413
2000-01	182,996	177,123	5,872	na	na	391	na	na	6,264
2001-02	187,588	188,655	-1,067	na	na	1,210	na	na	143
2002-03	204,613	197,243	7,370	27,386	26,105	1,280	na	na	8,650
2003-04	217,775	209,785	7,990	27,718	26,142	1,575	238,236	227,099	9,564
2004-05	235,984	222,407	13,577	29,621	28,071	1,550	257,946	241,577	15,128
2005-06	255,943	240,136	15,756	30,875	31,874	-999	278,254	263,445	14,758
2006-07	272,637	253,321	17,182	16,882	18,641	-1,759	285,336	267,778	15,423
2007-08	294,917	271,843	19,704	7,758	8,232	-473	300,503	277,903	19,231
2008-09	292,600	316,046	-27,079	7,987	8,960	-973	297,421	321,841	-28,052
2009-10(e)	283,608	338,393	-57,685	8,315	10,852	-2,537	289,462	346,785	-60,223
2010-11(e)	297,131	340,995	-46,622	na	na	na	na	na	na
2011-12(p)	324,653	353,036	-31,167	na	na	na	na	na	na
2012-13(p)	355,216	368,270	-15,901	na	na	na	na	na	na
(a)	Receipts are equal to receipts from operating activities and sales of non-financial assets.
(b)	Payments are equal to payments for operating activities, purchases of non-financial assets and net acquisition of assets under finance leases.
(c)	These items exclude Future Fund earnings from 2005-06 onwards. Future Fund earnings are shown in Table D1.
(e)	Estimates.
(p)	Projections.
na	Data not available.

Appendix D: Historical Australian Government data

Table D10: Australian Government revenue, expenses and fiscal balance by institutional sector
	General government			Public non-financial corporations			Non-financial public sector
	Revenue	Expenses	Fiscal balance(a)	Revenue	Expenses	Fiscal balance(a)	Revenue	Expenses	Fiscal balance(a)
1996-97	141,688	145,809	-4,211	27,431	26,015	-331	na	na	-4,542
1997-98	146,820	148,646	-1,973	29,618	26,999	2,360	na	na	387
1998-99	152,106	146,777	3,896	27,687	26,088	-816	175,891	168,963	3,080
1999-00	167,304	155,452	11,922	25,485	23,542	1,062	188,841	173,889	12,983
2000-01	186,110	180,028	6,074	25,869	24,762	-826	207,372	200,184	5,248
2001-02	190,488	192,959	-2,854	26,638	25,341	793	212,518	213,693	-2,060
2002-03	206,923	201,298	5,338	24,339	22,916	1,975	226,135	219,129	7,314
2003-04	222,168	215,377	6,131	25,449	23,444	2,143	241,873	233,077	8,275
2004-05	242,507	229,243	12,230	26,965	25,191	1,473	263,587	248,549	13,703
2005-06	261,238	242,177	16,563	28,143	29,531	-2,442	282,597	264,923	14,121
2006-07	278,411	259,161	16,917	15,443	16,360	-1,763	290,067	271,735	15,153
2007-08	303,729	280,109	21,027	6,854	6,686	-584	309,215	285,426	20,443
2008-09	298,933	324,569	-29,700	6,998	7,576	-1,495	303,733	329,948	-31,195
2009-10(e)	291,823	340,166	-54,377	7,139	7,494	-2,526	297,427	346,125	-56,902
2010-11(e)	303,895	344,980	-46,522	na	na	na	na	na	na
2011-12(p)	335,937	358,505	-28,161	na	na	na	na	na	na
2012-13(p)	364,854	378,075	-17,958	na	na	na	na	na	na
(a)	Fiscal balance is equal to revenue less expenses less net capital investment. Net capital investment is not shown in this table.
(e)	Estimates.
(p)	Projections.
na	Data not available.